As filed with the Securities and Exchange Commission on November 21, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Intelsat, Ltd.
(Exact name of Registrant as specified in its charter)

Bermuda	4899	98-0346003
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

North Tower, 2nd Floor

90 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 294-1650
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David B. Meltzer

Intelsat Global Service Corporation
3400 International Drive, N.W.
Washington, D.C. 20008-3098
(202) 944-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathryn E. Rorer
Sullivan & Cromwell LLP
1701 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
(202) 956-7500

      Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
	Amount to be	maximum offering	aggregate offering	Amount of
Title of each class of securities to be registered	registered	price per unit	price(1)	registration fee

5 1/4% Senior Notes due 2008	$400,000,000	99.975%	$399,900,000	$32,352

6 1/2% Senior Notes due 2013	$700,000,000	99.694%	$697,858,000	$56,457

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2003

PROSPECTUS

Intelsat, Ltd.

Exchange Offer for

5 1/4% Senior Notes due 2008
6 1/2% Senior Notes due 2013

      This is an offer by Intelsat, Ltd. to exchange any 5 1/4% Senior Notes due 2008 that you now hold for newly issued 5 1/4% Senior Notes due 2008, and to exchange any 6 1/2% Senior Notes due 2013 that you now hold for newly issued 6 1/2% Senior Notes due 2013. This offer will expire at 5:00 p.m. New York City time on                        ,                  , unless we extend the offer. You must tender your original notes by this deadline in order to receive the new notes. If we decide to extend the offer, we do not currently intend to extend the expiration date beyond                    .

      There is no existing public market for your original notes, and there is currently no public market for the new notes to be issued to you in the exchange offer.

      We may redeem some or all of the new notes at any time at our option on the terms set forth in this prospectus. We will be required to redeem a portion of each of the new 2008 notes and the new 2013 notes upon the occurrence of specified events and on the terms described in this prospectus.

See “Risk Factors” beginning on page 15 for a description of the business and financial risks associated with the new notes.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     ,                .

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange the notes only in jurisdictions where these offers and exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

      Consent under the Exchange Control Act 1972 of Bermuda, as amended, and its related regulations has been obtained from the Bermuda Monetary Authority for the issue and transfer of the new notes. Prior to this offering, we intend to file this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or performance or any default of our business, or for the correctness of any of the statements made or opinions expressed in this prospectus or the registration statement of which this prospectus forms a part.

      The 5 1/4% Senior Notes due 2008 are referred to in this prospectus as the 2008 notes and the 6 1/2% Senior Notes due 2013 are referred to in this prospectus as the 2013 notes. The 2008 notes and the 2013 notes are referred to collectively in this prospectus as the notes. Unless we indicate differently, when we use the term “notes,” “new notes,” “2008 notes” or “2013 notes” in this prospectus, we mean the new notes that we will issue to you if you exchange your original notes.

PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information and consolidated financial statements and their notes included elsewhere in this prospectus. Investing in the notes involves significant risks, as described under “Risk Factors.”

INTELSAT, LTD.

      We are a leading provider of satellite communications services worldwide, supplying voice, data, video and wholesale Internet connectivity in over 200 countries and territories. Since our inception in 1964, we have provided the satellite communications links for events that were milestones in 20th century history — from broadcasting the video signals for the first moon walk, to providing the direct communications link connecting the White House and the Kremlin, to broadcasting the events of every Olympics since 1968.

      Global Communications Network. Our satellite network covers over 99% of the world’s populated regions, and we have market access to provide satellite capacity in the C- and Ku-bands in over 200 countries and territories. Our global communications network includes:

•	23 satellites in orbit, with leased capacity on 2 additional satellites owned by other satellite operators in the Asia-Pacific region; and

•	a ground network consisting of teleports, points of presence and fiber connectivity in locations around the world.

      Established Customer Relationships. We have served many of our largest customers for over 30 years and have well-established relationships with the leading communications services providers in many countries. Our customer base:

•	is comprised of over 500 communications providers; and

•	includes many of the world’s leading telecommunications carriers, broadcasting companies, network integrators and Internet service providers.

      Operational Excellence. We believe that our long history of high-quality, reliable services is a leading contributing factor to our ability to attract and retain our customers.

•	Our transponder availability rates have averaged over 99.997% since 1985.

•	For the year ended December 31, 2002, the transponder availability rate of satellites owned and operated by us was 99.998%.

      Balanced Geographic and Service Application Mix. We operate our business on a global basis and provide services that are used for a diverse range of applications. Our balanced geographic and service application mix contributes to the relatively high level of stability of our business.

•	The applications for which our services are used include voice and data, corporate network, video and Internet.

•	We derive a significant share of our revenue from almost every region of the world.

      Solid Financial Performance. We have a record of solid financial performance and believe that our competitive position is enhanced by our solid balance sheet and strong free cash flow.

•	We have generated net income every year since 1973.

•	We had telecommunications revenue of $992.0 million and net income of $274.1 million in 2002.

      Our goal is to be a global connectivity leader, connecting people and businesses around the world with high-quality, flexible and innovative communications services. We intend to sustain our leadership position in the fixed satellite services sector by building on our existing capabilities to grow our business and pursuing strategic transactions. We believe that we can use strategic transactions, such as our proposed acquisition of satellites and other related assets from Loral Space & Communications Corporation and certain of its affiliates as described in this prospectus, to diversify our service application mix further and enhance our geographic coverage.

      We are the successor entity to the International Telecommunications Satellite Organization, formerly known as INTELSAT and referred to as the IGO, which was created on an interim basis in 1964 to establish and operate a global satellite system and was formally established in February 1973. On July 18, 2001, the IGO privatized by transferring substantially all of its assets and liabilities to Intelsat, Ltd. and its wholly owned subsidiaries.

      Our principal executive offices are located at North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 294-1650. Our website is www.intelsat.com. Information on our website is not part of this prospectus.

Agreement to Purchase the North American Satellite Assets of Loral

      On July 15, 2003, Intelsat, Ltd. and our Intelsat (Bermuda), Ltd. subsidiary, referred to as Intelsat Bermuda, entered into an asset purchase agreement with Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc., referred to together as Loral or the Sellers. Pursuant to the asset purchase agreement, as amended, we agreed to acquire certain of the Sellers’ satellites and related assets for a base purchase price of $1.025 billion, subject to certain adjustments. The assets to be acquired include four in-orbit satellites, one satellite under construction, the rights to orbital locations and various assets relating to the satellites and the business that the Sellers conduct on the satellites, including customer contracts. In addition, we have agreed to assume certain specified liabilities of the Sellers relating to the assets to be acquired. We had also agreed to acquire a fifth in-orbit satellite, the Telstar 4 satellite, which was declared a total loss in September 2003. In October 2003, we and the Sellers amended the asset purchase agreement to provide that we will not acquire ownership of Telstar 4. The Sellers have announced that the Telstar 4 satellite was insured for $141.0 million, and we understand that the Sellers have filed an insurance claim for that amount. Under the asset purchase agreement, the purchase price for the assets to be acquired from the Sellers would be reduced by the amount of any insurance proceeds, net of specified warranty payments to customers, that the Sellers receive prior to the completion of the proposed Loral transaction, and we would be entitled to any insurance proceeds received after completion of the Loral transaction. Total revenues generated by the in-orbit satellites that we have agreed to acquire from Loral and Telstar 4 were, in the aggregate, $227.4 million for the year ended December 31, 2001 and $200.1 million for the year ended December 31, 2002. Total revenues generated by these satellites are trending downward in 2003, with revenues of $76.5 million for the six months ended June 30, 2003.

      The Sellers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and, prior to the Sellers’ emergence from bankruptcy protection, the Sellers’ assets may only be sold in accordance with the U.S. Bankruptcy Code. The sale to us of the assets subject to the asset purchase agreement was approved by the bankruptcy court on October 24, 2003. The bankruptcy court’s sale order was entered on October 30, 2003 and was subject to appeal through November 9, 2003. However, no appeal was filed. The closing of the proposed transaction is subject to the satisfaction or waiver of specified conditions. These conditions include the receipt or maintenance of approvals of the U.S. Federal Communications Commission, referred to as the FCC, and other governmental approvals and the existence of specified amounts of recurring revenues and backlog relating to the assets to be acquired.

      We believe that the proposed Loral transaction, if completed, would directly address our strategic objectives and enable us to maintain our global leadership position in the fixed satellite services sector. Specifically, we believe that the proposed transaction would:

•	enable us immediately to enhance our global network to include a North American franchise, and thereby expand our customer base in a region in which we have historically had limited market access;

•	increase our revenue from broadcasting, cable television, private data network and other point-to-multipoint traffic; and

•	permit us to provide enhanced services to customers in the broadcasting segment worldwide by enabling us to offer content distribution services into and throughout the continental United States, the largest broadcasting market in the world.

      Pursuant to the asset purchase agreement, we have also agreed, upon the closing of the proposed transaction, to enter into a procurement agreement with Space Systems/ Loral, Inc., referred to as SS/L, which is an affiliate of the Sellers, for a new satellite to be launched into one of our existing orbital locations. We have agreed to make a deposit of $100.0 million as prepayment for a portion of the purchase price of that satellite, provided that SS/L’s obligations under the procurement agreement have been secured. For more information about the asset purchase agreement and the transactions that it contemplates, see “Agreement to Purchase the North American Satellite Assets of Loral.”

      As described in “Use of Proceeds,” we intend to finance the proposed Loral transaction with the proceeds from our sale in November 2003 of the original notes. In addition, we have entered into a commitment letter with a group of banks pursuant to which those banks have agreed to provide financing for the proposed Loral transaction, for the repayment of our near-term debt obligations as they become due and for working capital requirements. The banks’ agreement to make funds available to us is subject to the satisfaction of specified conditions, including the execution of definitive documentation. In addition, in connection with obtaining such financing, we may need to obtain waivers from the lenders under our existing three-year revolving credit facility with respect to covenants contained in the agreement for our existing facility. Assuming that the specified conditions to the banks’ agreement are satisfied, we expect to enter into a new credit facility with these banks in the fourth quarter of 2003. We expect that the new credit facility would include a revolving facility that would replace our existing three-year revolving credit facility. We also expect that our ability to borrow funds under this new credit facility would be subject to the satisfaction of specified conditions, including the completion of the proposed Loral transaction. We expect to use the new credit facility to finance the proposed Loral transaction to the extent that the proceeds from the sale of the original notes are not sufficient for this purpose, to pay our near-term debt obligations as they become due and for working capital requirements. We expect that the new credit facility would contain financial and operating covenants that would require us to maintain financial coverage ratios, would limit our ability to pledge our assets as security for additional borrowings and could otherwise limit our operating flexibility.

THE EXCHANGE OFFER

Notes Offered for Exchange	We are offering up to $400,000,000 in aggregate principal amount of our new 5 1/4% Senior Notes due 2008 in exchange for an equal aggregate principal amount of our original 5 1/4% Senior Notes due 2008 on a one-for-one basis. We are also offering up to $700,000,000 in aggregate principal amount of our new 6 1/2% Senior Notes due 2013 in exchange for an equal aggregate principal amount of our original 6 1/2% Senior Notes due 2013 on a one-for-one basis. The new notes have substantially the same terms as the original notes you hold, except that the new notes have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act of 1933, and therefore will be freely tradable and will not contain the provisions for an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

The Exchange Offer	We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of your original notes. In order to be exchanged, your original notes must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged.

Ability to Resell Notes	We believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

• the notes issued in the exchange offer are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement with any person to participate in the distribution of notes issued to you in the exchange offer;

• you are not an affiliate of Intelsat, Ltd.; and

• you are not a broker-dealer tendering original notes acquired directly from us for your own account.

By tendering your original notes as described below, you will be making representations to this effect. See “The Exchange Offer — Representations We Need From You Before You May Participate in the Exchange Offer.”

Those Excluded from the Exchange Offer	You may not participate in the exchange offer if you are:

• a holder of original notes in any jurisdiction in which the exchange offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction; or

• a holder of original notes who is an affiliate of Intelsat, Ltd.

Consequences of Failure to Exchange Your Original Notes	After the exchange offer is complete, you will no longer be entitled to exchange your original notes for registered notes. If you do not exchange your original notes for new notes in the exchange offer, your original notes will continue to have the restrictions on transfer contained in the original notes and in the indenture governing the original notes. In general, your original notes may not be offered or sold unless registered under the Securities Act of 1933, unless there is an exemption from, or unless in a transaction not governed by, the Securities Act of 1933 and applicable state securities laws. We have no current plans to register your original notes under the Securities Act of 1933.

Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on , , the expiration date, unless we extend the offer. If we decide to extend the offer, we do not currently intend to extend the expiration date beyond .

Conditions to the Exchange Offer	The exchange offer has customary conditions that may be waived by us. There is no minimum amount of original notes that must be tendered to complete the exchange offer.

Procedures for Tendering Your Original Notes	If you wish to tender your original notes for exchange in the exchange offer, you or the custodial entity through which you hold your notes must send to The Bank of New York, the exchange agent, on or before the expiration date of the exchange offer:

• a properly completed and executed letter of transmittal, which has been provided to you with this prospectus, together with your original notes and any other documentation requested by the letter of transmittal; and

• for holders who hold their positions through The Depository Trust Company, referred to as DTC:

– an agent’s message from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

– your original notes by timely confirmation of book-entry transfer through DTC; and

– all other documents required by the letter of transmittal.

Holders who hold their positions through Euroclear and Clearstream, Luxembourg must adhere to the procedures described in “The Exchange Offer — Procedures for Tendering Your Original Notes.”

Special Procedures for Beneficial Owners	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Guaranteed Delivery Procedures for Tendering Original Notes	If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach The Bank of New York before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your original notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

U.S. Tax Considerations	The exchange of original notes for new notes will not be treated as a taxable transaction for U.S. federal income tax purposes. Rather, the notes you receive in the exchange offer will be treated as a continuation of your investment in the original notes. For additional information regarding U.S. federal income tax considerations, you should read the discussion under “Taxation — United States.”

Use of Proceeds	We will not receive any proceeds from the issuance of the notes in the exchange offer. We will pay all expenses incidental to the exchange offer. For more information regarding our use of proceeds from the issuance of the original notes, see “Use of Proceeds.”

Exchange Agent	The Bank of New York is serving as the exchange agent. Its address, telephone number and facsimile number are:

The Bank of New York 101 Barclay Street Floor 7E Corporate Trust Operations Reorganization Unit New York, New York 10286 Telephone: (212) 815-5788 Fax: (212) 298-1915

      Please review the information under the heading “The Exchange Offer” for more detailed information concerning the exchange offer.

THE NOTES

Issuer	Intelsat, Ltd., a Bermuda company.

The Notes	The terms of the new notes will be identical in all material respects to the terms of the original notes, except that the new notes have been registered and therefore will not contain transfer restrictions and will not contain the provisions for an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

Ranking	The notes are senior unsecured obligations and will rank equally in right of payment with all other existing and future senior unsecured indebtedness of Intelsat, Ltd. The liabilities, including trade payables, of Intelsat, Ltd.’s subsidiaries will have a prior claim with respect to the assets of those subsidiaries.

2008 Notes

Maturity Date	November 1, 2008.

Interest Payment Dates	May 1 and November 1, commencing May 1, 2004.

2013 Notes

Maturity Date	November 1, 2013.

Interest Payment Dates	May 1 and November 1, commencing May 1, 2004.

Some Common Terms of the Notes

Optional Redemption	We may redeem some or all of the notes at any time at the redemption prices set forth in “Description of the Notes — When We Can or Are Required to Redeem the Notes — Optional Redemption.” We may also redeem all, but not less than all, of the notes in the event of specified tax changes affecting the notes as set forth in “Description of the Notes — When We Can or Are Required to Redeem the Notes — Redemption for Tax Reasons.”

Mandatory Redemption	All of the 2008 notes and all of the 2013 notes will be subject to mandatory redemption, but $200.0 million in aggregate principal amount of each series of notes will not be redeemed and will remain outstanding, upon the occurrence of a mandatory redemption event and as further described below. The notes will be redeemed at the redemption price of 102% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, and any other amounts due to the date of redemption, within 10 business days of the earliest to occur of any of the following events (each referred to as a mandatory redemption event):

• the asset purchase agreement relating to the proposed Loral transaction is terminated,

• an Applicable Credit Agreement, as defined in this prospectus, is not entered into by all of the parties thereto or is terminated at any time following its execution, in each case on or prior to April 30, 2004, or we fail to meet any condition required for the extension of loans under the Applicable Credit Agreement on or prior to April 30, 2004 that is required to be satisfied, and has not been waived, on or prior to that date, or

• the proposed Loral transaction is not completed on or prior to April 30, 2004.

The terms of mandatory redemption are described further in “Description of the Notes — When We Can or Are Required to Redeem the Notes — Mandatory Redemption.”

Restrictive Covenants	The indenture governing the notes limits our ability and the ability of our “restricted subsidiaries” to, among other things:

• create secured indebtedness;

• engage in sale and leaseback transactions; and

• consolidate or merge with, or sell our assets substantially as an entirety to, another person.

These covenants are subject to a number of qualifications and exceptions. For more information relating to these restrictive covenants, see “Description of the Notes — Restrictive Covenants.”

Form of the Notes	The notes will be represented initially as one or more global notes, in fully registered form, deposited with DTC, as book-entry depositary. You will not receive notes in definitive form unless one of the events under the section heading “Description of the Notes — Form, Denomination, Exchange and Transfer of the Notes — Special Situations When a Global Note Will Be Terminated” occurs. Book-entry interests in the global notes will be shown on, and transfers will be effected only through, DTC or its nominee with respect to its participants. Ownership of the book-entry interests is limited to persons that have accounts with DTC or its nominee, referred to as participants, or persons that may hold interests through participants or indirect participants.

Global Clearance and Settlement	Book-entry interests in the global notes will be shown on, and transfers will be effected only through, records maintained in book-entry form by DTC or its nominee with respect to its participants. Any secondary trading of book-entry interests in the global notes is expected to occur through DTC participants, including Clearstream, Luxembourg and Euroclear, and settle in same-day funds.

Absence of a Public Market for the Notes	The notes will be new issues of securities for which there is no established market. Accordingly, we cannot guarantee that a market for the notes of either series will develop or as to the liquidity of any market that may develop. Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., the initial purchasers of the original notes, have advised us that they currently intend to make a market in the notes. However, the initial purchasers are not obligated to do so and any market-making activities with respect to the notes of either series may be discontinued without notice.

Risk Factors	See “Risk Factors” on page 15 for a discussion of various factors relating to us, our business, our privatization, the proposed Loral transaction, our industry and the notes that should be carefully considered.

      For additional information regarding the notes, see “Description of the Notes.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their notes included elsewhere in this prospectus, as well as the other financial information included in this prospectus.

      On November 30, 1998, the IGO transferred a portion of its assets and liabilities to New Skies Satellites, N.V., referred to as New Skies. The transferred assets and liabilities included five in-orbit satellites, an additional satellite under construction, a related launch contract and associated contracts for the provision of satellite capacity. The consolidated statement of operations data for the year ended December 31, 1998 reflects eleven months of results prior to the transfer of the net assets to New Skies and one month of post-transfer results. Total assets as of December 31, 1998 reflect this transfer to New Skies. See “About Intelsat, Ltd. — The Privatization” for a further description of the New Skies transaction.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

						(unaudited)

	(in thousands, except ratios and share and per share data)
Consolidated Statement of Operations Data:
Telecommunications revenue(1)	$1,021,233	$979,032	$1,099,751	$1,084,009	$991,956	$751,865	$720,613

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	88,745	93,180	93,162	101,985	117,405	84,004	102,656
Selling, general and administrative	44,877	47,362	61,900	95,600	121,077	90,277	93,073
Depreciation and amortization (2)(3)	482,435	441,183	414,250	340,449	361,322	266,365	300,314
Privatization initiative	2,499	11,433	21,575	33,576	—	—	—
Intelsat 10-01 contract termination costs	—	—	—	—	34,358	—	(3,000)
Restructuring costs	—	—	—	7,300	5,522	—	(837)

Total operating expenses	618,556	593,158	590,887	578,910	639,684	440,646	492,206

Income from operations	402,677	385,874	508,864	505,099	352,272	311,219	228,407
Interest expense	(65,639)	(59,263)	(24,859)	(13,050)	(55,053)	(34,751)	(66,368)
Other income, net	13,246	29,561	20,885	12,293	9,942	2,484	15,764

Income before income taxes	350,284	356,172	504,890	504,342	307,161	278,952	177,803
Provision for income taxes(4)	—	—	—	5,359	33,021	36,264	22,744

Net income	$350,284	$356,172	$504,890	$498,983	$274,140	$242,688	$155,059

Basic and diluted net income per ordinary share(5)	$2.10	$2.14	$3.03	$2.99	$1.66	$1.46	$0.97
Dividends per ordinary share	—	—	—	—	—	—	—
Basic and diluted weighted average ordinary shares outstanding(5)	166,666,755	166,666,755	166,666,755	166,666,755	164,893,283	165,826,048	160,382,120
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$840,047	$820,886	$933,048	$856,388	$657,985	$508,260	$432,498
Net cash used in investing activities	(487,249)	(330,327)	(546,020)	(663,671)	(678,222)	(481,887)	(188,236)
Net cash provided by (used in) financing activities	(374,496)	(464,855)	(411,828)	(191,161)	31,504	(8,652)	(114,213)
Financial Ratio and Other Data (unaudited):
Ratio of earnings to fixed charges (6)	4.7	5.0	6.7	5.9	3.6	4.1	3.3
EBITDA, as adjusted(7)	$885,112	$827,057	$923,114	$845,548	$713,594	$577,584	$528,721

						Nine Months Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

						(unaudited)

	(in thousands)
Reconciliation of Net Income to EBITDA, As Adjusted:
Net income	$350,284	$356,172	$504,890	$498,983	$274,140	$242,688	$155,059
Add:
Interest expense	65,639	59,263	24,859	13,050	55,053	34,751	66,368
Provision for income taxes(4)	—	—	—	5,359	33,021	36,264	22,744
Depreciation and amortization	482,435	441,183	414,250	340,449	361,322	266,365	300,314
Subtract:
Other income	13,246	29,561	20,885	12,293	9,942	2,484	15,764

EBITDA, as adjusted(7)	$885,112	$827,057	$923,114	$845,548	$713,594	$577,584	$528,721

	As of December 31,					As of
						September 30,
	1998	1999	2000	2001	2002	2003

						(unaudited)

	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Total assets	$3,178,061	$3,164,089	$3,199,163	$3,576,135	$3,965,432	$3,938,265
Total liabilities	1,585,393	1,612,682	1,497,523	1,580,309	1,815,198	1,603,815
Total shareholders’ equity	1,592,668	1,551,407	1,701,640	1,995,826	2,150,234	2,318,207
Book value per ordinary share	$9.56	$9.31	$10.21	$11.97	$13.41	$14.45

(1)	Telecommunications revenue includes revenue related to satellites transferred to New Skies of $106,452 for the year ended December 31, 1998.

(2)	Depreciation and amortization expense includes depreciation related to satellites transferred to New Skies of $64,884 for the year ended December 31, 1998.

(3)	As of January 1, 2001, we revised the estimated useful lives for certain satellites. The effect of these revised estimates was to increase the useful lives of substantially all of our Intelsat VII and VIII series satellites and thereby decrease depreciation expense by approximately $60,507 for the year ended December 31, 2001.

(4)	Prior to privatization, the IGO was not subject to income taxes. Upon privatization, Intelsat, Ltd. and its subsidiaries became subject to taxes in various jurisdictions. Results of operations for the period from privatization through September 30, 2003 include a provision for these taxes. Intelsat, Ltd. and its subsidiaries also recognized a deferred tax benefit upon privatization as a result of the change in taxable status.

(5)	Basic and diluted net income per ordinary share for each of the four years ended December 31, 2001 has been computed assuming 166,666,755 ordinary shares had been outstanding for those periods. Basic and diluted net income per ordinary share for each of the five years ended December 31, 2002 and for the nine months ended September 30, 2002 also assumes that our June 4, 2002 share consolidation occurred at the beginning of the earliest period presented. On June 4, 2002, we amended our bye-laws to decrease the number of authorized ordinary shares from 650,000,000 ordinary shares with a par value of $1.00 per share to 216,666,666 2/3 ordinary shares with a par value of $3.00 per share, and to decrease the number of authorized preference shares from 7,500,000 preference shares with a par value of $1.00 per share to 2,500,000 preference shares with a par value of $3.00 per share. Prior to our share consolidation, we had 500,000,000 ordinary shares outstanding and no preference shares outstanding. At December 31, 2002 and at September 30, 2003, we had 160,382,120 ordinary shares outstanding and no preference shares outstanding.

(6)	For purposes of this computation, earnings are defined as pretax earnings from continuing operations, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges are defined as the sum of interest expensed, interest capitalized and an estimate of the interest within rental expense.

(7)	EBITDA, as adjusted, consists of earnings before interest, other income, taxes and depreciation and amortization. We adjust EBITDA, or earnings before interest, taxes and depreciation and amortization, to exclude other income (expense) in order to segregate our operating results from non-operating income (expense), such as the non-operating income (expense) recorded in 2002 and 2003 related to an obligation payable by us to Teleglobe Inc. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA, as adjusted, to enhance your understanding of our operating performance. We use EBITDA, as adjusted, as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA, as adjusted, is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA, as adjusted, is not a measurement of financial performance under U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies. You should not consider EBITDA, as adjusted, as an alternative to operating or net income, determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with generally accepted accounting principles, as an indicator of cash flows, or as a measure of liquidity.

SUMMARY UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

      The following information is only a summary and should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Statements” and all of the other financial statements included elsewhere in this prospectus.

      The following summary unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 have been derived from our unaudited pro forma condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus, and are based on our historical consolidated financial statements and the combined statements of net assets sold and the related combined statements of revenues and direct expenses of the satellites services business operations relating to and conducted with the North American satellites of Loral, referred to as the Loral Transferred Satellites, after giving effect to our acquisition of the Loral Transferred Satellites as if such acquisition had occurred on January 1, 2002. The pro forma statements have also been adjusted to give effect to the sale in November 2003 of the original notes and the application of the net proceeds therefrom as if these events had occurred on January 1, 2002.

      The summary unaudited pro forma condensed consolidated statement of operations data is not necessarily indicative of the results of operations that might have been achieved for the periods indicated, nor is it necessarily indicative of future results.

	Pro Forma, As Adjusted

		Six Months
	Year Ended	Ended
	December 31, 2002	June 30, 2003

	(unaudited)

	(in thousands)
Consolidated Statement of Operations Data:
Telecommunications revenue	$1,208,361	$568,096
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	139,611	81,500
Selling, general and administrative	143,768	68,046
Depreciation and amortization	420,016	228,546
Intelsat 10-01 contract termination costs	34,358	—
Restructuring costs	5,522	—

Total operating expenses	743,275	378,092

Income from operations	$465,086	$190,004

Other Data:
EBITDA, as adjusted(1)	$885,102	$418,550
Reconciliation of Net Income to EBITDA, As Adjusted:
Net income	$320,878	$111,193
Add:
Interest expense	115,415	72,562
Provision for income taxes	38,735	16,976
Depreciation and amortization	420,016	228,546
Subtract:
Other income	9,942	10,727

EBITDA, as adjusted(1)	$885,102	$418,550

(1)	EBITDA, as adjusted, consists of earnings before interest, other income, taxes and depreciation and amortization. We adjust EBITDA, or earnings before interest, taxes and depreciation and amortization, to exclude other income (expense) in order to segregate our operating results from non-operating income (expense), such as the non-operating income (expense) recorded in 2002 and 2003 related to an obligation payable by us to Teleglobe Inc. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA, as adjusted, to enhance your understanding of our operating performance. We use EBITDA, as adjusted, as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA, as adjusted, is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA, as adjusted, is not a measurement of financial performance under U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies. You should not consider EBITDA, as adjusted, as an alternative to operating or net income, determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with generally accepted accounting principles, as an indicator of cash flows, or as a measure of liquidity.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones that we may face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business, financial condition or results of operations.

Risk Factors Relating to Our Business

We experience competition both within the satellite industry and from other providers of communications capacity, such as fiber optic cable. For example, we are experiencing erosion of our point-to-point services revenue as a result of the migration of customers to fiber optic cable. Competition from other telecommunications providers could have a material adverse effect on our business and could prevent us from implementing our business strategy and expanding our operations as planned.

      We are a global operator in the fixed satellite services sector of the satellite industry. Fixed satellite services include point-to-point and point-to-multipoint services for voice, data and video communications and for high-speed Internet access. We compete against other global and regional satellite operators and against suppliers of ground-based communications capacity. Some of our competitors may have greater financial resources than we do. In addition, if the consolidation trend in the fixed satellite services sector discussed below continues, some of our competitors in the future may have more satellite capacity than we have.

      The fixed satellite services sector is subject to consolidation and to competition from other forms of communications technology, such as fiber optic cable. In addition, the increasing availability of satellite capacity and capacity from other forms of communications technology has created an excess supply of telecommunications capacity that in certain regions has resulted in a decrease in the prices we are able to charge for our services under new service contracts and therefore has negatively affected our profitability. These trends are contributing to reduced growth rates in the fixed satellite services sector, which is currently expected to experience a relatively flat growth rate through 2003 and to grow modestly over the next few years.

      We face challenges to our business apart from these industry trends that our competitors may not face. A significant portion of our revenue is derived from point-to-point traffic. Since fiber optic cable capacity is available at substantially lower prices than satellite capacity for the routes for which fiber optic cable capacity is available, competition from fiber optic cable has resulted in a migration of our point-to-point customers from satellite to fiber optic cable on certain routes. We have experienced erosion in our revenue from point-to-point services in recent years due to the build-out of fiber optic cable capacity, and we expect this erosion to continue in the near term. Some of our competitors in the fixed satellite services sector have service mixes that are less dependent on point-to-point connectivity than our current service mix. Our plan to address this erosion and sustain our business includes expanding our customer base in point-to-multipoint services, such as video. However, we have historically served only a small portion of the video segment, and we may not be able to increase our share of this market.

      Our ability to increase our share of the video market will depend in part on our ability to complete the proposed Loral transaction. Risks relating to the proposed Loral transaction are discussed in later risk factors. Our ability to increase our share of this market will also depend on our ability to attract customers that do not currently use our system. Because some of our competitors have been able to leverage the use of their satellites by a popular broadcaster to attract other broadcasters to their satellites, a significant number of broadcasters, cable systems and consumers may have satellite access equipment already pointed at our competitors’ satellites. In addition, popular broadcasters may have long-term agreements with our competitors. We historically have not created the kind of broadcast distribution communities on our satellites that some of our competitors have created and may not be able to attract popular broadcasters to our system. If we do not complete the proposed Loral transaction or if we are unable to create new broadcast distribution communities or attract new customers in this segment, we may be unable to offset erosion in our point-to-point services revenue or to achieve future revenue growth.

      Our plan to address the erosion in our point-to-point services revenue and to sustain our business also includes providing point-to-point services in areas of the world where fiber optic cable does not yet exist or for which fiber optic cable is believed to be unsuitable and offering integrated satellite/ fiber and managed services. However, we may not be able to further penetrate the point-to-point services market in the regions we are targeting. If we continue to experience the erosion of our point-to-point services business and at the same time fail to capture sufficient growth in the market for point-to-multipoint services such as video or fail to increase our revenue by providing point-to-point services in regions where fiber optic cable capacity is unavailable and offering integrated and managed services, our business could further shrink and our future revenue and profitability would be materially adversely affected.

      As discussed in more detail in a later risk factor, we are also subject to contractual restrictions on our ability to set prices for our services that may not be applicable to our competitors. As a result, we may be limited in our ability to compete with other satellite operators by reducing or increasing our prices in selected geographic or service areas.

      Failure to compete effectively within the satellite industry or failure to implement our business strategy while maintaining our existing business would result in a loss of revenue and a decline in profitability, a decrease in the value of our business and a downgrade of our credit ratings, which would restrict our access to the capital markets.

The market for fixed satellite services may not grow or may shrink and therefore we may not be able to attract new customers, retain our existing customers or realize the strategic and financial benefits we expect to obtain from the proposed Loral transaction.

      The fixed satellite services sector is currently expected to experience a relatively flat growth rate through 2003 and to grow modestly over the next few years. However, the market for fixed satellite services may not grow or may shrink. The development of competitive technologies, such as fiber optic cable, is adversely affecting the point-to-point segment of the fixed satellite services sector, which has historically represented the largest component of our revenue. In the point-to-multipoint segment, the global economic downturn, the transition of video traffic from analog to digital and continuing improvements in compression technology have contributed to reduced demand for fixed satellite services. Developments that we expect to support the growth of the satellite services industry, such as continued growth in data traffic and the proliferation of high definition television, or HDTV, and niche programming, may fail to materialize or may not occur in the manner we anticipate.

      Because the market for fixed satellite services may not grow or may shrink, we may not be able to attract customers for the integrated global connectivity services we are providing as part of our strategy to expand our business. In addition, reduced growth in the fixed satellite services market may adversely affect our ability to utilize the assets to be acquired from Loral to achieve our strategic goals of developing a North American franchise and increasing our customer base in the cable television, broadcasting and private data networking segments. As a result, the financial benefits that we expect to obtain from the proposed Loral transaction may not materialize. Moreover, reduced growth in the fixed satellite services market may adversely affect our ability to retain our existing customers. A shrinking market could reduce the number and value of our existing customer contracts and would have a material adverse effect on our business and results of operations. In addition, there could be a substantial negative impact on our credit ratings and our ability to access the capital markets.

We have several large customers, and the loss of any one of them could reduce our revenue and materially adversely affect our business. In addition, our customers are primarily telecommunications companies. Our revenue backlog and profitability may be negatively affected as a result of financial difficulties experienced by our customers in the telecommunications sector.

      In 2002, our ten largest customers and their affiliates represented approximately 45.8% of our telecommunications revenue. The loss of any of these customers could significantly affect our revenue and profitability.

      Our largest customer in 2002 was COMSAT Corporation, referred to as COMSAT, which, together with its affiliates, represented 15.3% of our 2002 telecommunications revenue. We have historically had a longstanding and significant customer relationship with COMSAT Corporation, which is a wholly owned subsidiary of Lockheed Martin Corporation, our largest shareholder. On November 25, 2002, we acquired substantially all of the contracts for the sale of our capacity of COMSAT’s World Systems business unit. In connection with this acquisition, we canceled our service contracts with COMSAT World Systems, and COMSAT World Systems assigned to us its contracts for the sale of our capacity.

      The service contracts assigned to us in connection with the COMSAT transaction included contracts with WorldCom, Inc., which is now one of our largest customers, and with AT&T Corp., Verestar, Inc. and Sprint Corporation. We have not been able to maintain the same volume of business or pricing levels with these customers as we have historically enjoyed with COMSAT. If we experience further declines in the volume of business or pricing with these customers, our revenue and profitability may be negatively impacted.

      Most of our customers are telecommunications companies, and the telecommunications sector has experienced a downturn. To the extent the credit quality of our customers that are telecommunications carriers deteriorates or these customers seek bankruptcy protection, we may not be able to collect our receivables from these customers, which may adversely affect our operating results. In addition, our expected future revenue from customers that are experiencing financial difficulties may be at risk.

      For example, WorldCom, Inc. and Teleglobe Inc. are customers of ours that have experienced financial difficulties, as has one of our Brazilian customers. On July 21, 2002, WorldCom, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On April 14, 2003, WorldCom, Inc. announced that it had changed its brand name to MCI, and, on the effective date of WorldCom, Inc.’s reorganization, its corporate name is expected to be changed to MCI, Inc. Our telecommunications revenue generated from WorldCom, Inc. and its affiliates as direct customers was $7.3 million, or 0.7%, for the year ended December 31, 2001 and $10.7 million, or 1.1%, for the year ended December 31, 2002. Prior to the closing of the COMSAT transaction, WorldCom, Inc. purchased our capacity primarily from COMSAT. We understand from Lockheed Martin Corporation, COMSAT’s parent company, that WorldCom, Inc. accounted for approximately $60 million of COMSAT’s revenue from the sale of our capacity in 2001 and for approximately $47.8 million of COMSAT’s revenue from the sale of our capacity for the period from January 1, 2002 to the date of closing of the COMSAT transaction described above. On a pro forma basis, WorldCom, Inc. and its affiliates would have accounted for approximately 6% of our revenue in each of the years ended December 31, 2001 and 2002 had the COMSAT transaction occurred as of January 1, 2001. We experienced a decline in revenue during the six months ended June 30, 2003 that was due in part to a decline in the level of services provided to WorldCom, Inc. As of September 30, 2003, WorldCom, Inc. and its affiliates accounted for $81.7 million, or 2.2%, of our backlog. For the nine months ended September 30, 2003, we had receivables of $9.5 million due from WorldCom, Inc. and its affiliates, of which $8.1 million was reserved for in our allowance for doubtful accounts and $8.4 million related to pre-petition receivables. The loss of WorldCom, Inc. as a customer would reduce our revenue and backlog and could materially adversely affect our business.

      On May 15, 2002, Teleglobe Inc. filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. Telecommunications revenue generated from Teleglobe Inc. and its affiliates was approximately $47.8 million in 2001 and $35.1 million in 2002. On August 21, 2002, our Intelsat Global Sales & Marketing Ltd. subsidiary, referred to in this prospectus as Intelsat Global Sales, entered into a share purchase agreement with Teleglobe Inc. The closing of the share purchase transaction occurred on September 20, 2002. In connection with the share purchase transaction, Intelsat Global Sales agreed to terminate some of Teleglobe Inc.’s and its affiliate’s service orders with us. These terminated service orders represented approximately $47.4 million, or 1%, of our backlog as of the closing date of the share purchase transaction. The reduction in our backlog due to the termination of service orders pursuant to the share purchase transaction had a negative impact on our profitability in 2002. If our backlog is reduced due to the financial difficulties of other customers, our revenue and profitability would be further negatively impacted.

      One of our Brazilian customers has experienced financial difficulties. As a result of these difficulties, we decided at the end of 2002 to exclude from our backlog the amounts associated with this customer. The reduction in our December 31, 2002 backlog associated with this customer was $206.2 million. This reduction has had a negative impact on our expected future revenue and profitability. If we were to exclude from backlog amounts associated with other customers that are experiencing financial difficulties, our revenue and profitability would be further negatively impacted.

      On May 31, 2002, StarBand Communications Inc., one of Loral’s largest customers, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code and, although the bankruptcy court has approved its plan of reorganization, it has not yet emerged from bankruptcy protection. This customer and several other Loral customers that are significant in terms of Loral’s revenue or future minimum lease receipts due from customers under long-term operating leases are experiencing financial difficulties or are not current on amounts owed to Loral. Financial difficulties experienced by Loral’s customers could negatively impact Loral’s revenue or future minimum lease receipts due from customers under long-term operating leases, which could limit our ability to realize the full expected benefits of the proposed Loral transaction.

We may not be able to complete strategic transactions, such as the proposed Loral transaction, or integrate new businesses successfully into our business, which may prevent us from implementing our current strategies to grow our business. In addition, our strategy to position ourselves for leadership in potential growth businesses related to the fixed satellite services sector may not succeed if the businesses in which we invest fail to perform as expected.

      Our ability to complete strategic transactions, such as the proposed Loral transaction, is central to the successful implementation of our business strategies, including our strategies to provide enhanced landmass coverage of strategic geographic regions and to broaden our customer base. Our strategies also include positioning ourselves for leadership in businesses related to the fixed satellite services sector that we believe represent longer-term opportunities for growth as next-generation services are developed and as the market for satellite services evolves. Acquisitions, joint ventures, partnerships or similar transactions may enable us to meet our strategic goals more quickly than otherwise would be possible based on our own internal growth. We could be prevented from or significantly delayed in achieving our strategic goals if we are unable to complete strategic transactions or to integrate new businesses successfully into our business or if investments we make in businesses related to the fixed satellite services sector do not perform as expected.

      Our ability to engage in strategic transactions depends in the first instance on our ability to identify suitable transactions and partners. In addition, we may not be able to complete any strategic transaction that we identify, including the proposed Loral transaction. Successful completion of any transaction depends on a number of factors that are not entirely within our control, including our ability to negotiate acceptable terms, conclude satisfactory agreements and obtain all necessary regulatory approvals. For example, successful completion of the proposed Loral transaction will require us to obtain a number of regulatory approvals, none of which we can be assured of obtaining. In addition, we may need to finance any strategic transaction that we identify. If so, we may not be able to obtain the necessary financing on satisfactory terms and within the timeframe that would permit a transaction to proceed. With respect to the proposed Loral transaction, in addition to our issuance and sale in November 2003 of the original notes, we have entered into a commitment letter with a group of banks pursuant to which those banks have agreed to provide financing in connection with the proposed transaction and to provide sufficient liquidity following the closing of the transaction to pay our near-term debt obligations as they become due and for working capital requirements. However, the banks’ agreement to make funds available to us is subject to the satisfaction of several conditions, none of which we can be assured of satisfying. If any of these factors prevents us from completing strategic transactions, such as the proposed Loral transaction, we may not be able to expand our business in the manner and on the schedule that we have planned.

      We may incur significant costs arising from our efforts to engage in strategic transactions. These costs may exceed the returns that we realize from a given transaction. Moreover, these expenditures may not result in the successful completion of a transaction.

      Even if we do complete one or more strategic transactions, we may be unable to achieve the operational synergies that we had anticipated. For example, we might be unable to integrate successfully the personnel and operations of a new business. Moreover, we might fail to discover liabilities of a business or operating or other problems prior to completing a transaction. We could experience adverse accounting and financial consequences, such as the need to make large provisions against the acquired assets or to write down acquired assets. We might also experience a dilutive effect on our earnings. In addition, depending on how any such transaction is structured, there may be an adverse impact on our capital structure.

      With respect to our strategy to invest in potential growth businesses related to the fixed satellite services sector, any businesses in which we invest may not perform as expected. For example, we have acquired a minority stake in WildBlue Communications, Inc., referred to as WildBlue, which plans to offer broadband Internet access services in the continental United States via Ka-band capacity, and have made an indirect investment in Galaxy Satellite Broadcasting Limited, referred to as Galaxy, now a consolidated subsidiary that plans to provide a pay television service in Hong Kong. The opportunities for longer-term growth that we expect in these businesses may fail to materialize. In addition, the market demand for the services to be offered by these companies may be insufficient or the services offered by these companies’ competitors may be superior in terms of quality or price. These companies may experience delays in implementing their business strategies or may be unable to access sufficient capital to meet their operating and financing needs.

      We may not be able to complete strategic transactions successfully in accordance with our business strategy, and any strategic transactions that we do complete may not promote our business strategy, may negatively affect the value of our business or may adversely affect our prospects for long-term growth.

We may not be able to raise adequate capital to finance the proposed Loral transaction or other aspects of our currently planned business strategy, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

      Implementation of our business strategy, including our plans to enter into strategic transactions such as the proposed Loral transaction, will require a substantial outlay of capital. We expect our capital expenditures to be less than $300 million in 2003, excluding any expenditures relating to the proposed Loral transaction that we may incur in 2003. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures. For 2003, excluding any expenditures relating to the proposed Loral transaction, we expect that substantially all of our capital requirements will be satisfied by cash generated from our operations and, if necessary, by the issuance of commercial paper.

      We intend to raise capital from external sources, including from the capital markets, in connection with the proposed Loral transaction. We intend to use the net proceeds from our sale in November 2003 of the original notes to finance the proposed Loral transaction and as described elsewhere in this prospectus. In addition, we have entered into a commitment letter with a group of banks pursuant to which those banks have agreed to provide financing in connection with the proposed Loral transaction and to provide sufficient liquidity following the closing of the transaction to pay our near-term debt obligations as they become due and for working capital requirements. However, the banks’ agreement to make funds available to us is subject to the satisfaction of specified conditions, including the execution of definitive documentation. In addition, we may need to obtain waivers from the lenders under our existing three-year revolving credit facility with respect to the covenants contained in our existing facility before we can enter into definitive documentation with these banks. If we are not able to satisfy these conditions or if there is a delay in the completion of the proposed Loral transaction, we may be required to seek alternative financing for the proposed transaction. If the proposed Loral transaction is not consummated, we may be required to seek financing for any alternate strategic transaction requiring significant capital expenditures that we pursue and for general corporate purposes. In addition, we may be required to seek external financing if our capital requirements are greater than we currently anticipate as a result of unplanned strategic transactions or other unanticipated expenses.

      The availability to us of external financing depends on a number of factors, including our credit rating and financial performance and general market conditions. Both our credit rating and our ability to obtain financing generally may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the fixed satellite services sector in particular. Our backlog and the business conditions faced by our customers are among the other factors that may affect our credit. Other factors that could impact our credit rating include the amount of debt in our capital structure, activities associated with our strategic initiatives, our expected future cash flows and the capital expenditures required to execute our business strategy. While the proposed Loral transaction would result in an increase in our assets, the overall impact of the proposed transaction on our financial condition may be negative or may be negatively perceived by the financial markets and ratings agencies and may result in adverse rating agency actions with respect to our credit rating. A credit rating downgrade or deterioration in our financial performance could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available.

      In addition, the agreements we enter into to obtain external financing may impose restrictions on us that limit our flexibility in conducting our business and implementing our strategies. For example, in the fourth quarter of 2003, we expect to enter into a new credit facility with the banks that have agreed to make funds available to us as described above upon the satisfaction of certain conditions. We expect that the new credit facility would contain financial and operating covenants that would require us to maintain financial coverage ratios, would limit our ability to pledge our assets as security for additional borrowings and could otherwise limit our operating flexibility. These restrictions would likely make it more difficult for us to obtain further external financing if we require it and could significantly restrict our ability to operate our business.

      If we are unable to obtain funding from external sources, we may not have sufficient capital to finance fully our current business strategies and may have to forgo some elements of these strategies. For example, we may be prevented from completing a strategic acquisition that is important to our business plan.

We may not be able to meet our planned schedule for launching or commencing operations of our new satellite, and the launch and commencement of operations of Telstar 8 may be delayed. Extensive delays in the launch or commencement of operations of new satellites could affect our ability to generate revenue.

      We may not be able to launch our new 10-02 satellite as planned. Satellite launches may be delayed for several reasons, including delays in the manufacture of satellites or launch vehicles or the periodic unavailability of launch dates. We may also experience delays or be unable to deploy new satellites as a result of delays in obtaining necessary regulatory approvals or required financing.

      Significant delays in the manufacture of a satellite could result in the unavailability of a launch date at the time the satellite is delivered and ready to be launched. In late 2002, we terminated the portions of a construction contract relating to one of the satellites that we had ordered due to the manufacturer’s significant postponement in the delivery date of the satellite. In addition, we are experiencing delays in the manufacture of the one satellite we currently have on order. Any prolonged inability to launch this new satellite may adversely affect our ability to generate revenue.

      As part of the proposed Loral transaction, we expect to acquire a satellite, Telstar 8, that is currently under construction. Telstar 8 is expected to be launched in the third quarter of 2004. If there is a significant delay in the manufacture or launch of Telstar 8, we may not realize the full expected benefits of the Loral transaction in the timeframe we currently expect.

We may experience a launch failure or other satellite damage or destruction during launch, which could result in a total or partial satellite loss. A new satellite could also fail to achieve its designated orbital location after launch. Any such loss of a satellite could result in significant delays, which could negatively impact our business plans and could reduce our revenue.

      We may experience launch failures with respect to future satellites that could result in the partial or total loss of a satellite. Satellite construction and launch involve complex processes and technology, and we rely on contractors for both the manufacture and the launch of our satellites. Even if launched into orbit, a satellite may fail to enter into its designated orbital location or we may use more fuel than planned to place a satellite into its orbital location and, as a result, reduce the orbital maneuver life of the satellite.

      Since 1975, we and our predecessor, the IGO, have launched 50 satellites. Four of these 50 satellites were destroyed as a result of launch failures. In addition, one of these 50 satellites did not achieve the correct orbit upon its launch but was later rescued and placed into the correct orbit. We also experienced several launch failures during the 1960s and early 1970s. We currently plan to launch one additional satellite, our 10-02 satellite, in the second quarter of 2004. In addition, one of the satellites that we expect to acquire from Loral, Telstar 8, is expected to be launched in the third quarter of 2004. Launch failure rates vary according to the launch vehicle used. We intend to use a Proton M/Breeze M launch vehicle for the launch of our 10-02 satellite. The Proton

M/Breeze M launch vehicle has been used to launch only two satellites, and may present a higher risk of launch failure than other launch vehicles.

      The loss of a satellite due to a launch failure could result in significant delays in revenue anticipated to be generated by the satellite. The construction of a satellite typically takes more than three years. Even after the satellite has been manufactured, an appropriate launch date may not be available at that time. Any significant delay in the commencement of service of a satellite due to a launch failure would delay and could potentially permanently reduce the revenue anticipated to be generated by the satellite and could give customers who have purchased or reserved capacity on that satellite a right to terminate their service contracts relating to the satellite. We may not be able to accommodate affected customers on other satellites until a replacement satellite is available. A customer’s termination of its service contracts with us as a result of a launch failure would reduce our contracted backlog. Any launch failure with respect to Telstar 8 could prevent us from achieving the full expected benefits of the proposed Loral transaction. Delay caused by launch failures may also preclude us from pursuing new business opportunities and undermine our ability to implement our strategic business plans.

We may experience in-orbit satellite failures or degradations in performance that could impair the commercial performance of our satellites, which could lead to lost revenue.

      Satellites are subject to in-orbit failures after they have been successfully put into operation. Potential in-orbit failures that could affect our satellites or the satellites that we expect to acquire from Loral include circuit and transponder failures and solar array and battery cell failures. Other potential failures include satellite control system failures and propulsion system failures. Failures can result from manufacturing errors or operational errors and can degrade performance, reduce available capacity or decrease the orbital maneuver lives of the affected satellites. Electrostatic or solar storms and collision with space debris or micro-meteoroids could also damage our satellites. We may experience future failures or performance degradation on any of our satellites or the satellites that we expect to acquire from Loral as a result of any of these or other events.

      We have experienced some technical problems with our current satellite fleet. Most of these problems have been component failures and anomalies, such as the failure of several battery cells on our 706 and 709 satellites and damage to the north solar array structure of our 801 satellite described elsewhere in this prospectus. Because our satellites are designed to accommodate an anticipated rate of equipment failure, the technical problems experienced with the satellites in our fleet have not had a significant impact on the availability of our satellite capacity to date. However, this may not continue to be the case. Our satellites may experience technical problems in the future related either to the failures or anomalies that have already occurred or to other failures. In addition, our 10-02 satellite, which will be the first in our Intelsat X series to be launched, may face a slightly greater risk of in-orbit failures than a satellite that is not the first in its series to be launched, as the 10-02 satellite includes systems and components that have not been used previously in orbit. We have attempted to minimize this risk through the use of testing and qualification requirements that we believe exceed the recommendations of most manufacturers, as well as through thorough on-site monitoring of the construction and testing of the 10-02 satellite. However, we cannot be certain that the measures we have taken to mitigate this risk will be successful. Significant in-orbit failures could put at risk the revenue from the satellites suffering these failures to the extent that we are unable to move traffic on the affected satellites to other satellites.

      The satellites that we expect to acquire from Loral may also experience technical problems. For example, in September 2003, one of the satellites that we had originally agreed to acquire, Telstar 4, experienced an anomaly in its primary power bus that resulted in the total loss of Telstar 4. As a result of the loss of Telstar 4, the Sellers’ customers have canceled contracts representing approximately $47 million of future minimum lease receipts due to the Sellers from customers under long-term operating leases.

      Other satellites covered by our asset purchase agreement with the Sellers have experienced technical problems as well. For example, Telstar 5 has experienced the failure of 12 strings on its north solar array and 2 strings on its south solar array. A solar array string is a collection of solar cells that generates power from sunlight. These strings are combined in groups of two or three to create circuits, each of which then contributes to the power needed to operate the equipment and transponders on a satellite. The solar array string failures experienced by Telstar 5 have to date resulted in only a slight reduction in the number of active Ku-band transponders that the solar panels on Telstar 5 can support. A small number of additional transponders are scheduled for deactivation in the future as normal solar array degradation occurs. Additional string failures on Telstar 5 could have a significant impact on the number of transponders that can be operated on the satellite and as a result could significantly impact the revenue that can be generated from the satellite. Telstar 6 has experienced solar array problems that appear to be different than those experienced on Telstar 5. Due to the solar array problems on Telstar 6, there is a risk that there could be a permanent short on one of the solar arrays, making some portion of the array unavailable to the satellite and thereby impacting the power available to operate active transponders. Telstar 6 has experienced the failure of nine solar array strings, which to date has not resulted in the need to reduce the number of active transponders. However, a small number of transponders are scheduled for deactivation in the future as normal solar array degradation occurs. Additional string failures on Telstar 6 could have an impact on the number of transponders that can be operated on the satellite and as a result could impact the revenue that can be generated from the satellite. In addition to the string failures, Telstar 6 has experienced the failure of several traveling wave tubes, or TWTs, in its Ku-band transponders, as a result of which there is no redundancy in the satellite’s East beams. Additional TWT failures in these beams would result in the loss of active transponders and could impact the revenue that can be generated from the satellite. Telstar 7 has not experienced any solar array anomalies but has experienced minor component failures in its communications payload subsystem. If the proposed Loral transaction is completed and any of the satellites to be acquired thereafter suffers a total or partial loss, our ability to generate revenue from the affected satellite may be permanently reduced or eliminated, which would prevent us from receiving the full expected benefits of the proposed transaction.

Our insurance for the in-orbit operations of our satellites and for future satellite launches will not protect us against all satellite-related losses. In addition, we do not have in-orbit insurance coverage for all of our satellites, and we may not renew our current in-orbit insurance coverage. A total loss of a satellite could have a material adverse effect on our business.

      Our current satellite insurance does not protect us against all satellite-related losses that we may experience, and we do not have in-orbit insurance coverage for all of the satellites in our fleet.

      We currently have insurance covering the in-orbit operations of 7 of our 23 satellites. Accordingly, we would have to bear the entire cost of any loss to the 16 satellites for which we do not have in-orbit insurance coverage. The net book value of these 16 satellites as of September 30, 2003 was $939.4 million. In addition, under the terms of our insurance policy for six of the seven satellites that we currently insure, which expires on November 9, 2004, we co-insure $150.0 million of the net book value of each satellite. The insurers cover the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. Accordingly, if any significant loss occurred to one of these six satellites, we would bear up to $150.0 million of the cost.

      The last of the seven satellites that we currently insure, the 907 satellite, is covered under a policy that covers the launch and first year of in-orbit operations. This insurance is in an amount approximately equal to the net book value of the satellite, excluding capitalized performance incentives relating to the satellite, and does not have a co-insurance requirement. The 907 satellite will be insured under this policy through February 14, 2004. Our in-orbit insurance policy expiring on November 9, 2004 will cover the in-orbit operations of the 907 satellite upon the expiration of the current insurance coverage of the 907 satellite.

      The in-orbit operations of all four of the satellites in orbit that we expect to acquire from Loral are currently insured. The Telstar 5 satellite is covered under a policy that expires on May 24, 2004. Loral does not co-insure this satellite, and the policy for its in-orbit operations covers the net book value of the satellite. However, the policy does contain certain customary exclusions, as well as exclusions relating to specified problems experienced on the satellite. Loral also currently has insurance policies for the launch and first five years of in-orbit operations of its Telstar 6 and Telstar 7 satellites. The Telstar 6 policy expires on February 14, 2004, and the Telstar 7 policy expires on September 25, 2004. Each of these satellites is insured for an amount in excess of its current net book value. The policies covering the Telstar 6 and Telstar 7 satellites contain certain customary exclusions but do not contain exclusions that relate specifically to the insured satellites. The Telstar 13 satellite is covered under a policy for its launch and first year of in-orbit operations that expires on August 6, 2004. Loral is required to maintain insurance on all four of these satellites at certain prescribed levels set forth in the asset purchase agreement until the closing of the proposed transaction.

      We may determine not to obtain replacement insurance when the in-orbit insurance coverage for any of our satellites expires. In addition, we may determine not to extend coverage or obtain additional coverage after the closing of the Loral transaction relating to the satellites to be acquired from Loral. We also may not seek to obtain in-orbit insurance for any of our future satellites. Any determination we make as to whether to purchase additional insurance will depend on a number of factors. These factors include the availability of insurance in the market and the cost of available insurance. We will also consider the exclusions to coverage, if any, required by insurers and the other terms and conditions upon which insurance is available. Our ability to provide back-up capacity from available satellites and our historical experience with launch and in-orbit malfunctions will also be considered.

      Even if we seek to extend existing in-orbit insurance coverage or seek to obtain new in-orbit insurance coverage in the future, we may not be able to obtain this insurance on reasonable terms and conditions. Moreover, this insurance coverage may be costly, if available at all. In the past three years, in-orbit insurance costs in general have ranged from 1.60% to 3.25% of the insured value of a satellite per year. The cost of insurance may increase or its terms may become disadvantageous with respect to exclusions and deductibles as a result of several factors, including the failure or degradation of performance of one of our in-orbit satellites or the failure of a similar satellite owned by another operator.

      Even where we have obtained launch and in-orbit insurance for a satellite, this insurance coverage will not protect against all losses to the satellite. Our current insurance policies contain specified exclusions and material change limitations. These exclusions relate to losses resulting from acts of war, insurrection or military action, as well as lasers, directed energy beams, or nuclear or anti-satellite devices. These exclusions also relate to losses resulting from government confiscation and nuclear reaction or radioactive contamination. Our in-orbit insurance policy with the $150.0 million co-insurance requirement contains exclusions for losses relating to acts of terrorism and to specified problems we have experienced on three satellites covered by the policy. In addition, our insurance does not protect us against lost or delayed revenue, business interruption or lost business opportunities. The total or partial loss of an uninsured satellite would cause us to recognize a loss equal to the book value of any such total loss or, in the case of a partial loss, equal to the proportion of the satellite’s book value corresponding to such partial loss.

      We also maintain third-party liability insurance. This insurance may not be adequate or available to cover all third-party liability damages that may be caused by any of our satellites, and we may not in the future be able to renew our third-party liability coverage on reasonable terms and conditions, if at all.

We may not be able to attract and retain qualified personnel, which may negatively impact our ability to operate and maintain our satellite fleet, to sustain our business and to implement our business strategy.

      We rely on management, professional and other personnel with significant experience in the global telecommunications market and the fixed satellite services sector to maintain our satellite fleet and manage our business. The success of our business depends in part on the skills, experience and efforts of these individuals. If we are not able to attract and retain qualified personnel, our ability to operate and maintain our satellite fleet, to sustain our business or to implement our business strategy could be negatively impacted.

      The construction, launch and in-orbit operations of a satellite involve complex processes and technology. We and other satellite operators compete for the services of those individuals with the skills needed to operate and manage a satellite fleet. If we are not able to attract and retain qualified technical personnel, the quality of our services and reliability of our satellite fleet may be negatively impacted. We believe that our history of high-quality, reliable service is a leading contributing factor to our ability to attract and retain our customers. Any sustained degradation in the quality or reliability of our services could result in the loss of customers, which would negatively impact our revenue and profitability. We also rely on experienced management, sales and other personnel to manage our technical staff, global customer base and business operations, as well as to implement our business strategy. The success of our business depends in part on our ability to attract and retain such personnel with an understanding of the technical aspects of our business and experience in the global telecommunications market. If we are not able to attract and retain such personnel, we may face difficulties in sustaining our business and implementing our business strategy, which could negatively impact our revenue and profitability.

      In connection with the proposed Loral transaction, we will need to attract qualified personnel to sell and market satellite capacity directly to customers that provide cable programming distribution, video broadcasting services and private data networking services in North America. We will also need to attract qualified personnel to provide technical support for the assets that we have agreed to acquire. If we have difficulties in attracting and retaining, or are not able to attract and retain, qualified personnel for these purposes, we may not realize the full expected benefits of the proposed Loral transaction as quickly as we currently expect, or at all.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

      Intelsat, Ltd. is a Bermuda-based company, and we believe that a significant portion of the income derived from our communications network will not be subject to tax in Bermuda, which currently has no corporate income tax, or in other countries in which we conduct activities or in which our customers are located, including the United States. However, this belief is based on the anticipated nature and conduct of our business, which may change. It is also based on our understanding of our position under the tax laws of the countries in which we have assets or conduct activities. This position is subject to review and possible challenge by taxing authorities and to possible changes in law that may have retroactive effect. For example, we and our non-U.S. subsidiaries intend to conduct our operations so that we and our non-U.S. subsidiaries are not engaged in a trade or business within the United States and therefore do not earn income effectively connected with such a business that would be subject to U.S. federal income tax. However, the U.S. Internal Revenue Service may conclude that we and our non-U.S. subsidiaries have engaged in a trade or business within the United States. Furthermore, Intelsat, Ltd. has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits, income or any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to it or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property or leasehold interests in Bermuda held by it. However, Intelsat, Ltd. may become subject to Bermuda tax after that date.

      The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. Our results of operations could be materially adversely affected if we become subject to a significant amount of unanticipated tax liabilities.

Our business, including the operation of our satellites, may be vulnerable to acts of terrorism.

      Our network may be vulnerable to acts of terrorism. If the facilities we use for operating our satellite fleet and managing the communications services that we provide to our customers become disabled or inaccessible, it would be necessary for us to assume operations from our back-up facility in order to control our satellites and continue providing service to our customers. We may not have the personnel available to assume operations from our back-up facility. If the facilities we use to operate our system are disabled by or made inaccessible because of a terrorist attack, or if we do not have the personnel available to assume operations from our back-up facility in the event of another emergency situation, we may not be able to avoid interruption of service. In addition, acts of terrorism could occur that might temporarily or permanently disable our system from operating altogether. Any acts of terrorism that substantially or totally disable our system would cause a loss of revenue, reducing our profitability, and could result in the recognition of a loss for any uninsured assets that are substantially or totally disabled.

We are subject to risks due to the unique international nature of our operations.

      We provide communications services in over 200 countries and territories, and we believe that this fact distinguishes us from our competitors. Accordingly, we may be subject to greater risks than our competitors as a result of the international nature of our business operations. We could be harmed financially and operationally by tariffs, taxes and other trade barriers that may be imposed on our services, or by political and economic instability in the countries in which we provide service. If we ever need to pursue legal remedies against our customers or our business partners located outside of Bermuda, the United States or the United Kingdom, it may be difficult for us to enforce our rights against them.

      Most of our customers are required to pay for our services in U.S. dollars. Fluctuations in the value of non-U.S. currencies may make payment in U.S. dollars more expensive for our non-U.S. customers. In addition, our non-U.S. customers may have difficulty obtaining or exporting U.S. currency due to currency exchange controls. For example, because of the current uncertainty in the Argentine economy, the Argentine government has from time to time imposed restrictions on the remittance of payments abroad. Any such restrictions or any events relating to political uncertainty in Argentina could put some of our backlog represented by contracts with Argentine customers at risk.

Risk Factors Relating to the Proposed Acquisition of Satellites and Other Related Assets from Loral

The proposed Loral transaction may not occur on a timely basis or at all, as the sale process under the U.S. Bankruptcy Code involves certain risks and uncertainties and as the required governmental approvals may not be obtained on a timely basis or at all.

      The Sellers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and will continue to operate as debtors in possession. Prior to the Sellers’ emergence from bankruptcy protection, the Sellers’ assets may only be sold in accordance with, among others, the requirements of Section 363 and Section 365 of the U.S. Bankruptcy Code, which govern sales of assets by a trustee or debtor in possession outside of the ordinary course of business. The sale of the Sellers’ assets that are the subject of the agreement is subject to the approval of the U.S. Bankruptcy Court for the Southern District of New York, which is the court in which the Sellers filed their voluntary bankruptcy petitions and is referred to as the bankruptcy court. Although the bankruptcy court approved the sale of the assets to us after the conclusion of a bankruptcy court-authorized auction that afforded other interested parties the opportunity to make higher or better offers for the Sellers’ assets, the bankruptcy court’s sale order did not address the objection to the sale filed by Viacom Inc. and CBS Broadcasting Inc. relating to the assignment of a contract to provide transponder capacity. This objection has been adjourned by the bankruptcy court and will be subject to further proceedings. A failure of this contract to be assigned to us could constitute a failure of a condition to the closing of the proposed Loral transaction. A number of governmental approvals will also be required in order to complete the proposed transaction, including approvals relating to FCC matters. These approvals may not be obtained in the time required under the asset purchase agreement or at all. A delay in obtaining or failure to obtain these approvals may prevent the proposed transaction from being completed. If the proposed Loral transaction is terminated or is not completed prior to April 30, 2004 as a result of any appeal, the failure to obtain a required governmental approval or any other reason, a portion of the 2008 and a portion of the 2013 notes will be mandatorily redeemed.

The purchase price for the assets is subject to adjustment and, therefore, the final purchase price cannot be determined at this time.

      Under the asset purchase agreement, the base price for the purchase of the assets to be acquired is $1.025 billion. However, the purchase price is subject to adjustment both upward and downward depending upon the occurrence of specified events. As a result, it is not possible to ascertain the final purchase price as of the date of this prospectus.

The proposed transaction may not be as financially or operationally successful as originally contemplated.

      In agreeing to the terms and conditions of the asset purchase agreement, we made certain business assumptions and determinations based on our investigation of the assets, the Sellers and the business they conduct on the satellites to be acquired as well as other information then available. However, these assumptions and determinations involve certain risks and uncertainties that may cause these assumptions and determinations to be inaccurate. As a result, we may not realize the full benefits that we are expecting from the proposed transaction.

      For example, our assumptions as to future revenue in connection with the assets may prove to be incorrect. In addition, if some or all of the customers that we expect to continue to lease transponder capacity on the acquired satellites fail to renew their commitments as they expire or terminate their commitments early, the satellites to be acquired could generate substantially less revenue than anticipated. If our assumptions, including those relating to the revenue-generating potential of the satellites to be acquired, prove to be inaccurate, then the financial success of the proposed transaction may be materially adversely affected.

We will be dependent on services provided by the Sellers and SS/L and their ability to retain highly skilled employees in order to integrate and operate the satellites as part of our business and operations and to complete construction of Telstar 8 and an additional satellite that we have agreed to order from SS/L.

      We will rely, at least initially, on the training and technical services provided by the Sellers under transition services agreements in order to integrate and operate the satellites as part of our business and operations. In addition, we are relying on SS/L to complete construction of Telstar 8. Any failure of the Sellers or SS/L to provide these services in accordance with their obligations may increase the costs of integrating the Sellers’ assets or prevent us from realizing the benefits that we expect from the proposed Loral transaction.

      If the Sellers fail to comply with the transition services agreements or if they fail to provide the required training and services in a timely, professional, workmanlike and consistent manner, the satellites to be acquired may not be properly and effectively integrated into our business and operations. Similarly, if SS/L fails to comply with the procurement agreement relating to Telstar 8 or if SS/L fails to perform its obligations thereunder in a timely, professional, workmanlike and consistent manner, construction of the satellite may not be completed on a timely basis or at all. These failures may result from the pending bankruptcy proceedings relating to the Sellers and SS/L. For example, the bankruptcy proceedings may make it difficult for the Sellers or SS/L to maintain the highly skilled workforce that will be necessary to provide services under the transition services agreements or complete construction of Telstar 8. If the Sellers fail to provide the services as required under the transition services agreement, given the complexity of the services to be provided under those agreements, it could be difficult to engage an alternative service provider to mitigate the effect of this failure. If an alternative service provider could not be engaged on a timely basis or at all, we may incur unexpected costs in connection with integrating and operating the satellites as part of our business and operations, and we may not realize the full benefits that we expect from the proposed Loral transaction. If SS/L fails to deliver Telstar 8, we may not achieve the full expected benefits of the proposed Loral transaction.

      Pursuant to our asset purchase agreement with the Sellers, we have agreed to enter into a procurement agreement with SS/L for a new satellite upon the closing of the proposed Loral transaction. We will make a deposit of $100.0 million as prepayment for a portion of the purchase price of this new satellite. SS/L’s obligations under this procurement agreement will be secured by SS/L’s and its affiliates’ interest in a satellite and related collateral that are not included in the assets to be acquired from the Sellers. Our obligation to make the $100.0 million prepayment is conditioned on our receiving the required security interest. If we enter into this procurement agreement and SS/L fails to perform its obligations thereunder in a timely, professional, workmanlike and consistent manner, construction of this new satellite may not be completed on a timely basis or at all. In addition, if SS/L fails to perform its obligations under this procurement agreement, we may not be able to recover our cash deposit and may be forced to foreclose on the collateral.

Risk Factors Relating to Our Privatization

The amendments to the INTELSAT Agreement necessary to enable the IGO to privatize have not been formally ratified and are being provisionally applied pending ratification.

      The INTELSAT Agreement, the international treaty that formally created the IGO, was required to be amended in order for the IGO to privatize. Formal ratification of the amendments to the INTELSAT Agreement has not yet occurred. Until these amendments are formally ratified, there is a risk that the legal validity of our privatization could be challenged.

      Formal entry into force of the amendments to the INTELSAT Agreement requires approval by the IGO’s Assembly of Parties, a governing body of the IGO, which has been obtained. It also requires formal ratification by the IGO’s member states, referred to as the Parties. Formal ratification of the amendments by a Party is carried out in accordance with the domestic laws of that Party. In many cases, this process requires legislative or comparable action by the applicable governmental body and may be lengthy. Because the ratification process was expected to be lengthy and the Assembly of Parties wanted to proceed with the IGO’s privatization, the Assembly of Parties decided to provisionally apply, or rapidly implement, the amendments to the INTELSAT Agreement with effect from July 18, 2001, pending formal entry into force of these amendments. Provisional application is an accepted principle of international law permitting rapid implementation of a treaty or other intergovernmental agreement pending its formal ratification.

      Until the amendments to the INTELSAT Agreement are formally ratified, there is a risk that a Party or another person or entity might attempt to challenge the provisional application of the amendments. Based on legal opinions that we have received and based on prior use of the principle of provisional application in international law, we believe that provisional application is a legally valid and sustainable method of implementing our privatization pending formal ratification of the amendments. Nevertheless, if a challenge were to occur, a tribunal could determine that the principle of provisional application was not a legally valid method of implementing our privatization. If it was determined by a tribunal that provisional application was not legally valid, we believe that the tribunal would uphold the privatization on other legal grounds, including that the Assembly of Parties, acting within its authority, validly authorized the transfer of the IGO’s assets to us. However, we cannot be certain that a tribunal would either uphold provisional application or uphold our privatization on other legal grounds.

      If a tribunal did not uphold the provisional application of the amendments to the INTELSAT Agreement, we believe, based on legal opinions that we have received as well as the provisions of the INTELSAT Agreement, that the only remedy available in the event of such a challenge would be for a challenging Party to withdraw from the IGO, which is referred to post-privatization as ITSO. In this event, we believe that the withdrawing Party might be entitled to some portion of the assets of ITSO at the time of withdrawal but would not be entitled to any portion of our assets. However, we cannot be certain that a successful challenge to provisional application would not have a material adverse effect on our business overall.

We believe that our business realized certain advantages as a result of being operated by the IGO. Our business no longer enjoys these advantages following the privatization.

      Prior to July 18, 2001, our business was operated by the IGO. We believe that our business realized advantages as a result of being operated by the IGO. The loss of these advantages upon our privatization may adversely affect our business.

      As a public intergovernmental organization, the IGO enjoyed privileges, exemptions and immunities when operating in many of its member states, including the United States. The privileges, exemptions and immunities enjoyed by the IGO included immunity from government regulation and from competition laws, as well as tax exemptions. In addition, in many of the IGO’s member states, officers and employees of the IGO had immunity from suit and legal process relating to acts performed by them in their official capacities. Our business benefited from these privileges, immunities and exemptions and, following our privatization on July 18, 2001, we are no longer entitled to these benefits.

      In addition to the loss of these advantages as a result of our privatization, we no longer enjoy the financial backing of holders of investment share in the IGO, which virtually ensured the IGO’s ability to access the capital markets. The IGO also acted as trustee of its owners’ investment share, which served as collateral for telecommunications services fees owed to us by these owners. We no longer have the benefit of this collateral.

      Also, the IGO’s owners held investment share in the IGO and were the IGO’s principal customers. Our shareholders, who were the IGO’s owners before privatization, accounted for approximately 88% of our telecommunications revenue in 2000, 89% in 2001 and 78% in 2002. Because the IGO’s owners received investment share in the IGO based on their percentage use of the IGO’s satellite system, many of our customers had an incentive to use the IGO’s system. As a result, being operated as an IGO may have provided a competitive advantage to our business. Because ownership of our ordinary shares is no longer connected to our customers’

use of our system, our customers may increase their use of the systems of other telecommunications services providers, which could negatively impact our future revenue and profitability.

Some provisions of the service agreements we entered into with customers as part of our privatization are unfavorable to us.

      In connection with our privatization, we entered into various contractual arrangements with our customers that contain provisions unfavorable to us. These contractual arrangements may limit our flexibility in marketing our services and introducing new service offerings.

      We have agreed to provide most favored customer, or MFC, protection for the customer service commitments that were transferred from the IGO to our Intelsat Global Sales subsidiary pursuant to novation agreements. If we offer another customer a price on substantially similar satellite services that is more than 5% lower than the price the customer with MFC protection is currently paying for those services, then we are required to offer that lower price on like terms to the customer with MFC protection. Satellite services are considered to be substantially similar if they have the same or comparable nine contract parameters, including service term and bandwidth. Approximately 49% of the outstanding customer commitments represented in our December 31, 2002 backlog are entitled to MFC protection. MFC protection continues for up to five years after July 18, 2001. Accordingly, the MFC protection provision restricts our ability to set prices freely over the five-year period starting July 18, 2001 and may inhibit us from reducing the prices that we charge to our customers. This limitation could materially adversely affect our ability to respond to competition in a particular geographic or service area.

      We have also agreed to provide price protection for some of our customers, primarily those from low income or low teledensity countries, pursuant to lifeline connectivity obligation, or LCO, contracts. These customers have elected to have LCO protection instead of MFC protection with respect to particular service commitments. Approximately 23% of the outstanding customer commitments represented in our December 31, 2002 backlog are LCO-protected. LCO protection provides a customer the right to renew a covered service commitment at a price no higher than the price charged for that service on the privatization date. In some circumstances, we may be required by an LCO contract to reduce our prices for a covered service commitment. LCO protection can continue until July 18, 2013. Until LCO protection expires, it may adversely affect our ability to set prices freely.

      We also agreed to enter into non-exclusive service distribution agreements with our customers who wanted to be authorized distributors of services ordered from us after privatization. The distribution agreements place conditions on our ability to engage in some types of retail activities during the initial five-year term of the agreements. These retail business restrictions could hinder or delay our ability to provide new types of services to our customers or to implement our business strategies. The distribution agreements also contain a non-discriminatory treatment provision that requires us to treat all of our similarly situated distributors in a non-discriminatory fashion with respect to our services. Accordingly, the distribution agreements restrict our ability to offer services to our customers at different prices or according to different terms and conditions. Because customers have the option of renewing the initial five-year term of a distribution agreement for another five years, we may be subject to these non-discriminatory treatment restrictions for up to ten years after July 18, 2001.

      Because the contractual restrictions described above limit our flexibility in the operation of our business and the execution of our business strategy, they could have a material adverse effect on our ability to compete effectively and to implement our business strategies.

Risk Factors Relating to Regulation

Successful deployment of our satellites depends upon our ability to maintain existing regulatory authorizations to operate our satellites at certain locations and to obtain any required authorizations in the future. If we do not obtain all of the authorizations necessary to complete our satellite deployment plans on schedule, we will not be able to implement our business strategy and expand our operations as we currently plan.

      The operation of our existing and currently planned satellites is regulated by the FCC. We have obtained authorizations from the FCC to operate our existing satellites and to construct, launch and operate our planned additional satellite. FCC authorization for our existing and currently planned satellites is conditioned on our compliance with the requirements of the Open-market Reorganization for the Betterment of International Telecommunications Act, known as the ORBIT Act, described in the risk factor below. If we do not maintain FCC authorizations for our existing and currently planned satellites or do not obtain any required authorizations in the future, we would not be able to operate our satellites unless we obtained authorization from another licensing jurisdiction and therefore may not be able to continue as a going concern.

      The FCC reserves the right to require a satellite to be relocated to a different orbital location if it determines that relocation is in the public interest. In addition, if we do not place a satellite into service in a designated orbital location by the deadline set by the FCC, our rights to this orbital location could expire or be revoked by the FCC. The satellites in our fleet receive and transmit signals using two portions of the electromagnetic spectrum, called the C-band and the Ku-band. The C-band refers to a range of frequencies in this spectrum from approximately 3,625 MHz to 6,425 MHz, and the Ku-band refers to frequencies from approximately 10,950 MHz to 14,500 MHz. If we lose our rights to any of our current 22 C- and Ku-band orbital locations, the location would be returned to the International Telecommunication Union and would become available for use by another satellite operator. We cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our C-band or Ku-band orbital locations could significantly affect our plans and our ability to implement our business strategy. Loss of an orbital location could cause us to lose the revenue from services located at that orbital location to the extent these services cannot be provided by satellites at other orbital locations.

We may not be able to complete an initial public offering of equity securities on the terms or schedule that meet the requirements of the ORBIT Act. If we do not comply with the privatization criteria, including the criteria relating to our initial public equity offering, set forth in the ORBIT Act, the FCC could withhold authorization for our pending applications or could limit the use of our satellite capacity for certain types of services to, from or within the United States. Moreover, because FCC authorizations for our existing satellites are conditional, our failure to complete an initial public equity offering on the terms or schedule that meet the requirements of the ORBIT Act could result in the breach of covenants contained in our debt instruments.

      The ORBIT Act sets forth privatization criteria that the FCC must evaluate in considering our license and renewal applications, and in connection with customer requests for authorization to use our satellite capacity to provide “non-core services” to, from or within the United States. “Non-core services” are defined in the ORBIT Act as any services other than public-switched voice telephony and occasional use television. One of the statutory criteria requires us to make an initial public offering of our equity securities that will “substantially dilute” the ownership interest in our company held by the IGO’s former Signatories, which were its primary owners. The ORBIT Act, as amended, sets a deadline for us to conduct an initial public offering of equity securities of December 31, 2003, which may be extended to June 30, 2004 by the FCC. We have submitted to the FCC a request for an extension of the deadline to June 30, 2004 that is pending before the FCC. EchoStar Satellite Corporation filed comments seeking denial of our request, and we filed a response. On October 28, 2003, EchoStar Satellite Corporation filed a letter with the FCC stating that its comments were withdrawn. Even if our request is granted, because the June 30, 2004 deadline cannot be further extended unless the ORBIT Act is amended, we may be required to conduct our initial public equity offering at a time when market conditions for the offering are unfavorable.

      In considering our applications and customer requests as described above, the FCC is required to determine whether we have privatized in a manner consistent with the criteria set forth in the ORBIT Act, including the criteria relating to our initial public offering of equity securities. The ORBIT Act’s criteria for our initial public equity offering are subject to interpretation by the FCC, and we cannot be certain how the FCC will interpret these criteria. Even if we complete our initial public equity offering prior to the ORBIT Act’s deadline, the FCC may determine after completion of the offering that it has not resulted in a substantial dilution of the former Signatories’ ownership in our company, or that it has failed to comply with the requirements of the ORBIT Act in some other way. If the FCC determines that we have failed to privatize in accordance with the criteria set forth in the ORBIT Act, including the criteria relating to our initial public equity offering, the ORBIT Act directs the FCC to impose limitations on or deny our applications for satellite licenses and for the renewal of satellite licenses as well as to limit or revoke previous authorizations to use our satellite capacity to provide “non-core services,” as defined above, to, from or within the United States. Accordingly, we could be prevented from providing capacity for services such as Internet access and high-speed data and video transmission. If we were prevented from providing capacity for these services, our revenue and the value of our business would be significantly impacted. In 2002, revenue derived from U.S. customers for the use of our capacity for services that we believe would be characterized as “non-core services” was approximately $125.0 million. We would also be unable to implement important aspects of our business strategy, including our strategy to expand our customer base for video applications, and we would be unable to realize the full expected benefits of the proposed Loral transaction. Our failure to complete an initial public equity offering on the terms or schedule that meet the requirements of the ORBIT Act could result in the breach of covenants that are contained in our existing debt instruments and that may be contained in our future debt instruments, such as covenants to comply with governmental licenses, and could constitute the failure to satisfy a condition to borrowing under an agreement governing our future debt instruments.

The results of any International Telecommunication Union coordination process may interfere with our use of orbital locations for our future satellites or prevent us from operating satellites in those orbital locations as contemplated by our business plan. Also, our rights to orbital locations may change or expire.

      We are required to coordinate the use of our satellites at particular orbital locations through the International Telecommunication Union coordination process in order to prevent interference between our satellite system and other existing or planned satellite systems. The coordination process may result in modifications of our proposed coverage areas or satellite deployment plans. We may be required to accept modifications that significantly restrict our use of a particular orbital location, possibly to the extent that our use of the orbital location would no longer be financially viable. Moreover, the coordination of our future satellites may not be successful and may not allow us to operate our satellites in accordance with our desired satellite deployment plans.

      In accordance with the Radio Regulations of the International Telecommunication Union, the FCC has reserved on our behalf rights to 22 C-band and Ku-band orbital locations. Our in-orbit satellites do not currently occupy all of these orbital locations. If we are unable to place satellites into currently unused orbital locations by specified deadlines imposed by the International Telecommunication Union or the FCC, or if we are unable to maintain satellites at the orbital locations that we currently use, we may lose our rights to use these orbital locations and the locations could become available for other satellite operators to use. As noted above, we cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our C-band or Ku-band orbital locations could significantly affect our plans and impact our ability to implement our business strategy. Such a loss could therefore have a material adverse effect on our revenue and profitability, as well as on the value of our business.

      The Radiocommunications Agency of the U.K.’s Department of Trade and Industry has made filings on our behalf with the International Telecommunication Union for the rights to use a number of Ka-band orbital locations. We currently do not have any Ka-band satellites, and therefore we are not currently utilizing any of these filings. Under the Radio Regulations of the International Telecommunication Union, which the Radiocommunications Agency applies to satellite operators subject to its jurisdiction, we must bring into use these filings by specified deadlines or we will lose our rights to the associated orbital locations. We are required to use some of our Ka-band orbital locations by 2005. If we do not deploy any Ka-band satellites by that time, we may lose our rights to these Ka-band orbital locations. We must occupy other Ka-band locations by 2006. We have not at this time entered into any contracts for the manufacture of a Ka-band satellite. We may decide not to deploy any Ka-band satellites at all. Even if we do decide to deploy one or more Ka-band satellites, we may not be able to manufacture and launch any of them before the expiration of our rights to use the Ka-band orbital locations. If we lose our rights to use these Ka-band orbital locations, the locations would then become available for other satellite operators.

We are subject to regulatory and licensing requirements in each of the countries in which we provide services, and our business is sensitive to regulatory changes in those countries.

      The telecommunications industry is highly regulated, and, in connection with operating our business, we need to obtain various local, national and international regulatory approvals from time to time. If we cannot comply with the laws and regulations that apply to us, we could lose our revenue from services provided to the countries and territories covered by these laws and regulations.

      Before privatization, our operations were limited primarily to providing wholesale satellite capacity to our customers, and we did not provide any ground network uplinks, downlinks or other value-added services. Pursuant to our business strategy, we have expanded our operations to provide these services for some of our customers, and accordingly have become subject to additional regulatory requirements. If we cannot obtain or are delayed in obtaining the regulatory approvals needed to provide new services to our customers and to engage in these operations, we may not be able to implement elements of our business strategy according to our current schedule. If we are not able to expand into new services and operations, or are significantly delayed in doing so, the revenue associated with these new services will also be delayed or may not be realized at all.

      We also need to maintain our existing regulatory approvals, and from time to time obtain new regulatory approvals, in connection with the satellite services that we provide to our customers. We are subject to the regulatory and licensing requirements of each of the countries in which we provide our services, as well as to certain international regulatory regimes. For example, we are subject to and need to comply with:

•	the laws and regulations administered by the FCC;

•	other U.S. laws and regulations, including U.S. export control laws and U.S. sanctions regulations;

•	regulation by the Bermuda Monetary Authority and the Minister of Finance of Bermuda and other Bermuda laws and regulations;

•	regulation by the Radiocommunications Agency of the U.K.’s Department of Trade and Industry;

•	the economic sanctions imposed by the United Nations;

•	the International Telecommunication Union coordination process; and

•	the laws and regulations of the over 200 countries and territories in which we provide our services.

      Obtaining and maintaining these approvals can involve significant time and expense. If we fail to obtain particular regulatory approvals, this failure may delay or prevent our ability to provide services to our customers. In addition, the laws and regulations to which we are subject could change at any time. The countries, territories and institutions that regulate us could adopt new laws, policies or regulations or change their interpretation of existing laws, policies or regulations at any time. Any of these changes could make it more difficult for us to obtain or maintain our regulatory approvals or could cause our existing authorizations to be revoked or terminated. If we fail to obtain regulatory authorizations important to our current business or our business strategy, this failure could result in decreased revenue, increased costs and a decline in our profitability.

If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws of the United States, we may be unable to export technical information or equipment that we are required to provide to non-U.S. persons and companies under our contracts, including our satellite construction and launch contracts. Failure to obtain authorizations under the U.S. export control laws or revocation of any of these authorizations could have a material adverse effect on our business.

      As a company with subsidiaries located in the United States, we are required to comply with U.S. export control laws in the operation of our business. If we do not maintain our existing authorizations or obtain necessary future authorizations under these export control laws, we may be unable to export technical information or equipment as required under our satellite construction, launch and insurance contracts.

      Satellites and related equipment, as well as technical information relating to satellites, are regulated under U.S. export control laws as defense items. Many of our current contracts for the manufacture, launch, operation and insurance of our satellites require the export of satellite hardware or technical information to locations outside of the United States or to non-U.S. persons or companies. U.S. export control laws require that we obtain a license from the U.S. Department of State’s Office of Defense Trade Controls in order to export any satellites or related equipment or technical information to non-U.S. persons or to locations outside of the United States. We also have to obtain licenses from the U.S. Department of Commerce’s Bureau of Industry and Security, formerly the Bureau of Export Administration, in connection with the export of some of the equipment relating to our satellite network. We have obtained the licenses we currently need in order to export the equipment and information required by our contracts and by our current operations, but these licenses could be revoked. In addition, we may not be able to obtain the licenses we may require in the future. If we cannot obtain these licenses in the future, or if any of the licenses already granted to us are revoked, it could have a significant negative impact on our ability to acquire new satellites, launch new satellites, insure our satellites or operate the satellites in our network, which would have a material adverse effect on our revenue and profitability. It would also increase our risk, as insurance may be unavailable to us.

      Many of our employees are non-U.S. nationals. Access to technical information relating to our satellites by these non-U.S. national employees is also regulated by U.S. export control laws. We have obtained export authorization from the Office of Defense Trade Controls to allow all necessary non-U.S. national employees to have access to our technical information that is subject to U.S. export control laws. However, this authorization could be revoked for cause, which could prevent us from obtaining a new authorization in the future. In addition, the authorization requires us to maintain certain internal controls relating to this technical information. If we do not properly manage our internal compliance or if any of our employees violates applicable laws or regulations, we could be exposed to civil and criminal liability.

      In addition, because we conduct management activities from Bermuda, our U.S. suppliers must comply with U.S. export control laws in connection with their export of satellites and related equipment and technical information to us. Our ability to acquire new satellites, launch new satellites or operate our satellites could also be negatively affected if our suppliers do not obtain needed authorizations from the Office of Defense Trade Controls or the Bureau of Industry and Security.

Risk Factors Relating to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

      We have a significant amount of indebtedness. As of June 30, 2003, after giving pro forma effect to the Loral transaction and our issuance and sale in November 2003 of the original notes, our total indebtedness would have been approximately $2.4 billion, excluding available capacity under our existing revolving credit facility. In addition, we have entered into a commitment letter with a group of banks pursuant to which those banks have agreed to provide financing in connection with the proposed Loral transaction and to provide sufficient liquidity following the closing of the transaction to pay our near-term debt obligations as they become due and for working capital requirements. We anticipate that the new credit facility would include a revolving credit facility that would replace our existing three-year credit facility.

      Our substantial indebtedness could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to, or limit our flexibility in responding to, changes in economic or industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations for payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital or capital expenditures or for other general corporate purposes;

•	limit our ability to engage in strategic transactions or implement our business strategy;

•	place us at a competitive disadvantage compared to any of our competitors that may have less debt; or

•	limit our ability to borrow additional funds.

      Our ability to make payments on and to refinance our indebtedness, including the notes offered hereby, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive and other factors that are beyond our control.

      In spite of our current indebtedness levels, we may incur additional debt. If we incur additional indebtedness, these risks will be magnified.

We will be dependent on distributions from our subsidiaries to make payments on the notes. The notes will be effectively subordinated to all existing and future liabilities and other obligations of Intelsat, Ltd.’s subsidiaries and will be effectively subordinated to any and all of Intelsat, Ltd.’s future indebtedness that is secured, unless the notes are equally and ratably secured.

      Intelsat, Ltd. is a holding company and therefore depends on dividends, distributions and other payments from its subsidiaries to fund all payments on its debt obligations, including its obligations to make payments on the notes. Intelsat, Ltd.’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the indebtedness of Intelsat, Ltd. or to make any funds available to Intelsat, Ltd. to do so. Intelsat, Ltd.’s subsidiaries may in the future become parties to credit agreements that contain covenants that restrict the payment of dividends or other distributions. Moreover, Intelsat, Ltd.’s right to participate in a distribution of assets of any of its subsidiaries, whether in liquidation, reorganization or otherwise, will be subject to the prior claims of the creditors of that subsidiary. The ability of holders of the notes to benefit from distributions of assets from Intelsat, Ltd.’s subsidiaries will be subject to those prior claims. This means that, if any subsidiary of Intelsat, Ltd. becomes bankrupt or insolvent, its assets would be used to satisfy its own liabilities and obligations before Intelsat, Ltd. could use those assets to make payment on its liabilities and obligations, including the notes. Consequently, the notes will be effectively subordinated to all existing and future liabilities and obligations of Intelsat, Ltd.’s subsidiaries. To the extent that Intelsat, Ltd. is a creditor of a subsidiary, its claims would be effectively subordinated to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Intelsat, Ltd. The notes will also be subordinated to any of Intelsat, Ltd.’s future indebtedness that is secured by Intelsat, Ltd.’s assets or property to the extent of such assets or property, unless the notes are equally and ratably secured.

The notes may be redeemed prior to their final maturity. You may be taxed on the proceeds and you may not be able to reinvest the proceeds at the same or a higher rate of return.

      We may redeem the notes prior to their final maturity. In addition, we will be required to redeem a portion of the 2008 notes and a portion of the 2013 notes at the redemption price of 102% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, and any other amounts due to the date of redemption, upon the earliest to occur of any mandatory redemption event. Under current U.S. federal income tax law, the redemption of notes in which you have an interest would be a taxable event to you. In addition, you may not be able to reinvest the money you receive upon redemption at a rate that is equal to or higher than the rate of return you receive on the notes.

If you do not elect to exchange your original notes for new notes, you will hold securities that are not registered and that contain restrictions on transfer.

      The original notes that are not tendered and exchanged will remain restricted securities. If the exchange offer is completed, we will not be required to register any remaining original notes, except in the very limited circumstances described in the registration rights agreement. That means that if you wish to offer, sell, pledge or otherwise transfer your original notes at some future time, they may be offered, sold, pledged or transferred only if an exemption from registration under the Securities Act of 1933 is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933. Any remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

      To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

There has not been, and may not be, a public market for the notes.

      The notes are new issues of securities for which there is currently no market. We cannot guarantee the future development of a market for the notes or the ability of holders to sell, or the price at which holders may be able to sell, their notes. If the notes are traded after their initial issuance, they may trade at a discount from the initial offering price of the original notes, depending upon prevailing interest rates, the market for similar securities and other factors. Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., the initial purchasers of the original notes, have informed us that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, the initial purchasers are not obligated to do so, and any market making by them may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the notes or, if a market develops, whether it will continue. We do not intend to apply for listing of the notes on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system.

Because we are incorporated under the laws of Bermuda and many of our directors and officers reside outside of the United States, it may be difficult for you to enforce judgments against us or our directors and officers.

      Many of our directors and officers reside outside of the United States and most of our assets and some of their assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements.

      When used in this prospectus, the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: our intent to leverage our strengths and our leadership position in our industry to grow our business; our ability to sustain our leadership position in the fixed satellite services sector; our ability to leverage our relationships with our diverse customers to accelerate the introduction of new services; our belief that the provision of satellite capacity to video and government/ military customers represents an opportunity for stable growth over the long term; our ability to build new broadcast communities for video services in certain markets; our belief that the demand for broadband access and direct-to-home transmission of television programming could contribute to future growth in the demand for satellite services in certain markets; our ability to continue to introduce new hybrid network services; our belief that we can use strategic transactions to improve our competitive position; our belief that the globalization of business will cause the demand for telecommunications services to continue to grow; our belief that growth in data traffic, from which we benefit, will continue; our belief that the demand for integrated communications services is increasing; our belief that our customer base provides us with a competitive advantage in local markets around the world as we introduce new services; our belief that our customers require integrated and managed services best addressed by a hybrid network that combines space and terrestrial infrastructure; our belief that there will be continued growth in the demand for fixed satellite services; our belief that deregulation will present additional opportunities for us; our expectation that the introduction of high definition television services in developed markets will increase demand for wholesale satellite capacity; the trends that we believe will impact our telecommunications revenue and operating expenses in the future; statements about our expectations regarding the proposed acquisition of satellites and other related assets from Loral Space & Communications Corporation and certain of its affiliates; our belief that the proposed Loral transaction, if completed, would increase our revenue from broadcasting, cable television, private data network and other point-to-multipoint traffic and enable us to maintain our global leadership position in the fixed satellite services sector; our belief that the proposed Loral transaction, if completed, would increase our operating expenses; our expectation that the proposed Loral transaction, if completed, will positively impact our revenue; our expectation that we will be able to operate the Loral satellites to be acquired at margins higher than those at which the satellites are currently operated; our expectation that our net income may decrease in the future if the proposed Loral transaction is completed; our expectation that our capital expenditures will increase if the proposed Loral transaction is completed; our expectation that we will finance the purchase price of the assets to be acquired by incurring additional indebtedness; our expectation that, if the proposed Loral transaction is completed, our most significant liquidity requirements will arise in connection with the transaction; our expectation that we will establish a new credit facility; our expected capital expenditures in 2003; our expectation that our most significant cash outlay in 2003 will be for funding of our 10-02 satellite; our expectation that a majority of our revenue in 2003 will be generated from existing customer service contracts; our expectation that our shareholders will account for a smaller percentage of our revenue in 2003 than they accounted for in 2002 and the possibility that our board of directors may establish a quarterly dividend policy.

      The forward-looking statements made in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors.”

      Other factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to:

•	the quality and price of comparable communications services offered or to be offered by our competitors;

•	the perceptions of our business, operations and financial condition and the industry in which we operate by the financial community and ratings agencies;

•	political, economic and legal conditions in the markets we are targeting for communications services or in which we operate; and

•	other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

      In connection with the proposed acquisition of satellites and other related assets from Loral Space & Communications Corporation and certain of its affiliates as described in this prospectus under “Agreement to Purchase the North American Satellite Assets of Loral,” factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to:

•	the failure to complete the proposed transaction or the need to modify aspects of the proposed transaction in order to obtain regulatory approvals;

•	our inability to obtain sufficient funds on reasonable and acceptable terms in order to complete the proposed transaction;

•	a change in the health of, or a catastrophic loss during the in-orbit operations of, the satellites to be acquired;

•	the failure to achieve our strategic objectives for the proposed transaction; and

•	the possibility that the purchase price for the assets to be acquired may be adjusted upward.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this prospectus and to view all forward-looking statements made in this prospectus with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

      We are incorporated under the laws of Bermuda. In addition, certain of our directors and officers reside outside of the United States and most of our assets and some of their assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

ABOUT INTELSAT, LTD.

Our History

      We are the successor entity to the International Telecommunications Satellite Organization. The IGO was a public intergovernmental organization created on an interim basis by its initial member states in 1964 in order to establish and operate a global satellite system that would provide, on a commercial basis, the space segment required for international public telecommunications services. These services were to be available on a global and non-discriminatory basis. The IGO was formally established in February 1973 upon entry into force of an intergovernmental agreement.

      Immediately before the privatization, the IGO had 148 member states, known as the Parties. The Parties designated certain entities, known as the Signatories, to market and use the IGO’s communications system within their territories and to hold investment share in the IGO. Signatories were either private telecommunications entities or governmental agencies of the applicable Party’s country or territory. Some Signatories authorized certain other entities located within their territories that used the IGO’s satellite system, known as the Investing Entities, to invest in the IGO as well. Both Signatories and Investing Entities made capital contributions to the IGO and received capital repayments from the IGO in proportion to their investment share in the IGO. Signatories and Investing Entities were also the IGO’s principal customers. Each Signatory’s and Investing Entity’s investment share in the IGO was based on its level of use of the IGO’s satellite system as compared to the use by other Signatories and Investing Entities.

      As a public intergovernmental organization, the IGO was exempt from various taxes and enjoyed privileges, exemptions and immunities in many of its member states. However, due to its status as an intergovernmental organization, the IGO’s business was subject to certain operating restrictions. For example, the IGO could not own or operate its own earth stations or provide retail services directly to end users in certain countries. It also could not set market-based pricing for its services or engage in business relationships with non-Signatories without first obtaining Signatory approval.

The Privatization

      Our management began contemplating privatization in the mid-1990s in order to be able to operate our business free of the restrictions described above and to better position us to be responsive to a number of commercial, competitive and regulatory forces. On November 30, 1998, as a precursor to the privatization, the IGO transferred a portion of its assets and liabilities to New Skies. The assets and liabilities transferred to New Skies consisted of five in-orbit satellites, an additional satellite under construction, a related launch contract, associated contracts for the provision of satellite capacity and other related assets and liabilities. On November 17, 2000, the Assembly of Parties unanimously approved our management’s specific plan for our privatization and set the date of privatization for July 18, 2001. On July 18, 2001, substantially all of the assets and liabilities of the IGO were transferred to us.

      The privatization required the amendment of the two formal agreements establishing the IGO. These two agreements were the Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the INTELSAT Agreement, and the Operating Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the Operating Agreement, which both entered into force in February 1973. Because the process to formally ratify the amendments to the INTELSAT Agreement was expected to be lengthy, the IGO’s Assembly of Parties decided to provisionally apply, or rapidly implement, the amendments on a consensus basis with effect from July 18, 2001, pending their formal ratification. See “Risk Factors” for a discussion of the risks associated with our privatization.

      Formal entry into force of the amendments to the INTELSAT Agreement will occur 90 days after the depositary to the INTELSAT Agreement notifies all of the Parties that it has received formal notice of approval, acceptance or ratification of the amendments from the required number of Parties. At that time, the amendments will formally enter into force for all Parties that have not withdrawn from the IGO, including those that have not yet accepted, approved or ratified the amendments. The required approval will be obtained once two thirds of the Parties that were parties to the INTELSAT Agreement on November 17, 2000, or 96 Parties, have notified the depositary of their formal approval, provided that those Parties or the Signatories they designated to hold an investment share in the IGO held at least two thirds of the total investment share of the IGO as of that date. As of October 8, 2003, the depositary to the INTELSAT Agreement had received formal notice of ratification from 85 Parties, representing over two thirds of the total investment share of the IGO as of November 17, 2000.

      Upon our privatization, the IGO’s Signatories and Investing Entities became the shareholders of all of the outstanding ordinary shares of Intelsat, Ltd. Each Signatory and Investing Entity that executed and delivered the required privatization agreements, including a shareholders agreement, received shares in Intelsat, Ltd. in proportion to its investment share in the IGO. The ordinary shares allocated to those Signatories and Investing Entities that had not executed and delivered the required privatization agreements by July 18, 2001 were transferred to a trust. These former Signatories and Investing Entities generally may receive their shares in Intelsat, Ltd. once they execute and deliver the required agreements and related documentation.

      The IGO, referred to post-privatization as ITSO, will continue to exist as an intergovernmental organization for a period of at least 12 years after July 18, 2001, and then may be terminated by a decision of the Assembly of Parties. Pursuant to an agreement among ITSO and Intelsat, Ltd. and certain of our subsidiaries, we have an obligation to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access, and ITSO monitors our implementation of this obligation. These core principles are described under “Business — Certain Customer Service Agreements — Novation Agreements — Lifeline Connectivity Obligation Contracts.”

Current Corporate Structure

      Intelsat, Ltd., a limited liability company incorporated under the laws of Bermuda, is a holding company and is the issuer of the notes being offered. Intelsat, Ltd. was incorporated on December 14, 1999 and operates pursuant to the Companies Act 1981 of Bermuda. The corporate structure of Intelsat, Ltd. and its principal subsidiaries is as follows:

      Intelsat (Bermuda), Ltd., a limited liability company incorporated under the laws of Bermuda, is a wholly owned subsidiary of Intelsat, Ltd. Intelsat Bermuda is responsible for the oversight of satellite procurement and operational matters. This subsidiary contracts with Intelsat LLC to buy all of Intelsat LLC’s satellite capacity and sells satellite capacity to Intelsat Global Sales and Intelsat Government Solutions Corporation.

      Intelsat Holdings LLC, a limited liability company organized under the laws of Delaware, is a wholly owned subsidiary of Intelsat Bermuda that in turn holds all of the membership interests in Intelsat LLC.

      Intelsat LLC, a limited liability company organized under the laws of Delaware, holds our satellites, satellite licenses, rights to use orbital locations and other related assets and sells all of its satellite capacity to Intelsat Bermuda. If the proposed Loral transaction is consummated, we expect that the satellites we acquire from Loral will be held in Intelsat LLC. Intelsat LLC is wholly owned by Intelsat Holdings LLC.

      Intelsat Global Sales & Marketing Ltd., a company organized under the laws of England and Wales, buys all of the satellite capacity that it requires from Intelsat Bermuda. Intelsat Global Sales, as the contracting party to most of our customer contracts, sells this satellite capacity directly to our customers and also sells satellite capacity to certain of our subsidiaries. Intelsat Global Sales is a wholly owned subsidiary of Intelsat Bermuda.

      Intelsat Global Service Corporation, a corporation organized under the laws of Delaware, provides technical, marketing and business support services to Intelsat, Ltd. and its subsidiaries pursuant to intercompany contracts. Intelsat Global Service Corporation is a wholly owned subsidiary of Intelsat Bermuda.

      Intelsat USA Sales Corp., a corporation organized under the laws of Delaware, is the contracting party with our U.S. customers. If the proposed Loral transaction is consummated, we expect that the customer contracts we acquire from Loral will be held in Intelsat USA Sales Corp. Intelsat USA Sales Corp. is a wholly owned subsidiary of Intelsat Global Sales.

      Intelsat Government Solutions Corporation, a corporation organized under the laws of Delaware, is the contracting party for our government customers in North America and Europe. Intelsat Government Solutions Corporation is a wholly owned subsidiary of Intelsat USA Sales Corp.

AGREEMENT TO PURCHASE THE NORTH AMERICAN SATELLITE ASSETS OF LORAL

      On July 15, 2003, Intelsat, Ltd., Intelsat Bermuda and Loral Space & Communications Corporation and certain of its affiliates entered into an asset purchase agreement relating to the proposed acquisition by Intelsat Bermuda of certain of the Sellers’ geostationary earth orbit satellites and other assets related to the satellites and the business that the Sellers conduct on those satellites.

      We believe that the proposed transaction, if completed, would further our strategic objectives of:

•	maintaining a global leadership position in a consolidating market for satellite operations;

•	enhancing our service application mix and geographic coverage; and

•	expanding our market share in the video business segment.

      We believe that the proposed transaction presents an important strategic business opportunity because it would enable us to expand our global network to include a North American franchise. Given the scarcity of orbital locations, a North American franchise would be difficult to build by other means. The transaction would also enable us to increase our customer base for point-to-multipoint video and data applications. Specifically, we believe that the transaction would:

•	increase our revenue from broadcasting, cable television, private data network and other point-to-multipoint traffic that we believe is not as susceptible to erosion to fiber optic cable as point-to-point traffic; and

•	permit us to provide enhanced services to customers in the broadcasting segment worldwide by enabling us to offer content distribution services into and throughout the continental United States, the largest broadcasting market in the world.

      The following diagram illustrates the expected regional coverage of the satellites in the Loral fleet to be acquired along with our existing fleet of 23 satellites and leased capacity on 2 additional satellites owned by other satellite operators.

      The primary assets that we expect to acquire include the Telstar 5, Telstar 6 and Telstar 7 satellites in orbit on which transponder capacity is leased or sold to customers for various applications. These assets also include the

Telstar 13 satellite, which was launched on August 7, 2003. We expect to acquire only the C-band payload and a portion of the common elements of Telstar 13. The remainder of Telstar 13 is owned by EchoStar Communications Corporation. In addition, we expect to acquire the Telstar 8 satellite, which is currently under construction. Under the terms of the asset purchase agreement, we had also agreed to acquire the Telstar 4 satellite, which was declared a total loss in September 2003. In October 2003, we and the Sellers amended the asset purchase agreement to provide that we will not acquire ownership of Telstar 4. As a result of the loss of Telstar 4, customers have cancelled contracts representing approximately $47 million of the Sellers’ future minimum lease receipts due from customers under long-term operating leases. The Sellers have announced that Telstar 4 was insured for $141.0 million, and we understand that the Sellers have filed an insurance claim for that amount. Under the asset purchase agreement, the purchase price for the assets to be acquired from the Sellers would be reduced by the amount of any insurance proceeds, net of specified warranty payments to customers, that the Sellers receive prior to the completion of the proposed Loral transaction, and we would be entitled to any of such proceeds received after completion of the transaction.

      Satellites in the North American orbital arc are used primarily to provide cable programming distribution, video broadcasting services and private data networking services. Satellites in the 121°W to 139°W orbital locations typically are used for the distribution of cable programming, with C-band capacity on satellites in those orbital locations being used primarily by cable content providers for distribution to cable head-ends. Satellites in the 72°W to 103°W orbital locations typically are used for video broadcasting, private data networking and video contribution, with C- and Ku-band capacity on satellites in those orbital locations being used primarily by major broadcast networks to deliver content to affiliates across the United States.

      The in-orbit satellites that we expect to acquire from the Sellers are used for cable programming distribution from the 121°W and 129°W orbital locations and for video broadcasting from the 93°W orbital location. The Sellers’ satellite in the 97°W orbital location is used by broadcasters and content providers for the direct-to-home broadcasting of specialty ethnic and regional programming. Together, the satellites we expect to acquire carry traffic for broadcasters, cable operators and private data network operators, including CBS Broadcasting Inc., Fox Broadcasting Company and the Hughes Network Systems, Inc. division of Hughes Electronic Corporation. The in-orbit satellites to be acquired had an estimated weighted average remaining orbital maneuver life of 16.0 years as of October 1, 2003. In addition, as of September 30, 2003, the satellites to be acquired had future minimum lease receipts due from customers under long-term operating leases of approximately $463 million. We understand that, in calculating future minimum lease receipts due from customers under long-term operating leases, Loral does not separately track what percentage is attributable to cancelable and non-cancelable contracts. As discussed in “Risk Factors,” portions of these future minimum lease payments may be at risk as a result of financial difficulties experienced by several of Loral’s customers and as a result of objections filed by Viacom Inc. and CBS Broadcasting Inc. with the bankruptcy court relating to the assignment to us of a contract to provide transponder capacity.

      Telstar 8 is expected to be launched into the 89°W orbital location, which had been occupied by Telstar 4, in the third quarter of 2004. Telstar 4 had been scheduled to move to the 77°W orbital location at that time. Under the terms of the asset purchase agreement, we will acquire the rights to the 77°W orbital location, but no satellite is currently scheduled to be moved or launched into that orbital location.

      The following table provides summary information for each of the in-orbit and under-construction satellites to be acquired from the Sellers, including:

•	orbital location, or expected orbital location for Telstar 8;

•	in-service dates, or expected in-service date for Telstar 8;

•	number of transponders, or expected number of transponders for Telstar 8, measured in 36 MHz equivalent units; and

•	service segments and markets served, or expected to be served for Telstar 8.

Transponders
(Measured in
Satellite and	In-Service	36 MHz
Orbital Location	Date	Equivalent Units)	Services/ Markets

Telstar 5 at 97°W	July 1997	24 C-band	-Broadcasting and syndication
		24 Ku-band	-Digital data applications
-Transmission of ethnic programming
Telstar 6 at 93°W	March 1999	24 C-band	-Broadcasting and syndication
		24 Ku-band	-Satellite news gathering
-Digital data applications
-Transmission of niche direct-to-home (DTH) programming
Telstar 7 at 129°W	November 1999	24 C-band	-Cable programming distribution
		24 Ku-band	-Internet/ private data networking applications
-Transmission to very small aperture terminals (VSATs)
Telstar 13 at 121°W	November 2003	24 C-band	-Cable programming distribution
-Video distribution/ contribution
Telstar 8 at 89°W	Expected Third Quarter 2004	36 C-band	-Broadcasting
		36 Ku-band	-Multimedia/ private data networking/
		7 Ka-band	government service applications

      In addition to these satellites, we have agreed to acquire various assets relating to the satellites and the business that the Sellers conduct on these satellites. These assets include customer contracts, ground encryption units, ground control systems, software and satellite restoration plans. They also include FCC licenses, rights to the use of the orbital locations associated with the satellites and other governmental authorizations relating to the satellites, as well as related insurance policies.

      Total revenues generated by the in-orbit satellites to be acquired and Telstar 4 were, in the aggregate, $227.4 million for the year ended December 31, 2001 and $200.1 million for the year ended December 31, 2002. Total revenues generated by these satellites are trending downward in 2003, with revenues of $76.5 million for the six months ended June 30, 2003. Total revenues refers to the aggregate revenues recognized by the Sellers for the periods indicated in accordance with U.S. generally accepted accounting principles, consistently applied, for services rendered under customer service contracts and on an incremental or short-term basis. For further financial information relating to the satellites and related assets to be acquired from the Sellers, see “Selected Financial Data of the Loral Transferred Satellites.”

      Pursuant to the asset purchase agreement, we have agreed, upon the closing of the proposed transaction, to enter into a procurement agreement with SS/L for a new geostationary earth orbit satellite to be launched into one of our existing orbital locations. We have agreed to make a deposit of $100.0 million as prepayment for a portion of the purchase price of the new satellite, provided that SS/L’s obligations under the procurement agreement have been secured by SS/L’s and its affiliates’ interest in a satellite and related collateral that are not included in the assets to be acquired from the Sellers. SS/L manufactured the last seven of our satellites.

      The base purchase price for the assets to be acquired is $1.025 billion, subject to pre-closing and post-closing adjustments. Among other things, the base purchase price will be:

•	decreased by the amount of any insurance proceeds received by the Sellers net of specified warranty payments to customers in connection with the total loss of the Telstar 4 satellite that we had agreed to acquire;

•	decreased by $25.0 million if the Sellers have not delivered a specified launch insurance commitment for Telstar 8 by the closing;

•	decreased by the amount of specified customer deposits, prepayments and receivables received by the Sellers prior to the closing relating to services to be provided in the post-closing period;

•	subject to a maximum purchase price decrease of $100.0 million, decreased by an amount calculated by reference to decreases in the recurring revenues of the business being acquired, determined as specified in the asset purchase agreement, for a three-month measurement period prior to the closing and by reference to decreases in backlog, as defined in the asset purchase agreement, as of a date prior to the closing;

•	increased by $50.0 million if the Sellers enter into a specified customer service contract or by $100.0 million if the Sellers enter into a new customer service contract providing for the lease of a substantial number of transponders on the satellites to be acquired that we, in our sole discretion, find satisfactory and elect to assume; and

•	if the purchase price is adjusted due to one of the customer service contracts described above, increased by $25.0 million if SS/L executes and delivers at the closing amended procurement agreements relating to the satellites to be acquired eliminating all orbital incentive payment obligations under those contracts.

      We also have agreed to assume specified liabilities of the Sellers under contracts relating to the satellites to be acquired. The assumed liabilities generally include liabilities arising under the customer contracts, procurement agreements and other contracts relating to the satellites to be acquired, warranty claims made after the closing and other specified liabilities relating to the satellites arising after the closing in connection with the operation of the satellites.

      Several conditions must be satisfied before we and the Sellers are required to complete the transaction. Among others:

•	our shareholders must approve the asset purchase agreement and the transactions that it contemplates, which shareholder approval has been obtained;

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, which condition has been satisfied;

•	the FCC shall have approved certain pending applications relating to Telstar 8 and Telstar 13, which applications have been approved;

•	the bankruptcy court’s sale order awarding us the assets shall have become final and non-appealable, which has occurred;

•	the FCC shall have approved the transfer of applicable authorizations from the Sellers to us;

•	other necessary consents and approvals shall have been obtained;

•	Papua New Guinea Telecommunication Authority, on behalf of the Independent State of Papua, New Guinea, shall have entered into an amended and restated agreement relating to the use of the 121°W orbital location with the parent of the Sellers, and rights and obligations under such agreement shall have been assigned to us;

•	the backlog, as defined in the asset purchase agreement, relating to the assets to be acquired, as of a calendar month end no more than 60 days prior to the closing, shall not be less than a specified amount;

•	recurring revenues relating to the assets to be acquired for a three calendar month period ended no more than 60 days prior to the closing shall not be less than a specified amount; and

•	the Sellers must perform in all material respects their obligations under the transition services agreements.

      The Sellers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and will continue to operate as debtors in possession. Prior to the Sellers’ emergence from bankruptcy protection, the Sellers’ assets may only be sold in accordance with, among others, the requirements of Section 363 and Section 365 of the U.S. Bankruptcy Code, which governs sales of assets by a trustee or debtor in possession outside of the ordinary course of business.

      Pursuant to a bankruptcy court order, the sale of the Sellers’ assets that are the subject of the asset purchase agreement was conducted pursuant to a bankruptcy court-authorized auction that afforded other interested parties the opportunity to make higher or better offers for the assets.

      At the auction, it was concluded that we were the highest and best bidder for the Sellers’ assets that are the subject of the asset purchase agreement. The sale of those assets to us was approved by the bankruptcy court on October 24, 2003. The bankruptcy court’s sale order relating to the decision was entered on October 30, 2003. The bankruptcy court’s order contains findings including, among others, that the sale is in the best interests of the Sellers, that we acted in “good faith” as purchaser and that the assets will be transferred to us free and clear of liens, claims and encumbrances and other interests, except with respect to liabilities that we expressly agreed to assume in the asset purchase agreement. An objection has been filed by Viacom Inc. and CBS Broadcasting Inc. relating to the assignment to us of a contract to provide transponder capacity. This objection has been adjourned by the bankruptcy court and will be subject to further proceedings. If this contract is not assigned to us, it could constitute a failure of a condition to closing of the proposed Loral transaction.

      We intend to complete the Loral transaction as soon as possible now that the bankruptcy court’s sale order has been entered. The asset purchase agreement contains provisions pursuant to which it may be terminated prior to the closing. These provisions provide, among other things, that we or the Sellers may elect to terminate the agreement if the closing of the transactions contemplated by the asset purchase agreement does not occur on or prior to April 12, 2004. If the proposed Loral transaction is terminated or is not completed on or prior to April 30, 2004 for any reason, we will be required to redeem a portion of the notes as described in “Description of the Notes — When We Can or Are Required to Redeem the Notes — Mandatory Redemption.”

      If we are successful in our effort to acquire the Sellers’ assets, we will account for the acquisition under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Therefore, the total consideration paid, together with the direct costs of the acquisition, will be allocated to the acquired tangible and identifiable intangible assets and liabilities based on their estimated fair market values, with any excess being treated as goodwill. The assets, liabilities and results of operations of the acquired business will be consolidated into our assets, liabilities and results of operations after the closing.

      See “Risk Factors” for a discussion of risks relating to the proposed Loral transaction.

USE OF PROCEEDS

      We will not receive any proceeds from the issuance of the notes in this exchange offer. We will pay all expenses in connection with the exchange offer. The estimated proceeds to us from the sale of the original notes, net of discounts, were approximately $1.08 billion after deducting debt issuance costs. We intend to use the net proceeds from the sale of the original notes to finance the proposed Loral transaction and for general corporate purposes. If our $200.0 million Dragon bond 6 5/8% notes due March 2004 become due prior to completion of the proposed Loral transaction, we intend to use a portion of the net proceeds from the sale of the original notes to pay such Dragon bonds.

      If a mandatory redemption event occurs and all but $200.0 million aggregate principal amount of each series of notes must be redeemed, as described in “Description of the Notes — When We Can or Are Required to Redeem the Notes — Mandatory Redemption,” we expect that we will use net proceeds from the sale of the original notes to effect such redemption. We intend to use any net proceeds from the sale of the original notes that we do not use in effecting such redemption to pay our $200.0 million Dragon bond 6 5/8% notes due March 2004 and our $200.0 million Eurobond 8 3/8% notes due October 2004, as described in “Description of Other Indebtedness — Eurobonds and Dragon Bonds,” as they become due to the extent that they remain outstanding at the time, and for general corporate purposes.

      Pending application of the use of proceeds from the sale of the original notes as described above, we may invest in marketable securities.

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2003:

•	on an actual basis, and

•	on a pro forma, as adjusted basis to give effect to the sale of the original notes in November 2003 and the anticipated application of the estimated net proceeds to finance the proposed Loral transaction and for general corporate purposes.

Since the exchange offer will involve an exchange of outstanding securities, it will have no effect on our capitalization. You should read this table in conjunction with our consolidated financial statements and their notes included elsewhere in this prospectus. See “Use of Proceeds” for a description of the anticipated uses of the net proceeds from the sale of the original notes.

	As of
	September 30, 2003

		Pro Forma,
	Actual	As Adjusted

	(in millions)
Cash and cash equivalents	$139.0	$234.0

Satellite performance incentives(1)	$54.5	$54.5

Long-term debt, including current portion:
Existing three-year revolving credit facility(2)	$—	$—
Commercial paper	—	—
Senior notes due 2012	596.2	596.2
Senior notes due 2008	—	399.9
Senior notes due 2013	—	697.9
Bonds payable	600.0	600.0
Notes payable	34.9	34.9
Capital lease obligations	42.0	42.0

Total long-term debt, including current portion	1,273.1	2,370.9

Total shareholders’ equity	2,318.2	2,318.2

Total capitalization	$3,591.3	$4,689.1

(1)	Satellite performance incentives represent the present value of payments due to satellite manufacturers over the lives of our satellites if those satellites perform up to their contract specifications.

(2)	As of September 30, 2003, we had $500.0 million in available capacity and no borrowings outstanding under our existing credit facility.

      We also have entered into a commitment letter with a group of banks pursuant to which those banks have agreed to provide financing for the proposed Loral transaction, for the repayment of our near-term debt obligations as they become due and for working capital requirements. The banks’ agreement to make funds available to us is subject to the satisfaction of specified conditions, including the execution of definitive documentation. In addition, in connection with obtaining such financing, we may need to obtain waivers from the lenders under our existing three-year revolving credit facility with respect to covenants contained in the agreement for our existing facility. Assuming that the specified conditions are satisfied, we expect to enter into a new credit facility with these banks in the fourth quarter of 2003. We expect that the new credit facility would include a revolving facility that would replace our existing three-year revolving credit facility. This contemplated additional financing is described further below under “Description of Other Indebtedness — New Credit Facility.”

SELECTED FINANCIAL DATA OF INTELSAT, LTD.

      The following selected financial data should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and their notes included elsewhere in this prospectus. The consolidated statement of operations data for each of the years in the four-year period ended December 31, 2002 and the consolidated balance sheet data for the years ended December 31, 2000, 2001 and 2002 have been derived from consolidated financial statements audited by KPMG LLP, independent auditors. The consolidated statement of operations data for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998, 1999 and 2000 have been derived from financial statements that are not included in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 2003 and 2002 and the consolidated balance sheet data as of September 30, 2003 are derived from unaudited financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of September 30, 2002 is derived from unaudited financial statements that are not included in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

      On November 30, 1998, the IGO transferred a portion of its assets and liabilities to New Skies. The transferred assets and liabilities included five in-orbit satellites, an additional satellite under construction, a related launch contract and associated contracts for the provision of satellite capacity. The consolidated statement of operations data for the year ended December 31, 1998 reflects eleven months of results prior to the transfer of the net assets to New Skies and one month of post-transfer results. Total assets as of December 31, 1998 reflect this transfer to New Skies.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

						(unaudited)

	(in thousands, except ratios and share and per share data)
Consolidated Statement of Operations Data:
Telecommunications revenue(1)	$1,021,233	$979,032	$1,099,751	$1,084,009	$991,956	$751,865	$720,613

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	88,745	93,180	93,162	101,985	117,405	84,004	102,656
Selling, general and administrative	44,877	47,362	61,900	95,600	121,077	90,277	93,073
Depreciation and amortization(2)(3)	482,435	441,183	414,250	340,449	361,322	266,365	300,314
Privatization initiative	2,499	11,433	21,575	33,576	—	—	—
Intelsat 10-01 contract termination costs	—	—	—	—	34,358	—	(3,000)
Restructuring costs	—	—	—	7,300	5,522	—	(837)

Total operating expenses	618,556	593,158	590,887	578,910	639,684	440,646	492,206

Income from operations	402,677	385,874	508,864	505,099	352,272	311,219	228,407
Interest expense	(65,639)	(59,263)	(24,859)	(13,050)	(55,053)	(34,751)	(66,368)
Other income, net	13,246	29,561	20,885	12,293	9,942	2,484	15,764

Income before income taxes	350,284	356,172	504,890	504,342	307,161	278,952	177,803
Provision for income taxes(4)	—	—	—	5,359	33,021	36,264	22,744

Net income	$350,284	$356,172	$504,890	$498,983	$274,140	$242,688	$155,059

Basic and diluted net income per ordinary share(5)	$2.10	$2.14	$3.03	$2.99	$1.66	$1.46	$0.97
Dividends per ordinary share	—	—	—	—	—	—	—
Basic and diluted weighted average ordinary shares outstanding(5)	166,666,755	166,666,755	166,666,755	166,666,755	164,893,283	165,826,048	160,382,120
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$840,047	$820,886	$933,048	$856,388	$657,985	$508,260	$432,498
Net cash used in investing activities	(487,249)	(330,327)	(546,020)	(663,671)	(678,222)	(481,887)	(188,236)
Net cash provided by (used in) financing activities	(374,496)	(464,855)	(411,828)	(191,161)	31,504	(8,652)	(114,213)
Financial Ratio and Other Data (unaudited):
Ratio of earnings to fixed charges(6)	4.7	5.0	6.7	5.9	3.6	4.1	3.3
EBITDA, as adjusted(7)	$885,112	$827,057	$923,114	$845,548	$713,594	$577,584	$528,721

						Nine Months Ended
	Year Ended December 31,					September 30,

	1998	1999	2000	2001	2002	2002	2003

						(unaudited)

	(in thousands)
Reconciliation of Net Income to EBITDA, As Adjusted:
Net income	$350,284	$356,172	$504,890	$498,983	$274,140	$242,688	$155,059
Add:
Interest expense	65,639	59,263	24,859	13,050	55,053	34,751	66,368
Provision for income taxes(4)	—	—	—	5,359	33,021	36,264	22,744
Depreciation and amortization	482,435	441,183	414,250	340,449	361,322	266,365	300,314
Subtract:
Other income	13,246	29,561	20,885	12,293	9,942	2,484	15,764

EBITDA, as adjusted(7)	$885,112	$827,057	$923,114	$845,548	$713,594	$577,584	$528,721

						As of
	As of December 31,					September 30,

	1998	1999	2000	2001	2002	2003

						(unaudited)

	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Total assets	$3,178,061	$3,164,089	$3,199,163	$3,576,135	$3,965,432	$3,938,265
Total liabilities	1,585,393	1,612,682	1,497,523	1,580,309	1,815,198	1,603,815
Total shareholders’ equity	1,592,668	1,551,407	1,701,640	1,995,826	2,150,234	2,318,207
Book value per ordinary share	$9.56	$9.31	$10.21	$11.97	$13.41	$14.45

(1)	Telecommunications revenue includes revenue related to satellites transferred to New Skies of $106,452 for the year ended December 31, 1998.

(2)	Depreciation and amortization expense includes depreciation related to satellites transferred to New Skies of $64,884 for the year ended December 31, 1998.

(3)	As of January 1, 2001, we revised the estimated useful lives for certain satellites. The effect of these revised estimates was to increase the useful lives of substantially all of our Intelsat VII and VIII series satellites and thereby decrease depreciation expense by approximately $60,507 for the year ended December 31, 2001.

(4)	Prior to privatization, the IGO was not subject to income taxes. Upon privatization, Intelsat, Ltd. and its subsidiaries became subject to taxes in various jurisdictions. Results of operations for the period from privatization through September 30, 2003 include a provision for these taxes. Intelsat, Ltd. and its subsidiaries also recognized a deferred tax benefit upon privatization as a result of the change in taxable status.

(5)	Basic and diluted net income per ordinary share for each of the four years ended December 31, 2001 has been computed assuming 166,666,755 ordinary shares had been outstanding for those periods. Basic and diluted net income per ordinary share for each of the five years ended December 31, 2002 and for the nine months ended September 30, 2002 also assumes that our June 4, 2002 share consolidation occurred at the beginning of the earliest period presented. On June 4, 2002, we amended our bye-laws to decrease the number of authorized ordinary shares from 650,000,000 ordinary shares with a par value of $1.00 per share to 216,666,666 2/3 ordinary shares with a par value of $3.00 per share, and to decrease the number of authorized preference shares from 7,500,000 preference shares with a par value of $1.00 per share to 2,500,000 preference shares with a par value of $3.00 per share. Prior to our share consolidation, we had 500,000,000 ordinary shares outstanding and no preference shares outstanding. At December 31, 2002 and at September 30, 2003, we had 160,382,120 ordinary shares outstanding and no preference shares outstanding.

(6)	For purposes of this computation, earnings are defined as pretax earnings from continuing operations, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges are defined as the sum of interest expensed, interest capitalized and an estimate of the interest within rental expense.

(7)	EBITDA, as adjusted, consists of earnings before interest, other income, taxes and depreciation and amortization. We adjust EBITDA, or earnings before interest, taxes and depreciation and amortization, to exclude other income (expense) in order to segregate our operating results from non-operating income (expense), such as the non-operating income (expense) recorded in 2002 and 2003 related to an obligation payable by us to Teleglobe Inc. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA, as adjusted, to enhance your understanding of our operating performance. We use EBITDA, as adjusted, as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA, as adjusted, is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA, as adjusted, is not a measurement of financial performance under U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies. You should not consider EBITDA, as adjusted, as an alternative to operating or net income, determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with generally accepted accounting principles, as an indicator of cash flows, or as a measure of liquidity.

SELECTED FINANCIAL DATA OF THE LORAL TRANSFERRED SATELLITES

      The following selected historical financial data related to the Loral Transferred Satellites should be read in conjunction with, and is qualified by reference to, the combined statements of net assets sold and the related combined statements of revenues and direct expenses of the Loral Transferred Satellites and their notes included elsewhere in this prospectus. The combined statements of net assets sold as of December 31, 2001 and 2002 and the combined statements of revenues and direct expenses for the years ended December 31, 2001 and 2002 have been derived from the combined statements of net assets sold and the related combined statements of revenues and direct expenses of the Loral Transferred Satellites audited by Grant Thornton LLP and included elsewhere in this prospectus. The combined statements of net assets sold as of June 30, 2003 and the combined statements of revenues and direct expenses data for the six-month periods ended June 30, 2003 and 2002 have been derived from unaudited statements of net assets sold and the related combined statements of revenues and direct expenses of the Loral Transferred Satellites included elsewhere in this prospectus. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

	As of		As of
	December 31,		June 30,

	2001	2002	2003

			(unaudited)

	(in thousands)
Combined Statements of Net Assets Sold:(1)
Assets
Total assets sold	$1,080,987	$1,027,198	$1,018,791
Liabilities
Total liabilities transferred	74,052	62,647	54,561

Net assets sold	$1,006,935	$964,551	$964,230

	Year Ended		Six Months Ended
	December 31,		June 30,

	2001	2002	2002	2003

			(unaudited)

	(in thousands)
Combined Statements of Revenues and Direct Expenses:(1)
Revenues from satellite services	$227,389	$200,122	$110,075	$76,534
Costs of satellite services:
Insurance	14,992	14,585	7,504	7,684
Insurance recoveries	—	—	—	(8,895)
Depreciation	57,259	57,487	28,744	28,743
Amortization	5,141	3,524	1,761	1,759
Other costs of satellite services	8,180	7,621	3,739	4,345

Total costs of satellite services	85,572	83,217	41,748	33,636

Gross profit	141,817	116,905	68,327	42,898

Other direct expenses:
Sales and marketing	6,326	5,554	2,989	2,372
General and administrative	14,800	17,137	8,121	7,918
Interest expense on orbital incentives	2,523	2,337	1,193	1,093

Total other direct expenses	23,649	25,028	12,303	11,383

Excess of revenues over direct expenses before cumulative effect of change in accounting principle	118,168	91,877	56,024	31,515
Cumulative effect of change in accounting principle	—	(56,884)	(56,884)	—

Excess of revenues over direct expenses	$118,168	$34,993	$(860)	$31,515

(1)	In September 2003, the Telstar 4 satellite experienced a short circuit of its high voltage bus causing the satellite to cease operations. Loral has been unable to reestablish contact with the satellite and has declared the satellite a total loss. The impact of the failure of Telstar 4 is expected to be recorded during the quarter ended September 30, 2003. The selected financial data presented herein does not reflect any adjustments related to the total loss of Telstar 4.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2003 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 are based on our historical consolidated financial statements and the historical combined financial statements of the Loral Transferred Satellites after giving effect to our proposed acquisition of the Loral Transferred Satellites as if such acquisition had occurred on June 30, 2003 for purposes of the pro forma condensed consolidated balance sheet and on January 1, 2002 for purposes of the pro forma condensed consolidated statements of operations. The unaudited pro forma condensed consolidated financial statements also give effect to the issuance and sale in November 2003 of the original notes to finance the proposed Loral transaction and the application of the net proceeds therefrom as if these events had occurred on June 30, 2003 for purposes of the pro forma condensed consolidated balance sheet and on January 1, 2002 for purposes of the pro forma condensed consolidated statements of operations. References in this “Unaudited Pro Forma Condensed Consolidated Financial Statements” section to the historical combined financial statements of the Loral Transferred Satellites refer to the combined statements of net assets sold and the related combined statements of revenues and direct expenses of the Loral Transferred Satellites and their notes included elsewhere in this prospectus. If we are successful in our effort to acquire the Loral Transferred Satellites, our acquisition will be treated as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, which is described elsewhere in this prospectus.

      The pro forma information presented is based on preliminary estimates, available information and assumptions and may be revised as additional information becomes available. The pro forma information is being furnished solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or date indicated, nor is it necessarily indicative of future results. For example, the pro forma information does not reflect cost savings that we expect to realize from operational synergies, as these expected cost savings and operational synergies may not be realized, and does not reflect integration costs, in each case as of the date or for the periods presented. The pro forma information presented does not reflect any adjustments related to the loss of Telstar 4, except as disclosed in Note 1 to the unaudited pro forma condensed consolidated balance sheet as of June 30, 2003.

      Because the Loral Transferred Satellites are a part of Loral Space & Communications Ltd. rather than a stand-alone company, sales and marketing and other general and administrative expenses, as well as other costs of satellite services, were allocated to the Loral Transferred Satellites in the periods covered by the historical combined financial statements of the Loral Transferred Satellites. These expenses may not be indicative of, and it is not feasible to estimate, the nature and level of expenses that might have been incurred had the Loral Transferred Satellites been operated as a stand-alone entity for the periods presented. The historical combined financial statements of the Loral Transferred Satellites also do not include any debt or related interest expense of Loral Space & Communications Ltd. for any of the periods presented.

      Pro forma adjustments are necessary to reflect the estimated purchase price for the assets to be acquired from the Sellers and the issuance of the notes, as well as to adjust amounts related to our net tangible and intangible assets to their estimated fair values. Pro forma adjustments are also necessary to reflect the changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, the amortization expense related to amortizable intangible assets, interest expense and the income tax effect related to the pro forma adjustments. In addition, pro forma adjustments are necessary with respect to the recording of deferred revenue, as well as to eliminate the cumulative effect of a change in accounting principle recorded in the historical combined financial statements of the Loral Transferred Satellites relating to the valuation of goodwill. Finally, pro forma adjustments are necessary to reflect the elimination of an insurance recovery due to a partial in-orbit failure recorded in the historical combined financial statements of the Loral Transferred Satellites.

      The pro forma adjustments and allocation of the purchase price are preliminary and are based on our estimates of the fair value of the assets to be acquired and liabilities to be assumed. The preliminary work performed by independent third-party appraisers has been considered in our estimates of the fair values reflected in these unaudited pro forma condensed consolidated financial statements.

      The purchase price for the Loral Transferred Satellites is subject to adjustment both upward and downward as described under “Agreement to Purchase the North American Satellite Assets of Loral.” The final purchase price allocation is dependent on the actual consideration paid for the Loral Transferred Satellites and on finalization of asset and liability valuations. A final determination of these fair values, which cannot be made prior to the completion of the transaction, will include our consideration of a final valuation prepared by the independent third-party appraisers. This final valuation will be based on the actual net tangible and intangible assets of the Loral Transferred Satellites that exist as of the date of the completion of the proposed Loral transaction. Any final adjustment may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial statements, including the creation of goodwill. In addition, the timing of the completion of the proposed Loral transaction and other changes in our net tangible and intangible assets prior to completion of the transaction could cause material differences in the information presented.

      The unaudited pro forma condensed consolidated balance sheet at September 30, 2003 and unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2003 are not presented in this prospectus because financial information for the Loral Transferred Satellites at and for the nine months ended September 30, 2003 is not yet available. Revenues generated by the Loral Transferred Satellites have been trending downward in 2003. In addition, our revenue for the three months ended September 30, 2003 was lower than our revenue for the three months ended June 30, 2003, and our operating margins have been trending downward. Our consolidated financial statements as of and for the three and nine months ended September 30, 2003 are included elsewhere in this prospectus. Our consolidated results of operations and financial condition as of such date and for such periods, as well as the trends impacting our results of operations and financial condition, are discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical consolidated financial statements and their notes and the historical combined financial statements of the Loral Transferred Satellites included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition that we would have reported had the proposed Loral transaction been completed as of the dates presented, and should not be taken as representative of our consolidated results of operations or financial condition following the completion of the transaction.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of June 30, 2003

	Historical		Pro Forma Adjustments

			Loral
		Loral	Transferred		Issuance and
		Transferred	Satellites		Sale of		Pro Forma,
	Intelsat	Satellites	Purchase		Original Notes		As Adjusted

	(in thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$50,187	$	$(983,417	) (1)	$1,078,458	(7)	$145,228
Receivables, net of allowance of $30,498	226,796	—	—		—		226,796
Deferred income taxes	5,679	—	—		—		5,679
Other current assets	—	12,821	(3,404	) (2)	—		9,417

Total current assets	282,662	12,821	(986,821)		1,078,458		387,120
Satellites and other property and equipment, net	3,370,940	986,788	(306,228	) (3)	—		4,051,500
Goodwill and other intangible assets	84,855	19,182	357,071	(4)	—		461,108
Deferred income taxes	29,260	—	—		—		29,260
Investment in affiliate	57,637	—	—		—		57,637
Other assets	82,364	—	—		19,300	(8)	101,664

Total assets	$3,907,718	$1,018,791	$(935,978)		$1,097,758		$5,088,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$17,999	$—	$—		$—		$17,999
Accounts payable and accrued liabilities	174,877	2,764	(2,764	) (5)	—		174,877
Deferred satellite performance incentives	7,268	21,745	(21,745	) (6)	—		7,268
Deferred revenue	21,505	30,052	(13,769	) (5)	—		37,788
Capital lease obligations	6,808	—	—		—		6,808

Total current liabilities	228,457	54,561	(38,278)		—		244,740
Long-term debt, net of current portion	1,269,456	—	—		1,097,758	(7)	2,367,214
Deferred satellite performance incentives	47,750	—	—		—		47,750
Deferred revenue, net of current portion	7,426	—	66,530	(5)	—		73,956
Due to Teleglobe Inc.	9,334	—	—		—		9,334
Accrued retirement benefits	71,615	—	—		—		71,615

Total liabilities	1,634,038	54,561	28,252		1,097,758		2,814,609
Minority interest in consolidated affiliate	16,758	—	—		—		16,758
Shareholders’ equity:
Preference shares, $3 par value, 2,500,000 shares authorized, no shares issued or outstanding	—		—		—		—
Ordinary shares, $3 par value, 216,666,666 2/3 shares authorized, 166,666,755 shares issued	500,000		—		—		500,000
Paid-in capital	1,301,886		—		—		1,301,886
Retained earnings	574,768		—		—		574,768
Accumulated other comprehensive loss — minimum pension liability, net of tax benefit of $8,610	(12,914)		—		—		(12,914)
Ordinary shares purchased by subsidiary, 6,284,635 shares	(106,818)		—		—		(106,818)

Total shareholders’ equity	2,256,922		—		—		2,256,922

Total liabilities and shareholders’ equity	$3,907,718		$28,252		$1,097,758		$5,088,289

Net assets sold	—	$964,230	—		—		—

(amounts in thousands)

(1)	Reflects the estimated cash consideration and transaction costs of the proposed Loral transaction and is comprised of the following:

Cash purchase price	$1,100,000
Cash paid for in-orbit insurance	9,417
Estimated insurance proceeds related to Telstar 4 satellite loss	(141,000)
Estimated transaction costs	15,000

$983,417

The cash purchase price of $1,100,000 assumes a base purchase price of $1,025,000, an increase in the base purchase price of $50,000 related to the Sellers’ execution of a specified customer service contract and the associated increase in the base purchase price of $25,000 related to the elimination of orbital incentive payment obligations under satellite procurement contracts to be assumed. It also assumes that no adjustments to the base purchase price other than those described in this paragraph and below will be required under the terms of the asset purchase agreement, although there may be further adjustments. See “Agreement to Purchase the North American Satellite Assets of Loral” for information about possible adjustments to the base purchase price.

The cash paid for in-orbit insurance of $9,417 reflects the increase in the base purchase price as provided for under the asset purchase agreement relating to in-orbit insurance premiums already paid by the Sellers for periods following the completion of the proposed Loral transaction.

The asset purchase agreement provides for a decrease in the base purchase price for net insurance proceeds received by the Sellers prior to the completion of the proposed Loral transaction relating to the loss of Telstar 4. The estimated insurance proceeds of $141,000 relating to the total loss of Telstar 4 reflect our assumption that the Sellers will be able to recover the full insured value of Telstar 4, that the insurance proceeds will be received by the Sellers prior to the completion of the proposed Loral transaction and that no warranty payments to customers will be made.

Estimated transaction costs of $15,000 reflect our estimate of the financial advisory fees, legal fees and expenses, fees and expenses of independent accountants, expenses associated with due diligence and other expenses associated with the proposed Loral transaction.

(2)	Reflects adjustments to eliminate deferred charges of $3,233 arising from timing differences between revenue recognized and receipt of cash from Loral customers and other assets of $171, in each case as reflected in the historical combined financial statements of the Loral Transferred Satellites and for which we will derive no future benefit.

(3)	Reflects the adjustments required to record the satellite assets to be acquired at their estimated fair values.

(4)	Reflects the adjustment to other intangible assets for the recording of the estimated fair value of identifiable intangible assets to be acquired, which consist of orbital locations with an estimated aggregate fair value in the amount of $263,182 and customer relationships with an estimated aggregate fair value in the amount of $113,071. The orbital locations are estimated to have indefinite useful lives and the customer relationships are estimated to have an average useful life of 14 years. In connection with an International Telecommunication Union priority issue relating to one of these orbital locations, there may be a decrease in the estimated useful life or the value of this location. Any such decrease would change the allocations of purchase price and could result in the creation of goodwill. Any such decrease would also result in an increase in depreciation and amortization. At this time, we are not able to estimate any decrease in estimated useful life or value of this location as a result of this issue or the impact that any such decrease may have on the unaudited pro forma condensed consolidated financial statements. The adjustment also reflects the elimination of the historical other acquired intangible assets balance of the Loral Transferred Satellites of $19,182. The other acquired intangible assets that have been eliminated relate to satellite-related intangible assets, regulatory fees and fees paid for the rights to use transponders on one of the Loral satellites to be acquired.

(5)	Reflects adjustments for the recording of deferred revenue of $82,813 relating to transponders that have been sold and pre-paid amounts for transponder capacity, in each case on the satellites to be acquired, as well as the elimination of the historical deferred revenue balance of the Loral Transferred Satellites. Deferred revenue has been recorded because we will be obligated to provide services under acquired customer contracts. Accounts payable and accrued liabilities reflect the elimination of accrued liabilities that will not result in cash payments by us. Current deferred revenue reflects the elimination of the historical deferred revenue balance of the Loral Transferred Satellites of $30,052 and the recording of deferred revenue of $16,283 to reflect the amount that will be amortized into telecommunications revenue within one year, for a net adjustment of $13,769. The recording of deferred revenue, net of current portion, of $66,530 reflects the expected revenue to be amortized beyond this one-year period. Deferred revenue has been recorded because we will be obligated to provide future services in relation to acquired customer contracts.

(6)	Reflects the elimination of the orbital incentives payable reflected on the historical combined financial statements of the Loral Transferred Satellites that we are not assuming as part of the proposed Loral transaction.

(7)	Represents adjustments related to the incurrence of additional indebtedness, consisting of the issuance of the notes in the aggregate principal amount of $1,100,000, net of discount in the aggregate of $2,242.

(8)	Represents an adjustment to reflect deferred financing fees in connection with the incurrence of additional indebtedness described in Note 7 above.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

			Pro Forma Adjustments
	Historical
			Loral
		Loral	Transferred		Issuance and
		Transferred	Satellites		Sale of		Pro Forma,
	Intelsat	Satellites	Purchase		Original Notes		As Adjusted

	(in thousands, except share and per share data)
Telecommunications revenue	$991,956	$200,122	$16,283	(1)	$—		$1,208,361
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	117,405	22,206	—		—		139,611
Selling, general and administrative	121,077	22,691	—		—		143,768
Depreciation and amortization	361,322	61,011	(2,317	) (2)	—		420,016
Intelsat 10-01 contract termination costs	34,358	—	—		—		34,358
Restructuring costs	5,522	—	—		—		5,522

Total operating expenses	639,684	105,908	(2,317)		—		743,275

Income from operations	352,272	94,214	18,600		—		465,086
Interest expense	(55,053)	(2,337)	—		(58,025	)(5)	(115,415)
Other income	9,942	—	—		—		9,942

Income before income taxes	307,161	91,877	18,600		(58,025)		359,613
Provision for income taxes	33,021	—	13,257	(3)	(7,543	)(6)	38,735

Income before cumulative effect of change in accounting principle	274,140	91,877	5,343		(50,482)		320,878
Cumulative effect of change in accounting principle	—	(56,884)	56,884	(4)	—		—

Net income	$274,140	$34,993	$62,227		$(50,482)		$320,878

Basic and diluted net income per ordinary share	$1.66						$1.95
Weighted average ordinary shares outstanding: basic and diluted	164,893,283						164,893,283

(amounts in thousands)

(1)	Reflects adjustment to amortize deferred revenue earned during the period relating to sold transponders and pre-paid amounts for transponder capacity on the satellites to be acquired.

(2)	Represents adjustment to reflect the incremental depreciation and amortization resulting from fair value adjustments to satellites and amortizable intangible assets to be acquired as indicated below:

Increase/(Decrease)

Historical depreciation of the Loral Transferred Satellites	$(61,011)
Depreciation on satellites to be acquired	50,617
Amortization on customer relationships	8,077

Net adjustment to depreciation and amortization	(2,317)

The annual depreciation on satellites to be acquired does not include depreciation relating to Telstar 13 because this satellite had not been launched as of December 31, 2002.

(3)	Reflects the estimated tax effect on the historical results of operations of the Loral Transferred Satellites.

(4)	Reflects adjustment to eliminate the cumulative effect of change in accounting principle recorded in the historical combined financial statements of the Loral Transferred Satellites, as goodwill would have been recorded at fair value as of January 1, 2002.

(5)	Reflects interest expense related to the incurrence of additional indebtedness, consisting of the issuance of the notes in the principal amount of $400,000, bearing interest at 5 1/4%, and $700,000, bearing interest at 6 1/2%, respectively. The adjustment assumes amortization of debt issuance costs using the effective interest method, including the amortization of the discount on the notes, net of interest capitalized of $11,341.

(6)	Reflects the estimated tax effect related to the issuance of the notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2003

			Pro Forma Adjustments
	Historical
			Loral
		Loral	Transferred		Issuance and
		Transferred	Satellites		Sale of		Pro Forma,
	Intelsat	Satellites	Purchase		Original Notes		As Adjusted

	(in thousands, except share and per share data)
Telecommunications revenue	$483,420	$76,534	$8,142	(1)	$—		$568,096
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	69,471	12,029	—		—		81,500
Selling, general and administrative	57,756	10,290	—		—		68,046
Depreciation and amortization	199,199	30,502	(1,155	) (2)	—		228,546
Insurance recovery	—	(8,895)	8,895	(3)	—		—

Total operating expenses	326,426	43,926	7,740		—		378,092

Income from operations	156,994	32,608	402		—		190,004
Interest expense	(44,048)	(1,093)	—		(27,421	)(5)	(72,562)
Other income	10,727	—	—		—		10,727

Income before income taxes	123,673	31,515	402		(27,421)		128,169
Provision for income taxes	16,985	—	3,830	(4)	(3,839	)(6)	$16,976

Net income	$106,688	$31,515	$(3,428)		$(23,582)		$111,193

Basic and diluted net income per ordinary share	$0.67						$0.69
Weighted average ordinary shares outstanding: basic and diluted	160,382,120						160,382,120

(amounts in thousands)

(1)	Reflects adjustment to amortize deferred revenue earned during the period relating to sold transponders and pre-paid amounts for transponder capacity on the satellites to be acquired.

(2)	Represents adjustment to reflect the incremental depreciation and amortization resulting from fair value adjustments to satellites and amortizable intangible assets to be acquired as indicated below:

Increase/(Decrease)

Historical depreciation of the Loral Transferred Satellites	$(30,502)
Depreciation on satellites to be acquired	25,309
Amortization on customer relationships	4,038

Net adjustment to depreciation and amortization	(1,155)

The depreciation for the six-month period on satellites to be acquired does not include depreciation relating to Telstar 13 because this satellite had not been launched as of June 30, 2003.

(3)	Represents elimination of an insurance recovery on a partial in-orbit failure recorded in the historical combined financial statements of the Loral Transferred Satellites. Loral’s accounting policy for recording of insurance recoveries is not consistent with our policy of recording insurance recoveries as reductions in the net book values of the affected satellites.

(4)	Reflects the estimated tax effect on the historical results of operations of the Loral Transferred Satellites.

(5)	Reflects interest expense related to the incurrence of additional indebtedness, consisting of the issuance of the notes in the principal amount of $400,000, bearing interest at 5 1/4%, and $700,000, bearing interest at 6 1/2%, respectively. The adjustment assumes amortization of debt issuance costs using the effective interest method, including the amortization of the discount on the notes, net of interest capitalized of $7,262.

(6)	Reflects the estimated tax effect related to the issuance of the notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with the “Selected Financial Data of Intelsat, Ltd.” and our consolidated financial statements and their notes included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. See “Risk Factors” and “Forward-Looking Statements” for a discussion of factors that could cause our future financial condition and results of operations to be different from those discussed below.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and all monetary amounts in this prospectus are presented in, U.S. dollars. Unless otherwise indicated, the financial information contained in this prospectus has been prepared in accordance with accounting principles generally accepted in the United States.

Overview

      We are a leading provider of satellite communications services worldwide, supplying voice, data, video and wholesale Internet connectivity in over 200 countries and territories. Our communications network includes 23 satellites in orbit, leased capacity on 2 additional satellites owned by other satellite operators in the Asia-Pacific region and ground facilities related to the operation and control of our satellites. Our network also includes ground network assets consisting of teleports, points of presence and fiber connectivity in locations around the world that we are using to provide integrated end-to-end services. We are a Bermuda holding company and conduct our operations through our sales, service and license subsidiaries, supported by our regional sales and marketing support offices. We have entered into an asset purchase agreement to acquire the North American satellite assets of Loral Space & Communications Corporation and certain of its affiliates. For information about the proposed Loral transaction, see “Agreement to Purchase the North American Satellite Assets of Loral.”

Our Business

          Telecommunications Revenue

      We earn revenue primarily by selling satellite transponder capacity to our customers. Communications satellites generally, including the satellites in our fleet, have components referred to as transponders that receive communications signals from the ground, convert signal frequency and amplify and retransmit signals back to earth. The number of transponders on a satellite can be used as a measure of the communications capacity of that satellite.

      According to transmission plans and traffic information supplied by our customers, we believe that our satellite capacity has historically been used by our customers for four main service applications: carrier services, corporate network services, video services and Internet services. From January 1, 2003, we include government/ military services as a fifth service application category beginning this year. See “Business — Our Customers and the Service Applications Supported by Our Network” for descriptions of these five service applications and the percentage of our revenue we believe each represents.

      Our customers obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. These agreements offer different service commitment types, including lease and channel and carrier service commitments.

      The various master customer agreements under which we sell our services specify, among other things, the amount of satellite capacity to be provided, whether service will be preemptible or non-preemptible and the service term. The service term can vary from occasional use service measured in minutes to periods ranging from 1 day to as long as 15 years.

      We believe our geographically diverse revenue base provides some protection from adverse regional economic conditions, although not from a general global economic downturn. See “Business — Geographic Distribution of Our Revenue” for a discussion of our revenue by geographic region.

      Our revenue growth at any given time is partially dependent on the telecommunications capacity supply available in the market, including capacity from other satellite providers and from competitive technologies such as fiber optic cable networks, and the level of demand for that capacity. Revenue growth can be more rapid when new satellites are launched and brought into operation. At the same time, however, the increase in supply that comes with the launch of a new satellite can exceed the increase in demand.

      There are a number of trends affecting our revenue. For example, revenue from carrier applications, which are primarily point-to-point services, has been declining gradually in recent years. This trend is principally due to the build-out of fiber optic cable capacity, which is generally less expensive than satellite capacity when it is available to provide service between two points. We expect revenue from our carrier applications to continue to decline in the near term because of the competition from fiber optic cable. See “Risk Factors” for a discussion of the potential impact of this competition on our revenue. Despite the decline in revenue on affected routes, we believe we will continue to earn a significant percentage of our revenue from carrier applications in the near term. We believe we will generate this revenue by, among other things, servicing our backlog, serving customers using capacity for thin-route and middle-mile applications, and developing relationships with new customers in deregulating markets. We also believe that we will generate this revenue by supporting customers providing alternatives to traditional voice and data services and by introducing new, more cost-effective technologies and offering integrated connectivity services. See “Business — Our Strategy — Sustain and Grow Our Core Voice and Data Business — Carrier” for a discussion of our strategy with respect to carrier services.

      Another trend affecting our revenue is the general downturn in the telecommunications sector that has primarily impacted incumbent telecommunications providers, many of which are our customers. We believe that the market and financial pressures faced by incumbent telecommunications providers have resulted in these providers seeking to optimize their networks, in part by consolidating their use of our capacity into service commitments that are more economical to them and that reduce our revenue. Our business strategy includes marketing services to competitive providers, including wireless service providers, in deregulating markets to mitigate the risks associated with reduced revenue from incumbent providers and to diversify our customer base. See “Risk Factors” for a description of the risks associated with our customers that are telecommunications services providers.

      Another factor affecting our revenue is the growth of data traffic and the Internet in recent years. Our revenue has been affected by increased demand for trunking to the Internet backbone resulting from the growth in use of the Internet. However, continued growth of the Internet is uncertain and some Internet services are also susceptible to competition from fiber optic cable. For a discussion of the impact of the competition we face from fiber optic cable, see “Risk Factors.” See “Business — Our Strategy — Sustain and Grow Our Core Voice and Data Business — Internet” for a discussion of our strategy with respect to Internet service applications.

      We believe that the flexibility we have as a private company in pricing our services and in offering new products and services should positively affect our revenue. As the IGO, our services were priced solely on the basis of three factors: the amount of capacity obtained, whether the services were preemptible or non-preemptible and the duration of the commitment. Although the pricing of our services is fixed for the duration of existing service commitments, we have sought to price new service commitments competitively to reflect regional demand and other differentiating factors to the extent permissible under the contractual restrictions noted in the paragraph below. Also, as the IGO, we were restricted solely to providing satellite capacity to our customers to the exclusion of other service offerings. As a private company, we have no such restrictions. We believe that this flexibility in pricing our services and in offering new services will have a positive effect on our revenue over the long term. However, we have recently experienced pricing pressure for services in some markets. See “Business — Our Strategy — Sustain and Grow Our Core Voice and Data Business” for a discussion of our strategy for new service offerings.

      Although as a private company we are no longer subject to the restrictions on pricing our services that we were subject to as the IGO, we are subject to contractual restrictions that constrain our ability to price services in some circumstances. These contractual restrictions include the MFC protection provisions of the novation agreements. MFC protection entitles customers to the lowest rate that we charge after July 18, 2001 for satellite capacity having substantially the same technical and commercial terms, subject to limited exceptions. We do not believe that our MFC terms significantly restrict our ability to price our services competitively. MFC protection continues until July 18, 2006. Similarly, our LCO contracts require us to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, we may also be required by an LCO contract to reduce our price for a service commitment covered by the contract. LCO protection can continue until July 18, 2013. See “Business — Certain Customer Service Agreements” for a description of these contractual restrictions and “Risk Factors” for a description of risks relating to these restrictions.

      Our revenue may also be affected by the ORBIT Act, which sets forth privatization criteria that the FCC must evaluate in considering our license and renewal applications and in connection with customer requests for authorization to use our satellite capacity to provide “non-core services” to, from or within the United States. “Non-core services” are defined in the ORBIT Act as any services other than public-switched voice telephony and occasional use television. One of the statutory criteria requires us to make an initial public offering of equity securities by no later than December 31, 2003, with a possible extension of this deadline to June 30, 2004 by the FCC. We have submitted to the FCC a request for an extension of the deadline to June 30, 2004 that is currently pending before the FCC. If the FCC determines that we have failed to comply with the requirements of the ORBIT Act, the FCC may impose limitations on or deny our applications for satellite licenses and for the renewal of these licenses and may limit or revoke previous authorizations to provide non-core services to, from or within the United States.

      The regulatory requirements to which we are subject in each of the countries in which we provide services is another factor affecting our revenue. The telecommunications industry is highly regulated, and, in connection with operating our business, we need to obtain various local, national and international regulatory approvals from time to time. If we fail to obtain particular regulatory approvals, this failure may delay or prevent our ability to provide services to our customers, thereby impacting our revenue.

      As we increase the portion of our revenue from video services, we may benefit from the introduction of HDTV services in developed markets, which is expected to increase demand for wholesale satellite capacity. However, this increased demand may be offset in the near term as broadcasters complete the migration of their transmission signals from analog to digital. Approximately 90% of the channels on the Loral satellites to be acquired have completed the migration from analog to digital, as have virtually all of the channels on our system.

      We expect that the proposed Loral transaction, if completed, will positively impact our revenue for a number of reasons. First, the transaction will enable us to expand our customer base in the North America region, thereby enhancing the geographic diversity of our revenue base. We believe that our balanced geographic mix provides some protection from adverse regional economic conditions. Second, the transaction will enable us to increase the use of our system for broadcasting, cable television, private data networking and other point-to-multipoint applications. We believe that enhancing our service application mix to include more point-to-multipoint traffic will have a positive impact on our revenue, as this traffic is less susceptible to competition from fiber optic cable than point-to-point traffic and as certain point-to-multipoint applications are expected to increase demand for wholesale satellite capacity in the future. Third, the assets to be acquired will enable us to expand our coverage to include the continental United States. This expanded coverage will enhance our ability to provide customers with integrated connectivity services as described above. However, we may not realize the positive impact on our revenue that we expect from the Loral transaction for a number of reasons. For example, Loral’s revenues generated by the assets to be acquired by us have declined in recent years, and we may not be able to slow or reverse that decline. In addition, we may experience competitive pressure resulting in lower prices that we are able to charge in the future for capacity on the satellites to be acquired. Moreover, expected demand for the applications for which these satellites are used may not grow as we anticipate or may decline. Finally, we may not be able to retain Loral’s customers following the closing of the proposed Loral transaction.

Expenses

      Our ongoing operating expenses include direct costs of revenue (exclusive of depreciation and amortization); selling, general and administrative expenses; and depreciation and amortization. Direct costs of revenue (exclusive of depreciation and amortization) and selling, general and administrative expenses have increased substantially in recent years. The increases reflect our transition from the IGO, which was restricted solely to providing satellite capacity and which benefited from certain privileges, exemptions and immunities, including exemption from taxation, to a private company capable of offering expanded services and addressing new customers and market segments. These new activities require a higher level of operating expenses than those required by our historical business. We have also been required to develop new staff capabilities as a private company, particularly in areas such as sales and marketing, legal, tax and administration, to ensure that we have the appropriate staff to market our services and to ensure that we are compliant with the regulatory and legal requirements to which we are now subject. In addition, certain of our employee-related expenses have increased due to the change in our status to a private company. For example, we have made gross salary adjustments for employee income taxes and we now incur employer payroll taxes for our employees who are non-U.S. citizens and who were previously exempt from these income and payroll taxes. Upon privatization, we also became subject to corporate income and other taxes in the jurisdictions in which we operate. In addition, some of our customers became subject to withholding taxes in their local jurisdictions on payments made to us. These customers may deduct these withholding taxes from payments made to us in connection with service orders existing prior to the privatization date.

      Depreciation and amortization has also increased in recent years due primarily to depreciation expense associated with the seven Intelsat IX series satellites that we have launched during the period from June 2001 through February 2003.

      We expect that future expense increases will result from the need to expand our business and react to market opportunities. We expect that costs incurred by Galaxy, our consolidated affiliate, associated with its efforts to provide a pay television service in Hong Kong will contribute to future increases in our operating expenses.

      If the proposed Loral transaction is completed, we believe that our operating expenses will increase in the future. However, we already perform many of the functions required to operate and generate revenue from the Loral satellites, and SS/ L is the manufacturer of both the Loral satellites to be acquired as well as our 14 Intelsat VII/ VIIA and IX series satellites. As a result, we anticipate that the increase in our operating costs following the completion of the Loral transaction will be incremental in nature, and that the new costs we incur will be proportionately less than the costs we currently incur to service our existing customer base. We also expect that we will be able to operate the Loral satellites to be acquired at margins higher than those at which these satellites are currently operated. However, the increase in our expenses as a result of the proposed Loral transaction may be greater than we anticipate. For example, as a result of increased competition, we may incur unexpected expenses in connection with the sale and marketing of capacity on the acquired satellites. In addition, changes in our in-orbit insurance policy or in insurance rates could cause our operating expenses to be higher than we anticipate. Finally, we may have underestimated the increase in expenses that we will incur as a result of managing a higher level of business activity, including if we have underestimated the number of staff required to manage this activity.

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

      Direct costs of revenue (exclusive of depreciation and amortization) relate to costs associated with the operation and control of our satellites, our communications network operations and engineering support. These costs also include costs related to the expansion of our services, such as our development and introduction of global connectivity services. Our direct costs of revenue consist principally of salaries and related employment costs, in-orbit insurance premiums, earth station operating costs and facilities costs.

      Our direct costs of revenue fluctuate based on the number and type of services offered and under development. In connection with our transition to a private company, our direct costs of revenue grew because of increased spending on the development of new services, such as our GlobalConnexSM Solutions services that combine satellite capacity, teleport facilities, cable and other ground facilities, and the purchase of in-orbit insurance. In addition, we have incurred other incremental expenses in connection with our operations as a private company, as discussed above. If the proposed Loral transaction is completed, we will require staff increases, incrementally increasing our direct costs of revenue, and will incur additional direct costs of revenue in order to operate the acquired satellites and manage customer transmissions on the acquired satellites. As described above, the increase in our direct costs of revenue may be greater than we anticipate.

Selling, General and Administrative Expenses

      Selling, general and administrative expenses relate to costs associated with our sales and marketing staff and our administrative staff, which includes legal, finance and human resources staff, as well as bad debt expense. These staff expenses consist primarily of salaries and related employment costs, travel costs and office occupancy costs. Other costs include advertising expenses and third-party consultant costs associated with sales and marketing and administrative activities.

      Selling, general and administrative expenses fluctuate with the number of customers served and the number and types of services offered. These costs also fluctuate with the number of jurisdictions and markets in which we operate, as well as the number of regional offices we operate. However, fluctuations in these expenses are not always directly proportional to changes in these factors, because our systems have been designed to accommodate some level of growth.

      Selling, general and administrative expenses have increased substantially over the last two years. The increases primarily resulted from our efforts to improve our competitive position as a private company and from changes in our legal structure. These increases were driven by the objectives of decentralizing our marketing activities by expanding regional support offices, expanding the core skill sets of our marketing team by recruiting new marketing staff and enhancing brand awareness by engaging in new promotional activities. This decentralization included establishing additional offices, and we now have sales-related offices in 11 different countries. We have also added product management capabilities in order to accelerate the introduction of new services and entry into new markets. In addition, we incurred higher levels of spending on marketing, advertising and other promotional activities. We have also incurred other incremental expenses in connection with our operations as a private company, as discussed above. If the proposed Loral transaction is completed, we expect that we will add sales staff and incur other sales and marketing costs as a result of the increased level of activity in the North American region. Also, we expect to add staff in various administrative areas to meet the increased administrative requirements of the new business. As described above, the increase in our selling, general and administrative expenses if the Loral transaction is completed may be greater than we anticipate.

Depreciation and Amortization

      Depreciation and amortization includes the costs associated with the depreciation and amortization of capital assets. Our capital assets consist primarily of our satellites and associated ground network infrastructure. Included in capitalized satellite costs are the costs for satellite construction and launch services and the insurance premiums for satellite launch and the satellite in-orbit testing period. These costs also include the net present value of satellite performance incentives payable to satellite manufacturers, as described under “— Liquidity and Capital Resources.” Other expenses directly associated with satellite construction and interest incurred during the period of satellite construction are also included in these costs.

      Capital assets are depreciated or amortized on a straight-line basis over their estimated useful lives. These estimates are subject to change. In 2001, we changed our estimate of the useful lives for most of our satellites effective January 1, 2001. Previously, our estimate of a satellite’s depreciable life was generally between 10 and 11 years. Based on experience with our fleet, as well as engineering estimates of the remaining useful lives and calculations of fuel requirements, we extended the useful lives of most of our Intelsat VII and VIII series satellites to between 12 and 13 years. The effect of this change in estimate was to decrease depreciation and amortization by approximately $60.5 million for the year ended December 31, 2001. Additionally, we have estimated the depreciable lives of 6 of our 7 Intelsat IX series satellites to be 15 years and the depreciable life of the 7th to be 14 years. If the proposed Loral transaction is completed, we expect that our depreciation and amortization costs will increase in the future principally due to depreciation costs we will incur on the acquired satellites. Actual costs will depend on the estimated useful lives of the acquired satellites, the price paid for the satellites and the allocation of the purchase price between the acquired assets and goodwill.

Insurance

      We currently have insurance for the first year of in-orbit operations of our 907 satellite. We also have in place an insurance policy expiring November 9, 2004 that covers the in-orbit operations of the 901, 902, 903, 904, 905 and 906 satellites. Under the terms of this policy, we chose to co-insure $150.0 million of the net book value of each covered satellite, and the insurers cover the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. We do not have in-orbit insurance coverage for the 16 satellites not covered under either of these insurance policies. These 16 satellites individually have net book values of less than $150.0 million. For a further discussion of the insurance we have relating to our satellites, see “Business — Network — Sparing; Insurance.”

      Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites.

      The in-orbit operations of all four of the satellites in orbit that we expect to acquire from Loral are currently insured. Loral is required to maintain insurance on these satellites at certain prescribed levels set forth in the asset purchase agreement until the closing of the proposed transaction.

      Over the past three years, premiums in the satellite insurance market for in-orbit insurance have ranged from 1.60% to 3.25% per year of the net book value of the satellites covered. These insurance premiums may increase in the future as a result of launch vehicle failures or in-orbit satellite failures or due to other factors. See “Risk Factors” for a further discussion of our insurance and a discussion of insurance matters relating to the satellites proposed to be acquired from Loral.

Backlog

      Our backlog represents expected future cash payments to be received from customers under our various customer service agreements. As of September 30, 2002, our backlog was approximately $4.6 billion and as of September 30, 2003 our backlog was approximately $3.7 billion. Approximately half of the decrease in our backlog was due to two factors:      the cancellation of our service contracts with COMSAT World Systems upon our November 2002 acquisition of most of the assets of COMSAT World Systems and the exclusion from our previously reported backlog of amounts associated with a Brazilian customer that has been experiencing financial difficulties. The decrease in our backlog also reflects the continuing trend of customers seeking shorter-term contracts due to the rapidly changing telecommunications market. As of September 30, 2003, the weighted average remaining duration of the outstanding customer agreements included in our backlog was approximately 4.3 years. We expect to deliver services associated with $219.6 million, or 6.0%, of our September 30, 2003 backlog by December 31, 2003.

      Backlog includes both non-cancelable contracts and contracts that are cancelable upon payment of early termination penalties. Backlog does not include contracts that may be canceled by a customer without penalty. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. As of September 30, 2003, 88% of the customer contracts included in our backlog, representing approximately $3.2 billion in future revenue, were non-cancelable and 12% of the customer contracts included in our backlog, representing approximately $460.0 million in future revenue, could be canceled by the customer upon the payment of early termination penalties. With respect to our customer contracts that are cancelable upon payment of penalties or that are non-cancelable, we have not experienced any cancellations that have resulted in material losses of revenue, except as disclosed below with regard to Teleglobe Inc. This experience is due in part to our termination penalties for cancelable contracts, which generally require customers that cancel within the first two years of their contracts to pay termination fees equal to any remaining charges due during the two-year period plus 25% of any charges due under the balance of the contracts. Customers that cancel after the first two years of a contract must still pay 25% of any remaining charges due under the contract.

      The future minimum payments under contract and due from customers as of September 30, 2003 were approximately as follows:

Period	(in millions)

2003	$220
2004	818
2005	561
2006	428
2007	332
2008 and thereafter	1,326

Total	$3,685

      A majority of our backlog as of September 30, 2003 was eligible for either MFC protection or LCO protection. MFC and LCO protection are described under “Business — Certain Customer Service Agreements.” The backlog figures set forth above could potentially be reduced if our MFC or LCO protection obligations are triggered and we are required to lower the prices for certain of our existing customer service commitments.

      In connection with our acquisition on November 25, 2002 of COMSAT World Systems’ service contracts for the sale of our capacity, we terminated our customer contracts with COMSAT. Our contracts with COMSAT World Systems were generally longer-term contracts than the customer contracts that we acquired. As a result, our backlog decreased by $263.1 million in connection with the COMSAT transaction. While our overall backlog declined as a result of the acquisition, our backlog of contracts to be performed in 2003 increased slightly on a net basis because the contracts that COMSAT World Systems assigned to us, although for shorter durations than our contracts with COMSAT World Systems, were for higher values. See “— Related Party Transactions — COMSAT Asset Purchase Agreement” below for further information about this transaction.

      Upon the closing of the COMSAT transaction described above, WorldCom, Inc. became one of our largest customers. On July 21, 2002, WorldCom, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As of September 30, 2003, WorldCom, Inc. and its affiliates accounted for $81.7 million, or 2.2%, of our backlog. The loss of WorldCom, Inc. as a customer would reduce our revenue and backlog and could materially adversely affect our business.

      On May 15, 2002, one of our largest customers, Teleglobe Inc., filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. On August 21, 2002, our Intelsat Global Sales subsidiary entered into a share purchase agreement with Teleglobe Inc. The closing of the share purchase transaction took place on September 20, 2002. In connection with the share purchase transaction, Intelsat Global Sales agreed to terminate some of Teleglobe Inc.’s and its affiliate’s service orders with us. The terminated service orders represented approximately $47.4 million, or 1%, of our backlog as of the closing date of the share purchase transaction. For a description of the share purchase transaction with Teleglobe Inc., see “— Related Party Transactions — Teleglobe Share Purchase Agreement” below.

      One of our Brazilian customers has experienced financial difficulties. As a result of these difficulties, we decided at the end of 2002 to exclude from our backlog the amounts associated with this customer. The reduction in our December 31, 2002 backlog associated with this customer was $206.2 million.

      Approximately $112.4 million of our backlog as of September 30, 2003 is with customers located in Argentina. Because of the current uncertainty in the Argentine economy and restrictions imposed from time to time by the Argentine government on the remittance of payments abroad, as well as other events that may occur as a result of political uncertainty in Argentina, some of the backlog represented by contracts with our Argentine customers is potentially at risk.

      For information about the backlog relating to the satellites to be acquired from Loral, see “Agreement to Purchase the North American Satellite Assets of Loral.” For information about financial difficulties experienced by several of Loral’s customers, see “Risk Factors.”

Results of Operations

      The following table sets forth the statements of operations data.

				Three Months
				Ended		Nine Months Ended
	Year Ended December 31,			September 30,		September 30,

	2000	2001	2002	2002	2003	2002	2003

				(unaudited)		(unaudited)

	(in thousands)
Telecommunications revenue	$1,099,751	$1,084,009	$991,956	$246,643	$237,193	$751,865	$720,613

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	93,162	101,985	117,405	27,304	33,185	84,004	102,656
Selling, general and administrative	61,900	95,600	121,077	18,480	35,317	90,277	93,073
Depreciation and amortization	414,250	340,449	361,322	89,152	101,115	266,365	300,314
Privatization initiative	21,575	33,576	—	—	—	—	—
Intelsat 10-01 contract termination cost	—	—	34,358	—	(3,000)	—	(3,000)
Restructuring costs	—	7,300	5,522	—	(837)	—	(837)

Total operating expenses	590,887	578,910	639,684	134,936	165,780	440,646	492,206

Income from operations	508,864	505,099	352,272	111,707	71,413	311,219	228,407
Interest expense, net	(24,859)	(13,050)	(55,053)	(16,415)	(22,320)	(34,751)	(66,368)
Other income (expense)	20,885	12,293	9,942	(568)	5,037	2,484	15,764

Income before income taxes	504,890	504,342	307,161	94,724	54,130	278,952	177,803
Provision for income taxes	—	5,359	33,021	12,314	5,759	36,264	22,744

Net income	$504,890	$498,983	$274,140	$82,410	$48,371	$242,688	$155,059

      As described above, our customers obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. These agreements offer different service commitment types, including lease and channel and carrier service commitments. The following table sets forth our revenue by service commitment type and the percentage of our total telecommunications revenue represented by each. The “Other” category below includes revenue from demand-based, occasional use and other service commitment types, as well as revenue that we record as a result of our consolidation of Galaxy.

      For all periods presented, revenue from GlobalConnexSM Solutions services has been reclassified from lease services revenue to channel and carrier services revenue.

	Year Ended December 31,

	2000		2001		2002

	(in thousands, except percentages)
Lease	$619,104	56.3%	$669,648	61.8%	$640,157	64.5%
Channel and carrier	445,587	40.5%	395,971	36.5%	338,700	34.1%
Other	35,060	3.2%	18,390	1.7%	13,099	1.3%

Total	$1,099,751	100.0%	$1,084,009	100.0%	$991,956	100.0%

	Three Months Ended September 30,				Nine Months Ended September 30,

	2002		2003		2002		2003

	(in thousands, except percentages)
Lease	$158,974	64.5%	$147,920	62.4%	$485,039	64.5%	$453,888	63.0%
Channel and carrier	84,610	34.3%	82,192	34.7%	255,891	34.0%	249,922	34.7%
Other	3,059	1.2%	7,081	3.0%	10,935	1.5%	16,803	2.3%

Total	$246,643	100.0%	$237,193	100.0%	$751,865	100.0%	$720,613	100.0%

          Three-Month and Nine-Month Periods Ended September 30, 2003 and 2002

          Telecommunications Revenue

      Telecommunications revenue decreased $9.4 million, or 4%, to $237.2 million for the three months ended September 30, 2003 from $246.6 million for the three months ended September 30, 2002. During the three months ended September 30, 2003, revenue from lease services decreased by $11.1 million as compared to the same period in 2002. This decrease was primarily due to the expiration of lease service agreements since September 30, 2002 that were not renewed, lower prices due to price pressure in certain markets and a decrease in the volume of capacity sold as leases, reflecting the reduced capacity requirements of our customers due to the optimization of their networks. Also contributing to the overall decline was a decrease in revenue from channel and carrier services of $2.4 million. The $2.4 million decrease in revenue from channel and carrier services consisted of a $7.7 million increase in revenue from GlobalConnexSM Solutions services and a decline in revenue from other channel and carrier services of $10.2 million. This decrease in revenue from other channel and carrier services was primarily due to a decline in the volume of capacity sold as channel and carrier services, which reflects the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, the reduced capacity requirements of our customers due to the general economic downturn and the optimization of their networks, and a reduction in the amount of capacity held in inventory by distributors for future sale. Because fiber connectivity on major point-to-point routes is generally more cost-effective than satellite connectivity, we expect this trend in our carrier business to continue. We expect that we will be able to mitigate this trend by taking certain actions. For example, we are targeting customers requiring capacity for thin-route and middle-mile applications and emerging carriers in deregulating markets. See “Risk Factors” for a discussion of the factors impacting our revenue, such as competition from fiber optic cable. Partially offsetting the overall decline in revenue during the three-month period was an increase in revenue of $2.2 million as a result of our consolidation of Galaxy. See “— Our Business — Telecommunications Revenue” for a discussion of the factors expected to impact our telecommunications revenue in the future.

      From a geographic perspective, revenue from North America and the Caribbean increased during the three months ended September 30, 2003 as compared to the same period in 2002, primarily due to an increase in the demand for services from customers in that region, including demand from the customers whose contracts we acquired in connection with our November 2002 acquisition, as described above, of most of the assets of COMSAT World Systems. Revenue from the Europe region decreased during the three months ended September 30, 2003 as compared to the same period in 2002, due to a decline in the demand for services from customers in the Europe region. Revenue from Sub-Saharan Africa increased during the three months ended September 30, 2003 as compared to the same period in 2002, primarily due to increased demand.

      Telecommunications revenue decreased $31.3 million, or 4%, to $720.6 million for the nine months ended September 30, 2003 from $751.9 million for the nine months ended September 30, 2002. Lease services revenue decreased by $31.2 million during the nine months ended September 30, 2003 as compared to the same period in 2002. This decrease was primarily due to the same factors discussed above with respect to the decrease in lease services revenue for the three months ended September 30, 2003 as compared to the same period in 2002. Also contributing to the overall decline was a decrease in revenue from channel and carrier services of $6.0 million. This decrease in revenue from channel and carrier services reflects an increase in revenue from GlobalConnexSM Solutions services of $18.8 million and a decline in other channel and carrier services of $24.8 million. The decrease in revenue from other channel and carrier services was primarily due to a decline in the volume of capacity sold for the same reasons discussed above with respect to the decrease in other channel and carrier services revenue for the three months ended September 30, 2003 as compared to the same period in 2002. Partially offsetting the overall decline in revenue for the nine months ended September 30, 2003 was a $4.9 million increase in revenue as a result of our consolidation of Galaxy.

      On a geographic basis, for the nine months ended September 30, 2003 as compared to the same period in 2002, revenue from North America and the Caribbean and the Sub-Saharan Africa region increased, and revenue from the Europe region decreased, for the reasons discussed above. See “Business — Geographic Distribution of Our Revenue” for a breakdown of revenue by geographic region for these periods.

          Operating Expenses

      Direct costs of revenue (exclusive of depreciation and amortization) increased $5.9 million, or 22%, to $33.2 million for the three months ended September 30, 2003 from $27.3 million for the three months ended September 30, 2002. This increase was principally due to increases in other costs of services, including costs relating to our lease of satellite capacity from other satellite services providers, of $1.7 million, staff costs of $1.4 million, office and operational costs of $1.3 million, and other expenses of $1.5 million. The increases in other costs of services and office and operational costs were associated primarily with our GlobalConnexSM Solutions services and other managed service initiatives. See “— Our Business — Expenses” for a discussion of the factors expected to impact our direct costs of revenue (exclusive of depreciation and amortization) in the future.

      Direct costs of revenue (exclusive of depreciation and amortization) increased $18.7 million, or 22%, to $102.7 million for the nine months ended September 30, 2003 from $84.0 million for the nine months ended September 30, 2002. This increase was principally due to increases in office and operational costs of $7.1 million, other costs of services, including costs relating to our lease of satellite capacity from other satellite services providers, of $3.9 million, in-orbit insurance expense of $3.1 million, staff costs of $2.0 million and other expenses of $2.6 million. The increases in office and operational costs and other costs of services are associated primarily with our GlobalConnexSM Solutions services and other managed service initiatives.

      Selling, general and administrative expenses increased $16.8 million, or 91%, to $35.3 million for the three months ended September 30, 2003 from $18.5 million for the three months ended September 30, 2002. The lower selling, general and administrative expenses for the three months ended September 30, 2002 were principally due to the recovery during the period of previously reserved accounts receivable of $12.8 million in connection with our share purchase agreement with Teleglobe, Inc. Contributing to the increase in selling, general and administrative expenses for the three months ended September 30, 2003 was an increase in the provision for uncollectable accounts of $3.8 million, an increase in staff costs of $3.3 million and an increase in other expenses of $0.5 million. These increases were offset by decreases in professional fees of $3.5 million. The higher professional fees in the three months ended September 30, 2002 were due to fees associated with, among other things, our share purchase agreement with Teleglobe Inc. See “— Our Business — Expenses” for a discussion of the factors expected to impact our selling, general and administrative expenses in the future.

      Selling, general and administrative expenses increased $2.8 million, or 3%, to $93.1 million for the nine months ended September 30, 2003 from $90.3 million for the nine months ended September 30, 2002. This increase was due to increases in the provision for uncollectible accounts of $3.6 million and increases in staff costs of $3.2 million, as well as a $2.5 million charge related to the resolution of a contract dispute. Offsetting these increases in selling, general and administrative expenses were decreases in professional fees of $5.1 million and other expenses of $1.3 million. The higher professional fees in the nine months ended September 30, 2002 were due to fees associated with, among other things, our share purchase agreement with Teleglobe Inc.

      Depreciation and amortization expense increased $11.9 million, or 13%, to $101.1 million for the three months ended September 30, 2003 from $89.2 million for the three months ended September 30, 2002. This increase was primarily due to depreciation expense of $10.4 million recorded on Intelsat IX series satellites that were not in service during the third quarter of 2002, partially offset by a decrease of $1.5 million attributable to two Intelsat VI series satellites being fully depreciated during 2002. Also contributing to the increase during the third quarter of 2003 was a net increase in depreciation and amortization expense relating to ground segment and infrastructure costs, other satellites and intangible assets totaling $3.0 million.

      Depreciation and amortization increased $33.9 million, or 13%, to $300.3 million for the nine months ended September 30, 2003 from $266.4 million for the nine months ended September 30, 2002. This increase was primarily due to depreciation of $41.7 million recorded on Intelsat IX series satellites that were not in service during the comparable period in 2002, partially offset by a decrease of $16.4 million attributable to two Intelsat VI series satellites being fully depreciated during 2002. Also contributing to the increase during the nine-month period was a net increase in depreciation and amortization expense relating to ground segment and infrastructure costs, other satellites and intangible assets totaling $8.6 million.

      In November 2002, we terminated our order for the Intelsat 10-01 satellite, as described further in “— Termination of Our Order for the Intelsat 10-01 Satellite.” As a result of this termination, we recorded a charge to our consolidated statement of operations of approximately $34.4 million, representing the write-off of, among other things, launch vehicle costs. In connection with our decision to terminate our order for the 10-01 satellite, we agreed with one of our launch vehicle providers, Sea Launch Limited Partnership, referred to as Sea Launch, to treat most of the payments made for the launch vehicle as a credit for a future launch. Our agreement provided that this credit would decrease over time until we or another entity placed an order for a future launch with Sea Launch. Based on our estimate of when we might place such an order, we recorded a deposit of the minimum possible credit under our agreement with Sea Launch, net of certain expenses, of approximately $23.2 million. At the same time, we recorded a charge to our consolidated statement of operations equal to the amount of the difference between the minimum and maximum possible credits under our agreement. During the three months ended September 30, 2003, we were notified by Sea Launch that another entity had placed a launch order and therefore that the credit to which we are entitled under our agreement with Sea Launch would not be subject to further reduction. Because our credit with Sea Launch has been fixed at an amount greater than the expected credit based on which we recorded our $23.2 million deposit, we were able for the three and nine months ended September 30, 2003 to reverse $3.0 million of the $34.4 million charge recorded for the year ended December 31, 2002.

      In December 2002, we incurred restructuring expenses of $5.5 million for severance and related benefit costs. Due to a change in estimate of our restructuring expenses, during the three months ended September 30, 2003 we reversed $0.8 million of the $5.5 million accrued in 2002. All costs were substantially paid by the end of the second quarter of 2003.

          Interest Expense, Net and Other Income

      Interest expense consists of the gross interest costs we incur less the amount of interest we capitalize related to capital assets under construction. Interest expense increased $5.9 million, or 36%, to $22.3 million for the three months ended September 30, 2003 from $16.4 million for the three months ended September 30, 2002. This increase was primarily due to an $8.4 million decrease in interest capitalized during the third quarter of 2003 as compared to the amount capitalized during the same period in 2002. The decrease in interest capitalized was attributable to lower construction-in-progress balances in the third quarter of 2003 as compared to those balances in 2002, which was principally due to the placement into service during 2002 and 2003 of two Intelsat IX series satellites that were under construction during the third quarter of 2002. Partially offsetting the increase in interest expense was a decrease in gross interest of $2.5 million, which resulted primarily from the repayment of our $200.0 million principal amount of Eurobond 7 3/8% Notes during August 2002.

      Interest expense increased $31.6 million, or 91%, to $66.4 million for the nine months ended September 30, 2003 from $34.8 million for the nine months ended September 30, 2002. This increase was principally due to a $30.5 million decrease in interest capitalized during the nine months ended September 30, 2003 as compared to the amount capitalized during the same period in 2002. The decrease in interest capitalized was attributable to lower construction-in-progress balances in the first nine months of 2003 as compared to those balances in the same period in 2002, principally due to the placement into service during 2002 and 2003 of five Intelsat IX series satellites that were under construction during the nine months ended September 30, 2002.

      We anticipate that interest expense will increase as a result of the proposed Loral transaction, as we will incur additional indebtedness in order to purchase the assets. The increase in interest expense will vary depending on changes in interest rates applicable to the additional indebtedness.

      Other income (expense) increased $5.6 million to $5.0 million of other income for the three months ended September 30, 2003 from $0.6 million of other expense for the three months ended September 30, 2002. The increase was principally due to income of $4.9 million recorded in the third quarter of 2003 in connection with a decrease in an obligation payable by us under our share purchase agreement with Teleglobe Inc. Also contributing to the increase during the period was a net increase in other income of $0.7 million.

      Other income increased $13.3 million, or 532%, to $15.8 million for the nine months ended September 30, 2003 from $2.5 million for the nine months ended September 30, 2002. The increase was principally due to other income of $15.3 million recorded during the nine months ended September 30, 2003 in connection with a reduction in an obligation payable by us under our share purchase agreement with Teleglobe Inc. and to a net decrease in other income of $2.0 million.

          Income Taxes

      Our provision for income taxes totaled $5.8 million for the three months ended September 30, 2003 and $12.3 million for the three months ended September 30, 2002. Our provision for income taxes totaled $22.7 million for the nine months ended September 30, 2003 and $36.3 million for the nine months ended September 30, 2002. The effective tax rate was 14% for the nine months ended September 30, 2003 and 13% for the nine months ended September 30, 2002. The increase in our effective tax rate for 2003 was due to adjustments in tax rates associated with our experience in the various jurisdictions in which we operate.

      Because Bermuda does not currently impose an income tax, our statutory tax rate was zero. The difference between tax expense reported in our statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes.

          Net Income

      Net income decreased by $34.0 million, or 41%, to $48.4 million for the three months ended September 30, 2003 from $82.4 million for the three months ended September 30, 2002. The decrease for the three months ended September 30, 2003 was principally due to higher total operating expenses, higher interest expense and lower revenue as compared to the same period in 2002, as discussed above. Net income decreased by $87.6 million, or 36%, to $155.1 million for the nine months ended September 30, 2003 from $242.7 million for the nine months ended September 30, 2002. The decrease during the nine months ended September 30, 2003 was primarily due to lower revenue, higher total operating expenses and higher interest expense as compared to the same period in 2002, as discussed above.

      We expect that our net income may decrease in the future if the proposed Loral transaction is completed.

          EBITDA, As Adjusted

      EBITDA, as adjusted, consists of earnings before interest, other income, taxes and depreciation and amortization. We adjust EBITDA, or earnings before interest, taxes and depreciation and amortization, to exclude other income (expense) in order to segregate our operating results from non-operating income (expense), such as the non-operating income (expense) recorded in 2002 and 2003 related to an obligation payable by us to Teleglobe Inc. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA, as adjusted, to enhance your understanding of our operating performance. We use EBITDA, as adjusted, as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA, as adjusted, is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA, as adjusted, is not a measurement of financial performance under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies. You should not consider EBITDA, as adjusted, as an alternative to operating or net income, determined in accordance with generally accepted accounting principles, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with generally accepted accounting principles, as an indicator of cash flows, or as a measure of liquidity.

      EBITDA, as adjusted, decreased by $28.4 million, or 14%, to $172.5 million for the three months ended September 30, 2003, from $200.9 million for the three months ended September 30, 2002. The decrease was due to higher total operating expenses, excluding depreciation and amortization, and lower revenue during the third quarter in 2003, as compared to the same period in 2002, as discussed above.

      EBITDA, as adjusted, decreased by $48.9 million, or 8%, to $528.7 million for the nine months ended September 30, 2003, from $577.6 million for the same period in 2002. The decrease was primarily due to lower revenue and higher total operating expenses, excluding depreciation and amortization, during the nine months ended September 30, 2003 as compared to the same period in 2002, as discussed above.

      The trends we have experienced in EBITDA, as adjusted, are a direct result of the trends we have experienced in telecommunications revenue and operating expenses. See “— Our Business — Telecommunications Revenue” for a further explanation of trends in our revenue and “— Our Business — Expenses” for a further explanation of trends in our operating expenses. We expect EBITDA, as adjusted, to continue to be directly impacted by the trends that we experience in telecommunications revenue and operating expenses.

      A reconciliation of net income to EBITDA, as adjusted, is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

	(in thousands)
Net income	$82,410	$48,371	$242,688	$155,059
Add:
Interest expense, net	16,415	22,320	34,751	66,368
Provision for income taxes	12,314	5,759	36,264	22,744
Depreciation and amortization	89,152	101,115	266,365	300,314
Subtract:
Other income (expense)	(568)	5,037	2,484	15,764

EBITDA, as adjusted	$200,859	$172,528	$577,584	$528,721

          Years Ended December 31, 2002, 2001 and 2000

          Telecommunications Revenue

      Telecommunications revenue decreased $92.0 million, or 8%, to $992.0 million for the year ended December 31, 2002 from $1,084.0 million for the year ended December 31, 2001. The decrease was primarily attributable to lower revenue from channel and carrier based services of $57.3 million, which consisted of a $62.2 million decrease in revenue from channel and carrier services, partially offset by $4.9 million in termination fees received. The decline in channel and carrier based services was primarily due to a decrease in the volume of capacity sold as channel and carrier based services, which reflects the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, the reduction in the capacity requirements of our customers due to the general economic downturn and the optimization of their own networks, and a reduction in the amount of capacity held in inventory by distributors for future sale. Another factor in the decline in revenue from channel and carrier based services was a reduction in the level of services provided to Teleglobe Inc. as a result of Teleglobe Inc.’s filing for creditor protection and our subsequent share purchase agreement with Teleglobe Inc., pursuant to which Teleglobe Inc. and one of its affiliates terminated some of their service orders with us. The share purchase transaction with Teleglobe Inc. and its impact on our consolidated financial statements are discussed further below under “— Related Party Transactions — Teleglobe Share Purchase Agreement.” Contributing to the overall decline in revenue was a decrease in revenue from lease services of $29.5 million due to the non-renewal of several video services leases at their expiration dates and a reduction in the level of services provided to Teleglobe Inc. A decrease in occasional-use broadcast services of $4.7 million also contributed to the overall decrease in revenue during this period. This decline in revenue was primarily attributable to a decline in the volume of capacity sold as a result of lower demand for these services.

      From a geographic perspective, the percentage of revenue recognized from each of the regions we serve was relatively consistent in 2002 with the percentage of revenue recognized from these regions in 2001. See “Business — Geographic Distribution of Our Revenue” for a breakdown of revenue by geographic region for 2001 and 2002.

      Telecommunications revenue decreased $15.7 million, or 1%, to $1,084.0 million for the year ended December 31, 2001 from $1,099.8 million for the year ended December 31, 2000. The decrease was primarily attributable to a decrease in revenue from channel and carrier based services of $49.6 million. This decline was due to a decrease in the volume of capacity sold for channel and carrier services, which reflects the migration of satellite traffic to fiber optic cables across transoceanic point-to-point routes and the reduction in the amount of capacity held in inventory by distributors for future sale. Revenue from occasional use and cable restoration services also decreased by $17.2 million during this period. This decline in revenue was due to the higher volume of capacity sold for occasional use services in 2000, which was related to the 2000 Olympics and other special events, and a lower volume of capacity sold in 2001 for restoration services due to increased self-restoration of these facilities by our customers. The decrease in revenue from the services described above was partially offset by an increase in revenue from lease services of $50.6 million in 2001 from 2000. This increase was attributable to an increase in the volume of capacity sold as leases for business and specialized networks for applications such as Internet backbone connectivity, multimedia services and video services.

      From a geographic perspective, the percentage of revenue recognized from each of the regions we serve was relatively consistent in 2001 with the percentage of revenue recognized from these regions in 2000. See “Business — Geographic Distribution of Our Revenue” for a breakdown of revenue by geographic region for 2000 and 2001.

          Operating Expenses

      Direct costs of revenue (exclusive of depreciation and amortization) increased $15.4 million, or 15%, to $117.4 million for the year ended December 31, 2002 from $102.0 million for the year ended December 31, 2001. This increase was due primarily to an increase in in-orbit insurance premiums of $18.8 million incurred during this period, which was partially offset by the elimination in 2002 of non-recurring charges we incurred in 2001 of $4.8 million to terminate a satellite construction contract and of $1.6 million as incentive payments on leased satellite capacity. Also contributing to the increase was an increase in staff costs of $1.5 million, which was largely due to gross salary adjustments for employee income taxes and employer payroll taxes associated with our employees who are non-U.S. citizens and who were exempt from these taxes prior to privatization. These gross salary adjustments and employer payroll taxes were partially offset by reductions in staff costs primarily resulting from our workforce reduction in October 2001. Increases in other expenses of $1.5 million also contributed to the overall increase in direct costs of revenue.

      Direct costs of revenue (exclusive of depreciation and amortization) increased $8.8 million, or 9%, to $102.0 million for the year ended December 31, 2001 from $93.2 million for the year ended December 31, 2000. This increase was due to a number of factors, including higher staff costs of $5.0 million. The increase in staff costs was primarily associated with new service development activities and higher benefits costs. We also incurred a non-recurring charge of $4.8 million for terminating a satellite construction contract. Incremental recurring expenses of $6.7 million associated with our operations as a private company also contributed to this increase. See “— Our Business — Expenses” for a further discussion of the incremental recurring expenses associated with our operations as a private company. These increases were partially offset by other expense decreases of $7.7 million.

      Selling, general and administrative expenses increased $25.5 million, or 27%, to $121.1 million for the year ended December 31, 2002 from $95.6 million for the year ended December 31, 2001. This increase was largely attributable to an increase in the provision for uncollectible accounts of $9.5 million, which we did not incur in 2001, and professional fees of $8.6 million related primarily to activities associated with our strategic initiatives. We also incurred increases in marketing and promotional activities of $5.2 million and other expenses of $2.2 million. An increase in staff costs, largely due to gross salary adjustments for employee income taxes and employer payroll taxes associated with our employees who are non-U.S. citizens and who were exempt from these taxes prior to privatization, was offset by reductions in staff costs resulting from our workforce reduction in October 2001.

      Selling, general and administrative expenses increased $33.7 million, or 54%, to $95.6 million for the year ended December 31, 2001 from $61.9 million for the year ended December 31, 2000. This increase was attributable to a number of factors, including higher staff costs of $9.8 million. The majority of the staff cost increase was due to an increase in our sales and marketing staff. We also experienced increased spending on marketing and promotional activities of $8.1 million. Incremental recurring expenses of $10.5 million associated with our operations as a private company also contributed to this increase. See “— Our Business — Expenses” for a further discussion of the incremental recurring expenses associated with our operations as a private company. Finally, we incurred other general cost increases of $5.3 million.

      Depreciation and amortization increased $20.9 million, or 6%, to $361.3 million for the year ended December 31, 2002 from $340.4 million for the year ended December 31, 2001. This increase was due primarily to depreciation of $72.5 million recorded on Intelsat IX series satellites that either were not in service in 2001 or were only in service during the fourth quarter of 2001. An increase in depreciation of $4.6 million on information systems and ground infrastructure assets, due to the placement in service of several assets in 2001 and 2002, and an increase in depreciation of $1.4 million on other satellites, property and equipment also contributed to the increase. These increases were partially offset by a decrease in depreciation attributable to the completion of depreciation on two Intelsat VI series satellites in 2001 of $57.6 million.

      Depreciation and amortization decreased $73.8 million, or 18%, to $340.4 million for the year ended December 31, 2001 from $414.3 million for the year ended December 31, 2000. This decrease was due both to a change in the estimate of the useful lives for most of the satellites in our fleet and to the completion of depreciation for one of our satellites during 2000. Of this decrease, $60.5 million was attributable to the change in the estimate of the useful lives of our satellites.

      In November 2002, we exercised our right to terminate the portion of our satellite construction contract with Astrium SAS, now known as EADS Astrium, relating to the Intelsat 10-01 satellite due to EADS Astrium’s significant postponement in the delivery date of the satellite. As a result of this termination, we recorded a non-recurring charge to our consolidated statement of operations of $34.4 million, representing the write-off of capitalized satellite program costs, including satellite construction costs, launch vehicle costs, program office costs, capitalized interest and ground network costs. See “— Termination of Our Order for the Intelsat 10-01 Satellite” for further discussion of the termination of our order for the 10-01 satellite.

      In December 2002, we reduced the size of our workforce by 130 employees, or approximately 12%, reflecting efforts to streamline our operations in response to market and industry conditions. As a result of this reduction in force, we incurred restructuring expenses of $5.5 million for severance and related benefit costs. We believe these actions have improved our competitive position by reducing our cost base and aligning the capabilities of our staff to our business strategy.

      We also incurred restructuring expenses of $7.3 million in October 2001 as a result of reducing the size of our workforce by 105 employees, or 11%. The workforce reduction initiative was required to eliminate positions that we no longer needed as a private company and to streamline operations in response to market and industry conditions.

      Privatization initiative expenses refer to the non-recurring costs associated with our privatization in July of 2001. For the year ended December 31, 2001, privatization initiative expenses increased $12.0 million, or 56%, to $33.6 million from $21.6 million for the year ended December 31, 2000. The increase was primarily attributable to the settlement of a contractual dispute related to our privatization, professional fees associated with legal due diligence and regulatory and human resources compliance activities and a one-time payroll tax adjustment payment made to our employees.

          Interest Expense and Other Income

      Interest expense consists of the gross interest costs we incur less the amount of interest we capitalize related to capital assets under construction. Interest expense increased $42.0 million, or 321%, to $55.1 million for the year ended December 31, 2002 from $13.1 million for the year ended December 31, 2001. This increase was due to an increase in gross interest of $18.9 million, resulting primarily from the issuance of our 7 5/8% Senior Notes due 2012 in April 2002, and a decrease in interest capitalized during 2002 of $23.1 million as compared to the amount capitalized in 2001. The decrease in interest capitalized was attributable to lower construction-in-progress balances in 2002 as compared to those balances in 2001. The decrease in construction-in-progress balances in 2002 was principally due to the placement into service during 2002 of four Intelsat IX series satellites that were under construction during 2001.

      Interest expense decreased $11.8 million, or 48%, to $13.1 million for the year ended December 31, 2001 from $24.9 million for the year ended December 31, 2000. This decrease was principally due to higher levels of construction in progress in 2001, which led to an increase in capitalized interest of $19.7 million. The effect of the higher capitalized interest was partially offset by an increase in gross interest costs of $7.9 million over the same period due to higher commercial paper borrowings outstanding.

      Other income decreased $2.4 million, or 20%, to $9.9 million for the year ended December 31, 2002 from $12.3 million for the year ended December 31, 2001. This decrease was principally attributable to a reduction in the level of satellite support services provided to New Skies of $5.6 million. Services provided to New Skies will continue to decline in the future, and the related income is expected to become insignificant. Also contributing to the decrease in other income during 2002 was an increase in foreign currency exchange losses of $3.4 million, which were primarily attributable to transactions entered into with our customers in Brazil under contracts denominated in Brazilian reais. These decreases were partially offset by other income increases of $6.7 million, of which $6.1 million was due to other income recorded in connection with a decrease in an obligation payable by us under our share purchase agreement with Teleglobe Inc. See “— Related Party Transactions — Teleglobe Share Purchase Agreement” for a discussion of our transaction with Teleglobe Inc. and Note 16 to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of the accounting for this transaction.

      Other income decreased $8.6 million, or 41%, to $12.3 million for the year ended December 31, 2001 from $20.9 million for the year ended December 31, 2000. This decrease was principally attributable to a reduction in the level of satellite support services provided to New Skies.

          Income Taxes

      We became subject to certain income taxes in the various jurisdictions in which we operate when we became a private company on July 18, 2001. For the year ended December 31, 2002, our provision for income taxes totaled $33.0 million. For the year ended December 31, 2001, our provision for income taxes of $5.4 million consisted of income tax expense of $29.9 million for the period in 2001 subsequent to privatization and an offsetting deferred tax benefit of $24.5 million related to the recording of a net deferred tax asset that arose from our change in taxable status on the privatization date. The decrease in the effective tax rate in 2002 as compared to 2001 was due to the difference between actual and estimated results for 2001, which principally related to withholding taxes.

      Because Bermuda does not currently impose an income tax, our statutory tax rate was zero. The difference between tax expense reported in our statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes.

          Net Income

      Net income decreased $224.9 million, or 45%, to $274.1 million for the year ended December 31, 2002 from $499.0 million for the year ended December 31, 2001. The reduction in net income during the period was due principally to lower revenue and higher total operating expenses as compared to the same period in 2001, as described above. Also contributing to the decrease during the period was an increase in interest expense of $42.0 million and an increase in the provision for taxes of $27.6 million as compared to the same period in 2001.

      Net income decreased $5.9 million, or 1%, to $499.0 million for the year ended December 31, 2001 from $504.9 million for the year ended December 31, 2000. This decrease was due principally to lower revenue and higher operating expenses, excluding depreciation and amortization, during 2001 as compared to 2000, which were offset somewhat by lower depreciation and amortization over the same period.

          EBITDA, As Adjusted

      EBITDA, as adjusted, decreased $131.9 million, or 16%, to $713.6 million for the year ended December 31, 2002 from $845.5 million for the year ended December 31, 2001. The principal causes of the decrease were lower revenue coupled with higher operating expenses during 2002 as compared to the same period in 2001, as discussed above.

      EBITDA, as adjusted, decreased $77.6 million, or 8%, to $845.5 million for the year ended December 31, 2001 from $923.1 million for the year ended December 31, 2000. The principal causes of the decrease were higher direct costs of revenue (exclusive of depreciation and amortization); selling, general and administrative expenses; and privatization initiative expenses in 2001, as well as lower revenue in 2001, as discussed above.

      A reconciliation of net income to EBITDA, as adjusted, for the three-year period ended December 31, 2002, is as follows (in thousands):

	Year Ended December 31,

	2000	2001	2002

Net income	$504,890	$498,983	$274,140
Add:
Interest expense, net	24,859	13,050	55,053
Provision for income taxes	—	5,359	33,021
Depreciation and amortization	414,250	340,449	361,322
Subtract:
Other income	20,885	12,293	9,942

EBITDA, as adjusted	$923,114	$845,548	$713,594

Liquidity and Capital Resources

      Our most significant liquidity requirement arises in connection with our proposed acquisition of certain satellites and other related assets from Loral, as described under “Agreement to Purchase the North American Satellite Assets of Loral.” Other than in connection with the proposed Loral transaction, our most significant liquidity requirements generally arise from the funding of capital expenditures related to our satellite fleet and related ground infrastructure and the payment of operating expenses. Other liquidity requirements arise in connection with expanding our business, meeting our working capital requirements and servicing our debt obligations.

          Cash Flow Items

      Net cash provided by operating activities decreased $75.8 million, or 15%, to $432.5 million for the nine months ended September 30, 2003 from $508.3 million for the nine months ended September 30, 2002. For the nine months ended September 30, 2003, net cash provided by operating activities was principally comprised of $155.1 million in net income and $300.3 million in depreciation and amortization, partially offset by non-cash other income of $15.3 million recorded in connection with a decrease in the amount due to Teleglobe Inc. and a $40.0 million contribution to our defined benefit retirement plan. For the nine months ended September 30, 2002, net cash provided by operating activities was principally comprised of $242.7 million in net income and $266.4 million in depreciation and amortization.

      Our net cash provided by operating activities has exceeded our payments for satellites and other property and equipment in each year since 1995. For the year ended December 31, 2002, net cash provided by operating activities was $658.0 million and payments for satellites and other property and equipment were $616.8 million. Net cash provided by operating activities for the year ended December 31, 2002 was principally comprised of $274.1 million in net income and $361.3 million in depreciation and amortization. In addition, an increase in non-cash items of $46.8 million offset by a decrease in operating assets and liabilities of $24.3 million contributed to the net cash provided by operating activities in 2002. For the year ended December 31, 2001, net cash provided by operating activities was $856.4 million and payments for satellites and other property and equipment were $663.7 million. Net cash provided by operating activities in 2001 was principally comprised of $499.0 million in net income and $340.4 million in depreciation and amortization. In addition, an increase in operating assets and liabilities of $47.5 million offset by the recording of deferred taxes of $30.6 million contributed to the net cash provided by operating activities in 2001. For the year ended December 31, 2000, net cash provided by operating activities was $933.0 million and payments for satellites and other property and equipment were $546.0 million. Net cash provided by operating activities in 2000 was comprised of $504.9 million in net income, $414.3 million in depreciation and amortization, and an increase in operating assets and liabilities of $13.9 million.

      During the nine months ended September 30, 2003, we recorded a foreign currency exchange loss of $0.5 million. During the year ended December 31, 2002, we recorded a foreign currency exchange loss of $4.1 million. The loss in each period was primarily attributable to the conversion of our Brazilian real cash balances held in Brazil and other working capital account balances to U.S. dollars at the exchange rate in effect on the last day of the applicable period or, with respect to exchange transactions effected during the period, at the time the exchange transactions occurred. Because of continuing business in Brazil under customer contracts denominated in Brazilian reais, our exposure to foreign exchange fluctuations is ongoing. For the nine months ended September 30, 2003 and for the year ended December 31, 2002, our Brazilian customers represented approximately 2% of our telecommunications revenue.

      Net cash used in investing activities decreased $293.7 million, or 61%, to $188.2 million for the nine months ended September 30, 2003 from $481.9 million for the nine months ended September 30, 2002. Our investing activities during the nine months ended September 30, 2003 consisted of $60.1 million of capital expenditures for satellites and associated launch services, $74.1 million of capital expenditures for infrastructure projects and other ground network costs, $14.0 million of capitalized interest and a $58.0 million investment in WildBlue, offset by $17.9 million of cash acquired as a result of the consolidation of our indirect investment in Galaxy. Our investing activities during the nine months ended September 30, 2002 consisted of $376.6 million of capital expenditures for satellites and associated launch services, $55.5 million of capital expenditures for infrastructure projects and other ground network costs, $44.5 million of capitalized interest and $5.3 million, representing the full purchase price, for a deposit on an asset acquisition.

      Net cash used in investing activities increased $14.5 million, or 2%, to $678.2 million for the year ended December 31, 2002 from $663.7 million for the year ended December 31, 2001. Our investing activity in 2002 consisted of $467.4 million of capital expenditures for satellites and associated launch services, $97.0 million of capital expenditures for infrastructure projects and other ground network costs, $52.4 million of capitalized interest and $61.4 million for payments on asset acquisitions.

      Net cash used in investing activities increased $117.7 million, or 22%, to $663.7 million for the year ended December 31, 2001 from $546.0 million for the year ended December 31, 2000. Our investing activity in 2001 consisted of $522.5 million of capital expenditures for satellites and associated launch services, $65.0 million of capital expenditures for infrastructure projects and other ground network costs, and $76.2 million of capitalized interest. Our investing activity in 2000 consisted of $425.4 million of capital expenditures for satellites and associated launch services, $64.1 million of capital expenditures for infrastructure projects and other ground network costs, and $56.5 million of capitalized interest.

      Net cash used in financing activities increased $105.5 million to $114.2 million for the nine months ended September 30, 2003 from $8.7 million for the nine months ended September 30, 2002. Our financing activities for the nine months ended September 30, 2003 consisted primarily of repayments of commercial paper borrowings of $44.0 million and principal payments on deferred satellite performance incentives of $63.7 million. These payments on deferred satellite performance incentives of $63.7 million consisted primarily of a $60.0 million cash payment due under an agreement to extinguish a portion of our deferred satellite performance incentive liability, as discussed below. Our financing activities for the nine months ended September 30, 2002 consisted principally of $595.8 million in proceeds from the issuance of our 7 5/8% Senior Notes due 2012, offset by repayment of commercial paper borrowings of $310.1 million, repayment of our $200.0 million Eurobond 7.375% notes due 2002 and payment of $65.0 million for the purchase of our ordinary shares from Teleglobe Inc. and principal payments on deferred satellite performance incentives of $14.7 million.

      Net cash provided by financing activities increased $222.7 million to $31.5 million for the year ended December 31, 2002 from $191.2 million used in financing activities for the year ended December 31, 2001. Our financing activity in 2002 principally consisted of $595.8 million in net proceeds received from the issuance of our 7 5/8% Senior Notes due 2012, offset by repayment of commercial paper borrowings of $266.1 million, repayment of our $200.0 million Eurobond 7 3/8% notes due 2002, payment of $65.0 million for the purchase of our ordinary shares from Teleglobe Inc. and principal payments on deferred satellite performance incentives of $15.3 million. At December 31, 2002, commercial paper borrowings outstanding totaled $44.0 million.

      Net cash used in financing activities decreased $220.6 million, or 54%, to $191.2 million for the year ending December 31, 2001 from the $411.8 million for the year ending December 31, 2000. Our financing activities in 2001 consisted primarily of $293.5 million in borrowings from commercial paper and a final pre-privatization cash distribution to the IGO’s Signatories and Investing Entities in the amount of $425.0 million. Our financing activities in 2000 consisted primarily of $580.0 million in capital contributions from shareholders, $855.1 million in distributions to shareholders and a $150.0 million repayment of notes payable.

          Long-Term Debt and Other Liabilities

      At September 30, 2003, we had long-term debt, including the current portion of such debt, of $1,273.1 million. Our policy is to classify obligations as long term if we have both the ability and the intent to maintain these obligations for longer than one year. Our $200.0 million principal amount of Dragon bond 6 5/8% Notes due in March 2004 are classified as long term because of our ability and intent to refinance these notes either as part of the financing associated with the proposed Loral transaction or through borrowings under our existing three-year unsecured revolving credit facility. The proposed Loral transaction is described under “Agreement to Purchase the North American Satellite Assets of Loral,” and our existing credit facility is described under “— Capital Resources” below. Our long-term debt at September 30, 2003 consisted of $600.0 million of U.S. dollar denominated bonds issued in the European and Asian capital markets, $600.0 million of U.S. dollar denominated 7 5/8% Senior Notes due 2012 offset by an unamortized discount of $3.8 million, a $42.0 million capital lease obligation, a $20.0 million note payable to Lockheed Martin Corporation and a $14.9 million note payable to TVB Holdings, which holds an indirect minority interest in Galaxy. The note payable to TVB Holdings is a note payable by Galaxy that is included in our consolidated balance sheet because Galaxy is a consolidated affiliate. We incurred gross interest costs of $26.2 million for the three months ended September 30, 2003 and $28.7 million for the three months ended September 30, 2002. We incurred gross interest costs of $80.4 million for the nine months ended September 30, 2003 and $79.3 million for the nine months ended September 30, 2002.

      The 7 5/8% Senior Notes due 2012 were issued in April 2002. Proceeds received from the issuance of the notes were used to repay commercial paper borrowings outstanding at the time of receipt of those proceeds, for general corporate purposes and to repay on August 6, 2002 our $200.0 million principal amount of Eurobond 7 3/8% Notes due 2002 that had been outstanding. The discount on the 7 5/8% Senior Notes due 2012 represents the difference between the issue price and the face value of the notes on the date of issuance. In addition, we incurred debt issuance costs of $7.6 million. Both the discount and the debt issuance costs are amortized as interest expense over the life of the Senior Notes utilizing the effective interest method.

      Of our notes outstanding as of September 30, 2003, $400.0 million matures in 2004, $200.0 million matures in 2005, $20.0 million matures in $5.0 million annual installments between 2007 and 2010, $14.9 million matures in two payments of $6.6 million in 2007 and $8.3 million in 2008, and the remaining $600.0 million matures in 2012. Our capital lease obligations mature in 2009.

      At December 31, 2002, we had long-term debt, including the current portion of such debt and commercial paper borrowings, of $1,308.5 million. This debt consisted of $600.0 million of U.S. dollar denominated bonds issued in the European and Asian capital markets, $600.0 million of U.S. dollar denominated 7 5/8% Senior Notes due 2012 offset by an unamortized discount of $4.0 million, a $48.5 million capital lease obligation, $44.0 million in commercial paper borrowings and a $20.0 million note payable to Lockheed Martin Corporation. We incurred gross interest costs of $107.5 million for the year ended December 31, 2002.

      Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. These satellite performance incentive payments typically represent between 2% and 6% of the total cost of a satellite. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. This asset is amortized over the useful lives of the satellites and the liability is reduced as the payments are made. Our total satellite performance incentive payment liability was $54.5 million as of September 30, 2003 and $144.6 million as of December 31, 2002.

      On June 26, 2003, our Intelsat LLC subsidiary entered into amendments to its satellite construction agreements with SS/L, pursuant to which we extinguished a portion of our liability to SS/L to make satellite performance incentive payments for the Intelsat VII/VIIA and IX series satellites manufactured by SS/L in exchange for a total cash payment of $60.0 million. In connection with this transaction, we recorded a $95.0 million reduction in our total satellite performance incentive payment liability. This transaction with SS/L is discussed further in Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

          Receivables

      Our receivables, net totaled $218.9 million at September 30, 2003 and $265.8 million at December 31, 2002. Of these amounts, our gross trade receivables were $234.1 million at September 30, 2003 and $227.4 million at December 31, 2002. The remaining balance in both periods represented the allowance for doubtful accounts and other receivables. Other receivables as of December 31, 2002 included $47.8 million due from EADS Astrium as a result of our decision to terminate our order for the Intelsat 10-01 satellite as described above. This amount was collected during the nine months ended September 30, 2003. Our pre-privatization billing policy required payments from customers to be made quarterly in arrears. Our billing policy applicable to service agreements entered into after privatization generally requires payments to be made monthly in arrears.

      In addition to our billing policy, our collateral profile has also changed as a result of the privatization. Previously, the investment share of the Signatories and Investing Entities, which were also our principal customers, was considered to be collateral for services provided. As a result of the privatization, we no longer hold this investment share as collateral, although some of our customers have pledged our ordinary shares held by them as collateral for services provided.

          Capital Expenditures

      Our expected capital expenditures are based on our agreement to acquire certain satellites and related assets from Loral, other existing capital commitments to date and our current business plans. The proposed Loral transaction is described under “Agreement to Purchase the North American Satellite Assets of Loral.” For 2003, we expect our capital expenditures to be less than $300 million, excluding any expenditures relating to the proposed Loral transaction that we may incur in 2003. Of this amount, we expect that the most significant cash outlay in 2003 will be for the funding of our 10-02 satellite.

      In 2004 and future years, our actual capital expenditures may differ from our expected capital expenditures if, among other things, the transactions contemplated by our asset purchase agreement with Loral are not completed. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures. In addition, levels of capital spending from one year to the next are influenced both by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which we determine to procure new satellites and have satellites under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the operational life of the satellite to be replaced. As a result of these factors, we frequently experience significant variances in our capital expenditure outlays from year to year.

      Our capital expenditures totaled $616.8 million in 2002 and consisted of $564.4 million of asset costs and $52.4 million of capitalized interest.

      With respect to the Intelsat IX series satellites, the total costs for the five satellites launched in 2002 and in February 2003 were approximately $1,248 million, which includes the costs of satellite construction, launch services, insurance and capitalized performance incentives. Of this amount, $402.1 million was spent in 2002 and $50.0 million has been spent as of September 30, 2003, in each case excluding capitalized interest. Our deployment of the Intelsat IX series satellites was completed in February 2003 when we successfully launched the 907 satellite. As of September 30, 2003, $41.5 million of expected costs for the Intelsat IX series satellites were covered by contractual commitments. As of December 31, 2002, $147.2 million of expected costs for the Intelsat IX series satellites were covered by contractual commitments.

      We estimate the total costs for our 10-02 satellite to be approximately $277 million, which includes the costs of satellite construction, launch services, insurance and capitalized performance incentives. In 2002, we spent $105.8 million, excluding capitalized interest, on the Intelsat 10-01 and 10-02 satellites, including the costs that we wrote off in late 2002 in connection with our termination of the portion of our satellite construction contract with EADS Astrium relating to the 10-01 satellite. In 2003, we expect to spend approximately $54 million, excluding capitalized interest. We expect to launch our 10-02 satellite in the second quarter of 2004. As of September 30, 2003, $157.9 million of expected costs for the 10-02 satellite were covered by contractual commitments. As of December 31, 2002, $212.1 million of expected costs for the 10-02 satellite were covered by contractual commitments.

      Infrastructure and other projects during 2002 consisted primarily of projects designed to expand our ground communications network facilities and develop new bundled services. In 2002, we invested $56.9 million for ground facilities and other infrastructure to support our satellite network and $40.1 million for our global connectivity services and other managed service initiatives, excluding capitalized interest. We intend to invest approximately $123 million, excluding capitalized interest, in 2003 for ground facilities and other infrastructure, such as a back-up facility and data center for our satellite and other business operations, and teleport facilities and antennas for our global connectivity services. See “Business — Our Strategy” for a discussion of our strategic plans relating to our service offerings and the markets we serve. As of September 30, 2003, we had $17 million in contractual commitments with respect to these infrastructure and other project initiatives. As of December 31, 2002, we had $30.7 million in contractual commitments with respect to these infrastructure and other project initiatives.

      As of September 30, 2003, we had other contractual commitments of $78.4 million, including satellite performance incentive obligations related to satellites in orbit and lease payment obligations for one of the two satellites on which we lease capacity. Of this amount, we expect to spend approximately $2.3 million during the remainder of 2003. As of December 31, 2002, we had other contractual commitments of $153.8 million, including satellite performance incentive obligations related to satellites in orbit and lease payment obligations for one of the two satellites on which we lease capacity.

      We expect that our capital expenditures will increase as a result of the proposed Loral transaction. One of the satellites to be acquired, Telstar 8, is currently under construction. After the closing of the Loral transaction, we expect to incur up to approximately $130 million of capital expenditures in connection with launch services and launch insurance for the Telstar 8 satellite. These capital expenditures may increase if there is a delay in the expected schedule for the launch of Telstar 8. We will also incur capital expenditures in connection with the Loral transaction for the terrestrial infrastructure and software required to support the transition and on-going operation of the satellites to be acquired and for associated business functions, including billing. These expenditures may be higher than we currently anticipate if integration of the satellites to be acquired is more difficult or time-consuming than we currently expect. Pursuant to the asset purchase agreement relating to the Loral transaction, we have agreed, upon the closing of the proposed transaction, to enter into a procurement agreement with SS/ L for a new satellite to be launched into one of our existing orbital locations. This satellite is expected to replace a satellite in our fleet that is nearing the end of its orbital maneuver life. We have agreed to make a deposit of $100.0 million upon the closing of the Loral transaction as prepayment for a portion of the purchase price of this satellite, provided that SS/ L’s obligations under the procurement agreement have been secured. For more information about the asset purchase agreement and the transactions that it contemplates, see “Agreement to Purchase the North American Satellite Assets of Loral.”

Capital Resources

      For 2003, excluding any expenditures relating to the proposed Loral transaction that we may incur in 2003, we expect that our working capital, capital expenditures, planned strategic initiatives and debt service will be satisfied by cash generated from our operations and, if necessary, by the issuance of commercial paper. However, any credit rating downgrade that we experience could limit our ability to issue commercial paper, although in that event we believe our existing credit facility, as described below, would provide us with sufficient liquidity. We expect to incur additional indebtedness in connection with the proposed Loral transaction.

      We used the net proceeds of $588.2 million from the issuance and sale in April 2002 of our 7 5/8% Senior Notes due 2012 to repay commercial paper borrowings outstanding at the time of receipt of those proceeds, for general corporate purposes and to repay on August 6, 2002 our $200.0 million principal amount of Eurobond 7 3/8% Notes due 2002 that had been outstanding.

      To support our commercial paper program and to provide funding for general corporate purposes, we entered into two agreements on March 21, 2002 with a group of financial institutions for a $500.0 million unsecured 364-day revolving credit facility, which expired in March 2003, and a $500.0 million 3-year unsecured revolving credit facility, which expires in March 2005. In connection with the proposed Loral transaction, we expect to replace the 3-year revolving credit facility with a new revolving credit facility. See “Description of Other Indebtedness.” At our option, borrowings under the 3-year revolving credit facility would bear, and borrowings under the 364-day revolving credit facility would have borne, interest either at the banks’ base rate or at the Eurodollar rate plus an applicable margin. The 3-year revolving credit facility contains, and the 364-day facility contained, certain financial and operating covenants, including a covenant requiring us to maintain a ratio of EBITDA, as defined in the facility, to gross interest expense of at least 4 to 1 as of the last day of any fiscal quarter for the four fiscal quarters ending on that day. The 3-year revolving credit facility contains an additional covenant requiring that at no time shall the ratio of our debt to EBITDA, as defined in the facility, for the then most recently concluded four consecutive fiscal quarters exceed 2.5 to 1. Both the facility fee and the margin over the Eurodollar rate at which we can borrow under the 3-year facility, and at which we could borrow under the 364-day facility, increase incrementally if there is a downgrade in our credit rating by Standard & Poor’s or Moody’s Investors Service, Inc. At September 30, 2003, we were in compliance with these covenants and there were no borrowings outstanding under the 3-year revolving credit facility. Our policy is to classify commercial paper borrowings supported by our revolving credit facility as long-term debt if we have both the ability and the intent to maintain these obligations for longer than one year. At September 30, 2003, there were no commercial paper borrowings outstanding.

      In connection with our issuance and sale in November 2003 of the original notes, we received waivers from the lenders under our existing 3-year unsecured revolving credit facility from compliance with the financial covenants described above in respect of the indebtedness that we incurred by issuing the original notes. The waivers are effective until the earlier to occur of April 30, 2004 or the completion of the proposed Loral transaction.

      We intend to use the net proceeds from our sale in November 2003 of the original notes to finance the proposed Loral transaction and for general corporate purposes. In addition, we have entered into a commitment letter with a group of banks pursuant to which those banks have agreed to provide financing for the proposed Loral transaction, for the repayment of our near-term debt obligations as they become due and for working capital requirements. However, the banks’ agreement to make funds available to us is subject to the satisfaction of certain conditions, including the execution of definitive documentation. In addition, in connection with obtaining such financing, we may need to obtain waivers from the lenders under our existing 3-year revolving credit facility with respect to covenants contained in the agreement for that facility. Assuming that the specified conditions to the banks’ agreement are satisfied, we expect to enter into a new credit facility with these banks in the fourth quarter of 2003. We expect that the new credit facility would include a revolving facility that would replace our existing 3-year revolving credit facility. We also expect that our ability to borrow funds under this new credit facility would be subject to the satisfaction of specified conditions, including the completion of the proposed Loral transaction. We expect to use the new credit facility to finance the proposed Loral transaction to the extent that the proceeds from our sale of the original notes are not sufficient for this purpose, to pay our near-term debt obligations as they become due and for working capital requirements. We expect that the new credit facility would contain financial and operating covenants that would require us to maintain financial coverage ratios, would limit our ability to pledge our assets as security for additional borrowings and could otherwise limit our operating flexibility.

      If the proposed Loral transaction is not completed, we may be required to seek financing for any strategic transactions or other projects requiring significant capital expenditures that we pursue. In addition, we may be required to seek external financing if our capital requirements are greater than we currently anticipate as a result of unplanned strategic transactions or other unanticipated expenses. A number of factors would influence our ability to obtain any such financing, including our credit rating and financial performance and general market conditions. Both our credit rating and our ability to obtain financing generally may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the fixed satellite services sector in particular. Our backlog and the business conditions faced by our customers are among the factors considered when evaluating our credit. Other factors that could impact our credit rating include the amount of debt in our capital structure, activities associated with our strategic initiatives, our expected future cash flows and the capital expenditures required to execute our business strategy. A credit rating downgrade or deterioration in our financial performance could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available.

      The following table sets forth our contractual obligations and capital commitments as of December 31, 2002.

	Less than			After
	1 year	1-3 years	4-5 years	5 years	Total

	(in millions)
Contractual obligations:
Long-term debt(1)	$148.2	$748.1	$117.2	$825.2	$1,838.7
Capital commitments(2)(3)	219.0	134.8	44.4	84.9	483.1
Operating leases	18.3	21.0	5.8	10.4	55.5
Investment(4)	58.0	—	—	—	58.0

Total contractual obligations	$443.5	$903.9	$167.4	$920.5	$2,435.3

(1)	Includes principal and interest on long-term debt. Does not include the $1.1 billion in original notes issued in November 2003.

(2)	Includes contractual commitments for satellites and principal and interest on deferred satellite performance incentives.

(3)	Capital commitments in years 1-3 include the cash deposit related to termination of our order for the 10-01 satellite that will be applied against the cost of a future launch, or will be forfeited if we do not place a launch order by July 31, 2005.

(4)	Does not include indirect investment in Galaxy, which was made subsequent to December 31, 2002.

Currency and Exchange Rates

      Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material currency exchange risk. However, our service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian real as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating our risk. For the nine months ended September 30, 2003, our Brazilian customers represented approximately 2% of our telecommunications revenue.

      Our future cash and in-kind contribution commitments to Galaxy are denominated in Hong Kong dollars. As a result, we are subject to exposure with regard to changes in the value of the Hong Kong dollar as compared to the U.S. dollar. To date, the cumulative foreign currency translation adjustment has been insignificant.

      Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

Disclosures about Market Risk

      We have existing obligations related to our long-term debt agreements. These financial instruments are discussed further in Note 7 to our audited consolidated financial statements included elsewhere in this prospectus. We do not have significant cash flow exposure to changing interest rates on our long-term debt because the interest rates of those securities are fixed. However, the estimated fair value of the fixed-rate debt is subject to market risk. As of December 31, 2002, we had approximately $1.3 billion in fixed-rate debt and $44.0 million in commercial paper borrowings outstanding. These amounts do not include the $1.1 billion in original notes issued in November 2003. To the extent that we fund working capital needs or our capital expenditures using commercial paper, we will be subject to interest rate and related cash flow risk. We are not currently engaged in the use of off-balance sheet derivative financial instruments to hedge or partially hedge interest rate exposure arising from changes in interest rates. To the extent that we make significant borrowings under our existing or any future credit facility, we will evaluate the appropriateness of using various hedging instruments.

      Presented below is an analysis of our financial instruments as of December 31, 2002 that are sensitive to changes in interest rates. The tables demonstrate the change in market value of the instruments calculated for an instantaneous parallel shift in interest rates, plus or minus 50 basis points, or BPS, 100 BPS and 150 BPS. With respect to our fixed-rate debt, the sensitivity table below illustrates “market values,” or the price at which the debt would trade should interest rates fall or rise in the range indicated, assuming similar terms and similar assessment of risk by our lenders. Market values are determined using market rates on comparable instruments as of December 31, 2002.

	Interest Rate Risk (in millions) as of December 31, 2002

	Valuation of Securities			No Change	Valuation of Securities
	Given an Interest Rate Decrease			in Interest	Given an Interest Rate Increase
	of X Basis Points			Rates	of X Basis Points

	(150 BPS)	(100 BPS)	(50 BPS)	Fair Value	(50 BPS)	(100 BPS)	(150 BPS)

$600 million principal 7.625% senior notes due 04/15/12	$642.5	$621.6	$601.6	$582.5	$564.1	$546.5	$529.7
$200 million principal Eurobond 8.125% notes due 02/28/05	$212.4	$210.4	$208.3	$205.8	$204.3	$202.3	$200.4
$200 million principal Eurobond 8.375% notes due 10/14/04	$212.3	$210.5	$208.8	$206.7	$205.4	$203.8	$202.1
$200 million principal Dragon bond 6.625% notes due 03/22/04	$205.5	$204.3	$203.1	$201.7	$200.8	$199.6	$198.5

Interest Rate Risk (in millions) as of December 31, 2002

	Annual Interest Expense				Annual Interest Expense
	Given an Interest Rate Decrease				Given an Interest Rate Increase
	of X Basis Points			No Change	of X Basis Points
in Interest
	(150 BPS)	(100 BPS)	(50 BPS)	Rates	(50 BPS)	(100 BPS)	(150 BPS)

Commercial paper	$0.1	$0.4	$0.6	$0.8	$1.0	$1.2	$1.5

      This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of our financial instruments. The actual impact of market interest rate changes on our financial instruments may differ significantly from the impact shown in the sensitivity analysis.

Critical Accounting Policies

      Our significant accounting policies are described fully in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus. We consider a number of accounting policies to be critical to the understanding of our results of operations. These accounting policies relate to revenue recognition, our satellites and other property and equipment, business combinations, goodwill, impairment of long-lived and amortizable intangible assets, income taxes, deferred satellite performance incentives and retirement plans and other postretirement benefits. For the nine months ended September 30, 2003, we also consider our accounting policies for investments in affiliated companies to be critical to the understanding of our results of operations. The impact of any risks related to these policies on our business operations is discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” where these policies affect our reported and expected financial results. Our preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

          Revenue Recognition

      We recognize telecommunications revenue primarily from satellite utilization charges, which are recognized as revenue over the period during which the satellite services are provided. This revenue is recognized provided that collection of the related receivable is probable. We make estimates regarding the probability of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment. When we have determined that the collection of payments for satellite utilization is not probable at the time the service is provided, we defer recognition of the revenue until such time that collection is believed to be probable or the payment is received. We also maintain an allowance for doubtful accounts for customers’ receivables where the collection of these receivables is uncertain. If our estimate of the probability of collection is not accurate, we may experience lower revenue or an increase in our bad debt expense.

      We receive payments for satellite utilization charges from some customers in advance of our providing services. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the agreement terms.

      Our revenue recognition policy as described above complies with the criteria set forth in Staff Accounting Bulletin No. 101, Revenue Recognition. We have entered into agreements with our customers under which we provide them with telecommunications services at prices and on the other terms and conditions provided under those agreements. Furthermore, as stated above, our telecommunications revenue is recognized over the period during which services are provided to our customers, and we account for amounts received from our customers pursuant to satellite capacity prepayment options as described above. Additionally, we recognize revenue only when collection is reasonably assured.

          Satellites and Other Property and Equipment

      Satellites and other property and equipment are stated at cost. These costs consist primarily of the cost of satellite construction and launch, including insurance premiums, the net present value of performance incentives payable to the satellite manufacturers, costs directly associated with satellite construction and interest costs incurred during the period of satellite construction. Satellite construction and launch services are generally procured under long-term, multi-satellite contracts that provide for payments over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites. Insurance premiums associated with in-orbit operations are expensed as incurred. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service.

      Satellites and other property and equipment are depreciated and amortized on a straight-line basis over their estimated useful lives. The depreciable lives of our satellites range from 10 years to 15 years. We make estimates of the useful lives of our satellites for depreciation and amortization purposes based upon an analysis of each satellite’s performance, including its orbital design life and its estimated orbital maneuver life. The orbital design life of a satellite is the length of time that the satellite’s hardware is guaranteed by the manufacturer to remain operational under normal operating conditions. In contrast, a satellite’s orbital maneuver life is the length of time the satellite is expected to remain operational as determined by remaining fuel levels and consumption rates. Our in-orbit satellites generally have orbital design lives ranging from 10 years to 13 years and orbital maneuver lives as high as 17 years. Although the orbital maneuver lives of our satellites have historically extended beyond their contractual design lives, this trend may not continue. We periodically review the remaining estimated useful lives of our satellites to determine if any revisions to our estimates are necessary based on the health of the individual satellites. For example, as of January 1, 2001, we revised the estimated useful lives for substantially all Intelsat VII and VIII series satellites based on our review of the performance of our satellite fleet. The effect of this change in estimate was to increase the useful lives of these satellites by approximately two years, and thereby decrease depreciation and amortization expense by approximately $60.5 million for the year ended December 31, 2001. As a result of this change, the useful lives of our satellites generally exceed the orbital design lives and are less than the orbital maneuver lives. Additional changes in our estimate of the useful lives of our satellites could have a material effect on our financial position or results of operations.

          Business Combinations

      Our business combinations are accounted for in accordance with the provisions set forth in Statement of Financial Accounting Standards, referred to as SFAS, No. 141, Business Combinations, whereby the net tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to our business combinations involves estimates and judgments by our management that may be adjusted during the allocation period, but in no case beyond one year from the acquisition date.

          Goodwill

      Goodwill arising from our acquisitions represents the excess of cost over the fair value of tangible and separately identifiable intangible assets acquired. On January 1, 2002, we adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized and that they instead be tested for impairment at least annually by applying a fair value-based test.

      As of September 30, 2003, there had been no circumstances indicating a possible impairment of the goodwill we recorded in connection with our acquisition of certain assets and liabilities of COMSAT World Systems. We will perform the impairment analysis as required under SFAS No. 142, on an annual basis or more frequently if circumstances indicate a possible impairment has occurred, by assessing the fair value of our acquired assets using a discounted cash flow approach. If we are required to record an impairment charge in the future, it could have an adverse impact on our results of operations.

          Impairment of Long-Lived and Amortizable Intangible Assets

      We review our long-lived and amortizable intangible assets to assess whether an impairment has occurred using the guidance established under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate, in our judgment, that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value.

      As of September 30, 2003, there had been no circumstances indicating a possible impairment to any of our long-lived and amortizable intangible assets.

          Income Taxes

      We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

          Deferred Satellite Performance Incentives

      Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. These satellite performance incentive payments typically represent between 2% and 6% of the total cost of a satellite. Historically, the satellite manufacturers have earned almost all of these payments. Therefore, we view these payments as a financing mechanism. Consequently, we capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. These costs are amortized over the useful lives of the satellites and the liability is reduced as the payments are made.

          Retirement Plans and Other Postretirement Benefits

          Defined Benefit Plan

      We maintain a noncontributory defined benefit retirement plan called the Intelsat Staff Retirement Plan. This plan covers, among others, substantially all of our employees hired before July 19, 2001. See “Management — Compensation — Pension Benefits” for information regarding the individuals covered by this plan. The cost under this plan is calculated using a formula that is based on employees’ remuneration, dates of hire and years of service. In 2001 and 2002, global capital market conditions resulted in negative returns on the plan’s assets. Primarily due to this occurrence and to a reduction in the discount rate assumption for our plan as discussed further below, the plan’s accumulated benefit obligation at September 30, 2002 exceeded the fair value of its assets, which required us to record an additional minimum pension liability in accordance with SFAS No. 87, Employer’s Accounting for Pensions. The effect of this non-cash adjustment was to increase accrued retirement benefits by $23.8 million, increase other assets by $2.3 million and increase other comprehensive loss by $21.5 million, or $12.9 million after tax. As of September 30, 2003, the fair value of the plan’s assets exceeded its estimated accumulated benefit obligation by approximately $1.7 million, due to an aggregate of $40.0 million in cash contributions to the plan that we made during 2003 to improve the plan’s funded position and to the performance of the plan’s assets during the plan year. As a result, the net additional minimum pension liability of $21.5 million, or $12.9 million after tax, was reversed as of September 30, 2003. The cash contributions that we made to the plan in 2003 were reflected as reductions in accrued retirement benefits in our consolidated balance sheet at September 30, 2003.

      We have historically funded the plan based on actuarial advice using the projected unit credit cost method. Concurrent with our privatization in 2001, our plan became subject to the provisions of the Employee Retirement Income Security Act of 1974, and, as such, we expect that our future contributions to the plan will be based on the minimum requirements of the Internal Revenue Service and on the plan’s funded position.

      The amounts provided above for our noncontributory defined benefit retirement plan include amounts for the Intelsat Restoration Plan, which is a non-qualified pension plan. See “Management — Compensation — Pension Benefits” for information regarding the Intelsat Restoration Plan. References to our defined benefit plan below also include the Intelsat Restoration Plan.

          Other Postretirement Benefits Plan

      We provide health benefits for employees who retire at or after age 60 with five years of consecutive service or after age 55 with ten years of consecutive service. We provide these benefits under a plan that is unfunded. Benefits are paid as they become due.

          Defined Contribution Plans

      We maintain two defined contribution retirement plans in the United States, one such plan in Bermuda and one such plan in the United Kingdom. One of the U.S. plans provides benefits to, among others, employees based in the United States hired before July 19, 2001, and the other U.S. plan provides benefits to employees based in the United States hired on or after July 19, 2001. The Bermuda plan provides benefits to most of our employees based in Bermuda. The U.K. plan provides benefits to our employees based in the United Kingdom. We also maintain an unfunded deferred compensation plan for executives. However, benefit accruals under this plan were discontinued during 2001. See “Management — Compensation — Defined Contribution Plans” for information regarding these plans.

          Key Plan Assumptions

      Net periodic pension and other postretirement benefits costs under our defined benefit and other postretirement benefits plans, as well as the related plan liabilities, are determined each year on an actuarial basis. As part of this process, we review our plans’ actual experience and make adjustments to key plan assumptions, if necessary. In 2002, we made a change to a key plan assumption. Specifically, as of September 30, 2002, we lowered the discount rate applicable to both our defined benefit plan and our other postretirement benefits plan to 6.75% from 7.25% in order to reflect the decline in long-term interest rates that had occurred since October 1, 2001. On September 30, 2003, we again lowered the discount rate applicable to both our defined benefit plan and our other postretirement benefits plan to 6.00% to reflect further declines in long-term interest rates. Our discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality, fixed-income investments. For our defined benefit plan, we elected to maintain the expected rate of return on pension assets at 9% for the plan year that began October 1, 2002. Our expected rates of return are based on historical capital market performance and on our investment policy. Notwithstanding the negative returns on plan assets that we experienced in 2001 and 2002, we believed at October 1, 2002 that the historical performance of the capital markets indicated that 9% was a reasonable expectation for long-term returns. We have not yet determined the expected rate of return on pension assets to use for the plan year that began October 1, 2003. For our other postretirement benefits plan, we elected to maintain the health care cost trend rate at 7% for the plan year that began October 1, 2002 because our review of claims data indicated that this assumption was valid. We have not yet determined the health care cost trend rate to use for the plan year that began October 1, 2003. As a result of our assumptions for the plan year ended September 30, 2003, including the change in the discount rate, our pension expense as measured in accordance with SFAS No. 87, Employers’ Accounting for Pensions, is expected to increase by approximately $2.3 million, or 209%, to approximately $3.4 million in 2003 from $1.1 million in 2002. In addition, our other postretirement benefits expense as measured in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, is expected to increase by $1.3 million, or 17.6%, to $8.1 million in 2003 from $6.8 million in 2002 and to increase further in 2004. We estimate that a change in the assumed discount rate of 25 basis points would have increased or decreased our pension expense and other postretirement benefits expense by approximately $0.8 million and $0.4 million, respectively, in 2003. Also, we estimate that a change in the expected return of plan assets of 1% would have increased or decreased pension expense by approximately $2.5 million in 2003. Further, we estimate that a change in the assumed health care cost trend rate of 1% would have increased or decreased other postretirement benefits expense by approximately $2.0 million in 2003.

      Under the accounting guidance for pension plans and other postretirement benefit plans just described, the effects of revisions to assumptions or differences between assumed and actual experience are not immediately recognized as expense in the year of occurrence. Instead, both the favorable and the unfavorable effects of these revisions and differences that fall within an acceptable range are reflected as unrecognized net gains and losses and are amortized into pension expense and other postretirement benefits expense over a predetermined amortization period. For our defined benefit retirement plan, we had an unrecognized net loss of $60.1 million at December 31, 2002, compared to an unrecognized net loss of $23.2 million at December 31, 2001. For our other postretirement benefits plan, we had an unrecognized net gain of $12.1 million at December 31, 2002, compared to an unrecognized net gain of $9.8 million at December 31, 2001. A portion of the unrecognized net loss and unrecognized net gain will be amortized into pension expense and other postretirement benefits expense, respectively, in 2003. However, the impact of the amortization on expense in future years will depend in large part on the actual experience of the plans in those years and, consequently, cannot be estimated.

          Investments in Affiliated Companies

      We apply the equity method to account for investments in entities that are not variable interest entities under Financial Accounting Standards Board Interpretation No. 46 and in which we have an ownership interest of between 20% and 50% and exercise significant influence over operating and financial policies. Financial Accounting Standards Board Interpretation No. 46 is described under “— New Accounting Pronouncements” below. Under the equity method, we record our share of an affiliate’s net income or loss in our consolidated financial statements.

      We consolidate the financial statements of our affiliates in which we have an ownership stake of greater than 50% and exercise control over operating and financial policies, or which are variable interest entities in which we are the primary beneficiary. We record the minority shareholders’ interest in the net assets of a consolidated affiliate as a minority interest in our consolidated financial statements. We recognize the minority interest’s share of losses in our consolidated financial statements if the minority shareholders have made a commitment to fund the affiliate’s operations.

      In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, any goodwill arising from the excess of the cost of our investment over the fair value of net assets acquired at the acquisition date is not amortized. Any decline in value in the investment that is deemed to be other than a temporary decline would result in the recognition of a loss during the period in which the decline in value occurs.

Related Party Transactions

          Our Shareholder Relationships

      Prior to privatization, the IGO’s owners made capital contributions to and received capital repayments from the IGO in proportion to their ownership in the IGO. The IGO’s owners were also its principal customers, and they received ownership interests in the IGO based on their percentage use of the IGO’s satellite system. As we are the successor entity to the IGO, a significant percentage of our customers are also shareholders in our company. COMSAT Corporation, a subsidiary of Lockheed Martin Corporation, is our largest shareholder.

      Prior to privatization, prices for our services were set by a tariff schedule and determined on a non-discriminatory basis. As a private company, we are now able to set new, market-based prices for new services ordered by our customers. At privatization, the IGO’s Signatories and Investing Entities received shares in our company in proportion to their ownership in the IGO on the privatization date and became shareholders of 100% of the outstanding ordinary shares. Because our customers’ ownership of our ordinary shares is no longer connected to their use of our system, our customers may increase their use of the systems of other telecommunications services providers. However, we believe that some of our customers could not move all of their business with us to another satellite services provider without incurring high costs, due in part to technical differences between our network and the networks of most of our competitors.

      Our shareholders, formerly the IGO’s owners, accounted for approximately 89% of revenue in 2001 and 78% of revenue in 2002. However, with our November 2002 acquisition of substantially all of the contracts for the sale of our capacity of COMSAT World Systems, as described below under “— COMSAT Asset Purchase Agreement,” we expect our shareholders to account for a smaller percentage of our revenue in 2003 than they accounted for in 2002. See “Risk Factors” for a discussion of the potential impact of the privatization on our customer base.

          COMSAT Asset Purchase Agreement

      On November 25, 2002, we acquired most of the assets and certain liabilities of COMSAT World Systems, a business unit of COMSAT Corporation, and of COMSAT Digital Teleport, Inc., a subsidiary of COMSAT Corporation. COMSAT Corporation is a wholly owned subsidiary of Lockheed Martin Corporation, which is our largest shareholder. COMSAT World Systems was a reseller of our capacity to customers located in the United States. The assets that we acquired include substantially all of COMSAT World Systems’ customer contracts for the sale of our capacity, two TTC&M stations located in Clarksburg, Maryland and Paumalu, Hawaii and a digital teleport facility located in Clarksburg, Maryland. The purchase price for this transaction totaled $120.8 million, consisting of $55.0 million in cash, the assumption of $45.8 million in net liabilities subject to net working capital adjustments and a $20.0 million 7% note payable due in four installments of $5.0 million each on January 1, 2007, 2008, 2009 and 2010. In the event that we are not operating TTC&M facilities at the Clarksburg, Maryland location and certain triggering events described in the asset purchase agreement have occurred, up to $15.0 million under the $20.0 million note payable would not be due. In addition, we incurred approximately $1.0 million in transaction costs in connection with this acquisition.

      We accounted for the acquisition under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible and intangible assets acquired. Based upon the preliminary appraisals received and our estimates, the purchase price was preliminarily allocated to the assets and liabilities acquired as follows (in millions):

Receivables, net of allowance of $18.6	$8.2
Property and equipment	26.8
Other assets	8.3
Goodwill and other intangible assets	84.2
Accounts payable and accrued expenses	(51.5)

Total cash consideration, net of assumed liabilities	$76.0

      The asset purchase agreement provides for the transaction purchase price to be finalized upon agreement between us and Lockheed Martin Corporation on the amounts reflected in the closing balance sheet, which is expected to occur in the fourth quarter of 2003. Consequently, some adjustments to these balances could occur. These adjustments, if any, are not expected to have a material impact on our results of operations or financial position.

      We believe that this transaction was completed on arm’s-length terms. For a further discussion of the asset purchase agreement with COMSAT, see “Related Party Transactions.”

      The service contracts assigned to us in connection with the COMSAT transaction included contracts with WorldCom, Inc., which became one of our largest customers upon the closing of the COMSAT transaction. On July 21, 2002, WorldCom, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. For a description of our revenue from WorldCom, Inc., see “— WorldCom Reorganization.”

          TTC&M Contracts

      Some of our customers also provide TTC&M services for our ground network or provide us with host station facilities and services. We believe that these transactions are on arm’s-length terms and are not significant to our results of operations.

          Teleglobe Share Purchase Agreement

      On May 15, 2002, one of our largest customers and one of our shareholders, Teleglobe Inc., filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. As a result, we recorded a reserve of $12.8 million against all of our accounts receivable from Teleglobe Inc. as of March 31, 2002, and did not recognize any revenue from Teleglobe Inc. from April 1, 2002 through May 15, 2002 because collection was not ensured. Telecommunications revenue generated from Teleglobe Inc. and its affiliates was $47.8 million in 2001 and $35.1 million in 2002 and accounted for approximately 4% of our telecommunications revenue in each of those years.

      On September 20, 2002, our Intelsat Global Sales subsidiary acquired Teleglobe Inc.’s 6,284,635 shares in Intelsat, Ltd. for $65.0 million. Pursuant to the share purchase agreement and a related escrow agreement, title to the shares acquired from Teleglobe Inc. was transferred to an escrow agent, which holds the shares in trust for Intelsat Global Sales, subject to specified limited rights of Teleglobe Inc. Teleglobe Inc. is entitled to certain limited voting and dividend rights in the shares held by the escrow agent. The share purchase agreement provides that the escrow agent will sell the shares in our contemplated initial public equity offering or in another manner set forth in the agreement, and will subsequently deliver the proceeds of any such sale to Intelsat Global Sales and, in some cases, to Teleglobe Inc. If all of the shares held in escrow are sold and the sale proceeds exceed $90.1 million, Intelsat Global Sales will receive $90.1 million, and Teleglobe Inc. will receive the portion of the sale proceeds that exceeds $90.1 million. If only a portion of the shares held in escrow are sold, Intelsat Global Sales will receive the portion of the sale proceeds equal to the percentage of $90.1 million that is equal to the percentage the sold shares represent of the total number of shares originally held in escrow, and Teleglobe Inc. will receive any remaining sale proceeds. If we have not conducted a registered offering of our ordinary shares by December 31, 2003, or if we have conducted such an offering by that time but some of the escrowed shares remain unsold as of December 31, 2004, the share purchase agreement provides for the unsold shares and any cash held as escrow property to be distributed to Intelsat Global Sales up to the amount that would result in Intelsat Global Sales having received a total amount of cash and shares under the agreement valued at $90.1 million. If there are any shares or cash remaining after this distribution to Intelsat Global Sales, these shares and cash will be transferred to Teleglobe Inc.

      In connection with the share purchase transaction, Teleglobe Inc. agreed to retain nearly 75% of its service orders with us, which represent approximately $110.7 million, or 3.0%, of our backlog as of September 30, 2003. The remaining service orders, which represented approximately $47.4 million, or 1%, of our backlog as of the closing date of the share purchase transaction, were terminated in connection with the transaction. Teleglobe Inc. also agreed to provide payment semi-monthly in advance for the service orders it had with us that were not terminated, as opposed to the quarterly in arrears payment terms originally applicable to those service orders. With the assignment in mid-2003 of Teleglobe Inc.’s service orders in connection with its restructuring, the service orders were amended to provide for payment monthly in arrears. All other terms and conditions of these service orders remained unchanged.

      We have accounted for the share purchase transaction similar to an acquisition of treasury stock. Under Financial Accounting Standards Board Technical Bulletin No. 85-6, Accounting for a Purchase of Treasury Shares at a Price Significantly in Excess of the Current Market Price of the Shares and the Income Statement Classification of Costs Incurred in Defending against a Takeover Attempt, amounts paid for treasury stock above fair value and additional rights and consideration received are allocated to the various components received. The estimated aggregate market value of the shares acquired by us exceeded the cash payments made to Teleglobe Inc. on September 20, 2002 by more than the amounts due to us. As a result, we were able to recover approximately $16.0 million of receivables owed by Teleglobe Inc., consisting of the $12.8 million that was fully reserved in the first quarter of 2002 as well as $3.1 million related to telecommunications revenue that had not been previously recognized since the collection of those amounts was not ensured. We believe that the closing of the share purchase transaction enabled us to change our estimated reserve for uncollectible accounts and recognize the previously unrecognized service fees for which collection was uncertain, in accordance with Accounting Principles Board Opinion No. 20, Accounting Changes. The shares acquired by Intelsat Global Sales are deemed not to be outstanding for the purposes of our consolidated financial statements.

      Teleglobe Inc.’s remaining interest in the shares is deemed to be a free-standing derivative in accordance with Emerging Issues Task Force, referred to as EITF, Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. As a result, we recorded an obligation to Teleglobe Inc. on September 20, 2002 of $25.9 million, which reflected the estimated fair value of this derivative on that date. Any changes since that date in our obligation to Teleglobe Inc. have been recorded, and any future changes will be recorded, as additional expense or as additional income on our consolidated statement of operations. On December 31, 2002, we reduced our obligation to Teleglobe Inc. to $19.8 million based on a valuation of the underlying shares and recorded other income of $6.1 million for the amount of the adjustment. At September 30, 2003, we decreased our obligation to Teleglobe Inc. to $4.4 million based on a valuation of the derivative on that date, and recorded $4.9 million as other income during the three months ended September 30, 2003. For the nine months ended September 30, 2003, the net effect of changes in the value of the derivative resulted in other income of $15.3 million.

      We believe that the share purchase transaction between Teleglobe Inc. and Intelsat Global Sales was executed on arm’s-length terms. The share purchase agreement and related escrow agreement, including the transaction price and other terms, were negotiated extensively by the parties to the agreements. The share purchase transaction provided Teleglobe Inc. with the ability to liquidate its investment in Intelsat, Ltd. and receive needed cash. The transaction also permitted Teleglobe Inc. to cancel some of its service orders with us without penalty. The share purchase transaction provided us with an opportunity to continue an important customer relationship with Teleglobe Inc. in which Teleglobe Inc. agreed not to repudiate nearly 75% of its service orders with us and agreed to payment terms more favorable to us. The transaction also allowed us to purchase outstanding Intelsat, Ltd. shares at what we estimate to be a reduction from the market value of these shares. The transaction price was determined by a combination of factors, including market conditions, the lack of a public market for the shares and the commercial relationship among the parties. Other relevant factors included the uncertainty as to when Intelsat Global Sales will have the opportunity to liquidate its investment in the shares, uncertainty as to the amount that it will receive for the shares and Teleglobe Inc.’s desire in connection with its insolvency proceeding to preserve the potential for additional payments from resale of the shares.

          WildBlue Subscription Agreement

      In December 2002, we entered into an agreement to acquire a minority stake in WildBlue for a purchase price of $58.0 million. On April 21, 2003, we contributed $56.5 million in cash to WildBlue. This amount represented the $58.0 million purchase price net of a loan receivable for interim funding to WildBlue, plus accrued interest, and net of certain expenses we incurred that were reimbursable by WildBlue. In connection with this investment, we have agreed to purchase 50% of any shares sold by one of the minority investors, at the investor’s option, up to a maximum purchase price of $5.0 million. Other investors in this round of financing, which totaled $156.0 million including our investment, included the National Rural Telecommunications Cooperative and Liberty Satellite & Technology, Inc. One of our directors is a director of Liberty Media Corporation, which indirectly owns a minority interest in WildBlue and is the parent company of Liberty Satellite & Technology, Inc. Two of our executive officers are directors of WildBlue.

      In January 2003, the Financial Accounting Standards Board, referred to as the FASB, issued Interpretation No. 46, referred to as FIN 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of each such entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In connection with our investment in WildBlue, we are evaluating the impact that the adoption of FIN 46 could have on our results of operations and financial position in future periods.

          Galaxy Note Payable to TVB Holdings

      Galaxy, our consolidated affiliate, has a note payable to TVB Holdings for $14.9 million. See “— Investment in Galaxy” below for a further description of our investment in Galaxy.

New Accounting Pronouncements

      In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires an entity to recognize the fair value of an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement is incurred, the liability should be recognized when a reasonable estimate of fair value can be made. This new standard became effective during the first quarter of 2003. The adoption of SFAS No. 143 did not have a material impact on our results of operations or financial position.

      In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 clarifies guidance related to the reporting of of gains and losses from extinguishment of debt and resolves inconsistencies related to the required accounting treatment of certain lease modifications. The provisions of this statement relating to the extinguishment of debt are effective for financial statements issued for fiscal years beginning after May 15, 2002. The provisions of this statement relating to lease modifications are effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a material impact on our results of operations or financial position.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 nullifies previous guidance on this issue and requires a liability for a cost associated with an exit or disposal activity to be recognized and measured at its fair value in the period in which the liability is incurred. The provisions of this statement relating to exit or disposal activities are effective for activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on our results of operations or financial position.

      In November 2002, the FASB issued Interpretation No. 45, referred to as FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on our results of operations or financial position.

      In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 did not have an impact on our results of operations or financial position as of September 30, 2003. However, it could impact future revenue arrangements.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation, Transition and Disclosure. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements became effective during the first quarter of 2003. The adoption of SFAS No. 148 did not have a material impact on our results of operations or financial position.

      In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of each such entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Subject to certain conditions being met, the provisions of FIN 46 need not be applied until the end of the first interim or annual period ending after December 15, 2003. We are evaluating the impact that the adoption of FIN 46 will have on our results of operations and financial position in future periods.

      In April 2003, the FASB issued SFAS No. 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption on April 1, 2003 of the components of SFAS No. 149 addressing SFAS No. 133 implementation issues that have been effective for fiscal quarters beginning prior to June 15, 2003 did not have a material impact on our results of operations or financial position. The adoption of the remaining components of SFAS No. 149 did not have a material impact on our results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how certain free-standing financial instruments with characteristics of both liabilities and equity are classified and measured. Financial instruments within the scope of SFAS No. 150 are required to be recorded as liabilities, or assets in certain circumstances, that may require reclassification of amounts previously reported in equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The cumulative effect of a change in accounting principle should be reported for financial instruments created before the issuance of this statement and still existing at the beginning of the period of adoption. The adoption of SFAS No. 150 did not have an impact on our results of operations or financial position.

Dividend Policy

      Since our formation in connection with the privatization of the IGO, we have not declared or paid cash dividends on our ordinary shares. The declaration of dividends by Intelsat, Ltd. is subject to the discretion of our board of directors. Our board of directors may establish a dividend policy in the future, including following our initial public offering of equity securities. Our board of directors will determine the exact amount of any such dividend, and will review our dividend policy from time to time in light of the conditions existing at the time, including our financial condition, results of operations, capital requirements, any contractual and other relevant legal and regulatory restrictions, general business conditions and such other factors as our board of directors deems relevant. Under Bermuda law, a Bermuda company may not declare or pay dividends if there are reasonable grounds for believing that the company is or, after the payment, would be unable to pay its liabilities as they become due or that the realizable value of the company’s assets would be less than the aggregate of its liabilities and issued share capital and share premium accounts.

WorldCom Reorganization

      Upon the closing of the COMSAT transaction described above, WorldCom, Inc. became one of our largest customers. On July 21, 2002, WorldCom, Inc., filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On April 14, 2003, WorldCom, Inc. announced that it had changed its brand name to MCI. On the effective date of WorldCom, Inc.’s reorganization, its corporate name is expected to be changed to MCI, Inc. Telecommunications revenue generated from WorldCom, Inc. and its affiliates as direct customers was $7.3 million, or 0.7%, for the year ended December 31, 2001 and $10.7 million, or 1.1%, for the year ended December 31, 2002. Based on information provided by Lockheed Martin Corporation, WorldCom, Inc. accounted for approximately $60 million of COMSAT’s revenue from the sale of our capacity for the year ended December 31, 2001 and for approximately $47.8 million of COMSAT’s revenue from the sale of our capacity for the period from January 1, 2002 to the date of closing of the COMSAT transaction. On a pro forma basis, WorldCom, Inc. and its affiliates would have accounted for approximately 6% of our revenue in each of the years ended December 31, 2001 and 2002 had the COMSAT transaction occurred as of January 1, 2001. Although the bankruptcy court in October 2003 approved WorldCom, Inc.’s plan of reorganization, we cannot predict the effect that WorldCom, Inc.’s bankruptcy proceedings will have on future revenue. We experienced a decline in revenue during the nine months ended September 30, 2003 that was due in part to a decline in the level of services provided to this customer. The loss of WorldCom, Inc. as a customer would further reduce our revenue, would reduce our backlog and could materially adversely affect our business. For the nine months ended September 30, 2003, we had receivables of $9.5 million due from WorldCom, Inc. and its affiliates, of which $8.1 million was reserved for in our allowance for doubtful accounts and $8.4 million related to pre-petition receivables.

Termination of Our Order for the Intelsat 10-01 Satellite

      In November 2002, we exercised our right to terminate the portion of our satellite construction contract with EADS Astrium relating to the Intelsat 10-01 satellite, due to EADS Astrium’s significant postponement in the delivery date of the satellite. As a result of this termination, we recorded a charge to our consolidated statement of operations of $34.4 million, representing the write-off of capitalized satellite program costs, including satellite construction costs, launch vehicle costs, program office costs, capitalized interest and ground network costs. Pursuant to our contract with EADS Astrium, we are entitled to receive repayment of most of the amounts that we have paid to EADS Astrium under the contract. We received this payment, amounting to $47.9 million, in February 2003. We have not terminated the portion of our contract with EADS Astrium relating to the 10-02 satellite currently on order.

      In connection with the decision to terminate our order for the 10-01 satellite, we have agreed with one of our launch vehicle providers, Sea Launch, to treat most of the payments made for the launch vehicle that could have been used for the launch of the 10-01 satellite as a credit for a future launch. Accordingly, we had recorded a net deposit of $23.2 million, which is included in other assets as of December 31, 2002 and recorded an additional $3.0 million as of September 30, 2003. Under the terms of this agreement, the price of the launch vehicle remains fixed. However, if we do not place an order for a future launch by July 31, 2005, Sea Launch has the right to terminate the agreement, in which case we will incur a termination liability of up to $19.1 million.

Investment in Galaxy

      On February 20, 2003, we entered into an agreement to acquire an indirect 51% stake in Galaxy for approximately U.S.$70 million in cash and in-kind contributions. Galaxy is licensed to provide pay television and teleport services in Hong Kong, and expects to launch its pay television service in late 2003 or early 2004. TVB Holdings indirectly holds the remaining 49% interest in Galaxy.

      Under the terms of the agreement, our cash contribution is payable in installments in 2003, 2004 and 2005. We have already made the required cash contribution for 2003 of HK$173.9 million, or approximately U.S.$22.3 million. Under certain conditions, we and TVB Holdings could be required to make additional cash contributions to Galaxy up to an aggregate of HK$170.1 million. The amount of any such additional cash contributions that we and TVB Holdings each would be required to make would be based on our and TVB Holdings’ ownership interests in Galaxy at the time of the contributions.

      In connection with this agreement, we have moved one of our satellites to the 85.0° East orbital location to distribute programming for Galaxy’s pay television service upon its launch and expect to build on this distribution agreement to create a broadcast community at 85.0° East. See “Business — Our Strategy — Position for Growth in Related Businesses” for information regarding how this transaction relates to our business strategy.

Subsequent Events

          Agreement to Purchase the North American Satellite Assets of Loral

      On July 15, 2003, Intelsat, Ltd. and Intelsat Bermuda entered into an asset purchase agreement with Loral Space & Communications Corporation and certain of its affiliates to acquire specified satellites and related assets. Under the terms of the asset purchase agreement, as amended, the base purchase price of the assets to be acquired is $1.025 billion, subject to specified pre-and post-closing adjustments. The assets to be acquired include four in-orbit satellites, one satellite under construction, the rights to orbital locations and various assets relating to the satellites and the business that the Sellers conduct on the satellites, including customer contracts. Under the terms of the asset purchase agreement, we had also agreed to acquire the Telstar 4 satellite, which was declared a total loss in September 2003. In October 2003, we and the Sellers amended the asset purchase agreement to provide that we will not acquire ownership of Telstar 4. The Sellers have announced that Telstar 4 was insured for $141.0 million, and we understand that the Sellers have filed an insurance claim for that amount. Under the asset purchase agreement, the purchase price for the assets to be acquired from the Sellers would be reduced by the amount of any insurance proceeds, net of specified warranty payments to customers, that they receive prior to the completion of the proposed Loral transaction, and we would be entitled to any insurance proceeds received after completion of the transaction. We will assume specified liabilities of the Sellers relating to the assets to be acquired. We have also agreed, upon the closing of the proposed transaction, to enter into a procurement agreement with SS/L for a new satellite to be launched into one of our existing orbital locations. We have agreed to make a deposit of $100.0 million as prepayment for a portion of the purchase price of the new satellite, provided that SS/L’s obligations under the procurement agreement have been secured by SS/L’s and its affiliates’

interest in a satellite and related collateral that are not included in the assets proposed to be acquired from the Sellers.

      The Sellers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and, prior to the Sellers’ emergence from bankruptcy protection, their assets may only be sold in accordance with the U.S. Bankruptcy Code. The sale of the assets subject to the asset purchase agreement to us was approved by the bankruptcy court on October 24, 2003. The bankruptcy court’s sale order was entered on October 30, 2003 and was subject to appeal through November 9, 2003. However, no appeal was filed. See “Agreement to Purchase the North American Satellite Assets of Loral” for further information about the proposed transaction.

          Issuance and Sale of 2008 Notes and 2013 Notes

      On November 7, 2003, we issued and sold $400.0 million in aggregate principal amount of original 5 1/4% Senior Notes due 2008 and $700.0 million in aggregate principal amount of original 6 1/2% Senior Notes due 2013. The estimated proceeds from the sale of the original notes, net of discount, were approximately $1.08 billion after deducting debt issuance costs.

      We intend to use the net proceeds from the sale of the original notes to finance the proposed Loral transaction and for general corporate purposes, as described above under “Use of Proceeds.” In addition, we have entered into a commitment letter with a group of banks pursuant to which those banks have agreed to provide financing for the proposed Loral transaction, for the repayment of our near-term debt obligations as they become due and for working capital requirements. However, the banks’ agreement to make funds available to us is subject to the satisfaction of specified conditions. This contemplated additional financing is described further above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital Resources.”

BUSINESS

      We are a leading provider of satellite communications services worldwide, supplying voice, data, video and wholesale Internet connectivity in over 200 countries and territories. Since our inception in 1964, we have provided the satellite communications links for events that were milestones in 20th century history — from broadcasting the video signals for the first moon walk, to providing the direct communications link connecting the White House and the Kremlin, to broadcasting the events of every Olympics since 1968. Our goal is to be a global connectivity leader connecting people and businesses around the world with high-quality, flexible and innovative communications services.

      As described in “Agreement to Purchase the North American Satellite Assets of Loral,” we have entered into an asset purchase agreement to acquire satellites and related assets, including customer contracts, from Loral Space & Communications Corporation and certain of its affiliates. Except as specifically indicated otherwise, the discussion in this section does not give effect to the proposed Loral transaction.

Our Strengths

          Global Communications Network

      Our communications network includes 23 satellites in orbit, leased capacity on 2 additional satellites owned by other satellite operators in the Asia-Pacific region and ground facilities related to the operation and control of our satellites. Our network also includes ground network assets consisting of teleports, points of presence and fiber connectivity in locations around the world that we are using to provide integrated end-to-end services. Our satellite network covers over 99% of the world’s populated regions, and we have market access to provide satellite capacity in the C- and Ku-bands in over 200 countries and territories. We believe that our network is well positioned for applications that take advantage of the ubiquity and point-to-multipoint capability of satellite communications, such as broadcast services.

      We believe our wholly owned satellite infrastructure, with the largest total transponder capacity in our industry, provides us with an important competitive advantage given the scarcity of prime orbital locations and the relatively high costs of, and long lead time involved in, designing, building, launching and operating satellites.

          Established Customer Base

      Our customer base includes over 500 communications providers, including many of the world’s leading carriers, broadcasting companies, network integrators and Internet service providers. We have served many of our largest customers for over 30 years and have well-established relationships with dominant communications services providers in many countries. Customers that use our capacity and services include:

• British Telecommunications plc	• WorldCom, Inc.
• Cable and Wireless plc	• Telenor Broadband Services AS
• China Telecom	• Videsh Sanchar Nigam Limited

      Users of our system include AT&T Corp., CNN International and the World Bank, as well as defense and other agencies of various governments. We believe our existing customer base provides us with a competitive advantage in local markets around the world and credibility as we introduce new services.

      For information on users of capacity of the in-orbit satellites to be acquired in the proposed Loral transaction, see “Agreement to Purchase the North American Satellite Assets of Loral.”

          Operational Excellence

      Our customers rely on our operational and engineering leadership, gained through our nearly 40-year operating history and pioneering achievements in space communications. Our network has been designed to provide a high level of redundancy and flexibility for our customers. Our engineering and operations staff participates in every stage of the lifecycle of each of our satellites, from the initial stages of development and construction through the end of a satellite’s orbital life. For the year ended December 31, 2002, our transponder availability rate was nearly 99.998%, with availability rates averaging over 99.997% since 1985. See “— Network — Our Satellites” below for a discussion of how we calculate our transponder availability rate. We believe our long history of high-quality, reliable service is a leading contributing factor to our ability to attract and retain our customers.

          Balanced Geographic and Service Application Mix

      We operate our business on a global basis. We believe that one of our strengths is our well-balanced geographic and service application mix. We derive a significant share of our revenue from almost every region of the world. We distinguish ourselves by the balanced and diverse range of applications for which our services are used, including voice and data, corporate network, video and Internet. Each of these service applications contributes importantly to our revenue. This balanced geographic and service application mix contributes to the relatively high level of stability of our business.

          Solid Financial Performance

      Our business is well established. We compete in the fixed satellite services sector, which has a history of stable performance. We have generated net income every year since 1973. In 2002, we had telecommunications revenue of $992.0 million, net income of $274.1 million and EBITDA, as adjusted, of $713.6 million. A reconciliation of EBITDA to net income and information regarding the reasons why we present EBITDA and how we use EBITDA are provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Three-Month and Nine-Month Periods Ended September 30, 2003 and 2002 — EBITDA, As Adjusted” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Years Ended December 31, 2002, 2001 and 2000 — EBITDA, As Adjusted.” We believe our competitive position is enhanced by our solid balance sheet and strong free cash flow.

      We intend to leverage these strengths and our leadership position in our industry to grow our business.

Our Strategy

      Our goal is to be a global connectivity leader connecting people and businesses around the world with high-quality, flexible and innovative communications services. We intend to sustain our leadership position in the fixed satellite services sector by building on our existing capabilities to grow our business and pursuing strategic transactions. Specifically, we intend to:

•	sustain and grow our core voice and data business by providing new services to existing customers and targeting new customers in the carrier, corporate network and Internet customer segments;

•	focus on growing our business in the video and government/ military customer segments;

•	make incremental investments that will position us for leadership in potential growth markets related to the fixed satellite services sector; and

•	pursue strategic transactions, such as the proposed Loral transaction, to diversify our service application mix further, enhance the geographic coverage of our network, particularly in North America, and achieve operational efficiencies to improve our financial performance.

      We believe that these strategies will allow us to strengthen our core operations and maximize our ability to capitalize on new and emerging growth trends in our industry.

          Sustain and Grow Our Core Voice and Data Business

      We intend to sustain and build upon our leadership position in the fixed satellite services sector by leveraging our global network, technical expertise and well-established customer relationships to offer new services to our existing customers and to broaden the scope of the customers we serve. Our customer base is an asset we have built over many years of providing high-quality, reliable satellite communications services on a global basis. Our customers use our satellite capacity in their own networks, use our capacity to provide services to their own customers and resell our satellite capacity to third-party service providers. The trend toward deregulation in many local markets and the removal of restrictions on our business as a result of our privatization provide us with opportunities to:

•	leverage our existing customers to accelerate the introduction of new services;

•	develop new relationships with systems integrators and value-added resellers to create expanded markets for our services;

•	build additional sales channels for our services in regions where distribution of our services was previously limited; and

•	establish terrestrial-based facilities to complement our global satellite network and enable us to provide managed networks and integrated end-to-end services.

      Our customers offer advanced services to their end users and increasingly require integrated and managed services that we believe are best addressed by a hybrid network that combines space and terrestrial infrastructure. As we further extend our marketing reach to medium-sized and smaller carriers, we expect to be serving a customer base that requires external expertise to integrate and manage the many communications media that comprise a high-performance network. Because satellite capacity is often the most strategic and complex part of a communications network, we believe we are well positioned as compared with ground-based service providers to offer cost-effective global connectivity services.

      Our network of satellites provides our customers with global coverage. However, in some instances, the point-to-point connections provided by our satellites could be delivered more efficiently by combining our satellite capacity with undersea cable or fiber. To address this issue, we have built our network platform incrementally, through a series of carefully selected investments and leased facilities, including basic fiber connections, teleports and earth stations. This expanded terrestrial infrastructure in combination with our satellite fleet has enabled us to provide a portfolio of end-to-end services.

      For example, we have introduced our GlobalConnexSM Solutions portfolio of services that combine satellite capacity, teleport facilities, cable and other ground facilities. We offer services in this portfolio for a variety of applications, including Internet, video and government/ military.

      We will use the opportunities described above, as well as our hybrid network capabilities, to implement specific initiatives for the carrier, corporate network and Internet service applications discussed below in order to sustain and build upon our core business and expand our customer base.

          Carrier

      We intend to leverage our lead in providing voice and data services for carriers by increasing our focus on growing demand from customers utilizing capacity for thin-route and middle-mile applications, which include point-to-point and network-managed connectivity services. Thin-route applications are connections between low-traffic communications hubs in smaller cities. Middle-mile applications are connections from cable interconnects or communications hubs to telecommunications central offices in remote or unserved areas. In addition, we intend to increase our regional sales presence and target customers in newly deregulated markets, where new carrier companies and providers of competitive services, such as wireless communications, are seeking to introduce their services quickly and independently of the local established carriers. We also intend to introduce new, more cost-effective technologies and new integrated connectivity services to our existing customers, which we believe will enhance our retention rates and provide our customers with more efficient use of our network.

          Corporate Network

      We believe that the provision of satellite capacity for corporate networks is a growing market in which we enjoy a solid position. These networks carry point-to-multipoint traffic, utilizing the broadcasting capabilities of satellites to communicate to different locations simultaneously, as well as point-to-point traffic. We intend to broaden our customer base by establishing relationships with satellite-oriented service providers that are not already our customers and by targeting general integrators with less experience in satellite services. To increase the use of satellite services as extensions of and overlays to the networks of private network providers, we expect to use partnerships to develop the capability to provide flexible end-to-end services, including network design, hardware coordination and testing assistance. We intend to use this capability to expand our service offerings to address the needs of customers in the maritime, oil and gas, manufacturing, mining and finance and banking industries. In addition, we intend to utilize the assets proposed to be acquired from Loral to better position ourselves in this segment. The largest market for private networks that use very small aperture terminals, referred to as VSATs, is in North America, and the assets proposed to be acquired from Loral provide capacity for VSAT services in North America.

          Internet

      We have been providing transmission capacity for the Internet since its inception in the 1970s. We provide point-to-point, also referred to as trunking, services to Internet service providers establishing high-speed Internet backbone connections to remote locations. We will seek to further penetrate this segment by offering integrated satellite/ fiber services to our Tier 1 Internet service provider customers, which are carriers whose Internet traffic is sufficiently large that they exchange traffic at no cost with other carriers or peers of similar size. In addition, we are expanding our marketing directly to local Tier 2 and Tier 3 Internet service providers, which must pay Tier 1 providers to exchange their traffic. We are providing these Internet service providers with complete Internet backbone access services, including hardware from third-party resellers, satellite capacity, Internet backbone connections and network management.

          Grow Our Business Among Video and Government/ Military Customers

      We believe that both video and government/ military applications represent opportunities for stable growth over the long term for operators in the fixed satellite services sector. We have established separate business units to focus our resources on further penetrating these customer segments in order to increase our market share in these segments and to further diversify our customer base. In addition, we believe that the proposed Loral transaction, if completed, would further our strategic goal of expanding our market share in the video segment.

          Video

      We intend to leverage our hybrid infrastructure and use strategic transactions to grow our video business. We are developing broadcast distribution communities in Latin America and Africa and intend to build new broadcast communities in the Asia-Pacific region and certain areas in Europe. Distribution refers to the transmission of television programming to television station affiliates, cable systems, subscribers of direct-to-home services and other redistribution systems. By attracting the broadcasters of popular television programming to selected satellites in our fleet, we hope to build broadcast communities on those satellites. Because cable systems and other redistribution systems install antennas in order to be able to access popular programming for their subscribers, the use of our satellites by a popular broadcaster could attract other broadcasters to distribute their programming using the same satellites. In February 2003, we introduced an end-to-end contribution service to address the needs of broadcasters and video programmers around the world. Contribution refers to the transmission of news, entertainment and other video programming from various locations to a central video production studio where the programming is consolidated and assembled for distribution. Our end-to-end contribution service provides customers with the ability, on demand, to move video content around the world using a cost-effective infrastructure that leverages the global coverage of our satellite fleet and our network of teleports and fiber interconnections to major video exchange points.

      Although we have historically served only a small fraction of the video segment, we intend to focus on expanding our customer base and market share in this segment as described above and through the proposed Loral transaction. We believe that the proposed Loral transaction will permit us to provide enhanced services to customers in the broadcasting segment worldwide by enabling us to offer content distribution services into and throughout the continental United States, the largest broadcasting market in the world. We have created a strategic business unit that will be responsible for achieving these goals.

          Government/ Military

      We believe that the defense and civilian agencies of various governments are experiencing an increased need for communications services, creating demand for both government- and military-owned satellite capacity and commercial satellite capacity. This trend is creating opportunities for satellite providers, particularly those with the global coverage and network reliability required for mission-critical communications and the network flexibility needed to provide customized managed services for users in this segment. A number of governmental and military entities are current users of our system. We intend to leverage our relationships with these customers, our operational excellence and the flexibility of our hybrid network to strengthen our position in this customer segment. In addition, we believe the assets proposed to be acquired from Loral will enable us to strengthen our position in this segment by providing us greater access to the North American market. We have created a strategic business unit to ensure that our corporate structure and sales capabilities enable us to respond quickly to government/ military opportunities and to continue our work with customers in this segment to create services that satisfy their security needs and mission-critical communications requirements.

          Position for Growth in Related Businesses

      We believe there are businesses related to the fixed satellite services sector that represent longer-term opportunities for growth and that will support our other strategies. These businesses include direct-to-home transmission services and satellite-based broadband access. We intend to make incremental investments in these businesses to position ourselves for leadership as next-generation services are developed and the market for satellite services evolves.

          Direct-to-Home Services

      Our satellite system currently distributes direct-to-home programming for eight regional providers, and we are focused on growing our share of the wholesale direct-to-home services market. We believe that the direct-to-home transmission of television programming via satellite could contribute to future growth in the demand for satellite services in certain markets. To position ourselves for growth in one such market, in February 2003 we made an indirect investment in Galaxy, a company that plans to provide a pay television service in Hong Kong. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investment in Galaxy” for further information regarding this investment. In connection with our investment in Galaxy, we have moved one of our satellites to the 85.0° East orbital location to distribute programming for the pay television service upon its launch and expect to build on this distribution agreement to create a broadcast community at 85.0° East.

          Broadband Access Services

      We believe that the evolution of the Internet and the digitization of media and entertainment properties have increased demand for broadband connectivity. Satellite broadband connectivity can bypass any intermediate network nodes to establish a connection directly with the end user. Based on discussions with customers in our distribution network and industry market research, we believe that small- and medium-sized enterprises, particularly in developing regions, have broadband service requirements that currently are not being met. We believe that satellite connectivity is well positioned to fill this gap, offering a ubiquitous service that can be implemented quickly in locations where terrestrial alternatives are not available, are unreliable or are too expensive.

      To address opportunities in the satellite broadband access market, we are using an incremental approach that leverages our existing infrastructure to gain experience and build strategic relationships with customers and service partners. For example, after conducting trials to establish technical and market feasibility, we have initiated commercial broadband service in selected markets around the world using our existing satellite infrastructure. We will defer making significant investments in dedicated multi-beam custom satellite facilities until we are convinced that the market for these services is sufficiently defined. We are also analyzing various partnering and alliance strategies in this area to gain access to next-generation technology while limiting our business risks. For example, in April 2003, we acquired a minority stake in WildBlue, which plans to offer broadband Internet access services in the continental United States via Ka-band capacity. For further information regarding this agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions — WildBlue Subscription Agreement.” Through this progressive strategy, we plan to be positioned for leadership when this market develops.

          Pursue Strategic Transactions

      A key component of our strategy is to evaluate and pursue strategic transactions that we believe could:

•	provide enhanced landmass coverage of strategic geographic regions, such as North America;

•	provide us with complementary technical and commercial capabilities, including a video or a government/ military business complementary to the businesses we are seeking to grow organically;

•	further leverage our existing hybrid infrastructure;

•	enable us to shift our service application mix to include more point-to-multipoint traffic;

•	create operational efficiencies; and

•	broaden our customer base.

      We believe that the proposed Loral transaction, if completed, would allow us to achieve these strategic objectives. See “Agreement to Purchase the North American Satellite Assets of Loral” for a discussion of the expected benefits of the proposed Loral transaction. In addition, we believe that there are significant economies of scale that can be achieved within the fixed satellite services sector, and we intend to pursue strategic transactions, including partnerships, with small regional operators that lack the capability to provide the global access necessary to address customer requirements.

      Our ability to complete any strategic transaction, such as the proposed Loral transaction, will depend on a number of factors that are not entirely within our control, including our ability to negotiate terms and conditions, conclude agreements and obtain necessary regulatory approvals, in each case on terms acceptable to us. In addition, if we require financing for any strategic transaction, we may be unable to obtain such financing on acceptable terms or within the timeframe that would permit the transaction to proceed. Depending on how any such strategic transaction is structured, there may be an adverse impact on our capital structure. See “Risk Factors” for a general discussion of the risks and uncertainties associated with strategic transactions and for a discussion of the risks and uncertainties associated with the proposed Loral transaction.

Industry Overview

          General

      We compete in the global telecommunications market for the provision of voice, data, video and wholesale Internet connectivity. Communications services are provided using various communications technologies, including terrestrial and submarine fiber optic networks, terrestrial wireless networks and fixed satellite services networks. We currently provide our services primarily using our fixed satellite services network infrastructure.

          Satellite Communications

      Commercial communications satellites are used for a variety of global communications applications, either as a substitute for or as a complement to the capabilities of terrestrial networks. The satellite industry is traditionally divided into several segments, each of which has its own customer base and business model. These segments include:

          Fixed Satellite Services

      Operators in the fixed satellite services sector, the most established sector in the satellite industry, provide communications links between fixed points on the earth’s surface. These services include the provision of satellite capacity between two fixed points, referred to as point-to-point services, and the simultaneous provision of satellite capacity from one fixed point to multiple fixed points, referred to as point-to-multipoint services. Point-to-point applications include telephony, video contribution and data transmission, such as Internet backbone connectivity. Point-to-multipoint applications include broadcast television and private data networks. Fixed satellite services are our principal source of revenue.

          Direct Broadcast Services/ Direct-To-Home Services

      Direct broadcast services, or direct-to-home services, broadcast a television signal directly to consumers’ homes and permit a high-quality broadcast of a large number of channels. Due to the point-to-multipoint capabilities of satellite, direct broadcast services have a competitive advantage in areas that do not have access to digital cable or high-quality terrestrial infrastructure. We provide satellite capacity to providers of direct broadcast services, such as Telenor Satellite Broadcasting, which supports the Canal Digital direct-to-home network in the Nordic region, and expect to provide satellite capacity to Galaxy, which plans to provide pay television services in Hong Kong.

          Digital Audio Radio Service

      Satellite radio, or digital audio radio service, offers programmers a national distribution platform for digital quality sound and up to 100 channels of programming. This service offers greater coverage, better signal quality and fewer advertisements than traditional radio service and allows advertisers to target specific demographic groups on a national basis. We do not support digital audio radio services on our network.

          Mobile Satellite Services

      Mobile satellite services provide voice, data, geographical positioning and radio broadcasting services to mobile terminals. Recent efforts to develop mass market mobile satellite telephony systems using customized satellites have been largely unsuccessful due to problems with technology and slow customer uptake. We neither provide mobile satellite services nor provide mobile satellite services companies with satellite capacity.

          Broadband Services

      Broadband satellite services can provide last-mile, high-speed Internet access to customers in areas unserved or underserved by terrestrial alternatives. As described in “— Our Strategy — Position for Growth in Related Businesses — Broadband Access Services,” we are exploring opportunities in the satellite broadband access market and intend to use an incremental approach to enter this market. Next generation broadband satellite providers, such as WildBlue, are expected to create demand in the market through the introduction of less expensive consumer hardware and a cost-efficient business model.

          Competitive Advantages of Satellites

      Satellites provide a number of advantages over terrestrial communications systems that we believe will result in the continued use of fixed satellite services as an integral part of the global communications network. These advantages of satellites are:

•	Ubiquitous Coverage: Satellites provide connectivity across broad regions, allowing equal access to bandwidth regardless of location, density of population or availability of terrestrial infrastructure.

•	Point-to-Multipoint Transmission Capabilities: Because geosynchronous satellites can each broadcast signals to an area as large as one third of the earth’s surface, they are well suited for transmissions that must reach many locations simultaneously.

•	Seamless Transmission: Satellites can broadcast directly to telecommunications services providers and other users, bypassing points of congestion.

•	Independence from Terrestrial Infrastructure: Satellite-based networks operate independently of other telecommunications infrastructures and can be used instead of, in addition to or as back-up for ground-based networks to provide customers with high-quality, reliable communications services.

•	Rapid Deployment: The terrestrial hardware necessary to access existing satellite capacity can be installed in a matter of days. In contrast, unless terrestrial communications are already established in an area, it may take months or years to build out the ground connection to remote areas.

          Challenges for New Entrants

      There are significant challenges for new entrants into the global satellite communications industry, including the limited number of orbital locations and frequencies that can be coordinated for use and the approvals from numerous national telecommunications authorities required to operate a global satellite communications system. These challenges also include the significant time, large capital investment and high level of technical expertise required to design, construct, launch and operate a satellite. These factors lead us to believe that the number of new entrants to the sector will remain low in the next decade.

          Key Trends

      We believe that a number of trends will have a positive impact in the future on the fixed satellite services sector. These trends include the globalization of business, which we believe will cause the demand for telecommunications services to continue to grow, and the continued deregulation of telecommunications markets, which we believe will present new customers and new market opportunities for us. These trends also include the demand for integrated communications services as customers seek to optimize their networks while at the same time focusing resources on their core competencies. A leading trend in the television broadcast services market is the introduction of HDTV. Based on current technology, HDTV channels require significantly more bandwidth to deliver high-quality signals than the bandwidth required for digital transmissions. As a result, demand for satellite capacity in developed markets is likely to increase as consumers increasingly demand HDTV services. Also, we believe that the evolution of the Internet and the digitization of media and entertainment properties have increased the demand for broadband connectivity and that satellite-based broadband services are well positioned to supply access to customer sites in locations where it is economically or geographically not feasible to upgrade the terrestrial infrastructure. Finally, we believe that the expected future growth of data applications is another trend that holds potential for the fixed satellite services sector.

      Despite the positive impact that we believe these trends will have, there is excess supply in the telecommunications industry, and fixed satellite services operators are facing competition from providers of ground-based communications capacity. We expect any demand for satellite services created by the trends described above to be partially offset by the migration of point-to-point services to fiber optic cable. See “Risk Factors” for a discussion of the migration to fiber optic cable. In addition, the telecommunications industry has experienced a downturn that has reduced the demand for fixed satellite services, broadcaster demand for capacity may decline in the short term as broadcasters complete the migration of their transmission signals from analog to digital and it is possible that the market for fixed satellite services over the next several years may not grow or may shrink. See “Risk Factors” for a discussion of the competition we face from other providers of communications capacity and the risk that the market for fixed satellite services may not grow or may shrink.

      In addition to the trends described above, the fixed satellite services sector has experienced some consolidation. This consolidation is the result of the increasing globalization of the telecommunications market, economies of scale that can be achieved through consolidation and the desire of some fixed satellite services operators to secure and improve their market access and coverage in key regions. It is also the result of the scarcity of desirable orbital locations. We expect consolidation in our industry to continue.

Our Customers and the Service Applications Supported by Our Network

      Our customer base includes over 500 communications providers, including many of the world’s leading carriers, broadcasting companies, network integrators and Internet service providers. We consider our customer relationships to be among our most important strategic assets. We support our customers’ business strategies by providing global, high-quality and reliable satellite-based services at competitive prices. In addition, we believe we provide our customers with a superior level of satellite expertise. For these reasons, we believe our business relationships with our current customers generally are good.

      Based on information available to us, our ten largest customers and their affiliates, and their approximate contributions to our 2002 telecommunications revenue, were as follows:

		% of 2002
		Telecommunications
Customer	Customer Location	Revenue

COMSAT Corporation and its affiliates	United States	15.3%
Videsh Sanchar Nigam Limited	India	4.7%
Telenor Satellite Broadcasting AS and its affiliates	Norway	4.5%
British Telecommunications plc and its affiliate	United Kingdom	4.2%
Teleglobe Inc. and its affiliate	Canada	3.5%
Telkom SA Limited	South Africa	3.2%
France Telecom and its affiliates	France	2.8%
Cable and Wireless plc and its affiliates	United Kingdom	2.7%
Telefonica del Peru S.A.A., Compania Anonima Nacional de Telefonos de Venezuela, C.A., Telefonica de Espana, S.A.U. and other affiliates of Telefonica, S.A.	Spain	2.6%
Reach Networks Australia Pty Limited and its affiliate	Australia	2.2%

      On November 25, 2002, we acquired substantially all of the contracts for the sale of our capacity of COMSAT’s World Systems business unit. In connection with this acquisition, we canceled our service contracts with COMSAT World Systems, and COMSAT World Systems assigned to us its contracts for the sale of our capacity.

      Had this acquisition occurred as of January 1, 2002, we estimate that our ten largest customers and their affiliates, and their approximate contributions to our telecommunications revenue, would have been as follows:

		% of 2002
		Telecommunications
Customer	Customer Location	Revenue

WorldCom, Inc. and its affiliates	United States	5.9%
Comsat General Corporation, the Government Systems business unit of Lockheed Martin Global Telecommunications and their affiliates	United States	5.6%
Videsh Sanchar Nigam Limited	India	4.7%
Telenor Satellite Broadcasting AS and its affiliates	Norway	4.6%
British Telecommunications plc and its affiliate	United Kingdom	4.6%
AT&T Corp. and its affiliates	United States	3.8%
Teleglobe Inc. and its affiliate	Canada	3.5%
Verestar, Inc. and its affiliate	United States	3.5%
Telkom SA Limited	South Africa	3.3%
Cable and Wireless plc and its affiliates	United Kingdom	3.0%

      The service contracts assigned to us in connection with the COMSAT transaction included contracts with WorldCom, Inc., AT&T Corp., Verestar, Inc. and Sprint Corporation. We have not been able to maintain the same volume of business or pricing levels with these customers as we have historically enjoyed with COMSAT. See “Risk Factors” for a discussion of risks if we are unable to retain our customers or if our customers experience financial difficulties.

      Under the terms of the asset purchase agreement relating to the proposed Loral transaction, service contracts to be assigned to us include contracts with CBS Broadcasting Inc. and Hughes Network Systems, Inc. For information about an objection filed with the bankruptcy court by CBS Broadcasting Inc. and Viacom Inc. to the assignment to us of a contract to provide transponder capacity and financial difficulties experienced by several of Loral’s customers, see “Risk Factors.”

      Substantially all of our revenue is currently generated by the sale of our satellite transmission capacity to our customers on a wholesale basis. Some of our customers then resell this capacity to end users of our system. Other than COMSAT, none of our direct customers accounted for 5% or more of our telecommunications revenue in 2002. Although we do not know the extent to which our customers resell the capacity they purchase from us, with the exception of WorldCom, Inc., AT&T Corp. and Verestar, Inc., we do not believe that a significant portion of our 2002 telecommunications revenue was attributable to any one end user through the purchase of our capacity from our direct customers.

      We believe that our global communications network is used to support a wide range of service applications. In 2002, we believe that our satellite capacity was used for four principal service applications: carrier, corporate network, video and Internet. Given the emphasis of our business strategy on customers in the government/ military segment, we determined that from January 1, 2003 we would include government/ military as a fifth category in the breakdown of our revenue by service application.

      The following table summarizes the service applications supported by our network, the types of end users that rely on these applications and the percentage of our telecommunications revenue generated by the sale of capacity for each service application category. The breakdown of our revenue by service application category is based on our analysis of transmission plans and other information supplied to us by our customers. While we believe that the information provided to us is reliable, it has not been verified by us or any independent sources and we cannot assure you as to its accuracy. The illustrative applications and end users for our service application categories are based on general information about the telecommunications industry.

	Percentage of
	Telecommunications
	Revenue for the

Service Application	Year Ended			Nine Months
Category	December 31,			Ended	Illustrative Examples

	2000	2001	2002	September 30, 2003	Applications	Types of End Users	End Users

Carrier	42%	38%	37%	36%	International telephony Domestic telephony Cable restoration Data circuits	Incumbent telephone companies Competitive telephone and data companies Long haul service providers	AT&T Corp. British Telecommunications plc China Telecom Vodacom (Pty) Ltd.
Corporate Network	25%	27%	30%	26%	Corporate WANs Intranets/ extranets Videoconferencing Distance learning	Corporations Organizations Intergovernmental agencies	Central Bank of the Russian Federation Schlumberger Ltd. World Bank
Video	19%	19%	17%	16%	Video signal transport Remote news gathering Video distribution	Media conglomerates News organizations DTH system operators Cable broadcast networks	BBC World Canal Digital CNN International MTV3 TIBA S.A.
Internet	14%	16%	15%	10%	Internet backbone connectivity	Tier 1 and Tier 2 Internet service providers	Cable and Wireless plc Sprint Corporation
Government/Military	—	—	—	11%	Internet, video and data transport	Governments Military users	Armed Forces Television Network U.S. Navy National Oceanic and Atmospheric Admin.

      We refer in this prospectus to a number of our customers and end users. Our customers and the end users of our system are important to us from a business development perspective, but references to them in this prospectus are for illustrative purposes only and are not intended to suggest that these customers and end users are necessarily material to us from a financial perspective.

          Carrier Applications

      Carrier applications include the use of our satellite capacity by telecommunications carriers for the transmission of voice and data traffic over point-to-point connections between major telecommunications hubs. However, we do not include trunking to the Internet backbone and private network applications in our carrier service application, because we consider them to be separate applications. Customers in this segment use our capacity either as their primary transmission medium, for path diversity or network overflow or, from time to time, for cable restoration services while their cable operations are under repair or experiencing outage. Our customers for carrier applications are primarily large, established telecommunications services providers and post, telephone and telegraph administrations around the world.

      Because the IGO was created to provide capacity for international public telecommunications services for its owners, this segment has historically been our largest source of revenue. However, the market for satellite-based voice and data services has faced, and is expected to continue to face, competition from fiber optic cable. See “Risk Factors” above for a discussion of the competition from fiber optic cable. Despite fiber’s increasing share of the overall market for voice and data applications, we believe we will continue to earn a significant portion of our revenue from our carrier application. For a discussion of our strategy with respect to carrier services, see “— Our Strategy — Sustain and Grow Our Core Voice and Data Business — Carrier” above.

          Corporate Network Applications

      Corporate network applications include the use of our capacity for private communications networks using VSATs. VSATs are devices with small antennas that can receive and transmit communications signals to and from a satellite. A network of VSATs can be used for such point-to-multipoint applications as those noted in the table above, as well as for traditional voice and data services.

      Our customers in this segment include a limited number of satellite-savvy end users but are primarily satellite-savvy integrators, such as Schlumberger Ltd., British Telecommunications plc, Equant N.V. and Maritime Telecommunications Network, Inc. These integrators combine satellite capacity and other communications services to create customized networks that respond to specific customer needs. For a discussion of our strategy with respect to corporate network applications, see “— Our Strategy — Sustain and Grow Our Core Voice and Data Business — Corporate Network” above.

          Video Applications

      We have been providing capacity to customers in the video services segment since our first satellite commenced operations in 1965. Users in this segment use our satellite capacity for the contribution of video feeds to video production studios and the distribution of television programming to television station affiliates, cable operators and subscribers of direct-to-home services. We have a small share of the total market for satellite-based video distribution services but are focused on building our position in the video distribution services market in the future, as discussed in “— Our Strategy — Grow Our Business Among Video and Government/ Military Customers — Video.”

          Internet Applications

      Our satellite capacity is used for point-to-point connections to the Internet backbone. The availability of Internet backbone connectivity via satellite allows our customers to bypass congested terrestrial networks and connect directly to the Internet backbone. Our users in this segment include Tier 1 and Tier 2 Internet service providers and other telecommunications services providers that require backbone connectivity and that market Internet-related services to their customers. For a discussion of our strategy with respect to Internet applications, see “— Our Strategy — Sustain and Grow Our Core Voice and Data Business — Internet.”

          Government/ Military Applications

      Government/ military applications include the use of our satellite capacity by the U.S. government, including defense and civilian agencies, as well as NATO users, for communications services that include Internet, data and video transmission and the transmission of command and control data for troops and civilian support. Customers in this segment use our capacity for mission-critical communications and customized managed services that satisfy their security needs. See “— Our Strategy — Grow Our Business Among Video and Government/ Military Customers” for information regarding how we are addressing opportunities in this segment.

Geographic Distribution of Our Revenue

      Our revenue is derived from almost every region of the world. Our historical revenue broken down by geographic region is approximately as follows:

				Nine Months
	Year Ended			Ended
	December 31,			September 30,

Geographic Region	2000	2001	2002	2002	2003

Europe	28%	29%	29%	27%	24%
North America and the Caribbean	23%	24%	24%	26%	28%
Asia Pacific	19%	18%	17%	17%	17%
Latin America	14%	13%	13%	12%	12%
Sub-Saharan Africa	8%	9%	11%	11%	13%
Middle East and North Africa	8%	7%	6%	6%	7%

      We determine the geographic location of a customer based on the customer’s billing address. However, in most cases our customers use the services that we provide to either send or receive information to areas outside of the country or territory in which they are located.

Sales, Marketing and Distribution Channels

      Our sales and marketing effort is designed to build long-term relationships with our customers, with the objectives of sustaining and growing our core fixed satellite services business, diversifying our service portfolio and expanding our customer base. As a customer-focused organization, we work with our customers to ensure that we provide services responsive to their needs.

      Our Intelsat Global Sales subsidiary, located in London, England, is our global sales and marketing headquarters. In addition, we have established local sales and marketing support offices in the following locations around the world:

• Australia;	• France;
• Brazil;	• Germany;
• China;	• India;
• Singapore;	• South Africa; and
• the United States;	• United Arab Emirates.

      By establishing local offices closer to our customers and staffing those offices with experienced personnel, we believe that we are able to provide flexible and responsive service and technical support to our customers.

      We believe that we enjoy significant brand recognition with current and potential users of our satellite services and expect to develop further customer awareness through our marketing and promotion efforts. We use our brand name, superior network performance and technical support to market our services to a broad spectrum of customers seeking to communicate globally.

      We understand that satellite capacity on the in-orbit satellites proposed to be acquired from Loral is distributed primarily by direct sales to customers. We intend to build the direct sales capabilities of our sales and marketing staff, particularly in North America, in order to integrate effectively the assets proposed to be acquired from Loral.

Backlog

      As of September 30, 2003, we had a backlog of approximately $3.7 billion. Our backlog as of September 30, 2002 was approximately $4.6 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Backlog” for a discussion of our backlog, including a discussion of how our acquisition of COMSAT World Systems’ customer contracts, bankruptcy filings by WorldCom, Inc. and Teleglobe Inc., the financial difficulties of one of our Brazilian customers and events in Argentina have impacted or may impact our backlog. We expect to deliver services associated with $219.6 million, or 6.0%, of our September 30, 2003 backlog by December 31, 2003.

Telenor Agreement

      We have entered into an agreement with Telenor Satellite Services AS, referred to as Telenor, for the sale of transponders on the 10-02 satellite to be deployed at the 359°E orbital location. Telenor currently has operating leases on our 707 satellite at the 359°E orbital location that support its direct-to-home and business networks in Europe. The 10-02 satellite will replace the 707 satellite at this orbital location. Pursuant to our agreement with Telenor, as amended in April 2003, Telenor has agreed to purchase 18 Ku-band transponders, measured in terms of 36 MHz equivalent units, on the 10-02 satellite. We will retain ownership of the satellite’s C-band transponders, all remaining Ku-band transponders and most of the remainder of the satellite. We expect to launch the 10-02 satellite in the second quarter of 2004. After the successful launch and in-orbit testing of the 10-02 satellite, title to, and risk of loss with respect to, Telenor’s 18 Ku-band transponders on the satellite will transfer to Telenor. At the time of this transfer, Telenor will be required to pay the purchase price for the transponders. We will operate the 10-02 satellite and remain the licensed user of our satellite network filing at the 359°E orbital location. Once title to these transponders has been transferred to Telenor, all of Telenor’s service commitments for capacity on the 707 satellite will be terminated. Under the agreement, Telenor has the right to purchase and own equivalent Ku-band transponders and capacity on any replacement or follow-on satellite at the 359°E orbital location.

Network

      Our customers depend on our global communications network and our operational and engineering leadership, including our:

•	nearly 40-year operating history and pioneering achievements in satellite communications;

•	highly redundant network, resulting from our overlapping satellite coverage areas;

•	ability to relocate or reconfigure many satellites to cover different geographic regions; and

•	consistently high transponder availability levels.

      Our network is currently comprised of 23 satellites owned and operated by us, leased capacity on 2 satellites owned by other satellite operators in the Asia-Pacific region and ground facilities related to the operation and control of our satellites. One additional satellite, with an expected launch date in the second quarter of 2004, is currently under construction. Our network also includes ground network assets consisting of teleports or leased teleport facilities in Germany, the United States and China and points of presence in New York, Hong Kong, Frankfurt, Los Angeles and London.

      We believe that our operational and engineering achievements are due primarily to our satellite procurement and operations philosophy, which we believe has been different from that of other satellite operators. Our operations and engineering staff is involved from a satellite’s design to its decommissioning. With our own staff working on site to monitor progress, we maintain close technical collaboration with our contractors during the process of designing, manufacturing and launching a satellite. We continue our engineering involvement throughout the operating lifetime of each satellite. Extensive monitoring of earth station operations and around-the-clock satellite control and network operations support ensure our consistent operational quality, as well as timely corrections when problems occur. In addition, we have in place contingency plans for any foreseeable technical problems that may occur during the lifetime of a satellite. Despite these plans, however, we may experience technical difficulties in the future that will impair the performance of one or more of our satellites. See “Risk Factors” for a description of the types of technical difficulties that could affect our satellites.

          Satellite Systems

      There are three primary types of commercial communications satellite systems: low-earth orbit systems, medium-earth orbit systems and geosynchronous systems. Geosynchronous communications satellites are located approximately 22,300 miles, or 35,700 kilometers, above the equator. These satellites can receive radio frequency communications from an origination point, relay those signals over great distances and distribute those signals to a single point or multiple receivers within the transmission range of the satellites’ beams.

      Geosynchronous satellites send these signals using various parts of the electromagnetic spectrum. Our fleet is designed to provide capacity using the C-and Ku-bands of this spectrum. A third frequency, the Ka-band, is not widely used at this time, but is being considered for use in broadband projects. A Ka-band satellite may be accessed by a smaller antenna, which is an important consideration for residential and small business markets. We do not have any Ka-band satellites and have not at this time entered into any contract for the manufacture of a Ka-band satellite. However, one of the satellites we expect to acquire as part of the proposed Loral transaction, Telstar 8, is expected to have 7 transponders available for transmitting in the Ka-band. In addition, as part of our broadband strategy, in April 2003 we acquired a minority stake in WildBlue. WildBlue plans to offer broadband Internet access services in the continental United States via Ka-band capacity.

      A geosynchronous satellite is referred to as geostationary, or station-kept, when it is operated within an assigned orbital control, or station-keeping, box, which is defined by a specific range of latitudes and longitudes. Geostationary satellites revolve around the earth with a speed that corresponds to that of the earth’s rotation and appear to remain above a fixed point on the earth’s surface at all times. Geosynchronous satellites that are not station-kept are in inclined orbit. The daily north-south motion of a satellite in inclined orbit exceeds the specified range of latitudes of its assigned station-keeping box, and the satellite appears to oscillate slowly above and below the equator. An operator will typically operate a satellite in inclined orbit toward the end of its useful life because the operator is able to save significant amounts of fuel by not controlling the north-south position of the satellite and is thereby able to extend substantially the useful life of the satellite. However, the types of services and customers that can access an inclined orbit satellite are limited due to the daily variations in the satellite’s footprint.

          Our Satellites

      Our fleet of 23 of our own satellites and leased capacity on 2 satellites owned by other satellite operators currently covers almost all of the earth’s surface and has been designed to provide a high level of redundancy for our customers. The features of our network that provide this redundancy are as follows:

•	most places on the surface of the earth are covered by more than one satellite;

•	many of our satellites have flexible design features that include the ability to be reconfigured or relocated to provide different areas of coverage; and

•	subject to availability, our in-orbit fleet includes sparing capacity on operational satellites.

      These features generally enable us in the event of a malfunction on a given satellite to move customers to other capacity on the same satellite or to other satellites.

      In addition to enhancing our network redundancy, the design flexibility of some of our satellites enables us to meet customer demand and respond to changing market conditions. However, the exact location and intended use of each of our satellites are subject to various governmental approvals, coordination issues and other regulatory requirements. See “— Regulation” below for a description of these regulatory requirements.

      We measure the reliability of our network over a given period of time by calculating the total transponder hours in service for satellites owned and operated by us as a percentage of the total number of potential transponder hours during that time period, including hours during which transponders were not in service due to interruption or other outage. We exclude from this calculation the transponders on our satellites that are unusable due to satellite orbital location, inter-system coordination issues or beam configurations or that are permanently unusable due to the impact of certain anomalies. See “— Network — Our Satellites — In-Orbit Satellites” below for a discussion of the most notable anomalies, losses and risks to our fleet at this time. For the year ending December 31, 2002, the transponder availability rate on satellites owned and operated by us was nearly 99.998%. This availability rate was achieved by accumulating nearly 7.8 million transponder hours in service, with approximately 172 hours of accumulated transponder outage. Our transponder availability rates have averaged over 99.997% since 1985.

      Our system fill factor represents the percentage of our total available station-kept transponder capacity, including the capacity that we lease, that is in use or reserved at a given time. As of September 22, 2003, we had an average system fill factor, including guaranteed reservations for service, of nearly 60%. We estimate that our achievable system fill factor is approximately 90%.

      There are a number of elements that affect our achievable system fill factor. First, traffic on our satellite network is asymmetrical, generally reflecting the higher demand to move data from developed to developing regions. Second, our satellites are designed with a greater number of zone beams, as opposed to hemispheric beams, than is typical in the industry to accommodate the needs of our customers for space segment connectivity spanning multiple continents. Third, our current satellite fleet consists primarily of satellites of generic design, which offer more flexibility and can be easily deployed into other orbital locations within our satellite network, but which are not optimized for a specific location. In combination, these practical and technical aspects of our satellite system result in a lower achievable system fill factor than that of some other satellite services providers that have a higher concentration of region- or role-specific satellites.

      We expect our average system fill factor to decline as a result of the increase in our system’s available transponder capacity after the launch of our additional planned satellite. Over the long run, we expect our achievable system fill factor to increase slightly, reflecting the deployment of satellites that are more specifically tailored to the expected traffic patterns of their orbital locations.

          In-Orbit Satellites

      The satellites that make up our existing fleet include 23 satellites owned and operated by us and leased capacity on 2 additional satellites owned by other satellite operators in the Asia-Pacific region. With our satellites located in all of the principal ocean regions — the Atlantic, Pacific and Indian — and leased capacity available in the Asia-Pacific region, we provide coverage of nearly every landmass.

      One of the two satellites on which we lease capacity is the INSAT 2E, leased pursuant to an agreement with the Government of India, Department of Space, INSAT Programme Office. Under this agreement with the Government of India, we have leased eleven 36 MHz equivalent transponders on INSAT 2E through May 30, 2009. We have the right to extend this lease term until the INSAT 2E has reached the end of its orbital maneuver life, which is currently expected to be May 2012. The other satellite on which we lease capacity is the SINOSAT-1, which we lease pursuant to an agreement with China’s SINO Satellite Communications Company Limited, referred to as SINOSAT. Under this agreement with SINOSAT, we have the option to lease, on a space-available basis, up to six 36 MHz transponders on the SINOSAT-1 satellite. We may exercise this option at any time and from time to time during the option term, which expires in April 2005. Under this option agreement with SINOSAT, we have leased capacity under one agreement through December 31, 2004 and under another agreement through August 31, 2006. If we enter into any additional agreements to lease capacity under this option agreement, the term of any such lease agreement may not extend beyond April 2005.

      As of September 20, 2003, our in-orbit fleet had 985 transponders available for transmitting in the C-band and 376 transponders available for transmitting in the Ku-band. These totals measure transponders on station-kept satellites, including the transponders that we lease from INSAT and SINOSAT. In each case, these numbers refer to usable 36 MHz equivalent transponders.

      The table below provides a summary of our in-orbit satellite fleet as of September 23, 2003. The transponder numbers are based on the original design capabilities of the satellites. The actual number of available transponders on a satellite can vary from its original design capabilities due to its orbital location, inter-system coordination issues, its beam configurations and the impact of certain anomalies.

								Estimated
		Orbital			Transponders(1)			End of Orbital
		Location					End of Orbital	Maneuver
Satellite	Manufacturer	(East Longitude)		Launch Date	C	Ku	Design Life	Life(2)

Geostationary Orbit
601	Hughes Aircraft Company (Hughes)(3)	64.0	°	October 1991	64	24	October 2001	December 2004
605	Hughes	33.0	°	August 1991	64	24	August 2001	September 2005
701	SS/L	180.0	°	October 1993	42	20	August 2004	June 2011
702	SS/L	55.0°	(4)	June 1994	42	20	April 2005	January 2012
704	SS/L	66.0	°	January 1995	42	20	November 2005	December 2010
705	SS/L	310.0	°	March 1995	42	20	January 2006	June 2009
706	SS/L	307.0	°	May 1995	42	28	March 2006	July 2012
707	SS/L	359.0	°	March 1996	42	28	January 2007	December 2012
709	SS/L	85.0	°	June 1996	42	20	April 2007	July 2011
801	Martin Marietta Overseas Corporation (MMOC)(5)	328.5	°	March 1997	64	12	March 2007	March 2009
802	MMOC	174.0	°	June 1997	64	12	June 2007	April 2015
804	MMOC	176.0	°	December 1997	64	12	December 2007	November 2014
805	MMOC	304.5	°	June 1998	36	6	June 2008	December 2016
901	SS/L	342.0	°	June 2001	72	22	June 2014	October 2017
902	SS/L	62.0	°	August 2001	76	22	August 2014	April 2018
903	SS/L	325.5	°	March 2002	76	22	March 2015	June 2017
904	SS/L	60.0	°	February 2002	76	22	February 2015	May 2018
905	SS/L	335.5	°	June 2002	76	22	June 2015	May 2019
906	SS/L	64.0	°	September 2002	72	22	September 2015	November 2019
907	SS/L	332.5	°	February 2003	76	22	March 2016	October 2019
APR-1 (6)	Indian Space Research Organization	83.0	°	N/A	11	0	N/A	N/A
APR-2 (6)	Alcatel	110.5	°	N/A	6	0	N/A	N/A
Inclined Orbit
602	Hughes	50.5°	(4)(7)	October 1989	64	24	October 1999	March 2006
603	Hughes	340.0	°	March 1990	64	24	March 2000	July 2008
604	Hughes	157.0	°	June 1990	64	24	June 2000	May 2006

(1)	Based on satellite design capabilities (or, for APR-1 and APR-2, available capacity for lease) and measured in 36 MHz equivalent transponders.

(2)	Assuming no relocation of the satellite.

(3)	Now Boeing Satellite Systems, Inc.

(4)	Rights to use these orbital locations are held by our customers.

(5)	Now part of Lockheed Martin Corporation.

(6)	Operated by other satellite operators with capacity leased by us.

(7)	Request for authorization to operate on a permanent basis at this orbital location is currently pending.

     The design life of a satellite is the length of time that the satellite’s hardware is designed by the manufacturer to remain operational under normal operating conditions. In contrast, a satellite’s orbital maneuver life is the length of time the satellite has enough fuel to remain operational. Although the orbital maneuver lives of our satellites have historically extended beyond their contractual design lives, this trend may not continue.

      In order to extend the orbital maneuver lives of our 602, 603 and 604 satellites, we are operating these satellites in inclined orbit and, as a result, are continuing to earn revenue beyond our original estimates for these satellites. However, the types of services and customers that can access inclined orbit satellites are limited, and we typically offer capacity on these satellites at a discount.

      Our 511 satellite, which had been operated in inclined orbit at the 330.5°E orbital location licensed to us by the FCC, experienced a failure due to electrostatic discharge in August 2003 that caused the satellite to move to an orbit above the geosynchronous orbit. Following recovery from the anomaly, insufficient fuel remained to return the satellite to its operating orbit. As a result, the 511 satellite was decommissioned. The 511 satellite was launched in June 1985 and had exceeded its end of design life date of June 1992. We relocated traffic on the 18-year-old satellite to other satellites in our system. At this time, we have not determined whether to place another satellite at the 330.5°E orbital location.

      We have experienced no catastrophic in-orbit loss throughout our history, and our current satellite fleet is generally healthy. We have experienced some technical problems with our current fleet but have been able to minimize the impact of these problems on our customers, our operations and our business. Most of these problems have been component failures and anomalies that have had little long-term impact on transponder availability to date. All of our satellites have been designed to accommodate an anticipated rate of equipment failures with adequate redundancy to meet or exceed their orbital design lives. To date, this redundancy design scheme has proven effective, although this trend may not continue. The most notable anomalies, losses and risks to our fleet at this time are described below.

      Our 605 satellite lost its primary central telemetry unit in 1992 and is currently operating on its redundant unit. A central telemetry unit transmits information regarding the performance and status of a satellite’s on-board systems. For a three-month period during 1997, the redundant unit on the 605 satellite had also failed. During that time, we developed a ground-based system that we were able to use to operate the satellite normally. We do not know whether the redundant telemetry unit will continue to function properly in the future. If this unit fails again, we would use the ground-based system that we developed to operate the satellite, although it is possible that we may not be able to operate the satellite through its remaining useful life if this failure occurs.

      Our 701, 702, 704 and 709 satellites have been experiencing higher than normal friction torque on some of their momentum wheel assemblies. These wheel assemblies are used to control a satellite’s attitude, or orientation in space, and have built-in redundancy such that two of a satellite’s three assemblies must be operating in order for the satellite to function properly. Higher than normal friction torque degrades the performance of the momentum wheels and increases the risk of wheel failure. Even though the primary wheels have not failed, we are currently using the redundant momentum wheel assemblies on the 701, 702 and 704 satellites in order to minimize the risk of wheel failure. We have developed an alternative control system that would use thrusters instead of momentum wheels to maintain attitude control in the event that two of a satellite’s three wheels fail. These measures are expected to permit the 701, 702, 704 and 709 satellites to achieve and exceed their orbital design lives, despite any potential wheel failures.

      Our 706 and 709 satellites have experienced battery cell failures that have reduced the energy available for operating the satellites during eclipse periods when the sun is not visible to the satellites. A satellite relies on its battery power during these periods, which occur twice per year and can last up to 72 minutes per day over a period of 45 days. Additional battery cell failures could lead to the affected satellite being able to support only half of its nominal traffic load during solar eclipse periods.

      Our 801 satellite experienced an anomaly after its launch and before being put into service that resulted in damage to the satellite’s north solar array structure. The damage has limited our use of certain control equipment on the satellite and necessitated the use of thrusters for continuous attitude corrections. As described in “— Sparing; Insurance — Insurance” below, the north solar array damage reduced the orbital maneuver life of the 801 satellite and resulted in a settlement with our insurers. Although there is currently no evidence of further damage to the 801 satellite’s solar array structure, it is possible that the damaged array may not continue to perform as it has since the anomaly. In addition, the use of thrusters for continuous attitude corrections may result in premature failure, as they are not designed for this operation. We have made changes in our operation of the 801 satellite to minimize the impact on the thrusters and the satellite’s propulsion system.

      The spare attitude system processor on our 802 satellite has failed, resulting in the loss of redundancy. We have deployed a back-up system for controlling the attitude of the 802 satellite from the ground that should allow us to continue operating the satellite in the event the remaining processor fails.

      Our 901 satellite has experienced an anomaly in one of its feed horns that could result in interference among the hemispheric and zone beams that share the affected feed horn depending on how we load traffic onto the satellite. Because the impacted region is covered by other beams on the satellite and because we have no customers in the impacted region, this problem has had no impact on our operations or the availability of capacity on our 901 satellite to date.

      Our 904 satellite has experienced the failure of one of its two earth sensors, which are used by the satellite’s on-board control system to keep the satellite pointed in the proper direction. Should the second earth sensor fail, we may not be able to keep the 904 satellite pointed properly toward the earth. We are developing a ground-based system that we believe will provide adequate capability to keep the satellite pointed properly should the redundant earth sensor fail.

      See “Risk Factors” for a discussion of the impact of various technical anomalies on our business.

          Planned Satellites

      We began a nine satellite launch program in 2001. Seven of these satellites have been successfully launched. On November 21, 2002, we terminated our order for one of the satellites in our launch program due to the manufacturer’s significant postponement in the delivery date of the satellite. We expect that the remaining satellite in our launch program will be launched in the second quarter of 2004. This discussion does not give effect to the proposed acquisition of satellites and other related assets from Loral. See “Agreement to Purchase the North American Satellite Assets of Loral” for a discussion of the proposed Loral transaction. The seven satellites that we have launched and the eighth satellite to be launched in this launch program have, on average, more power, more transponders and larger coverage areas than many of our other satellites.

      By replacing satellites that have reached the end of their commercial lives with higher-powered satellites featuring enhanced technologies, we have been able both to continue providing capacity to well-established orbital locations and to offer current customers at these locations growth capacity. The added transmission power of our newer satellites allows our customers to use smaller antennas, reduce ground segment costs and use our system for an expanded variety of applications. In addition, our newer satellites have been designed with the flexibility to respond effectively to emerging or changing patterns of communications traffic. We expect to continue to replace existing satellites, as necessary, with more technologically advanced satellites that meet customer needs. We periodically conduct evaluations to determine the current and projected strategic value of our existing and any planned satellites and to guide us in redeploying satellite resources as appropriate.

      The remaining satellite in our launch program is the 10-02 satellite, which is being manufactured by EADS Astrium. We expect to launch this satellite in the second quarter of 2004 and expect to deploy it at 359.0 East longitude. We are regularly monitoring market conditions, and our satellite deployment plan changes from time to time to optimize our overall satellite system. The 10-02 satellite is designed to have 70 C-band and 36 Ku-band transponders, measured in 36 MHz equivalent units. Of the 36 Ku-band transponders, 18 transponders have been sold to Telenor. See “— Telenor Agreement” for a description of our agreement with Telenor. The actual number of usable transponders on the 10-02 satellite will depend on a number of factors, including the satellite’s operational configuration at its specified orbital location. The 10-02 satellite is expected to reach the end of its orbital design life in the second quarter of 2017. Assuming no relocation of the satellite from the orbital location to which it is initially deployed, the 10-02 satellite is expected to reach the end of its orbital maneuver life in the third quarter of 2021.

      Construction Agreement. We entered into an agreement with EADS Astrium for the manufacture of two Intelsat X series satellites, the 10-01 and 10-02 satellites. As described below, we have terminated this agreement with respect to the 10-01 satellite. Under this agreement, we are required to pay the majority of the total contract price for a satellite in the form of progress payments during the period of the satellite’s construction. The remainder of the price is payable in the form of incentive payments based on orbital performance over the design life of the satellite following launch, as well as in the form of a significant payment due only when the satellite has successfully completed in-orbit testing. Our agreement with EADS Astrium provides for price reductions or payments by the manufacturer in the event of late delivery due to the fault of the manufacturer.

      Our agreement with EADS Astrium includes provisions that enable us to terminate with or without cause. If we terminate the agreement without cause, we are subject to substantial termination liabilities that escalate with the passage of time. If we terminate for cause, we are entitled to take over any work remaining, with the manufacturer paying any additional costs. Alternatively, we can recover payments we have made if the delivery date for the satellite has been delayed by more than a specified period of time. We would also be entitled to receive additional specified damages. The risk of loss of a satellite manufactured under this agreement passes to us at launch.

      In November 2002, we notified EADS Astrium of our termination of our construction agreement with respect to the 10-01 satellite due to the manufacturer’s significant postponement in the delivery date of the satellite by more than the period of time specified in the agreement. We have not terminated the portion of our agreement with EADS Astrium relating to the 10-02 satellite. For a discussion of the impact of the termination of our order for the 10-01 satellite on our financial condition and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Termination of Our Order for the Intelsat 10-01 Satellite.”

      Our agreement with EADS Astrium gives us the option until February 2005 to order additional satellites at fixed prices identified in the agreement.

      Launch Services Agreements. We have entered into launch services agreements with Sea Launch and Lockheed Martin Commercial Launch Services for the Intelsat X series satellites. These agreements provide that we may terminate at our option, subject to the payment of specified termination fees that increase as a given launch date approaches.

      At the time we entered into our launch services agreements with Sea Launch and Lockheed Martin Commercial Launch Services, we had two Intelsat X series satellites on order. However, as indicated above, we have since terminated our order for the 10-01 satellite. In connection with the termination of our order for the 10-01 satellite, we have amended our launch services agreement with Sea Launch to provide for the launch of an unspecified future satellite. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Termination of Our Order for the Intelsat 10-01 Satellite” for a discussion of the impact of this agreement on our financial condition and results of operations. We intend to use a Proton M/Breeze M launch vehicle under our agreement with Lockheed Martin Commercial Launch Services for the launch of our 10-02 satellite.

      We have negotiated postponement terms in both agreements in order to allow for reasonable delays in the delivery of our satellites. In one of these agreements, we also have the ability to terminate the agreement if specific launch vehicle upgrade milestones are not met. In the event of a launch failure, both agreements give us the option to launch a replacement satellite at a cost specified under the agreement. See “Related Party Transactions” below for information regarding our agreement with Lockheed Martin Commercial Launch Services.

          Network Operations and Current Ground Facilities

      We control and operate each of our satellites and manage the communications services for which it is used from the time of its initial deployment through the end of its operational life. We provide most of these services from our Washington, D.C.-based satellite control center and network management center. We also provide tracking, telemetry and command services for our 23 satellites and for satellites owned by other satellite companies. We provide these services from ground facilities located around the world.

      The satellite control center is responsible for the monitoring and control of our satellite fleet 24 hours per day, 365 days per year. Utilizing sophisticated satellite command and control hardware and software, the satellite control center analyzes telemetry from our satellites in order to monitor the status and track the location of our satellites. As necessary, the satellite control center sends commands to the satellites for station-keeping maneuvers and equipment reconfigurations. Our satellite control center currently manages a complex and dynamic operations environment. It manages the daily operation of our satellites while concurrently supporting our launch schedule. We perform all of these functions from one facility, with one group of employees. Centralizing these functions enables our staff to become proficient in the management of multiple satellite series, thereby improving our operational redundancy and response times and increasing the cost-efficiency of our satellite operations.

      Our network management center is responsible for managing the communications services that we provide to our customers, and is the first point of contact for customers needing assistance in using our network. Daily tasks include monitoring customer traffic and the quality of our customer communications services. Our network management center also conducts measurements of transponder performance and transmission power and resolves interference issues and other customer concerns. The network management center coordinates satellite configuration changes and satellite transitions, as well as back-up operations for customers’ cable failures. The various monitoring systems that the network management center uses to perform these functions are in continuous, remote-controlled operation 24 hours per day. Our network management center also monitors the end-to-end services that we provide to our customers, including the terrestrial infrastructure used to provide these services.

      We also maintain a back-up operations facility a relatively short distance from our Washington, D.C. facility. This facility provides back-up emergency operational services in the event that our Washington, D.C. operations areas experience interruption. See “— Property, Plants and Equipment” for a description of this property.

      Our satellite control center and network management center use a network of ground facilities to perform their functions. This network includes six tracking, telemetry, command and monitoring, or TTC&M, stations and various other earth stations worldwide. See “— Property, Plants and Equipment” for information regarding the location of our ground network facilities.

      Due to the limitations on our activities as the IGO prior to privatization, we do not own most of the earth stations and other facilities that comprise our ground network, including four of our six primary TTC&M stations. Rather, we contract with the owners of the TTC&M stations and other facilities for the provision of certain monitoring and control services. The contracts with the owners of these four TTC&M stations have expiration dates ranging from November 30, 2005 to August 31, 2007. On November 25, 2002, we completed a transaction with COMSAT and COMSAT Digital Teleport, Inc. pursuant to which we acquired two of the six primary TTC&M stations in our ground network. See “Related Party Transactions — COMSAT Asset Purchase Agreement” for more information about this acquisition.

          Sparing; Insurance

      Both in-orbit sparing capability and insurance are important components of our risk mitigation strategy for satellite-related malfunctions. While insurance provides cash proceeds in the event of an insured loss, in-orbit sparing provides capacity to meet customers’ needs in the event of a launch failure or an in-orbit failure.

          Sparing

      We believe that the availability of spare capacity, together with the overlapping coverage areas of our satellites and flexible satellite design features described in “— Network — Our Satellites” above, are important aspects of our ability to provide reliable service to our customers. In addition, these factors would enable us to mitigate the financial impact to our operations attributable to the loss of a satellite. Our system accommodates in-orbit sparing through the use of capacity on satellites that are less than fully utilized. In addition, we sell some capacity on a preemptible basis and could preempt the use of this capacity in the event of a loss of a satellite. This approach enables us to optimize our fleet and to minimize potential revenue loss. See “Risk Factors” for a discussion of the impact of a launch or in-orbit failure on our business.

          Insurance

      Historically, and under our contract for the manufacture of our 10-02 satellite, the manufacturers of our satellites bear the risk of loss of the satellites up to launch, at which time title and risk of loss pass to us. At that point, we have generally obtained insurance for the launch and, in most cases, some limited period of time of in-orbit operations for satellites owned by us. Prior to November 2001, we generally did not obtain in-orbit insurance beyond the first year of in-orbit operations. This assumption of in-orbit operations risk was supported in part by the IGO’s ability to call capital from its owners and in part by the generally healthy operating history of the IGO’s satellites. With the manufacture of our Intelsat IV-A series of satellites beginning in the early 1970s, we began our policy of maintaining a program office at each satellite manufacturer’s site where our engineers could monitor our contractors during the construction and testing of our satellites. Since that time, 45 satellites have been placed into orbit, and we have experienced no catastrophic in-orbit loss throughout our history. Please refer to “— Network — Our Satellites — In-Orbit Satellites” above for a description of notable anomalies, losses and risks to our fleet at this time.

      We currently have insurance for the first year of in-orbit operations of our 907 satellite. The first year after launch is the period that includes the deployment and in-orbit testing of a satellite and is considered to be the time of greatest in-orbit risk. In-orbit coverage under this policy does not contain a co-insurance requirement but also does not include capitalized performance incentives for the period of in-orbit operations. If 50% or more of the satellite’s capability is lost, then we may declare a constructive total loss, and the insurers would be required to pay the full insured value and would obtain salvage in return. If the satellite is able to achieve more than 50% but less than 100% of its performance specifications, we will be entitled to a pro rata portion of the amount of the insured value.

      We also have in place an insurance policy expiring November 9, 2004 that covers the in-orbit operations of our 901, 902, 903, 904, 905 and 906 satellites. Under the terms of this policy, we chose to co-insure $150.0 million of the net book value of each covered satellite, and insurers cover the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. Our decision to assume some risk for each satellite was based in part on our favorable in-orbit experience, as described above, and in the context of our current sound financial condition. For satellites with net book values of over $150.0 million, we bear a percentage of the loss equal to the percentage of the total net book value of the applicable satellite represented by the $150.0 million that we co-insure. Coverage under this policy recognizes losses based on a satellite’s failure to perform in accordance with contractual design specifications. If 80% or more of a satellite’s capability is lost, then a constructive total loss may be declared by us, and the insurers would pay the full insured value determined as described above. If 5% or more but less than 80% of a satellite’s capability is lost, we will be entitled to a pro rata portion of the amount of the full insured value determined as described above. There are a number of customary exclusions to our coverage under this policy, as well as exclusions relating to existing anomalies. The customary exclusions are described in “Risk Factors.” The other exclusions relate to problems we have experienced on three of our satellites. See “— Network — Our Satellites — In-Orbit Satellites” above for a discussion of anomalies on our satellites.

      We do not have, and do not intend to obtain, in-orbit insurance coverage for the 16 satellites not covered under either of the insurance policies described above. These satellites individually have values of less than $150.0 million. The aggregate net book value of these 16 satellites as of September 30, 2003 was $939.4 million, which includes 5 satellites with no book value.

      As the insurance currently in place for our satellites expires, our decision to purchase additional in-orbit insurance will depend on a number of factors. These factors include the cost and availability of insurance in the market and the exclusions to coverage, if any, required by insurers. We would also consider the other terms and conditions upon which insurance is available and our historical experience with launch and in-orbit malfunctions. We may decide not to obtain any additional in-orbit insurance. Even if we decide to seek additional insurance, we may not be able to obtain additional in-orbit insurance on reasonable terms and conditions, if at all. Our current intention is to obtain launch insurance and insurance for the first year’s in-orbit operations, including some level of co-insurance, for our 10-02 satellite under construction. However, we may not be able to obtain insurance for this satellite on reasonable terms and conditions, and we may not be able to obtain insurance at all. See “Risk

Factors” for a description of the risks to our business associated with not having in-orbit or launch insurance for our satellites.

      We also have insurance in place through March 31, 2005 for losses to our 801 satellite if the cause is related to the satellite’s north solar array. On March 18, 1997, the 801 satellite was damaged, causing a reduction in the satellite’s orbital life. The IGO subsequently entered into settlement agreements with insurers in which an aggregate amount of approximately $33.0 million in compensation was agreed upon. The agreements also provided that the insurers would insure the satellite for any losses associated with the satellite’s north solar array.

      In addition to the satellite insurance described above, we currently maintain third-party liability insurance up to a limit of $300.0 million per occurrence or in the aggregate per year for damages for physical injury and property damage to third parties caused by our satellites. Our current policy expires in early June 2004.

      We do not insure against lost revenue in the event of a total or partial loss of a satellite. For additional information on insurance matters, see “Risk Factors.”

Competition

      We are a global satellite operator. Our competitors include global providers of fixed satellite services, as well as regional satellite operators. We also face significant competition from suppliers of terrestrial communications capacity. We compete with other satellite operators for both point-to-multipoint, or broadcast, services and point-to-point services. We compete with fiber optic cable operators principally for point-to-point services.

          Satellite Operators

      We compete with other large satellite operators based on several factors, including price, access, coverage, availability of service and service quality and reliability. Our largest global competitors are PanAmSat Corporation and SES GLOBAL S.A. Other competitors include Eutelsat S.A., Loral Space & Communications Ltd. and New Skies.

PanAmSat. PanAmSat Corporation operates a network of 23 geosynchronous satellites that provide global coverage primarily for video distribution services. It is a leading provider of satellite capacity for television program distribution to network and cable systems in North and South America, Africa, South Asia and the Asia-Pacific region. It also provides Internet and private data network services. PanAmSat has a particularly strong presence in North and South America.

SES GLOBAL. SES GLOBAL S.A. owns and operates a fleet of 30 geosynchronous satellites and owns minority interests in several regional satellite services providers that together operate 11 additional satellites. SES GLOBAL primarily provides cable video, broadcast video and direct-to-home video services in the North American and European markets. SES GLOBAL has a presence in Asia and Latin America due to its minority interests in regional satellite services providers, including Asia Satellite Telecommunications Holdings Limited, referred to as AsiaSat, Star One S.A., which owns and operates the BrasilSat satellite fleet in South America, and Nahuelsat in Argentina. SES GLOBAL also owns a strategic interest in Nordic Satellite A.B., which operates satellites serving Scandinavia.

Eutelsat. Eutelsat S.A. operates a fleet of 21 geosynchronous satellites primarily providing broadcast video and radio services across its core market of Europe and into parts of the Middle East, Africa, South Asia and North and South America. Eutelsat also leases capacity on three satellites operated by other companies. Eutelsat has a minority interest in HISPASAT, Spain’s national satellite operator. HISPASAT provides coverage over Spain, Portugal and Latin America, so the interest gives Eutelsat a presence in Latin America.

Loral. Loral Space & Communications Ltd. is a diversified satellite company with substantial activities in satellite manufacturing and satellite-based communications. Although its fixed satellite services operations cannot provide full global coverage, Loral Space & Communications Ltd. has entered into joint marketing arrangements with other regional and national satellite operators under the umbrella of the “Loral Global Alliance.” The Loral Global Alliance includes Loral Skynet and Satelites Mexicanos, S.A. de C.V., referred to as Satmex. Loral operates a fleet of seven geostationary satellites and provides services primarily to broadcasters. Its services are offered across North America, the Caribbean, and parts of South America and Europe. On July 15, 2003, Loral Space & Communications Ltd. and several of its subsidiaries each filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. We have entered into an asset purchase agreement with subsidiaries of Loral Space & Communications Ltd. to acquire specified satellites and other related assets in the North American region. See “Agreement to Purchase the North American Satellite Assets of Loral” for further information about the proposed transaction.

New Skies. New Skies, which was spun off from the IGO in 1998, owns a fleet of five geosynchronous satellites. New Skies offers video, voice, data and Internet communications services to a range of customers.

      While these companies offer services similar to those that we offer, all of these competitors derive a greater share of their total revenue from the provision of video services than we do. However, we believe that our long history of high-quality, reliable service and the redundancy and flexibility of our network distinguish us from our competitors. In addition, we provide substantial technical assistance to our customers in connection with the provision of our service, especially to customers in developing countries.

      We also compete with a number of regionally focused satellite operators. Some of these entities provide international connections to supplement their domestic services. In addition, a number of countries have domestic satellite systems that compete with us to some extent, although most of our business is international in scope. These regional and national operators compete with us primarily on price. In addition, some countries limit our access in order to protect their satellite systems.

      We expect consolidation in the industry to continue, resulting in more intense competition from larger competitors with global systems. See “— Industry Overview — Key Trends” and “Risk Factors” for information on the consolidation in our industry and its effect on our competitive environment.

          Fiber Optic Cables

      We have been experiencing a decline in our revenue from carrier applications in recent years due to the build-out of fiber optic cable capacity. The primary use of fiber optic cables is carrying high-volume communications traffic from point to point. The growth in the capacity of fiber optic cable on point-to-point transoceanic routes, particularly across the Atlantic Ocean, has led some services between major city hubs to migrate from satellite to fiber optic cable. For example, most voice and data traffic and video contribution traffic between major city hubs has migrated to fiber optic cable. The reduction in prices of capacity on fiber optic cables has also contributed to this migration. Because fiber capacity is available at substantially lower prices than satellite capacity for the routes for which fiber is available, most satellite companies generally do not focus on these routes. However, satellite capacity remains competitive for signals that need to be transmitted beyond the main termination points of fiber optic cables, for point-to-multipoint transmissions and for signals seeking to bypass congested terrestrial networks.

      Satellite capacity is also competitive in parts of the world where providing fiber optic cable capacity is not yet cost-effective or is physically not feasible. We believe that any competition we face from fiber optic cable companies is likely to be based primarily on price.

Regulation

      We are regulated by the U.S. Federal Communications Commission, referred to as the FCC, under the Communications Act of 1934, as amended. We also are subject to the requirements of the ORBIT Act and the export control laws, sanctions regulations and other laws and regulations of governmental entities in the countries in which we operate. In addition, we are subject to the frequency coordination process of the International Telecommunication Union’s Radio Regulations provisions.

          Regulation by the FCC

      All of our currently operating satellites are licensed in the United States. Our operation and ownership of these satellites is regulated by the FCC, the government agency with primary authority in the United States over commercial use of satellite radio communications. We currently must comply with FCC regulations with respect to obtaining and retaining our satellite licenses and avoiding harmful interference with or to other users of radio frequencies. We also must comply with other FCC regulations governing U.S.-licensed satellite systems and must obtain FCC licenses for the operation of earth stations in the United States. Our Intelsat USA License Corp. subsidiary is subject to regulation as a common carrier, as discussed in more detail below. Violations of the FCC’s rules may result in various sanctions, including fines, loss of authorizations or the denial of applications for new authorizations or the renewal of existing authorizations.

          Authorization to Launch and Operate Satellites

      The FCC will issue licenses to launch and operate satellites to satellite operators who meet its legal, technical and financial qualification requirements. The FCC requires applicants for satellite licenses, as part of the application process, to demonstrate that their proposed satellites would be compatible with the operations of adjacent satellites. The FCC expects U.S.-licensed satellite operators to coordinate with other domestic and foreign operators to avoid harmful interference, and it does not become involved unless the operators are unable to resolve their conflicts.

      On August 8, 2000, the FCC provided our Intelsat LLC subsidiary with conditional authorization to operate the IGO’s 17 C-band and Ku-band satellites existing at that time and to construct, launch and operate our planned satellites. These authorizations are conditioned on our compliance with the privatization and initial public offering requirements of the ORBIT Act, which are discussed below under “— The ORBIT Act.” These conditional authorizations provided Intelsat LLC with access to a total of 22 orbital locations and granted multiple waivers of the FCC’s technical rules to accommodate the existing design and operations of our satellite system. For example, the FCC waived its two-degree spacing requirement to allow continued operation of our existing and planned satellites at spacing greater than two degrees from non-Intelsat satellites. The FCC also waived certain financial requirements. The FCC’s waivers with respect to a particular satellite will apply for the entire term of the satellite license. However, the FCC is not required to grant additional waivers to us in connection with our future satellite applications.

      Intelsat LLC’s conditional authorizations became effective on July 18, 2001, the date on which the IGO, in connection with the privatization, transferred ownership of its 18 satellites to Intelsat LLC. This was also the date on which the IGO transferred its International Telecommunication Union network filings for 22 orbital locations associated with the operation of these satellites to the United States national registry. Pursuant to these conditional FCC licenses, and consistent with FCC rules, Intelsat LLC may use its orbital locations and satellites to provide services on a private carrier basis in the United States and internationally.

      The license term for each of our 17 satellites that were in operation on the date of the FCC’s August 8, 2000 licensing order is 15 years or end of life, whichever comes first, with the license term commencing on July 18, 2001. The license term for each of the planned satellites that were not yet in operation on August 8, 2000 is 15 years from the date that Intelsat LLC certifies to the FCC that the particular satellite has been successfully placed into orbit and that the satellite’s operations conform to the requirements of the FCC licenses.

      At the end of a license term, Intelsat LLC can request special temporary authorization to continue operating a satellite. The FCC generally grants such authorization after the expiration of the initial license term. However, such authorization is not guaranteed. Intelsat LLC can also request licenses to launch and operate replacement satellites. The FCC’s rules do not guarantee that it will grant licenses for replacement satellites. In practice, however, the FCC generally grants requests for replacement satellites. If the FCC does not issue Intelsat LLC a license to launch and operate a replacement satellite in any of its 22 orbital locations, the FCC must return the particular orbital location to the International Telecommunication Union, at which time the orbital location would become available for use by other satellite operators.

      Any changes to Intelsat LLC’s licensed satellite system require FCC approval. The FCC, at Intelsat LLC’s request, has approved modifications to Intelsat LLC’s conditional licenses to operate its in-orbit satellites and to launch and operate additional satellites in the future. The modifications to the licenses included changes in the orbital locations of certain satellites and revised orbital relocation dates for certain satellites. The FCC has also granted periodic requests by Intelsat LLC for special temporary authority to conduct in-orbit testing of newly launched satellites and to operate its licensed satellites in different orbital locations on a temporary basis. The FCC is currently considering requests by Intelsat LLC for modifications to its licenses to operate a number of satellites.

      Intelsat LLC owns and operates 23 C-band and Ku-band satellites and has plans for one additional satellite. See “— Network — Our Satellites — Planned Satellites” for a description of the planned addition to our satellite system. Intelsat LLC must construct, launch and operate this additional satellite by specified target dates, referred to as milestones. The failure to meet these milestones for a satellite will render our FCC license for that satellite null and void and could result in our losing access to the orbital location associated with that satellite. The FCC imposes these milestones on all U.S.-licensed satellite operators in order to prevent the warehousing of orbital locations. If we experience delays in meeting a milestone, we can apply to the FCC for an extension of the milestone. The FCC will generally grant an extension if the delays are due to circumstances outside of a satellite operator’s control, such as the late delivery of a satellite by a satellite manufacturer.

          Other FCC Authorizations

      Intelsat LLC holds several earth station and experimental earth station licenses associated with technical facilities located at our Washington, D.C. building and at our earth station facilities in Maryland and California.

      In connection with the assets that we acquired from COMSAT World Systems and COMSAT Digital Teleport, Inc. in November 2002, Intelsat LLC holds 36 Title III operating licenses and our Intelsat USA License Corp. subsidiary holds 32 Title II common carrier authorizations. See “Related Party Transactions — COMSAT Asset Purchase Agreement” for a description of the COMSAT transaction. As a result of this transaction, we became subject to FCC reporting and record-keeping requirements applicable to U.S. international common carriers. These requirements include traffic and revenue reporting, international circuit status reporting and international interconnected private line reporting. Other requirements we are now subject to as a result of the COMSAT acquisition are notification of, and approval for, foreign carrier affiliations and filing of contracts with international carriers. We are also required to make annual financial reports and equal employment opportunity reports. Finally, we are required to provide communications assistance for law enforcement and to maintain customer billing records for 18 months.

          FCC Fees

      We must pay FCC application fees in connection with modifying or renewing our satellite and earth station licenses and requesting additional or special temporary authority to operate satellites or earth stations. We must also pay annual regulatory fees to the FCC for our satellites, for our earth stations located in the United States and for our use of capacity over international bearer circuits. We are required to provide information to the FCC on the services that we provide to our customers. The FCC uses this information to calculate our universal service contribution or to determine that we are exempt from the contribution requirement because our contribution would be de minimis. Universal service contributions are fees paid by domestic interstate telecommunications providers to finance the availability of affordable telecommunications services to low-income consumers, high-cost and rural areas, and schools, libraries and health-care providers. There are certain limited types of domestic interstate telecommunications services, for example, services provided to the U.S. Government, that we could provide without becoming subject to universal service contributions.

          The ORBIT Act

      The stated purpose of the ORBIT Act, which entered into force in March 2000, is “to promote a fully competitive global market for satellite communication services for the benefit of consumers and providers of satellite services and equipment by fully privatizing the intergovernmental satellite organizations, INTELSAT and

Inmarsat.” In order to obtain required authorizations from the FCC and to avoid limitations on the types of services for which our capacity may be used, we must comply with certain privatization criteria in the ORBIT Act that the FCC must evaluate in considering our license and renewal applications and in connection with customer requests for authorization to use our satellite capacity to provide “non-core services” to, from or within the United States. “Non-core services” are defined in the ORBIT Act as any services other than public-switched voice telephony and occasional use television.

      The ORBIT Act sets forth specific criteria relating to the privatization of the IGO, including target dates for the privatization and requirements designed to ensure that our directors, officers and managers are independent from former Signatories and intergovernmental organizations. On May 29, 2001, the FCC issued an order finding that the IGO’s privatization plan met the ORBIT Act’s criteria for ensuring a pro-competitive privatization.

      The ORBIT Act also requires us to conduct an initial public offering of equity securities by December 31, 2003, which deadline may be extended by the FCC to June 30, 2004. We have submitted to the FCC a request for an extension of the deadline to June 30, 2004 that is currently pending before the FCC. EchoStar Satellite Corporation filed comments seeking denial of our request, and we have filed a response. On October 28, 2003, EchoStar Satellite Corporation filed a letter with the FCC stating that its comments were withdrawn. The June 30, 2004 deadline cannot be further extended unless the ORBIT Act is amended.

      The criteria imposed by the ORBIT Act for our initial public equity offering include that the offering “substantially dilute” the aggregate ownership in our company of former Signatories of the IGO. The ORBIT Act does not provide the FCC with any specific guidance as to what would constitute a substantial dilution. However, the ORBIT Act specifies that the FCC, in determining whether the initial public equity offering attains substantial dilution, shall take into account the purposes and intent, privatization criteria and other provisions of the ORBIT Act, as well as market conditions. The FCC has interpreted the substantial dilution requirement of the ORBIT Act in the case of New Skies’ initial public offering. The FCC determined that New Skies’ initial public offering of 30,120,000 shares, which amounted to 23% of New Skies’ total issued share capital, was a substantial dilution of New Skies’ former Signatory ownership in view of market conditions existing at that time. Other factors cited by the FCC in determining that the New Skies initial public offering achieved substantial dilution include that 6.3% of New Skies’ shares were held by non-Signatories before the offering and that 84% of New Skies’ non-public shareholders each held less than 0.5% of New Skies’ outstanding shares.

      In addition, the ORBIT Act requires that our shares be listed for trading on one or more major stock exchanges with transparent and effective securities regulations. The ORBIT Act also requires that we have a fiduciary board of directors. Within 30 days after our initial public equity offering, we must file information with the FCC demonstrating that the offering complied with these ORBIT Act requirements.

      The FCC has the authority to determine whether we are in compliance with the ORBIT Act’s requirements. The FCC has indicated that it will make a determination as to whether our initial public equity offering complies with the ORBIT Act following our offering. If the FCC makes a determination that we have privatized in accordance with the criteria set forth in the ORBIT Act, including the criteria relating to our initial public equity offering, Intelsat LLC’s satellite authorizations will no longer be conditional 30 days after the date of the FCC’s order, provided no petitions for administrative or judicial reconsideration or review of the order are filed. If the FCC determines that we have failed to privatize in accordance with the criteria set forth in the ORBIT Act, including the criteria relating to our initial public equity offering, the ORBIT Act directs the FCC to limit through conditions or deny our applications for satellite licenses or the renewal of these licenses and to limit or revoke previous authorizations to use our capacity for non-core services, as defined above, to, from or within the United States. The imposition of these restrictions would limit the use of our capacity for services such as Internet access and high-speed data and video transmission, each of which is a key service application in terms of our revenue and is part of our strategy to grow our business. See “Risk Factors” for a discussion of the risks associated with a determination by the FCC that we are not in compliance with the ORBIT Act.

          U.S. Export Control Requirements

      As a company with subsidiaries located in the United States, we must comply with U.S. export control laws, specifically the Arms Export Control Act and the Export Administration Act, in the operation of our business.

The export of satellites, satellite hardware, defense services and technical information relating to satellites to non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, employees and other non-U.S. persons is regulated by the U.S. Department of State’s Office of Defense Trade Controls under the International Traffic in Arms Regulations. Many of our contracts for the manufacture, launch, operation and insurance of our satellites involve the export to non-U.S. persons of technical data or hardware regulated by the International Traffic in Arms Regulations. For example, our contract with EADS Astrium for the manufacture of the 10-02 satellite is regulated by the International Traffic in Arms Regulations. Our U.S. subsidiaries were required to obtain specific authorizations from the Office of Defense Trade Controls in order for work to proceed under this contract. Our U.S. subsidiaries have obtained all of the specific Office of Defense Trade Controls authorizations currently needed in order to fulfill their obligations under their contracts with non-U.S. entities. If these subsidiaries have difficulty in obtaining needed authorizations from the Office of Defense Trade Controls in the future, or if the Office of Defense Trade Controls decides to revoke any of the authorizations that it has granted, our business could be negatively affected.

      Because of our history as a public international organization, many of our employees are non-U.S. nationals. Our provision of technical information relating to our satellites to these non-U.S. national employees is also regulated by the International Traffic in Arms Regulations. We have obtained a license from the Office of Defense Trade Controls to allow most of our non-U.S. national employees access to our technical information that is controlled under the International Traffic in Arms Regulations. If we do not properly manage our internal compliance or if one of our foreign national employees were to violate applicable laws or regulations, our business could be adversely affected and we could be exposed to civil and criminal liability.

      Because Intelsat, Ltd. is based in Bermuda and because our upcoming satellite launch is scheduled to take place outside of the United States, some of our suppliers located in the United States must also comply with U.S. export control laws in order to provide to us technical data or hardware regulated by the International Traffic in Arms Regulations. As a result, our business could also be negatively affected if any of these contract counterparties cannot obtain needed authorizations from the Office of Defense Trade Controls or if they violate U.S. export control laws or regulations during the contract term.

      The U.S. Department of Commerce’s Bureau of Industry and Security, formerly the Bureau of Export Administration, also regulates some of our activities under the Export Administration Act. The Bureau regulates our export of equipment to earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our TTC&M earth station facilities in a timely manner in order to facilitate the shipment of this equipment when needed.

          U.S. Authorizations to Serve Embargoed Countries

      With U.S. subsidiaries subject to U.S. laws, we cannot provide services to countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from the U.S. Department of the Treasury’s Office of Foreign Assets Control. The Office of Foreign Assets Control has granted our U.S. subsidiaries the authorizations needed to provide space segment capacity and related administrative services to U.S.-sanctioned countries. However, these licenses are strictly limited and do not authorize our U.S. subsidiaries to provide telecommunications services directly to end users in these countries. The provision of these services would require separate authorizations from the Office of Foreign Assets Control.

          U.K. Regulation

      The United Kingdom is the licensing jurisdiction for our orbital registrations in the Ka-band and in the spectrum allocated for BSS in the applicable International Telecommunication Union plans. We currently have filings for Ka-band orbital locations and BSS orbital locations. We currently do not operate any satellites in the Ka-band, nor will our satellite currently under construction be operated in this band. We currently use BSS on one of our satellites to provide fixed satellite services. Satellite operators in the United Kingdom are regulated by the U.K. Department of Trade and Industry and by the Radiocommunications Agency, an executive agency of the Department of Trade and Industry. The Radiocommunications Agency has reserved our Ka-band and BSS orbital registrations for our benefit and use and has indicated that the existing satellite class licenses held by the IGO before privatization continue to apply to us after privatization.

          Regulation by Other Countries

      As a provider of satellite capacity in over 200 countries and territories, we are subject to the national communications and broadcasting laws and regulations of many countries. Most countries that we serve do not impose licensing requirements on satellite capacity providers, although we are required to obtain various forms of written authorization in many cases. In some countries, however, a license is required to provide satellite capacity. We have obtained these licenses in all countries requiring such a license in which we provide satellite capacity.

      Many countries have liberalized their regulations to permit multiple entities to seek licenses to provide voice, data or video services. They also increasingly permit multiple entities to seek licenses to own and operate earth station equipment and to choose their provider of satellite capacity. We believe that this trend should continue due to commitments by many World Trade Organization members, in the context of the WTO Agreement on Basic Telecommunications Services, to open their satellite markets to competition. Most countries allow authorized telecommunications providers to own their own transmission facilities and to purchase satellite capacity without restriction, facilitating customer access to our services.

      Other countries, however, have maintained strict monopoly regimes or otherwise regulate the provision of our services. In these countries, a single entity, often the government-owned posts, telephone and telegraph authority, may hold a monopoly on the ownership and operation of telecommunications facilities or on the provision of communications or broadcasting services to, from or within the country, including via satellite. As a result, end users may be required to access our services through this monopoly entity. In order to provide services in these countries, we may need to negotiate an operating agreement with that monopoly entity that covers the types of services to be offered by each party, the contractual terms for service and each party’s rates.

      As we expand into new service offerings beyond providing satellite capacity, we may need to obtain additional licenses and authorizations. Depending on the type of service provided and the extent to which we own and operate our own ground network infrastructure, the type of authorization needed, if any, will vary. As we have developed our global communications network and expanded our service offerings, we believe we have identified and complied with all of the regulatory requirements applicable to us.

      Notwithstanding the wide variety of regulatory regimes existing in the over 200 countries and territories to which we provide our services, we believe that we comply in all material respects with all applicable laws and regulations governing our operations.

          International Telecommunication Union Regulation

      Our use of our orbital locations is subject to the frequency coordination and registration process of the International Telecommunication Union. In order to protect satellite systems from harmful radio frequency interference from other satellite systems, the International Telecommunication Union maintains a Master International Frequency Register of radio frequency assignments and their associated orbital locations. Each International Telecommunication Union notifying administration is required by treaty to give notice of, coordinate and register its proposed use of radio frequency assignments and associated orbital locations with the International Telecommunication Union’s Radiocommunication Bureau. In our case, the U.S. Government has responsibility for filing and coordinating our C-band and Ku-band orbital locations with the International Telecommunication Union’s Radiocommunication Bureau and the national administrations of other countries. The government of the United Kingdom has responsibility for filing and coordinating our Ka-band and BSS orbital locations.

      When the coordination process is completed, the International Telecommunication Union formally notifies all proposed users of the frequencies and orbital location in order to protect the registered user of the orbital location from subsequent or nonconforming interfering uses by other nations. The International Telecommunication Union’s Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms. The Radio Regulations’ arbitration procedure is voluntary and neither the International

Telecommunication Union specifically, nor international law generally, provides clear remedies if this voluntary process fails. Only nations have full standing as International Telecommunication Union members. Therefore, we must rely on the governments of the United States and the United Kingdom to represent our interests before the International Telecommunication Union, including obtaining new rights to use orbital locations and resolving disputes relating to the International Telecommunication Union’s rules and procedures.

Certain Customer Service Agreements

      Our Intelsat Global Sales subsidiary is the contracting party for most of our customer service agreements. For regulatory reasons, our Brazilian customers contract with Intelsat Brasil Ltda., a Brazilian subsidiary. Our U.S. customers enter into agreements with certain of our U.S. subsidiaries. References to “our,” “we” and “us” below in our discussion of our service agreements are to the Intelsat entities that are the actual contracting parties to the service agreements.

      Our customers obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. These agreements offer different service commitment types, including lease and channel and carrier service commitments. For a breakdown of our telecommunications revenue by service commitment type, see “— Our Customers and the Service Applications Supported by Our Network.” We also now offer our customers integrated global connectivity services and commercial broadband services. See “— Our Strategy — Sustain and Grow Our Core Voice and Data Business” and “— Our Strategy — Position for Growth in Related Businesses” above for a discussion of our strategies with respect to integrated global connectivity and broadband access services.

      Lease service commitments are commitments by our customers to lease capacity on particular designated transponders according to specified technical and commercial terms. Channel and carrier service commitments are commitments by our customers to purchase an overall amount or level of service for a longer-term period, without committing themselves to particular designated transponders for specified terms within that period. The technical terms of satellite capacity ordered as a channel and carrier service commitment are not specially tailored to the customer. Rather, we offer channel and carrier service commitments to our customers “off the shelf” and they are considered “managed services.” Both lease service commitments and channel and carrier service commitments can be as short as one day or as long as fifteen years.

      Most customer service commitments entered into prior to our privatization were transferred to us from the IGO pursuant to novation agreements. Since the privatization, our customers order services from us pursuant to master service agreements. The novation agreements and the master service agreements entered into with our customers in connection with the privatization contain provisions that restrict certain aspects of our business. These provisions and certain other terms and conditions of the agreements entered into in connection with our privatization are described below. Following our privatization, we have entered into master service agreements that do not contain these types of restrictions.

          Novation Agreements

      Each novation agreement sets forth the terms and conditions upon which the service commitments entered into prior to the privatization will be provided. The same form of novation agreement was offered to all of the IGO’s customers. Accordingly, the same set of terms and conditions generally applies to all customer service commitments transferred by the IGO pursuant to a novation agreement. A majority of the outstanding customer commitments that are represented in our September 30, 2003 backlog are covered by novation agreements and, therefore, are either MFC- or LCO-protected. The principal terms and conditions of the novation agreements are described below.

          Most Favored Customer Protection

      Customer commitments covered by a novation agreement are eligible either for MFC protection for up to 5 years after July 18, 2001 or for LCO protection for up to 12 years after that date, as described further below. Subject to limited exceptions and a materiality threshold of 5%, MFC protection entitles the customer to the lowest rate on like terms that we charge after July 18, 2001 for satellite capacity having the same or comparable nine contract parameters, including service term and bandwidth. As of September 30, 2003, our MFC terms had resulted in total reductions in our backlog of less than $200,000. If it is determined that we have not complied with our MFC protection obligations, we would have to offer the customer service at the applicable rate on like terms. If the customer accepts this offer, we would have to credit the customer for any overcharge, including interest, and also pay a penalty of 20% of the amount overcharged, plus interest. See “Risk Factors” for a description of the risks to our business relating to our obligation to provide MFC protection.

          Lifeline Connectivity Obligation Contracts

      In connection with our privatization, customers that novated service commitments and that met specified eligibility criteria had the option of entering into LCO contracts with Intelsat Global Sales. A customer that has entered into an LCO contract with us with respect to a particular service commitment is not simultaneously entitled to MFC protection with respect to that commitment.

      An LCO contract provides price and capacity protection for a covered service commitment until the earlier of the commitment’s expiration, if not renewed by the customer, or July 18, 2013. See “Risk Factors” for a description of the risks to our business associated with our obligation to provide LCO protection. The LCO contract provides the customer with the right to renew an LCO service commitment at a price no higher than the price charged for that service on the privatization date. LCO customers may continue to renew their service commitments until July 18, 2013. LCO customers may choose to terminate their LCO protection at any time before July 18, 2013, in which case their novated commitments could benefit from the MFC protections of the novation agreement if the LCO protection was terminated prior to July 18, 2006. Our customers cannot elect to receive LCO protection on contracts effective after the privatization date, except in limited circumstances.

      The LCO contract obligates us, in some circumstances, to reduce the prices we charge for covered service commitments. On each anniversary of the privatization date until July 18, 2013, we are obligated to compare the cumulative price increases and decreases of our non-LCO protected service commitments against a pricing index determined in accordance with the LCO contract, which is based on prices charged for specified service commitments. If the weighted average price charged to non-LCO customers for these specified service commitments decreases by a cumulative amount of 15% or more, the LCO contract obligates us to reduce the prices for LCO-protected service commitments by the same percentage. There had been no price reductions for LCO-protected service commitments as of September 30, 2003, and we currently expect that any future price reductions will not have a material impact on our backlog.

      Pursuant to an agreement that we entered into with the ITSO in connection with the privatization, known as the Public Services Agreement, the ITSO monitors our implementation of these LCO protections. Under the Public Services Agreement, we are obligated to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access. Global coverage and connectivity refers to the principle that our satellite system should provide the maximum coverage of the earth available from satellites in geostationary orbit. It also refers to the principle that our satellite system should have sufficient interconnection capabilities to make communication possible within and between all five International Telecommunication Union regions. These regions are Africa, Asia, Europe, North America and South America. Lifeline connectivity refers to the principle that we should make our satellite system available at protected price levels to users in low income countries, countries with low teledensity and other countries that are dependent on our satellite system for access to international telecommunications services. Non-discriminatory access refers to the principle that all entities should have a fair and equal opportunity to access our satellite system. We are also required by our bye-laws to provide our services in a manner consistent with these core principles and to honor our obligations under the LCO contracts.

          Distribution Agreements

      In connection with the privatization, we entered into non-exclusive service distribution agreements with many of our customers. The distribution agreement is a master agreement that gives customers the right to order capacity, subject to availability, on the terms and conditions set forth in the agreement. The distribution agreement authorizes our customers to act as distributors of our services. Each distribution agreement provides for an initial term of five years and may be renewed at the customer’s option for an additional five years.

          Retail Business Requirement

      The distribution agreement restricts the manner in which we can engage in some types of retail activities during the initial five-year term of the agreement. We are required to engage in these types of retail activities only through a separate business division of our company. This separate retail business division must maintain an arm’s-length relationship with us. We may not provide satellite capacity to our retail business division on terms and conditions more favorable than those made available to our distributor customers for comparable services. However, no restrictions apply to activities that are required in order to develop a service that will be made available to our distributor customers on a non-discriminatory basis. See “Risk Factors” for a description of the risks to our business associated with the retail business requirements of the distribution agreement.

          Non-Discrimination Provision

      The distribution agreements require us to treat all similarly situated distributors of the company in a non-discriminatory fashion with respect to our services, subject to commercial considerations and applicable laws and regulations. We are required to provide all of our distributor customers with comparable opportunities to distribute our services on a non-exclusive basis and to distribute services in any geographic region. We are also required to provide our distributor customers with comparable opportunities to participate with us in promotional and cooperative marketing activities and with comparable access to our information and support services. If we establish a separate retail business division, we are required to treat it in the same way as any other distributor customer for the purposes of these non-discrimination principles. If we choose to offer new types of services in the future utilizing C-band or Ku-band transponders in addition to the types of services that we currently offer, we must offer all of our distributor customers the opportunity to distribute these services in accordance with the general terms and conditions of the distribution agreements. See “Risk Factors” for a description of the risks to our business associated with the non-discrimination principles of the distribution agreement.

Employees

      As of December 31, 2002, we and our subsidiaries had a total of 905 employees. These employees consisted of:

•	235 employees in sales and marketing;

•	458 employees in engineering and operations; and

•	212 employees in finance, strategy and business development, and other administrative functions.

      As of December 31, 2002, approximately 858 of our employees were located in the United States, 23 were located in London, England and 6 were located in Bermuda. The remainder of our employees were in various other locations around the world.

      As of December 31, 2001, we and our subsidiaries had a total of 875 employees. These employees consisted of:

•	224 employees in sales and marketing;

•	429 employees in engineering and operations; and

•	222 employees in finance, strategy and business development and other administrative functions.

      As of December 31, 2001, approximately 828 of our employees were located in the United States, 16 were located in London, England and 6 were located in Bermuda. The remainder of our employees were in various other locations around the world.

      As of December 31, 2000, our predecessor, the IGO, had a total of 792 employees.

      On October 9, 2001, we reduced our staff by 105 employees, or approximately 11%, reflecting the elimination of positions that were no longer required after our privatization. We also reorganized some areas of our business to streamline our operations. The number of employees described above as of December 31, 2001 reflects this workforce reduction.

      Effective December 3, 2002, we reduced our staff by 130 employees, or approximately 12%, reflecting the reorganization of our business to streamline operations in response to market and industry conditions. The number of employees described above as of December 31, 2002 reflects this reduction.

      We believe our relations with our employees are good. None of our employees is represented by a union or covered by a collective bargaining agreement.

Property, Plants and Equipment

      Most of our employees and our satellite operations and control facilities are located in Washington, D.C. Our Intelsat Global Service Corporation subsidiary owns the building in Washington, D.C. in which our satellite operations and control facilities are located. However, Intelsat Global Service Corporation leases the land underlying the building from the U.S. Government pursuant to a 99-year lease. Our lease with the U.S. Government expires in 2081 and at that time we have the option to renew the lease for an additional 99-year term. Rental payments under the land lease, which are calculated pursuant to a formula based on the appraised value of the land, are approximately $449,000 per year. We must also pay an additional annual management and parking fee of approximately $265,000 to the U.S. Government.

      We have an option to purchase the land underlying the building that may be exercised on or after July 18, 2005, provided that the U.S. Congress authorizes legislation to enable the conveyance of the land to us. The option price to purchase the land underlying the building is equal to the appraised value of the land at the time we exercise the option, less approximately $8.5 million in payments that we have already made to the U.S. Government under our land lease and the amount of all additional rental payments that we make to the U.S. Government in the future. The appraised value of the land as of November 2000 was $27.0 million. The appraised value of the land used to calculate the option price is capped at $30.0 million if we exercise our option prior to July 18, 2007. The building has approximately 917,000 gross square feet, of which approximately 546,500 square feet houses office space, our network management center and our satellite control center. As described under “— Network — Network Operations and Current Ground Facilities,” our network management center is responsible for managing customer communications services and our satellite control center is responsible for operating our satellite fleet. The building also houses the majority of our sales and marketing support staff and other administrative personnel. As of September 15, 2003, approximately 85% of our employees work in the building. We also lease approximately 25,000 square feet of additional office space at another location in Washington, D.C.

      We use a worldwide ground network to operate our satellite fleet and to manage the communications services that we provide to our customers. This network is comprised of 31 earth station facilities, including six primary earth stations that perform TTC&M services, located around the world. Our network also consists of the communications links that connect the earth stations to our satellite control center located at our Washington, D.C. building and to our back-up operations facility.

      The six TTC&M earth stations in our ground network are located in Australia, China, Germany, Italy and two U.S. locations — Maryland and Hawaii. In November 2002, we acquired the two U.S. earth stations from COMSAT. We have also entered into a contract for a TT&C station in the Republic of Korea. We expect that KT Corporation will begin providing TT&C services under the contract in the fourth quarter of 2003. KT Corporation is currently working on upgrades to the facilities to prepare them to provide the services required under the contract. We expect to terminate TT&C operations in China once the KT Corporation facilities are operational. We have also entered into a contract for TT&C services from a facility in South Africa using an antenna to be owned by us. This antenna is currently under construction, and we expect TT&C services from South Africa to begin in the first quarter of 2004. Other earth stations in our ground network include earth stations located in Argentina, Australia, Bahrain, the Caribbean, China, Colombia, Costa Rica, Germany, India, Italy, Russia, South Africa, Tahiti, the United Arab Emirates and other U.S. locations.

      In addition to our satellite fleet and related ground network, we own four teleports, three of which are in the United States and one of which is in Germany. We also lease teleport services at a fifth teleport in China. We have also established points of presence connected by leased fiber at key traffic exchange points around the world, including Los Angeles, New York, Hong Kong, Frankfurt and London. We lease our facilities at these traffic exchange points. We use our teleports and points of presence in combination with our satellite network to provide our customers with integrated and end-to-end services.

      In January 2003, we purchased 55 acres of unimproved land a relatively short distance from our Washington, D.C. facility, upon which we have constructed an approximately 39,000 square foot facility that includes a back-up facility and data center and a teleport with six antennas. The cost of this construction was approximately $28 million, and we may in the future build out additional facilities at this location. We use the back-up facility and data center as back-up for our satellite operations, and also plan to use the facility for other business operations. We plan to use the teleport facilities and antennas for the provision of our GlobalConnexSM Solutions services. We have also leased approximately 18,000 square feet of office space and 9,300 square feet of storage space at this location. We lease office space in Hamilton, Bermuda and in London, England. Our Bermuda office was established in 2001 and serves as the headquarters for Intelsat, Ltd. and Intelsat Bermuda. Our London office was significantly expanded in 2001 to become the center of our sales and marketing subsidiary, Intelsat Global Sales. Our London office houses the employees of Intelsat Global Sales and functions as our global sales headquarters. We also lease office space in Australia, Brazil, China, France, Germany, India, Singapore, South Africa and the United Arab Emirates for our local sales and marketing support offices.

Legal Proceedings

      There are no pending or threatened material legal actions against us. We are subject to litigation in the normal course of business, but we do not believe that the resolution of any pending proceedings will have a material impact on our financial position or profitability.

MANAGEMENT

Executive Officers and Directors

      Set forth below is information concerning our executive officers and directors:

Name	Age	Position	Class

Conny Kullman	53	Chief Executive Officer, Intelsat, Ltd.; Director	1
Joseph Corbett	44	Executive Vice President and Chief Financial Officer, Intelsat, Ltd.
Ramu Potarazu	42	Chief Operating Officer, Intelsat, Ltd.; President, Intelsat (Bermuda), Ltd.; Managing Director, Intelsat Global Sales & Marketing Ltd.
Kevin Mulloy	45	President, Intelsat Global Service Corporation
David Meltzer	43	General Counsel and Senior Vice President for Regulatory Affairs, Intelsat Global Service Corporation
Tony Trujillo, Jr.	46	Senior Vice President and Chief Administrative Officer, Intelsat Global Service Corporation
Noah Asher	41	Vice President, Finance, Intelsat Global Service Corporation
Ken Bianchi	46	Vice President and Controller, Intelsat Global Service Corporation
G. Randall Bonney, Jr.	49	Treasurer, Intelsat Global Service Corporation
John Sponyoe	64	Director and Chairman	3
Carlos Adamo	59	Director	3
Fabiola Arredondo	36	Director	3
William Boardman	62	Director	3
Brian Dailey	52	Director	3
Didier Delepine	56	Director	2
Herbert Fiuza	67	Director	1
Hans Fjøsne	64	Director	1
Gary Howard	52	Director	1
Boon Hwee Koh	53	Director	2
Cheikh-Tidiane Mbaye	47	Director	2
Ken Miller	60	Director	2
Philippe-Olivier Rousseau	47	Director	1
Robin Turner	60	Director	2
Christopher Vonwiller	60	Director	1

      A brief biography of each executive officer and director follows:

      Mr. Kullman has been Chief Executive Officer and a director of Intelsat, Ltd. since July 2001, and was Chief Executive Officer of the IGO from October 1998 to July 2001. He has been a director of Galaxy Satellite Broadcasting Limited and Galaxy Satellite TV Holdings Limited since February 2003 and a director of U.S. Friends of Chalmers University of Technology, Inc. since April 2002. Mr. Kullman previously served as Vice President of Operations and Engineering of the IGO from December 1997 to October 1998, Vice President of Operations of the IGO from April 1996 to December 1997, Vice President and Chief Information Officer of the IGO from September 1994 to April 1996, Director of Operations Plans/ Sales Operation of the IGO from July

1992 to September 1994, Director of Systems Operation of the IGO from August 1990 to July 1992 and a systems engineer for the IGO from August 1983 to August 1990. Mr. Kullman’s business address is North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Mr. Corbett has been Executive Vice President and Chief Financial Officer of Intelsat, Ltd. since September 2001, Chief Financial Officer of Intelsat, Ltd. from July 2001 to September 2001 and Vice President of Finance and Chief Financial Officer of the IGO from March 1999 to July 2001. He served as Acting Vice President of Finance of the IGO from October 1998 to March 1999 and as Controller of the IGO from March 1995 to October 1998. Prior to that time, he served in senior manager positions at NVR, Inc. and KPMG Peat Marwick. Mr. Corbett is currently a director of WildBlue. Mr. Corbett’s business address is North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Mr. Potarazu has been Chief Operating Officer of Intelsat, Ltd., President of Intelsat (Bermuda), Ltd. and Managing Director of Intelsat Global Sales & Marketing Ltd. since March 2003. He previously served as President and Chief Operating Officer of Intelsat Global Service Corporation from July 2001 to March 2003; Vice President, Global Operations and Chief Technical Officer of the IGO from November 2000 to July 2001; Vice President, Commercial Restructuring of the IGO from December 1999 to November 2000; Vice President, Operations and Chief Information Officer of the IGO from December 1998 to December 1999; Director of Information Systems of the IGO from April 1996 to December 1998; and Manager of Business Systems of the IGO from July 1995 to April 1996 and was a satellite software engineer for the IGO from May 1990 to July 1995. Prior to that time, Mr. Potarazu served in a senior technical consultant role with Contel Business Networks, Inc. Mr. Potarazu is currently a director of WildBlue. Mr. Potarazu’s business address is North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Mr. Mulloy has been President of Intelsat Global Service Corporation since March 2003. He previously served as Senior Vice President, Strategy and Business Development of Intelsat Global Service Corporation from September 2001 to March 2003; Vice President, Strategy and Business Development of Intelsat Global Service Corporation from July 2001 to September 2001; and Vice President, Strategy and Business Development of the IGO from May 2001 to July 2001. Prior to joining Intelsat Global Service Corporation, Mr. Mulloy was a partner at McKinsey & Company, Inc. from April 1996 to April 2001. Mr. Mulloy’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Meltzer has been General Counsel and Senior Vice President for Regulatory Affairs of Intelsat Global Service Corporation since October 2001. He previously served as Senior Vice President and General Counsel of Intelsat Global Service Corporation from September 2001 to October 2001; Vice President and General Counsel of Intelsat Global Service Corporation from July 2001 to September 2001; Vice President and General Counsel of the IGO from September 2000 to July 2001; Acting General Counsel of the IGO from December 1999 to September 2000; Senior Director for Corporate Restructuring of the IGO from February 1999 to December 1999; Director of Procurement of the IGO from February 1997 to February 1999 and was a lawyer in the Office of the General Counsel of the IGO from February 1989 to February 1997. Prior to joining the IGO, he was an attorney in private practice. Mr. Meltzer’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Trujillo has been Senior Vice President and Chief Administrative Officer of Intelsat Global Service Corporation since March 2003. He previously served as Senior Vice President, Corporate Services of Intelsat Global Service Corporation from September 2001 to March 2003; Acting Vice President, Corporate Services of Intelsat Global Service Corporation from June 2001 to September 2001; Senior Director of the Corporate Communications and Government Affairs Department of the IGO from December 2000 to June 2001; and Director of Corporate Communications of the IGO from June 1997 to December 2000. Mr. Trujillo’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Asher has been Vice President, Finance of Intelsat Global Service Corporation since August 2002. Prior to joining Intelsat Global Service Corporation, Mr. Asher was Vice President, Finance at America Online Inc. from January 2001 through August 2002. He was Chief Financial Officer for RMH Teleservices, Inc. from February 1999 to January 2001. Mr. Asher was Vice President, Latin America Operations at Bell Atlantic International Wireless from September 1996 to February 1999. Mr. Asher’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Bianchi has been Vice President and Controller of Intelsat Global Service Corporation since April 2002. Mr. Bianchi has tendered his resignation as Vice President and Controller of Intelsat Global Service Corporation but currently intends to remain in this position until his successor has been appointed. He previously served as Controller of the IGO and Intelsat Global Service Corporation from November 1999 to April 2002. Prior to joining the IGO, Mr. Bianchi was Deputy Director of Audit at Computer Sciences Corporation from August 1996 to September 1999. Mr. Bianchi’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Bonney has been Treasurer of Intelsat Global Service Corporation since July 2001. He previously served as Treasurer of the IGO from June 1997 to July 2001, Head of Treasury Operations of the IGO from July 1995 to May 1997 and Assistant Treasurer of the IGO from October 1992 to June 1995. Mr. Bonney’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

      Mr. Sponyoe has been a consultant to Lockheed Martin Corporation since February 2002. He previously served as Chief Executive Officer of Lockheed Martin Global Telecommunications from August 1998 to February 2002, and was President of Lockheed Martin Electronics Platform Integration Group from April 1997 to July 1998. Mr. Sponyoe’s business address is c/o Intelsat, Ltd., North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Mr. Adamo has been Partner, Proyecto Carlos Pellegrini S.A. since February 1999, and Partner, Merchant Bankers Asociados S.A. since May 2002. He was Executive Director of Argencard S.A. from April 1996 to December 1999. He is a director of Merchant Bankers Asociados S.A., America Latina Logística S.A. and Proyecto Carlos Pellegrini S.A. He is the President of the Universidad de San Andrés, Argentina. Mr. Adamo’s business address is Carlos Pellegrini, 1427, 3rd Floor, 1011 Buenos Aires, Argentina.

      Ms. Arredondo has been Managing Partner of FRA Holdings LLC since November 2001 and was previously Managing Director of Yahoo! Europe from 1997 to 2001. She is a director of Bankinter SA and the BOC Group plc and is a Board Trustee of the World Wildlife Fund UK. Ms. Arredondo’s business address is FRA Holdings LLC, 35 Field Point Circle, Greenwich, Connecticut 06830, United States.

      Mr. Boardman was Vice Chairman and Director of Bank One, and Chairman and Chief Executive Officer of First USA, Inc., from October 1999 to March 2001. From November 1984 until October 1999 he held various officer positions within Bank One. Mr. Boardman is Chairman of the Board of Visa International, a director and former Chairman of Visa USA, a director of Checkfree Holdings Corporation, a director of Ohio Casualty Group and Senior Advisor to Goldman Sachs Group. Mr. Boardman’s business address is c/o Intelsat, Ltd., North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Mr. Delepine was President and Chief Executive Officer and Chairman of the Management Board of Equant N.V. from January 1998 to July 2003, and was President and Chief Executive Officer of Equant Network Services from 1995 through 1997. Mr. Delepine’s business address is c/o Intelsat, Ltd., North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

      Dr. Dailey has been Senior Vice President of Washington Operations for Lockheed Martin Corporation since August 1999, and was Vice President and Chief Operating Officer for Lockheed Martin Global Telecommunications from August 1998 to August 1999, Vice President of Strategic Development for Lockheed Martin Corporation from May 1997 to August 1998, and Vice President of Business Development for Lockheed Martin Space and Strategic Missiles from April 1994 to May 1997. Dr. Dailey is currently a director of International Launch Services and Lockheed-Khrunichev-Energia International, Inc. Dr. Dailey’s business address is Lockheed Martin Corporation, 1725 Jefferson Davis Highway, Crystal Square 2, Suite 300, Arlington, Virginia 22202, United States.

      Mr. Fiuza has been a consultant for SKY Brasil Servicos Ltda. since May 1999, and was a consultant for Distel Holding SA from May 1999 to February 2003, Director of Technology of Globo Cabo S.A. from September 1996 to May 1999 and Director of Technology of Net Brasil from July 1994 to September 1996. Mr. Fiuza’s business address is SKY Brasil Servicos Ltda., Rua Itapirú 1209, 5th Floor, Rio de Janeiro-RJ 20251-032, Brazil.

      Dr. Fjøsne has been Chief Technical Officer of Telenor Broadcast, formerly Telenor Plus, since January 2002 and of Telenor Broadband Services A.S. from January 2000 to December 2001. He is also a director of Telenor Satellite Broadcasting. He was Director of Strategy and Technology for Telenor Satellite Services A.S. from September 1996 to December 1999 and Director for Satellite Broadcasting for Telenor Satellite Services A.S. from July 1993 to September 1996. Dr. Fjøsne’s business address is Telenor Broadcast, Snaroyveien 30, No-1331, Fornebu, Norway.

      Mr. Howard has served as Executive Vice President, Chief Operating Officer and a director of Liberty Media Corporation since July 1998. Mr. Howard has announced his intention to retire from each of the positions of Executive Vice President and Chief Operating Officer effective February 2004. Mr. Howard served as Chief Executive Officer of Liberty Satellite & Technology, Inc. from December 1996 until April 2000. Mr. Howard also served as Executive Vice President of Tele-Communications, Inc. (TCI) from December 1997 to March 1999; as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999; and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard is a director of Ascent Media Group, Inc., SpectraSite, Inc. and UnitedGlobalCom, Inc. Mr. Howard serves as Chairman of the Board of Liberty Satellite & Technology, Inc., On Command Corporation and WildBlue Communications, Inc. Mr. Howard’s business address is Liberty Media Corporation, 12300 Liberty Blvd., Englewood, Colorado 80112, United States.

      Mr. Koh is Executive Director of Mediaring Ltd. He has served as Chairman of Singapore Airlines since July 2001 and as director since March 2001. Mr. Koh is also a director of BroadVision, Inc., Innovalues Precision Ltd. and Norelco Centreline Holdings Ltd. He was previously Chairman of Singapore Telecommunications Ltd. from 1986 to 2001, Chairman of Omni Industries Ltd. from 1996 to 2001, Chairman of Internet Technology Group Ltd. from 2000 to 2001 and Executive Chairman of the Wuthelam Group of Companies from 1991 to 2000. Mr. Koh’s business address is c/o Wuthelam Holdings Pte Ltd., 1 Kim Seng Promenade, #10-06 Great World City East Tower, Singapore 237994.

      Mr. Mbaye has been Chief Executive Officer of Sonatel S.A., the Senegalese telecommunications operator, since April 1988. Mr. Mbaye is currently a director of Ikatel and Chairman of the Board of Sonatel Mobiles and Sonatel Multimedia, all of which are subsidiaries of Sonatel S.A. He is also a director of Canal Plus Horizon Senegal, a subsidiary of Vivendi Universal. Mr. Mbaye’s business address is Sonatel, 6, rue Wagane Diouf, BP 69, Dakar, Senegal.

      Mr. Miller served as a consultant to Intelsat, Ltd. from March 2003 to May 2003, and has been Chief Executive Officer of Ken Miller Capital, LLC since November 2002. He was an independent financial advisor from January 2002 to August 2002, and served as Vice Chairman of Credit Suisse First Boston Corporation from 1994 to July 2001 and thereafter as Senior Advisor to Credit Suisse through December 2001. Mr. Miller is a director of CNA Surety, Inc., Global Kids and the United Nations Association. Mr. Miller’s business address is Ken Miller Capital, LLC, c/o The Associated Group, 650 Madison Avenue, New York, New York 10022, United States.

      Mr. Rousseau has been Executive Director for BNP Paribas Media & Telecoms Finance Group, a division of BNP Paribas Group, since November 2001. He is also a director of Music Choice Europe plc. He was Global Head of Media & Telecommunications for BNP Paribas Corporate Finance from January 2000 to November 2001. He was Executive Vice President of Banexi (Group BNP) from July 1998 to December 1999 and Commissioner of Conseil supérieur de l’audiovisuel (CSA) from January 1993 to July 1998. Mr. Rousseau’s business address is BNP Paribas, 3 Rue d’Antin, 75078, Paris Cedex 02, France.

      Mr. Turner has been a Director of BH-SAT Limited since January 2003. He was the General Manager and Director of Satellite Investment for Cable and Wireless plc from September 2000 to January 2003 and the General Manager and Head of Satellite Services for Cable and Wireless plc from January 1993 to August 2000. Mr. Turner’s business address is BH-SAT Limited, Birch Hill House, Clumps Road, Lower Bourne, Farnham, Surrey GU10 3HF, United Kingdom.

      Mr. Vonwiller has been a Director of Appen Pty Limited since August 1999, and was Chief Executive Officer of Atlas Travel Technologies Pty Limited from January 1997 to August 1999 and Managing Director of

Multimedia Products for Telstra Multimedia Pty Limited from July 1994 to December 1996. Mr. Vonwiller is currently a director of Quantum Financial Services Australia Pty Limited and a director of the Warren Centre for Advanced Engineering. Mr. Vonwiller’s business address is Appen Pty Limited, Level 5, North Tower, Chatswood Central, 1-5 Railway Street, Chatswood, NSW 2067, Australia.

Information Regarding the Board of Directors

      Our board of directors currently consists of 16 directors, with one vacancy as discussed below. Each of our current directors was elected by our shareholders at the annual general meeting of our shareholders held on June 4, 2003. Our bye-laws provide that at least a majority of our directors must be independent directors. We currently have 11 independent directors serving on our board of directors.

      Beginning with the 2003 annual general meeting of shareholders, we have a classified board of directors consisting of three classes:

•	one class to hold office for a term expiring at the 2004 annual general meeting of shareholders (Class 1), and

•	a second class to hold office for a term expiring at the 2005 annual general meeting of shareholders (Class 2), and

•	a third class to hold office for a term expiring at the 2006 annual general meeting of shareholders (Class 3), and in each case, until their successors have been elected and qualified.

      At each annual general meeting of shareholders, the successors to the class of directors whose terms expire at that meeting will be elected for a three-year term and until their successors have been elected and qualified. The persons nominated to stand for election as directors shall be nominated by the nominating committee of the board of directors. Shareholders also have the right to nominate candidates to stand for election as long as advance notice of the nomination is delivered to the secretary of Intelsat, Ltd. in accordance with our bye-laws. Our bye-laws provide that this advance notice must be delivered at least 14 days and not more than 90 days prior to the date of our annual general meeting or not more than 7 days after notice of a special general meeting has been given by us. A director may be removed only for cause by a majority of the directors then in office at a meeting of the directors duly called and held, as long as advance notice of any such meeting is given to the director being removed in accordance with our bye-laws. Our board of directors may fill any vacancy occurring as a result of the death, disability, disqualification, removal or resignation of any director in accordance with our bye-laws. On October 31, 2003, Neal Freeman, who was an independent director with a term expiring at the 2006 annual general meeting of shareholders (Class 3) and a member of the Audit Committee, resigned as a director. As a result, we currently have a vacancy on our board of directors.

Committees of the Board of Directors

      Our board of directors has an Audit Committee, at least a majority of the members of which are required to be independent directors. Pursuant to its charter and authority delegated to it by the board of directors, the Audit Committee has sole authority for the engagement, compensation and oversight of our independent auditors, subject to the approval of our shareholders as required under Bermuda law. In addition, the Audit Committee reviews the results and scope of the audit and other services provided by our independent auditors, and also reviews our accounting and control procedures and policies. Currently, the Audit Committee consists of Messrs. Adamo, Delepine, Howard and Vonwiller. The Audit Committee meets at least eight times per year.

      Our board of directors has a Compensation Committee, at least a majority of the members of which are required to be independent directors. Pursuant to its charter, the Compensation Committee oversees the compensation and benefits of our management and our employees, including incentive plans and share option plans, and oversees our management succession plan. Currently, the Compensation Committee consists of Messrs. Boardman, Fjøsne and Rousseau.

      Our board of directors also has a Nominating Committee and a Strategic Affairs and Finance Committee and may from time to time establish other committees to facilitate our management.

Indemnification; Limitation of Liability

      Bermuda law permits a Bermuda company to indemnify its directors and officers, except in respect of their fraud or dishonesty. We have provided in our bye-laws that our directors and officers and their heirs, executors and administrators will be indemnified and held harmless to the fullest extent permitted by law out of the assets of Intelsat, Ltd. for all actions, costs, charges, losses, damages and expenses they will or may incur or sustain by reason of any act done, concurred in or omitted to be done in the execution of their duties, other than in the case of their fraud or dishonesty. In addition, we have provided in our bye-laws that each of our shareholders agrees to waive any claim or right of action, individually or in the right of Intelsat, Ltd., against any director or officer of Intelsat, Ltd. on account of any action taken by such director or officer, or the failure of such director or officer to take any action, in the performance of his duties with us, other than with respect to any matter involving any fraud or dishonesty by the director or officer. The indemnification provided for in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided that these rights do not extend to his fraud or dishonesty.

      Bermuda law also permits us to purchase insurance for the benefit of our directors and officers against any liability incurred by them for the failure to exercise the requisite care, diligence and skill in the exercise of their powers and the discharge of their duties, or indemnifying them in respect of any loss arising or liability incurred by them by reason of negligence, default, breach of duty or breach of trust, as long as this indemnification does not extend to their fraud or dishonesty. Our insurance policy indemnifying our directors and officers as described above does not extend to their fraud or dishonesty.

      At present, there is no pending material litigation or proceeding involving a director or officer of Intelsat, Ltd. where indemnification will be required or permitted. In addition, we are not aware of any threatened material litigation or proceeding that may result in a claim for such indemnification.

Compensation

          Executive Officer and Director Compensation

      The aggregate amount of compensation paid by us to our executive officers in 2002 was approximately $4.5 million, excluding compensation paid in the form of share options. This amount includes compensation paid by us to an executive officer who retired effective as of January 1, 2003 and to two individuals who are no longer our executive officers. This amount also includes compensation paid to executive officers as part of the incentive bonus program. Under our bonus program, a bonus pool is created each year based on results achieved relative to corporate performance targets, with bonuses paid to individuals from the pool based on both individual and corporate performance.

      In 2002, the aggregate amount of compensation paid by us to those individuals who served as our non-management directors during 2002 was approximately $1.4 million, excluding compensation paid in the form of share options. Compensation for our directors, including members of the Compensation Committee, is determined by the Compensation Committee of our board of directors. Except as described in this paragraph, none of our directors has a contract with us or any of our subsidiaries providing for benefits upon termination of employment. Mr. Kullman, who is also our Chief Executive Officer, has an agreement with us which provides that if he is directly or indirectly involuntarily terminated as Chief Executive Officer, including as a result of a change in control, as defined in the share option plan described below, he will receive a lump sum payment equivalent to the greater of six months’ base salary or one month’s base salary for every year of service up to a maximum of eight months. Accordingly, this lump sum payment would range from a minimum of $275,000 to a maximum of $366,667. The agreement also provides that he would receive executive outplacement assistance and continuation of health benefits throughout the severance pay period, unless comparable benefits become available from another employer, at which point these benefits would end. The agreement provides that an indirect involuntary termination will be deemed to have occurred if Mr. Kullman’s base salary is reduced without his consent, unless a class of other similarly situated executives are likewise affected due to our financial or operating performance, or if his job responsibilities are substantially reduced without his consent. An indirect involuntary termination will also be deemed to have occurred if, without his consent, Mr. Kullman’s resident office is relocated more than 50 miles away from its current location. Notwithstanding the above, if Mr. Kullman’s employment is involuntarily terminated for reasons of willful misconduct or gross negligence, the agreement provides that he will have no right to receive any compensation, benefits or severance pay, other than as required by law or by the terms of a pension or benefit plan. However, under these circumstances, Mr. Kullman would still be entitled to amounts accrued or earned prior to his termination, including earned but unpaid salary, accrued vacation and unreimbursed expenses. Mr. Kullman’s share option award agreement with us also provides that, upon our termination of his employment without cause, as defined in the share option award agreement, or upon his voluntary termination of employment for good reason, also as defined in the share option award agreement, 100% of his unvested options will immediately vest. In addition, each of our other directors has a share option award agreement which provides that upon our termination of his directorship for reasons other than death, disability or retirement, the director may exercise any vested options for a period of one month from the date of termination.

      In addition to the compensation paid by us to our directors and executive officers as described above, the individuals who served as our executive officers and directors during 2002 were granted in the aggregate options to purchase 120,745 of our ordinary shares. As of September 15, 2003, options to purchase 783,428 of our ordinary shares were held by individuals serving as our executive officers and directors as of that date. One of these directors has since resigned, as described above. These options granted to directors and executive officers in 2003 are exercisable at a price of $14.90 per ordinary share and will expire in 2013. The options held by our directors and executive officers that were granted in 2002 are exercisable at a price of $16.17 per ordinary share and will expire in 2012. The options held by our directors and executive officers that were granted prior to 2002 are exercisable at a price of $19.05 per ordinary share and will expire in 2011.

      The Compensation Committee of our board of directors has adopted a resolution providing for each director to be awarded options valued at $22,500 using the Black-Scholes valuation method, to be granted annually beginning on July 19, 2002 and to be vested immediately upon grant. The Compensation Committee decided in June 2002 that directors would not receive the annual option grant for July 2002. In September 2002, the Compensation Committee approved the grant to individuals who served as our directors and executive officers during 2002 of options to purchase an aggregate of 120,745 of our ordinary shares. In February 2003, the Compensation Committee approved the grant to our directors and executive officers of options to purchase an aggregate of 211,770 of our ordinary shares. This grant was affirmed by the Compensation Committee in June 2003, and the options were granted in July 2003 to the individuals then serving as our directors and executive officers.

      The options granted to our directors vested immediately upon the date of grant. The options granted to our executive officers vest in equal one-third installments on each of the first, second and third anniversaries of the date of grant. In general, with respect to the options granted to date, once vested, the options may be exercised only after the earlier of the first anniversary of our initial public equity offering and the third anniversary of the date of grant.

          Pension Benefits

      We and our subsidiary, Intelsat Global Service Corporation, maintain a tax-qualified defined benefit pension plan called the Intelsat Staff Retirement Plan, which we refer to as the Pension Plan. In addition, we and our subsidiary maintain a non-qualified pension plan called the Intelsat Restoration Plan, which we refer to as the Restoration Plan. Prior to July 18, 2001, the Pension Plan and the Restoration Plan were maintained by the IGO, which transferred the plans to us as part of the privatization. At this time, the only individuals covered by the Pension Plan and the Restoration Plan are:

•	employees and officers of Intelsat, Ltd., Intelsat USA Sales Corp., Intelsat Global Service Corporation and Intelsat Government Solutions Corporation based in the United States or on assignment outside of the United States who were hired before July 19, 2001, as well as an employee of our Intelsat Bermuda subsidiary who was formerly an employee of Intelsat Global Service Corporation hired by that company before July 19, 2001; and

•	those individuals whom we hired from COMSAT World Systems and COMSAT Digital Teleport, Inc. in connection with our November 2002 acquisition of most of the assets of COMSAT World Systems and COMSAT Digital Teleport, Inc.

      See “Related Party Transactions — COMSAT Asset Purchase Agreement” for a description of this acquisition.

      The estimated aggregate amount accrued by us in 2002 to provide for annual pension benefits under the Pension Plan and the Restoration Plan for our current executive officers was $142,641.

          Pension Plan

      The Pension Plan is a tax-qualified, defined benefit pension plan for eligible individuals. In general, benefits under the Pension Plan are based on a participant’s years of service and base salary, with differing benefit formulas and vesting schedules that vary depending upon a participant’s date of hire. Benefits payable under the Pension Plan may also be adjusted to reflect amounts transferred from our Supplemental Retirement Income Plan described below and for other adjustments, including after-tax employee contributions and cost-of-living adjustments.

      All employees who were participants in the Pension Plan as of July 18, 2001 automatically became participants in the Pension Plan as of July 19, 2001. All other eligible employees became participants in the Pension Plan on the first day of the calendar month coinciding with or following their completion of one year of service. The normal retirement date for a participant under the Pension Plan is the first date of the calendar month next following the date the participant attains the age of 65, although participants become fully vested in their accrued benefits by the age of 60. However, a participant may receive a reduced benefit upon his early retirement if he has completed at least three years of service and has attained the age of 55.

      The Pension Plan is funded through contributions made to a trust fund held by SEI Private Trust Company. As of December 31, 2002, we recorded accrued benefit costs of $96.7 million on our consolidated balance sheet relating to the Pension Plan and the Restoration Plan discussed below.

          Restoration Plan

      Additional pension benefits are provided to eligible participants under the Restoration Plan. The Restoration Plan is a non-qualified plan that provides supplemental benefits to employees whose benefits under the Pension Plan are limited by the provisions of Section 415 and/ or Section 401(a)(17) of the Internal Revenue Code. The benefit payable to a participant under the Restoration Plan is equal to the difference between:

•	the amount of benefit that would have been payable to the participant under the Pension Plan had the applicable Internal Revenue Code limitations not applied; and

•	the benefit actually paid under the Pension Plan.

      In addition, retirees who had retired from the IGO prior to July 19, 2001 and who receive benefits from the Restoration Plan because they are affected by one or both of these limitations will receive an additional “gross-up” payment, which is intended to cover the retiree’s share of Medicare and Social Security taxes due on Restoration Plan benefits, plus any income and employment taxes due on such “gross-up” payment.

      The Restoration Plan is an unfunded plan, and it is intended that benefits will be paid from the general assets of the Intelsat entity that employs the participants in the Restoration Plan.

          Defined Contribution Plans

      We and our subsidiary, Intelsat Global Service Corporation, maintain two tax-qualified, defined contribution plans that provide benefits generally to employees based in the United States or on assignment outside of the United States. They are the Intelsat Supplemental Retirement Income Plan, referred to as the Supplemental Retirement Income Plan, and the Intelsat Retirement Savings Plan, referred to as the Retirement Savings Plan. Our Intelsat Bermuda subsidiary maintains one defined contribution plan for most of our employees based in

Bermuda. It is called the Golden Accumulator Retirement Plan. Our Intelsat Global Sales subsidiary maintains one defined contribution plan for our employees based in the United Kingdom. It is called the Intelsat Global Sales & Marketing Ltd. Stakeholder Pension Plan, referred to as the Stakeholder Pension Plan.

          Supplemental Retirement Income Plan

      The Supplemental Retirement Income Plan provides benefits only to:

•	employees and officers of Intelsat, Ltd., Intelsat USA Sales Corp., Intelsat Global Service Corporation and Intelsat Government Solutions Corporation based in the United States or on assignment outside of the United States who were hired before July 19, 2001, as well as an employee of our Intelsat Bermuda subsidiary who was formerly an employee of Intelsat Global Service Corporation hired by that company before July 19, 2001; and

•	those individuals whom we hired from COMSAT World Systems and COMSAT Digital Teleport, Inc. in connection with our November 2002 acquisition of most of the assets of COMSAT World Systems and COMSAT Digital Teleport, Inc.

      A participant can elect to defer, on a before- or after-tax basis, up to 16% of his base salary. We, or one of our subsidiaries in the case of employees of that subsidiary, will match 50% of a participant’s deferrals, up to 3% of his base pay, regardless of whether those deferrals were made before or after tax. These matching contributions become vested after the employee completes one year of service. We also have the right to make additional, discretionary contributions.

          Retirement Savings Plan

      The Retirement Savings Plan provides benefits to employees and officers of Intelsat USA Sales Corp., Intelsat Global Service Corporation and Intelsat Government Solutions Corporation based in the United States or on assignment outside of the United States who have been hired on or after July 19, 2001. A participant can elect to defer, on a before- or after-tax basis, up to 15% of his base salary. We, or one of our subsidiaries in the case of employees of that subsidiary, will match 100% of a participant’s deferrals, up to 5% of the participant’s base salary, regardless of whether those deferrals were made before or after tax. These matching contributions are fully vested. In addition, we, or one of our subsidiaries in the case of employees of that subsidiary, will make an automatic contribution each year equal to 4% of base pay for each participant who is employed on the last day of the year. These automatic company contributions vest gradually over a three-year period. Our Intelsat USA Sales Corp., Intelsat Global Service Corporation and Intelsat Government Solutions Corporation subsidiaries have employees who are participants in this plan.

          Golden Accumulator Retirement Plan

      The Golden Accumulator Retirement Plan provides benefits to individuals employed by our Intelsat Bermuda subsidiary. Intelsat Bermuda contributes 10% of each covered employee’s salary, and employees are 100% vested in the employer’s contribution after two years of membership in the plan. The plan’s funds are invested by the plan administrator, BF&M Life Insurance Company Limited.

          Stakeholder Pension Plan

      The Stakeholder Pension Plan provides benefits to individuals employed by our Intelsat Global Sales subsidiary who have completed at least three months’ service and who elect to participate. The plan is a collection of individual policies, and each employee has his own pension policy within the plan, which he may be able to transfer to a job with a different employer. A participant may defer a percentage of gross earnings, which varies depending upon the participant’s age, up to the earnings cap established by law. Intelsat Global Sales makes a core contribution of 6% of each participating employee’s salary and matches the employee’s contributions, if any, up to 3% of his salary. All employer contributions vest immediately and are invested by the plan administrator, Norwich Union Life and Pensions Limited.

          Non-Qualified Deferred Compensation Plan

      Supplemental benefits were formerly provided to certain designated executives under a non-qualified deferred compensation plan called the Intelsat Supplemental Executive Retirement Plan, which was redesignated through amendment as the Intelsat Deferred Compensation Plan. This plan provided supplemental benefits based on the average compensation received over a specified period and the number of years of service by such participant. Participants in the Supplemental Executive Plan ceased accruing benefits under this plan as of July 19, 2001.

Share Option Plan

      We have established a share option plan for our management and employees, the reservation of shares for which was approved by our shareholders at a special general meeting held on July 19, 2001. The share option plan enables us to make awards of share options to our directors and our and our subsidiaries’ eligible employees, independent contractors, advisors and consultants. Subject to adjustment for share splits and similar events, we may grant options to purchase a maximum of 3,333,333 of our ordinary shares under the share option plan.

      Pursuant to our share option plan, options for our ordinary shares have been granted to our directors and to our executive officers and other employees. As of September 15, 2003, options to acquire 3,262,168 of our ordinary shares were outstanding in total. All of the options granted in 2003 are exercisable at a price of $14.90 per ordinary share and will expire in 2013. All of the options granted in 2002 are exercisable at a price of $16.17 per ordinary share and will expire in 2012. All options granted prior to 2002 are exercisable at a price of $19.05 per ordinary share and will expire in 2011.

      Those individuals serving as our directors and executive officers as of September 15, 2003 held options to purchase an aggregate 783,428 of our ordinary shares as of that date. None of our directors or executive officers has been granted options to purchase 1% or more of our ordinary shares. None of our directors or executive officers has any share ownership other than the share options granted to him.

      In general, options that have already been granted to our directors will be fully vested on the date of grant. The options that have been granted to our executive officers and other participants to date will vest in equal one-third installments on each of the first, second and third anniversaries of the date of grant. In general, with respect to the options granted to date, once vested, the options may be exercised only after the earlier of the first anniversary of our initial public equity offering and the third anniversary of the date of grant. The specific vesting and exercise provisions applicable to an award are set forth in the participant’s award agreement.

      The effect that a termination of employment will have on a holder’s awards is set forth in his or her award agreement. We expect that most terminations of employment will result in the forfeiture of unvested options. However, we expect that certain terminations of employment, such as the involuntary or constructive termination of a holder who is an executive officer or the termination of a holder due to the holder’s death, disability or retirement, may result in full vesting of unvested options. However, these options may be subject to reduced exercise periods.

      Our board of directors or its delegate(s) may at any time discontinue granting awards under the share option plan or amend or terminate the share option plan as to any further grants of awards. However, none of these actions may, without the approval of our shareholders, increase the maximum number of ordinary shares available under the share option plan, except in case of adjustments for share splits and similar events, nor may any of these actions materially adversely affect the rights of a holder of any previously granted award without such holder’s consent.

RELATED PARTY TRANSACTIONS

      In connection with the privatization, we entered into several contracts with our shareholders or their affiliates, including Videsh Sanchar Nigam Limited, France Telecom and COMSAT Corporation, a subsidiary of Lockheed Martin Corporation. At September 30, 2003, France Telecom, Lockheed Martin Corporation and Tata Sons Limited, which holds a controlling interest in Videsh Sanchar Nigam Limited, each had beneficial ownership of greater than 5% of our outstanding ordinary shares. See “Principal Shareholders.” In addition, on the privatization date, the IGO transferred certain contracts with Videsh Sanchar Nigam Limited, France Telecom and its affiliates, and various subsidiaries and affiliates of Lockheed Martin Corporation to our subsidiaries Intelsat LLC, Intelsat Global Service Corporation and Intelsat Global Sales. We have also entered into several agreements with COMSAT Corporation and other subsidiaries of Lockheed Martin Corporation since the privatization date. Some of these contracts are summarized below. Also described below is an agreement entered into with Teleglobe Inc., one of our shareholders, and an agreement entered into with WildBlue. We believe that, in all cases, these contracts were entered into on an arm’s-length basis and on normal commercial terms.

          Restructuring Agreement

      We entered into the Restructuring Agreement with most of the IGO’s former Signatories and Investing Entities on July 17, 2001. The Restructuring Agreement provided for the transfer by the IGO of substantially all of its assets and liabilities to us and our subsidiaries. In consideration for the transfer of these assets, we issued ordinary shares directly to each former Signatory or Investing Entity that was a party to the Restructuring Agreement in an amount proportional to its investment share in the IGO. Under the terms of the Restructuring Agreement, we agreed to indemnify each Signatory and Investing Entity party thereto for any liability arising out of any activity conducted or authorized by the IGO prior to July 18, 2001.

          Shareholders Agreement

      On July 18, 2001, we entered into the Shareholders Agreement with most of the IGO’s former Signatories and Investing Entities. The Shareholders Agreement includes an agreement by each shareholder to vote in favor of any action requiring a shareholder vote that is reasonably necessary in connection with the implementation of a timely initial public equity offering that has been recommended by our board of directors. The Shareholders Agreement also contains restrictions on our shareholders’ ability to transfer their ordinary shares and an agreement by the shareholders not to sell or otherwise transfer their ordinary shares for a “lock-up” period of 180 days following the effective date of the registration statement filed in connection with our initial public equity offering. In addition, the Shareholders Agreement regulates certain other matters of corporate governance and provides our shareholders with certain information rights, including the right to receive periodic reports from management on the business and quarterly and annual financial reports. Under the terms of the Shareholders Agreement, we have agreed to provide our services in a manner consistent with the core public service principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access. See “Business — Certain Customer Service Agreements — Novation Agreements — Lifeline Connectivity Obligation Contracts” for a description of these core public service principles. The Shareholders Agreement, except for the provisions relating to the restrictions on transfer, will terminate upon the earlier of July 18, 2011 or the consummation of our initial public equity offering.

          Equity Registration Rights Agreement

      We entered into an equity Registration Rights Agreement with many of the IGO’s former Signatories and Investing Entities on July 18, 2001. This Registration Rights Agreement grants to each former Signatory and Investing Entity that is a party to the agreement certain rights that facilitate its ability to offer and sell its ordinary shares on a securities exchange or in a public offering. The rights provided under this agreement, however, are not applicable to any ordinary shares held by a party that can otherwise freely sell its shares. Specifically, no registration rights are available with respect to ordinary shares held by a party that holds, together with its affiliates, less than 5% of the ordinary shares then outstanding and which shares are eligible for sale pursuant to Rule 144(k) under the Securities Act. In addition, no registration rights are available with respect to ordinary shares held by a party that holds, together with its affiliates, less than 1% of the ordinary shares then outstanding and which shares have been held by such party for at least one year.

      Under the terms of this Registration Rights Agreement, a party can request that we facilitate a public offering of its ordinary shares in any jurisdiction where a securities exchange on which we have listed the ordinary shares is located, including a request that we register its ordinary shares for offer and sale in an underwritten or non-underwritten offering and list its shares on such an exchange. However, these rights are subject to specified blackout periods and specified cutback provisions if marketing factors require a limit on the number of shares included. Starting six months after our initial public equity offering, one or more parties holding in the aggregate at least 3% of the total number of ordinary shares then outstanding can demand up to five registrations for an underwritten offering on a long-form registration statement or on a short-form registration statement, or for a non-underwritten offering on a long-form registration statement, but in each case can only make such a demand once in any 12-month period. Starting one year after the initial public equity offering, one or more parties holding in the aggregate at least 3% of the total number of ordinary shares then outstanding can also demand up to five registrations for a non-underwritten offering on a short-form registration statement, but can only make such a demand once in any nine-month period. Any such demand must relate to ordinary shares with a market value of at least $250.0 million or, in the case of a non-underwritten offering on a short-form registration statement, $50.0 million. A party can also request that we include its ordinary shares in certain public offerings of equity securities that we initiate. These rights are also subject to specified blackout periods and are subject to cutback provisions if marketing factors require a limit on the number of shares included. All of the shares we are seeking to register will be included in any such offering before the shares of any such party are included.

      A party can transfer its registration rights under this agreement in connection with a transfer of its ordinary shares to an affiliate or other persons if specified requirements are satisfied. Under the terms of the agreement, we have agreed to indemnify each party in specified circumstances and each party has agreed to indemnify us in other specified circumstances. The Registration Rights Agreement will terminate when there are no ordinary shares that may be registered pursuant to the agreement, and will terminate with respect to any particular party when that party ceases to have rights under the agreement.

          Novation Agreements

      Intelsat Global Sales has entered into novation agreements with Videsh Sanchar Nigam Limited, France Telecom, several France Telecom affiliates and various subsidiaries and affiliates of Lockheed Martin Corporation. For a detailed description of the terms and conditions of the novation agreements, see “Business — Certain Customer Service Agreements — Novation Agreements.”

          COMSAT Asset Purchase Agreement

      On March 15, 2002, we entered into an asset purchase agreement with COMSAT Corporation and COMSAT Digital Teleport, Inc. On November 25, 2002, pursuant to this agreement, we purchased most of the assets of COMSAT World Systems, a business unit of COMSAT, and of COMSAT Digital Teleport, Inc., a subsidiary of COMSAT. The assets that we acquired in this transaction include substantially all of COMSAT World Systems’ customer contracts for the sale of our capacity, a digital teleport facility in Clarksburg, Maryland, and TTC&M stations located in Clarksburg, Maryland and Paumalu, Hawaii.

      We have also entered into contracts with other Lockheed Martin entities relating to the provision to these entities of TTC&M and other services that had been previously provided to these entities by COMSAT or COMSAT Digital Teleport, Inc. COMSAT has not transferred its ownership interest in Intelsat, Ltd. as part of this transaction and therefore continues to be our largest shareholder.

      We agreed under the asset purchase agreement to pay a total purchase price of approximately $110.0 million for the assets we acquired. This purchase price was comprised of cash, the assumption of net liabilities, a $5.0 million payment due in 2007 and a contingent payment of $15.0 million, payable in three installments of $5.0 million per year in 2008, 2009 and 2010. Upon the closing of this transaction, the purchase price totaled $120.8 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions — COMSAT Asset Purchase Agreement” for information regarding this total purchase price, our accounting for the transaction and possible adjustments to the purchase price. We will not be required to pay installments of the $15.0 million contingent payment if we are not operating TTC&M facilities at the Clarksburg location and potential local development initiatives have occurred that have had or are reasonably expected to have a material adverse effect on our use of the Clarksburg facilities. However, if we relocate a substantial portion of our TTC&M operations conducted at Clarksburg to another location and no such local development initiatives have occurred, then any unpaid installments of this contingent payment become payable immediately. We have assumed most of the liabilities, including contingent liabilities, relating to the assets we have acquired. These contingent liabilities include potential regulatory fee payment obligations imposed by the FCC and potential liabilities arising out of claims initiated by several of COMSAT’s customers in an FCC administrative proceeding in which the FCC found that these customers had insufficient opportunity to obtain direct access to our capacity. Lockheed Martin Corporation has provided a guarantee of COMSAT’s and COMSAT Digital Teleport, Inc.’s obligations under the asset purchase agreement.

      The two TTC&M stations that we have acquired are two of the six primary TTC&M stations currently used in our ground network. In addition, we have assumed from COMSAT the lease for the building and the land for the Clarksburg TTC&M station, which expires in 2012.

          Lockheed Launch Services Agreements

      We have entered into an agreement with Lockheed Martin Commercial Launch Services, a wholly owned subsidiary of Lockheed Martin Corporation, pursuant to which Lockheed Martin Commercial Launch Services will provide launch and related services to Intelsat LLC for our 10-02 satellite on order. We entered into this contract after engaging in a competitive bidding process. Lockheed Martin Corporation has provided a payment guarantee in connection with this contract. For a general description of our launch contracts, see “Business — Network — Our Satellites — Planned Satellites.”

          Lockheed Launch Support Agreement and Other Lockheed Agreements

      On February 13, 2002, we entered into a master ordering agreement with Lockheed Martin Commercial Space Systems, referred to as LMCSS, for our provision to LMCSS of commercial launch support systems, referred to as CLASS, services. Under this agreement, we will provide in-orbit testing and launch and early orbit phase support of LMCSS’ missions. The agreement will be in effect for four years, through February 12, 2006, and offers a menu of CLASS services at predetermined rates. Our first service order under the agreement was for payload in-orbit testing services for a New Skies satellite built by Lockheed Martin Corporation. In-orbit testing under this service order was completed on May 23, 2002, and final documentation was delivered and accepted.

      We have also entered into other agreements with subsidiaries of Lockheed Martin Corporation pursuant to which these subsidiaries provide services to us, including lifecycle testing of some of the batteries used in our satellites and the development and installation of new infrastructure relating to our time division multiple access services.

          Teleglobe Share Purchase Agreement

      On August 21, 2002, our Intelsat Global Sales subsidiary entered into a share purchase agreement with Teleglobe Inc. Pursuant to this agreement, on September 20, 2002, Intelsat Global Sales acquired Teleglobe Inc.’s 6,284,635 shares in Intelsat, Ltd. for $65.0 million in accordance with the terms set forth in the share purchase agreement. Teleglobe Inc. is both our shareholder and one of our largest customers. In addition, at the time the share purchase agreement was entered into, one of our directors was an executive officer of Teleglobe Inc. For a detailed description of the Teleglobe transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions — Teleglobe Share Purchase Agreement.”

          WildBlue Subscription Agreement

      On April 21, 2003, we acquired a minority stake in WildBlue for a purchase price of $58.0 million. For more information about the WildBlue transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions — WildBlue Subscription Agreement.”

          Galaxy Note Payable to TVB Holdings

      Galaxy, our consolidated affiliate, has a note payable to TVB Holdings for $14.9 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investment in Galaxy” for a further description of our interest in Galaxy.

PRINCIPAL SHAREHOLDERS

      Our current shareholders consist primarily of former Signatories and Investing Entities in the IGO. These Signatories and Investing Entities include public and private communications companies and national governments from around the world.

      The following table sets forth information regarding the beneficial ownership of our ordinary shares at September 30, 2003 by each person known by us to own beneficially more than 5% of our outstanding ordinary shares.

      Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, referred to as the SEC, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares that this person or group has the right to acquire within 60 days after the date of this prospectus. Any ordinary shares that a person or group has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding for purposes of computing the percentage of outstanding ordinary shares held by this person or group of persons, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

      Our principal shareholders do not have different voting rights than our other shareholders.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class(1)

Lockheed Martin Corporation 6801 Rockledge Drive Bethesda, MD 20817 United States	40,084,692 shares (2)	24.1%

Tata Sons Limited Bombay House 24 Homi Mody Street Fort, Mumbai 400 001 The Republic of India	9,015,314 shares(3)	5.4%

France Telecom FTLD/DFI 246 rue de Bercy Paris Cedex 12, 75584 France	8,491,981 shares(4)	5.1%

(1)	Calculated on the basis of 166,666,755 ordinary shares issued and outstanding.

(2)	This amount includes 38,101,541 ordinary shares held by COMSAT Corporation; 1,983,149 ordinary shares held by Comsat General Corporation; and 2 ordinary shares held by Comsat International Ventures, a business unit of COMSAT Corporation. Each of these entities is a wholly owned, direct or indirect subsidiary of Lockheed Martin Corporation. Lockheed Martin Corporation disclaims that it is a control person of Intelsat, Ltd.

(3)	Tata Sons Limited is the beneficial owner of the 9,015,314 ordinary shares of Intelsat, Ltd. held of record by Videsh Sanchar Nigam Limited. On February 13, 2002, Tata Sons Limited, through Panatone Finvest Limited, acquired 25% of the outstanding shares of Videsh Sanchar Nigam Limited. On May 9, 2002, Tata Sons Limited, through Panatone Finvest Limited, completed a tender offer pursuant to which it increased its stake in Videsh Sanchar Nigam Limited to 45%. Tata Sons Limited is also the registered owner of an additional 1.3% of the outstanding shares of Videsh Sanchar Nigam Limited. Panatone Finvest Limited has the right to nominate eight of the twelve members of the board of directors of Videsh Sanchar Nigam Limited. Tata Sons Limited disclaims beneficial ownership of the Intelsat, Ltd. ordinary shares held by Videsh Sanchar Nigam Limited, except to the extent of its pecuniary interest in these shares.

(4)	This amount includes 404,209 shares held by Telekomunikacja Polska (the Polish Telecommunication Company); 380,349 ordinary shares held by Societe Nationale des Telecommunications (SONATEL); 316,027 ordinary shares held by Mauritius Telecom Limited; 184,002 ordinary shares held by Cote d’Ivoire Telecom (CI-Telecom); 98,305 ordinary shares held by Compania de Telecommunicaciones de El Salvador, S.A. de C.V.; and 59,855 ordinary shares held by GlobeCast Northern Europe Ltd. Each of these entities is partially owned by France Telecom.

      The combined shareholding of COMSAT Corporation and its affiliates has increased from approximately 22.5% of the IGO’s total investment share as of March 1, 2000 to approximately 24.1% of current shareholdings in Intelsat, Ltd. The combined shareholding of France Telecom and its affiliates has increased from approximately 3.0% of the IGO’s total investment share as of March 1, 2000 to approximately 5.1% of current shareholdings in Intelsat, Ltd.

      Three of our directors are affiliated with our principal shareholders. Mr. Sponyoe, the chairman of our board of directors, was Chief Executive Officer of Lockheed Martin Global Telecommunications, which is a wholly owned subsidiary of Lockheed Martin Corporation, until February 2002, and since February 2002 has been a consultant to Lockheed Martin Corporation. Dr. Dailey, a member of our board of directors, is Senior Vice President of Washington Operations for Lockheed Martin Corporation. Mr. Mbaye, another member of our board of directors, is Chief Executive Officer of Sonatel S.A., which is affiliated with France Telecom.

      On December 7, 2001, Lockheed Martin Corporation announced its intention to position its equity investment in us for monetization as part of its announced strategy to exit the telecommunications business.

      As of October 13, 2003, approximately 26% of our ordinary shares, or 44,020,004 ordinary shares, were held of record in the United States by approximately 11 holders.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

      On March 21, 2002, we entered into a credit agreement with certain lenders that established a $500.0 million three-year unsecured revolving credit facility that expires in March 2005.

      Borrowings under this revolving credit facility are subject to customary conditions for similar credit facilities and customary events of default. Borrowings under this facility are senior unsecured obligations of Intelsat, Ltd.

      We will pay interest on any borrowings under the facility that will vary with Citibank’s base rate, the Federal Funds Rate as established by the Federal Reserve Bank of New York and the interest rate on three-month certificates of deposit or the Eurodollar rate. In the case of borrowings where we pay interest based on the Eurodollar rate, we will also pay an additional amount that will vary depending on our long-term bond ratings. In addition, we are obligated to pay a fee to the lenders on the average daily amount of the lenders’ commitments under the revolving credit facilities equal to a percentage per year that will vary depending on our long-term bond ratings.

      The credit agreement establishing the facility contains covenants customary to similar credit agreements, including, among others:

•	a limitation on liens, applicable to us and our subsidiaries;

•	a limitation on merger, consolidation and sale of assets, applicable to us and our subsidiaries;

•	a requirement that we maintain, as of the last day of each fiscal quarter, a ratio of EBITDA (as defined in the credit agreement) for the four fiscal quarters ending on such day to interest expense for those four fiscal quarters of at least four to one;

•	a requirement that we maintain at all times a ratio of debt to EBITDA (as defined in the credit agreement) for the then most recently concluded four consecutive fiscal quarters of no greater than two and one half to one;

•	a limitation on our and our subsidiaries’ ability to enter into new lines of business;

•	a limitation on our subsidiaries’ ability to incur indebtedness; and

•	a limitation on our and our subsidiaries’ ability to dispose of assets.

      As of September 30, 2003, we were in compliance with these covenants and there were no outstanding borrowings under the facility. We obtained waivers of the financial ratio covenants described above from our existing lenders in connection with our issuance and sale of the original notes. The waivers are effective until the earlier to occur of April 30, 2004 or the completion of the proposed Loral transaction and apply only to the aggregate principal amount of the notes that would be redeemed if a mandatory redemption event occurs.

New Credit Facility

      We have entered into a commitment letter with a group of banks pursuant to which those banks have agreed to provide financing for the proposed Loral transaction, for the repayment of our near-term debt obligations as they become due and for working capital requirements. The banks’ agreement to make funds available to us is subject to the satisfaction of specified conditions, including the execution of definitive documentation. In addition, in connection with obtaining such financing, we may need to obtain waivers from the lenders under our existing three-year revolving credit facility with respect to covenants contained in the agreement for our existing facility. Assuming that the specified conditions are satisfied, we expect to enter into a new credit facility with these banks in the fourth quarter of 2003. We expect that the new credit facility would include a revolving facility that would replace our existing three-year revolving credit facility. We also expect that our ability to borrow funds under this new credit facility would be subject to the satisfaction of specified conditions, including the completion of the proposed Loral transaction. We expect to use the new credit facility to finance the proposed Loral transaction to the extent that the proceeds from the sale of the original notes are not sufficient for this purpose, to pay our near-term debt obligations as they become due and for working capital requirements. In addition, we expect that the new credit facility would contain financial and operating covenants that would require us to maintain financial coverage ratios, would limit our ability to pledge our assets as security for additional borrowings and could otherwise limit our operating flexibility. We expect that the new credit facility will have a maturity of three years.

Senior Notes

      On April 15, 2002, we issued $600.0 million in aggregate principal amount of our 7 5/8% Senior Notes due April 15, 2012, referred to as the Original Senior Notes, in a private placement to initial purchasers who resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. On January 17, 2003 we exchanged these notes for notes registered under the Securities Act, referred to as the Senior Notes, after an exchange offer conducted pursuant to a registration rights agreement we entered into with the initial purchasers of the Original Senior Notes. Interest is payable on the Senior Notes semi-annually on April 15 and October 15 of each year. We may redeem some or all of the Senior Notes at any time at the redemption prices set forth in the Senior Notes. We may also redeem the outstanding Senior Notes in whole in the event of certain tax changes affecting the Senior Notes, as set forth in the indenture to the Senior Notes.

      The Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with our other senior unsecured indebtedness.

          Covenants

      The terms of the Senior Notes include the following covenants:

•	a limitation on merger, consolidation and sale of our assets, applicable to us and some of our subsidiaries;

•	a limitation on our and some of our subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the Senior Notes are equally and ratably secured; and

•	a limitation on sale leaseback transactions, applicable to us and some of our subsidiaries.

          Events of Default

      The Senior Notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 90 days after notice of default has been provided to us;

•	failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by us or a significant subsidiary having a principal amount in excess of $50.0 million;

•	the acceleration of the mature of any indebtedness for money borrowed by us or significant subsidiary having a principal amount in excess of $50.0 million; or

•	insolvency or bankruptcy of us or one of our significant subsidiaries.

      If any of these events of default occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the Senior Notes may declare the entire principal amount of the Senior Notes to be immediately due and payable. If any event of default occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the Senior Notes will be automatically accelerated, without any action by the trustee or any holder.

Eurobonds and Dragon Bonds

      We currently have three separate series of outstanding U.S. dollar denominated bonds that were issued in the European and the Asian capital markets: the $200.0 million Dragon bond 6 5/8% Notes due 2004, the

$200.0 million Eurobond 8 3/8% Notes due 2004 and the $200.0 million Eurobond 8 1/8% Notes due 2005. The IGO assigned its rights and obligations under these bonds to us pursuant to two Assignment, Assumption and Amendment Agreements. The Assignment, Assumption and Amendment Agreements require us to perform all of the IGO’s payment obligations under these bonds and to comply with all of the other covenants set forth in these bonds, to the extent applicable. The IGO, referred to post-privatization as ITSO, continues to be a joint and several obligor under these bonds.

          Covenants

      The terms of our Eurobonds and Dragon bonds limit our ability to incur liens on any of our assets securing any other indebtedness unless the bonds are equally secured under the liens. In addition, these bonds contain covenants requiring us to conduct and operate our business diligently and in the ordinary manner in compliance with our memorandum of association and bye-laws and to use all reasonable efforts to maintain in full force and effect our existing international registrations of orbital locations and frequency spectrum. However, we may make changes in our business that, in our judgment, are desirable if the changes do not materially impair our ability to perform our obligations under these bonds.

          Events of Default

      The Eurobonds and Dragon bonds contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant or breach of any warranty under the Eurobonds or Dragon bonds or the related Fiscal Agency Agreements;

•	the acceleration of the maturity of other indebtedness for money borrowed with a maturity of one year or more in excess of $50.0 million; or

•	insolvency or bankruptcy of us or one of our subsidiaries.

      If any of these events of default occurs and is continuing, the holders of the Eurobonds and Dragon bonds may declare all of the applicable bonds to be immediately due and payable.

      As of September 30, 2003, the aggregate principal amount of Eurobonds and Dragon bonds outstanding was $600.0 million.

      For further information regarding our long-term debt and other financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and Note 7 to our audited consolidated financial statements included elsewhere in this prospectus.

Commercial Paper

      We also have a commercial paper program providing for the issuance of up to $500.0 million in notes having a maturity not exceeding 270 days. As of September 30, 2003, we had no commercial paper borrowings outstanding. For further information regarding our commercial paper program, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and Note 7 to our audited consolidated financial statements included elsewhere in this prospectus.

DESCRIPTION OF THE NOTES

      References to “Intelsat, Ltd.,” “we,” “our” and “us” in this section entitled “Description of the Notes” refer only to Intelsat, Ltd. and not to its consolidated subsidiaries. Also, in this section, references to Holders refer to those that have notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not to those that own beneficial interests in notes issued in book-entry form through The Depository Trust Company, referred to as DTC, or in notes registered in street name. Owners of beneficial interests in the notes should read the subsection entitled “— Legal Ownership of Notes.”

Financial Terms of the Notes

      The specific financial terms of the notes are as follows:

          Senior Notes due 2008

•	Title of the 2008 notes: 5 1/4% Senior Notes due 2008

•	Issuer of the 2008 notes: Intelsat, Ltd.

•	Total principal amount to be issued: $1,000 principal amount of 2008 notes in exchange for each $1,000 principal amount of original 2008 notes, up to an aggregate of $400,000,000 principal amount of 2008 notes

•	Due date for principal: November 1, 2008

•	Interest rate: 5 1/4% annually

•	Date interest started accruing on the 2008 notes: November 7, 2003

•	Due dates for interest: every May 1 and November 1

•	First due date for interest on the 2008 notes: May 1, 2004

•	Regular record dates for interest: every April 15 and October 15

•	Optional redemption: We may redeem some or all of the 2008 notes at any time at the redemption prices set forth in “— When We Can or Are Required to Redeem the Notes — Optional Redemption.” We may also redeem all, but not less than all, of the 2008 notes in the event of certain tax changes affecting the 2008 notes as set forth in “— When We Can or Are Required to Redeem the Notes — Redemption for Tax Reasons.”

•	Mandatory redemption: Within 10 business days of the earliest to occur for whatever reason of any mandatory redemption event, we will be required to redeem all of the 2008 notes, less $200.0 million aggregate principal amount of the 2008 notes that will not be redeemed and will remain outstanding following the mandatory redemption, at the redemption price of 102% of the principal amount of the 2008 notes being redeemed, plus accrued and unpaid interest, if any, and any other amounts due to the date of redemption, as set forth in “— When We Can or Are Required to Redeem the Notes — Mandatory Redemption.”

•	Form of notes: We will issue the 2008 notes only in global form, and you will not be permitted to withdraw the 2008 notes from DTC, Euroclear or Clearstream, Luxembourg except in the limited situations we describe below under “— Form, Denomination, Exchange and Transfer of the Notes — Special Situations When a Global Note Will Be Terminated.”

          Senior Notes due 2013

•	Title of the 2013 notes: 6 1/2% Senior Notes due 2013

•	Issuer of the 2013 notes: Intelsat, Ltd.

•	Total principal amount to be issued: $1,000 principal amount of 2013 notes in exchange for each $1,000 principal amount of original 2013 notes, up to an aggregate of $700,000,000 principal amount of 2013 notes

•	Due date for principal: November 1, 2013

•	Interest rate: 6 1/2% annually

•	Date interest started accruing on the 2013 notes: November 7, 2003

•	Due dates for interest: every May 1 and November 1

•	First due date for interest on the 2013 notes: May 1, 2004

•	Regular record dates for interest: every April 15 and October 15

•	Optional redemption: We may redeem some or all of the 2013 notes at any time at the redemption prices and on the other terms as set forth in “— When We Can or Are Required to Redeem the Notes — Optional Redemption.” We may also redeem all, but not less than all, of the 2013 notes in the event of certain tax changes affecting the 2013 notes as set forth in “— When We Can or Are Required to Redeem the Notes — Redemption for Tax Reasons.”

•	Mandatory redemption: Within 10 business days of the earliest to occur for whatever reason of any mandatory redemption event, we will be required to redeem all of the 2013 notes, less $200.0 million aggregate principal amount of the 2013 notes that will not be redeemed and will remain outstanding following the mandatory redemption, at the redemption price of 102% of the principal amount of the 2013 notes, plus accrued and unpaid interest, if any, and any other amounts due to the date of redemption, as set forth in “— When We Can or Are Required to Redeem the Notes — Mandatory Redemption.”

•	Form of notes: We will issue the 2013 notes only in global form, and you will not be permitted to withdraw the 2013 notes from DTC, Euroclear or Clearstream, Luxembourg except in the limited situations we describe below under “— Form, Denomination, Exchange and Transfer of the Notes — Special Situations When a Global Note Will Be Terminated.”

Additional Information about Your Notes

          The Notes Will Be Issued under the Indenture

      The notes are governed by a document called the indenture. The indenture is a contract between us and The Bank of New York, which acts as trustee. The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe below under “— Default, Remedies and Waiver of Default.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

          We May Issue Other Series of Debt Securities

      The indenture permits us to issue different series of debt securities from time to time. The 2008 notes and the 2013 notes offered in exchange for the original 2008 notes and the original 2013 notes will each be a single, distinct series of debt securities. The specific terms of any other series of debt securities issued under the indenture may differ from those of the 2008 and the 2013 notes. The indenture does not limit the aggregate amount of debt securities that we may issue, nor does it limit the number of other series or the aggregate amount of any particular series.

      The indenture and the notes do not limit our ability to incur other unsecured debt or to issue other securities. However, we are subject to financial and other restrictions by the terms of the notes, as we describe below under “— Restrictive Covenants.”

      When we refer to a series of debt securities, we mean a series, such as the 2008 notes or the 2013 notes, issued under the indenture. When we refer to the notes, these notes or the notes we are offering, we mean both the 2008 notes and the 2013 notes that we are offering by means of this prospectus.

          Further Issues of the Same Series

      We may from time to time, without the consent of existing Holders or indirect holders of the notes, create and issue further notes having the same terms and conditions as either series of notes we are offering in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previous outstanding notes of the applicable series.

          How the Notes Rank Against Other Debt

      The notes will not be secured by any property or assets of Intelsat, Ltd. or its subsidiaries. Thus, by owning these notes, you are one of our unsecured creditors. The notes will not be subordinated to any of our other debt obligations. This means that, in a bankruptcy or liquidation proceeding against us, these notes would rank equally in right of payment with all other unsecured and unsubordinated debt of Intelsat, Ltd. Because the notes are unsecured, the notes will be effectively subordinated to any and all secured debt of Intelsat, Ltd. The specific terms of other debt, including those of other series that we may issue under the indenture, will differ from those of the notes. For example, other debt will have different due dates for principal and interest and may permit holders to accelerate the maturity in different circumstances.

      An investment in the notes involves risks because we are a holding company, as well as other risks. We summarize these risks above under “Risk Factors.”

          Stated Maturity and Maturity

      The day on which the principal amount of the applicable series of notes is scheduled to become due is called the stated maturity of the principal. The principal may become due sooner by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

      We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the stated maturity of that installment. When we refer to the stated maturity or the maturity of either series of notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal of the applicable series of notes.

          This Section Is Only a Summary

      The information in this “Description of the Notes” section is only a summary. This section summarizes all of the material terms of the notes and the indenture. It does not, however, describe every aspect of the notes and the indenture. For example, we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms.

      The indenture and its associated documents, including the notes, contain the full legal text of the matters described in this section. The indenture and the notes are governed by the laws of the State of New York.

      See “Where You Can Find More Information” for information on how to obtain a copy of the indenture, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Form, Denomination, Exchange and Transfer of the Notes

          Form and Denomination of the Notes

      We have chosen to issue the notes in book-entry form. This means all of the notes of each series will be represented, at least initially, by one or more global notes.

      The notes will be issued only in fully registered form without interest coupons, in the form of beneficial interests in one or more global notes in denominations of $1,000 or integral multiples thereof.

      If any notes of either series cease to be issued in global form, they will be issued:

•	only in certificated and fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and multiples of $1,000.

      Holders of notes of either series may exchange their notes for notes of smaller denominations of the same series or combine their notes into fewer notes of larger denominations of the same series, as long as the total principal amount of the notes is not changed.

      Holders may exchange or transfer their notes at the office of the trustee. We have appointed the trustee to act as our agent for registering notes in the names of Holders and transferring notes. We may in the future appoint another entity to perform these functions or perform them ourselves.

      Holders will not be required to pay a service charge to transfer or exchange their notes, but they may be required to pay any tax or other governmental charge associated with the exchange or transfer. A transfer or exchange will be made only if our transfer agent is satisfied with the Holder’s proof of legal ownership.

      We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

      As long as the notes are issued in global form, only the depositary will be entitled to transfer and exchange notes as described in this subsection, since the depositary will be the sole Holder of these notes.

          What Is a Global Note?

      A global note is a note that we deposit with and register in the name of a financial institution that we select, or its nominee. The financial institution that we select for this purpose is called the depositary. We have selected DTC to be the depositary for the global notes, at least initially. The depositary, or its nominee, will be the sole registered owner and Holder of all of the notes, and investors will be permitted to own only beneficial interests in a global note. Beneficial interests in a global note must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary, as described under “— Legal Ownership of the Notes — Book-Entry Holders.”

      A global note may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Note Will Be Terminated.”

      As an indirect holder, an investor’s rights relating to a global note will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. Because the notes will be issued only in the form of global notes, an investor should be aware of the following:

•	An investor cannot cause the notes to be registered in its own name and cannot obtain non-global certificates for its interest in the notes, except in the special situations we describe in this prospectus.

•	An investor will be an indirect holder and must look to its own bank or broker for payments on the notes and protection of its legal rights relating to the notes.

•	An investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge its interest in a global note in circumstances where certificates representing the notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to the investor’s interest in a global note. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global note. We and the trustee also do not supervise the depositary in any way.

•	We understand that the depositary will require that those who purchase and sell interests in a global note within its book-entry system use immediately available funds.

•	Financial institutions that participate in the depositary’s book-entry system, and through which investors hold their interests in the global notes, may also have their own policies affecting payments, notices and other matters relating to the notes. There may be more than one financial intermediary in the chain of ownership for the investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

          Special Situations When a Global Note Will Be Terminated

      In a few special situations described in this prospectus, the global notes will be terminated and interests in each global note will be exchanged for certificates representing the same notes that the applicable global note represented. After that exchange, the choice of whether to hold notes directly or in street name will be up to each investor. Investors must consult their own banks or brokers to find out how to have their interests in a global note transferred on termination to their own names, so that they will be Holders. We have described the rights of Holders and street name investors under “— Legal Ownership of the Notes — Street Name Holders” and “— Legal Ownership of the Notes — Legal Holders.”

      The special situations in which the global notes of each series may be terminated are:

•	if the depositary notifies us that it is unwilling or unable to continue as depositary for the global notes or is no longer registered as a “clearing agency” under the Securities Exchange Act of 1934, as amended, and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee that we wish to terminate the global notes for the applicable series of notes; or

•	if an event of default has occurred with respect to the applicable series of notes and has not been cured or waived. We discuss defaults under “— Default, Remedies and Waiver of Default.”

      If a global note is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the notes represented by the global note will be registered and, therefore, who will be the Holders of those notes.

You Can Hold Interests in Global Notes through Clearstream, Luxembourg and Euroclear, as Indirect Participants in DTC

      As long as DTC is the depositary for the global notes, you may hold an interest in a global note through any organization that participates, directly or indirectly, in the DTC system. Those organizations include Euroclear Bank S.A./N.V., as operator of the Euroclear system, referred to as Euroclear, and Clearstream Banking, société anonyme, Luxembourg, known as Clearstream, Luxembourg. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system. If you hold your interest indirectly, you should note that DTC, Euroclear and Clearstream, Luxembourg will have no record of you or your relationship with the direct participant in their systems.

      Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe, and they participate indirectly in DTC. Euroclear and Clearstream, Luxembourg will hold interests in the global notes on behalf of the participants in their systems, through securities accounts they maintain in their own names for their customers on their own books or on the books of their depositaries. Those depositaries, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names on the books of DTC. Citibank, N.A. acts as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank acts as depositary for Euroclear. Clearstream, Luxembourg and Euroclear clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

          DTC Rules Will Also Apply to Notes Held through Clearstream, Luxembourg and Euroclear

      If you hold an interest in a global note through Clearstream, Luxembourg or Euroclear, that system will credit the payments we make on your note to the account of your Clearstream, Luxembourg or Euroclear participant in accordance with that system’s rules and procedures. The participant’s account will be credited only to the extent that the system’s depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the notes, if made through Clearstream, Luxembourg or Euroclear, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.

      Trading in the notes between Clearstream, Luxembourg participants or between Euroclear participants will be governed only by the rules and procedures of that system. We understand that, at present, those systems’ rules and procedures applicable to trades in conventional eurobonds will apply to trades in the notes, with settlement in immediately available funds.

          Special Considerations for Cross-Market Transfers

      Cross-market transfers of the notes — meaning transfers between investors who hold or will hold their interests through Clearstream, Luxembourg or Euroclear, on the one hand, and investors who hold or will hold their interests through DTC but not through Clearstream, Luxembourg or Euroclear, on the other hand — will be governed by DTC’s rules and procedures in addition to those of Clearstream, Luxembourg or Euroclear. If you hold your note through Clearstream, Luxembourg or Euroclear and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Clearstream, Luxembourg or Euroclear, through your participant, and that system in turn will need to deliver them to DTC, through that system’s depositary.

      Because of time-zone differences between the United States and Europe, any notes you purchase through Clearstream, Luxembourg or Euroclear in a cross-market transfer will not be credited to your account at your Clearstream, Luxembourg or Euroclear participant until the business day after the DTC settlement date. For the same reason, if you sell the notes through Clearstream, Luxembourg or Euroclear in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant’s account until the business day following the DTC settlement date. In this context, “business day” means a business day for Clearstream, Luxembourg or Euroclear.

      The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems and we take no responsibility for their activities.

Legal Ownership of the Notes

      We refer to those that have notes registered in their own names, on the books that we or the trustee maintain for this purpose, as the “Holders” of those notes. Those persons are the legal holders of those notes. We refer to those that, indirectly through others, own beneficial interests in notes that are not registered in their own names as indirect holders of those notes. As we discuss below, indirect holders are not legal holders, and investors in notes issued in book-entry form or in street name will be indirect holders.

          Book-Entry Holders

      We will issue the notes in book-entry form. This means that the notes of each series will be represented by one or more global notes registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the notes on behalf of themselves or their customers.

      Under the indenture, only the person in whose name a note is registered is recognized as the Holder of that note. Consequently, for notes issued in global form, we will recognize only the depositary as the Holder of those notes and we will make all payments on those notes to the depositary. The depositary is expected to pass along the payments it receives to its participants, which in turn are expected to pass the payments along to their customers who are the beneficial owners. The depositary and its participants are expected to do so in accordance with agreements that they have made with one another or with their customers, but they are not obligated to do so by the terms of the notes.

      Investors will not own notes issued in global form directly. Instead, they will own beneficial interests in a global note through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the notes are issued in global form, investors will be indirect holders, and not Holders, of the notes.

          Street Name Holders

      If in the future we terminate the global notes, investors may choose to hold certificated notes in their own names or in street name. Certificated notes held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those notes through an account he or she maintains at that institution.

      For certificated notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the notes are registered as the Holders of those notes and we will make all payments on those notes to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold certificated notes in street name will be indirect holders, not Holders, of those notes.

          Legal Holders

      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the Holders of the notes. We do not have obligations to investors that hold beneficial interests in global notes, in street name or by any other indirect means.

      For example, once we make a payment or give a notice to the Holder, we have no further responsibility for the payment or notice even if that Holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the Holders for any purpose — for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — we would seek the approval only from the Holders, and not the indirect holders, of the notes. Whether and how the Holders contact the indirect holders is up to the Holders.

      When we refer to you, we mean the Holders and indirect holders of the notes. When we refer to your notes, we mean the notes in which you hold a direct or indirect interest.

          Special Considerations for Indirect Holders

      If you hold notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the Holders’ consent, if ever required;

•	whether and how you can instruct it to send you notes registered in your own name so you can be a Holder, if that is permitted in the future;

•	how it would exercise rights under the notes if there were a default or other event triggering the need for Holders to act to protect their interests; and

•	if the notes are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Payment of Additional Amounts

      Under current Bermuda law, no withholding tax will be imposed upon payments on the notes. If we are required by law to deduct Bermuda withholding taxes on payments to Holders, however, we will pay additional amounts on those payments to the extent described in this section. In addition, we will also pay additional amounts with respect to payments on the notes if withholding taxes are imposed by any other jurisdiction as a result of our being organized in or moving our principal office to that jurisdiction.

      We will pay to any Holder so entitled all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment we mean the amount we or our paying agent pays the Holder after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a taxing authority.

      Our obligation to pay additional amounts is subject to several important exceptions, however. We will not pay additional amounts to any Holder for or on account of any of the following:

•	any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the Holder and the jurisdiction imposing the tax (other than the mere receipt of a payment or the ownership or holding of a note);

•	any estate, inheritance, gift or any similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed solely because the Holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or any beneficial owner of the note, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to exemption from the tax, assessment or other governmental charge and we have given the Holders at least 60 days’ notice that Holders will be required to provide such information and identification; and

•	any tax, assessment or other governmental charge with respect to a note presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of the note would have been entitled to additional amounts on presenting the note for payment on any date during the 30-day period.

When We Can or Are Required to Redeem the Notes

      We have the right to redeem the notes before their stated maturity as described below. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your notes.

          Redemption for Tax Reasons

      We will be entitled, at our option, to redeem the outstanding 2008 notes in whole and the outstanding 2013 notes in whole if at any time we become obligated to pay additional amounts on any notes on the next interest payment date with respect to such series of notes, but only if our obligation results from a change in the laws or regulations of Bermuda, of any jurisdiction in Bermuda or of any taxing authority of Bermuda or any other applicable taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced after the Issue Date and provided we cannot avoid the obligation after taking reasonable measures to do so. If we redeem the 2008 notes or the 2013 notes in these circumstances, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued interest, if any, and any other amounts due to the redemption date.

      If we become entitled to redeem the 2008 notes or the 2013 notes in these circumstances, we may do so at any time on a redemption date of our choice. However, we must give the Holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. Notice of our intent to redeem the notes shall not be effective until such time as we deliver to the trustee both a certificate signed by two of our officers stating that the obligation to pay additional amounts cannot be avoided by our taking reasonable measures and an opinion of independent legal counsel or an independent auditor stating that we are obligated to pay additional amounts because of an amendment to or change in law.

          Optional Redemption

      We may redeem the notes of either series in whole or in part, at our option at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments of principal and interest on the notes to be redeemed, but not including any portion of interest accrued to the date of redemption, discounted to the applicable redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 30 basis points, in the case of the 2008 notes, and plus 35 basis points, in the case of the 2013 notes, plus in each case, accrued and unpaid interest, if any, and any other amounts due to the date of redemption.

      “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated (on a straight-line basis) maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

      “Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

      “Reference Treasury Dealer” means each of Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., or their affiliates which are primary U.S. Government securities dealers, and their respective successors, and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

      “Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date for such note but for such redemption. If such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

      “Treasury Rate” means, with respect to any redemption date:

•	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      The Treasury Rate will be calculated on the third business day preceding the redemption date.

      We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each Holder of notes to be redeemed.

      The redemption price shall be calculated by the Independent Investment Banker, and the trustee and any paying agent for the notes shall be entitled to rely on, and we and the Holders shall be bound by, such calculation.

      Unless we default in payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

          Mandatory Redemption

      Within 10 business days of the earliest to occur for whatever reason of any mandatory redemption event, upon at least one business day’s prior written notice to the Holders, we will be required to redeem such amount of the 2008 notes and the 2013 notes such that, following and after giving effect to any such mandatory redemption, $200.0 million aggregate principal amount of the 2008 notes and $200.0 million aggregate principal amount of the 2013 notes will remain outstanding. The notes will be redeemed at the redemption price of 102% of the principal amount of each series of notes being redeemed, plus accrued and unpaid interest, if any, and any other amounts due to the date of redemption.

      Some provisions relating to our obligation to redeem the 2008 notes and 2013 notes may not be waived or modified without the written consent of the Holders of the notes as set forth under “— Modification and Waiver of Covenants — Changes Requiring Each Holder’s Approval.” Unless we default in payment of the redemption price, interest will cease to accrue on all of the notes called for redemption on the mandatory redemption date.

      “Applicable Credit Agreement” means the credit agreement to be entered into or entered into among us and various financial institutions, including affiliates of the initial purchasers of the notes, relating to the new credit facility described under “Description of Other Indebtedness” or any alternative credit agreement thereto entered into among us and affiliates of the initial purchasers, in any case prior to the completion of the proposed Loral transaction, as such agreement may be amended from time to time.

      “Mandatory redemption event” means any of the following: (1) the asset purchase agreement relating to the proposed Loral transaction is terminated, (2) the Applicable Credit Agreement is not entered into by all the parties thereto or is terminated at any time following its execution, in each case on or prior to April 30, 2004, (3) we fail to meet any condition required for the extension of loans under the Applicable Credit Agreement on or prior to April 30, 2004 that in accordance with the terms of the Applicable Credit Agreement must be satisfied, and that has not been waived, on or prior to that date, or (4) the proposed Loral transaction is not completed on or prior to April 30, 2004.

          Selection

      If we partially redeem either the 2008 notes or the 2013 notes, the Trustee will select the 2008 notes or 2013 notes, as the case may be, to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no notes of $1,000 in principal amount or less will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount of the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

Restrictive Covenants

      We have agreed to some restrictions on our activities for the benefit of the Holders of the notes. A list of certain definitions appears at the end of this section to define the capitalized words used in describing these restrictive covenants.

          Merger, Consolidation or Sale of Assets

      We may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person or (2) permit any person to consolidate with or merge into us unless:

(a)	the person formed by the consolidation or into which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia, Bermuda or any country that is a member of the European Union and, if we are not the surviving person, the surviving person assumes the payment of all amounts due on the notes and the performance of all of our other covenants under the indenture; and

(b)	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

          Limitation on Secured Debt

      We will not, and we will not permit any of the Restricted Subsidiaries to, incur, issue, assume or create any Secured Debt, unless we provide that the notes will be secured equally and ratably with, or prior to, that Secured Debt, unless, taking into account the proposed Secured Debt, the sum of:

•	the aggregate amount of all of our outstanding Secured Debt and that of the Restricted Subsidiaries plus

•	all Attributable Debt relating to any Principal Property, with the exception of Attributable Debt which is excluded as provided by clauses (1) through (5) described under “— Limitation on Sale and Leaseback Transactions” below, would not exceed 15% of our Consolidated Net Tangible Assets.

      This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction and under “— Limitation on Sale and Leaseback Transactions” below, Indebtedness secured by:

1.	Liens securing the notes;

2.	Liens on property, shares of capital stock or Indebtedness of any person existing at the time that person becomes a Restricted Subsidiary (so long as not created in connection with, or anticipation of, such person becoming a Restricted Subsidiary);

3.	Liens on property, shares of capital stock or Indebtedness if those Liens existed at the time of acquisition, including, without limitation, by way of merger or consolidation, of that property, those shares of capital stock or that Indebtedness (so long as not created in connection with, or contemplation of, such acquisition, merger or consolidation);

4.	Liens in favor of us or any Restricted Subsidiary;

5.	Liens in favor of the United States of America, any State or the District of Columbia, Bermuda or any other foreign government, or any agency, department or other instrumentality of the United States of America, any State or the District of Columbia, Bermuda or any other foreign government to secure partial, progress, advance or other payments as provided by any contract or provision of any statute;

6.	Liens to secure Indebtedness of any Restricted Subsidiary to us or any other Restricted Subsidiary, or of us to any Restricted Subsidiary, but only so long as such Indebtedness is held by us or a Restricted Subsidiary;

7.	Liens incurred to finance all or any portion of the cost of construction, acquisition, alteration or repair of any Principal Property or improvements thereto, including the cost of research and development, design, improvement, launch, installation or integration, and including all import duties, created:

(a)	prior to, at the time of, or within 180 days after completion of that construction, acquisition, alteration or repair or

(b)	thereafter, if that Lien is created as provided by a binding commitment to lend entered into prior to, at the time of, or within 180 days after completion of that construction, acquisition, alteration or repair;

8.	Liens existing on the Issue Date or subsequently incurred in accordance with the provisions of a written agreement existing on that date;

9.	Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;

10.	Liens arising in connection with a Permitted Hedging Obligation;

11.	Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature, in each case other than obligations for the payment of borrowed money; or

12.	Liens incurred in connection with any extension, renewal, refunding or replacement of the foregoing, provided that:

•	such extension, renewal, refinancing, refunding or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed, refinanced, refunded or replaced, plus improvements on that property, and

•	the Indebtedness secured by that Lien may not exceed:

•	the principal amount of the Indebtedness so extended, renewed, refinanced, refunded or replaced, plus

•	the amount of any premium required to be paid in connection with such extension, renewal, refinancing, refunding or replacement, or the amount of any premium we reasonably determine as necessary to accomplish such extension, renewal, refinancing, refunding or replacement, plus

•	the expenses we or a Restricted Subsidiary, as the case may be, incur in connection with such extension, renewal, refinancing, refunding or replacement.

          Limitation on Sale and Leaseback Transactions

      We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless, taking account of the proposed Sale and Leaseback Transaction, the aggregate amount of:

•	all Attributable Debt with respect to all Sale and Leaseback Transactions plus

•	all Secured Debt, other than Secured Debt which is excluded as provided by clauses (1) through (12) described under “— Limitation on Secured Debt” above,

      would not exceed 15% of our Consolidated Net Tangible Assets.

      This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction or under “— Limitation on Secured Debt” above, Attributable Debt with respect to any Sale and Leaseback Transaction if:

(1)	we or a Restricted Subsidiary are permitted to create Indebtedness secured by a Lien as provided by clauses (1) through (12) inclusive described under “— Limitation on Secured Debt” above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to that Sale and Leaseback Transaction, without equally and ratably securing the notes;

(2)	the property leased as provided by that arrangement is sold for a price at least equal to that property’s fair market value, as determined by our chief executive officer, our president, our chief financial officer, our treasurer or our controller, and within 270 days prior to, or subsequent to, the sale, we or a Restricted Subsidiary apply at least 90% of the net proceeds of the sale:

•	to the extent we elect, to the retirement of Indebtedness of us or any Restricted Subsidiary, other than Indebtedness owed to us or any Restricted Subsidiary; and

•	to the extent we do not retire Indebtedness as described above, to the purchase of assets or to pay or secure the payment of the cost of construction of assets;

(3)	the lease in the Sale and Leaseback Transaction is for a term, including renewals, of not more than three years;

(4)	the Sale and Leaseback Transaction is entered into between us and a Restricted Subsidiary or between Restricted Subsidiaries; or

(5)	the lease payment is created in connection with a project financed with, and the obligation constitutes, a Nonrecourse Obligation.

          Limitation on Designation of Unrestricted Subsidiaries

      All of our Subsidiaries existing on the Issue Date of the notes will be Restricted Subsidiaries. Except as set forth in the following sentence, all of our future Subsidiaries will be Restricted Subsidiaries for purposes of the indenture. However, our board of directors may designate any of our Subsidiaries as an “Unrestricted Subsidiary” that is not subject to the covenants of the indenture, so long as our board does not:

•	designate, or continue the designation of, any Subsidiary as an Unrestricted Subsidiary that owns any Principal Property or any Subsidiary that owns any shares of capital stock of a Restricted Subsidiary;

•	designate, or continue the designation of, any Subsidiary as an Unrestricted Subsidiary that, together with all other Unrestricted Subsidiaries, would result in our Unrestricted Subsidiaries owning more than 10% of our Consolidated Net Tangible Assets; or

•	cause or permit any Restricted Subsidiary to transfer or otherwise dispose of any Principal Property or any shares of capital stock of a Restricted Subsidiary to any Unrestricted Subsidiary, unless:

•	that Unrestricted Subsidiary will be redesignated as a Restricted Subsidiary, and

•	any Lien securing any Indebtedness of that Unrestricted Subsidiary does not extend to any Principal Property or any shares of capital stock of a Restricted Subsidiary, except if the existence of the Indebtedness secured by that Lien would otherwise be permitted under the indenture.

      We may also designate an Unrestricted Subsidiary to be a Restricted Subsidiary in accordance with the provisions of the indenture if such designation would not cause a breach of any covenant described under “— Limitation on Secured Debt” and “— Limitation on Sale and Leaseback Transactions.”

Certain Defined Terms

      The following terms referred to in this “Description of the Notes” are defined in the indenture as follows:

      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Capital Lease Obligations” means with respect to any person any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP.

      “Consolidated Net Tangible Assets” means, at any date, the total assets appearing on our most recent consolidated balance sheet as at the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with GAAP, less

•	all current liabilities due within one year as shown on that balance sheet,

•	investments in and advances to Unrestricted Subsidiaries, and

•	Intangible Assets.

      “Contingent Obligation” means, as applied to any person, any obligation of that person guaranteeing or intending to guarantee any Indebtedness of any other person in any manner, whether directly or indirectly.

      “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by any other entity as have been approved by a significant segment of the accounting profession, which are in effect at the date of the applicable computation.

      “Hedging Obligation” of any person means the obligations of that person under:

•	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

•	foreign exchange contracts and currency swap agreements; and

•	other agreements or arrangements entered into in the ordinary course of business and consistent with past practices designed to protect that person against fluctuations in interest rates or currency exchange rates.

      “Indebtedness” of any person means, without duplication:

(1)	all obligations of such person for borrowed money or for the deferred purchase price of property or services, including, without limitation, the face amount available to be drawn under all letters of credit, reimbursement and similar obligations with respect to surety bonds, letters of credit and banks’ acceptances, whether or not matured;

(2)	all obligations of such person evidenced by notes, bonds, debentures or similar instruments;

(3)	all Capital Lease Obligations of such person;

(4)	all Contingent Obligations of such person;

(5)	all Hedging Obligations of such person; and

(6)	all Indebtedness referred to in clause (1), (2), (3), (4), or (5) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness;

provided, however, that Indebtedness shall not include current accounts payable or trade accounts payable, in each case not overdue for more than 60 days.

      The amount of any Indebtedness outstanding as of any date shall be:

•	the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

•	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

•	in the case of a Contingent Obligation, the amount of the Indebtedness guaranteed or intended to be guaranteed thereby.

      “Intangible Assets” means, at any date, the value, as shown on or reflected in our most recent consolidated balance sheet as at the end of the fiscal quarter of us ending not more than 135 days prior to the date, prepared in accordance with GAAP, of:

•	all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles;

•	organizational and development costs;

•	deferred charges, other than prepaid items, including insurance, taxes, interest, commissions, rents, pensions, compensation and similar items and tangible assets being amortized; and

•	unamortized debt discount and expense, less unamortized premium.

      “Issue Date” means the date on which the original 2008 notes and the original 2013 notes, as the case may be, were first issued and delivered.

      “Lien” means any pledge, mortgage, lien, security interest, hypothecation, assignment for security interest or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give a security interest).

      “Nonrecourse Obligation” means Indebtedness or lease payment obligations substantially related to the financing of a project involving the development or expansion of our properties or those of any Subsidiary, as to which we and the Restricted Subsidiaries do not provide any credit support, and the obligee with respect to the Indebtedness or lease payment obligations thereunder has no recourse to us or any Restricted Subsidiary or any of our assets or those of any of our Restricted Subsidiaries, other than the assets which were acquired with the proceeds of the transaction or the project financed.

      “Permitted Hedging Obligations” of any person means any Hedging Obligation that is designed to protect such person against fluctuations in (i) interest rates with respect to Indebtedness incurred or anticipated to be incurred and which shall have a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby, or (ii) currency exchange rates or commodity prices relating to then existing or anticipated financial obligations, anticipated financial results or cash flow, anticipated cash capital expenditures, anticipated sales of goods or services or then existing or sold production and, in the case of each of clauses (i) and (ii) above, not for purposes of speculation.

      “Principal Property” means any satellite or satellite systems equipment, whether under development or in operation; or any manufacturing, development, testing or research center or satellite control center; network operations center; gateway; tracking, telemetry, command and monitoring center or other terrestrial facility (including, without limitation, land, fixtures and equipment); in each case whether owned or leased by us or any Restricted Subsidiary, including any of the foregoing existing as of or after the Issue Date, but not including any property which has a net book value (as of the date of determination) of less than 1% of our Consolidated Net Tangible Assets.

      “Restricted Subsidiary” is any Subsidiary other than an Unrestricted Subsidiary.

      “Sale and Leaseback Transaction” means any transaction or a series of related transactions with any person providing for the leasing by us or any Restricted Subsidiary of any of our Principal Property or any Principal Property of a Restricted Subsidiary, which Principal Property has been or is to be sold by us or any Restricted Subsidiary to such person.

      “Secured Debt” means any Indebtedness of us or a Restricted Subsidiary which is secured by any Lien on any

•	Principal Property, whether owned on the date of the indenture or thereafter acquired or created;

•	shares of capital stock owned by us or a Subsidiary in a Restricted Subsidiary; or

•	Indebtedness owed to us by a Restricted Subsidiary.

      “Significant Subsidiary” means a Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Securities Exchange Act of 1934, as amended, as in effect on the Issue Date.

      “Subsidiary” means any corporation or other legal entity, including, without limitation, a limited liability company, partnership, joint venture and association, regardless of its jurisdiction of organization or formation, where

•	in the case of a corporation, under ordinary circumstances not dependent upon the happening of a contingency, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of that corporation is owned directly or indirectly by us and/or by one or more of our Subsidiaries; or

•	in the case of any other type of entity, more than 50% of the ordinary equity capital interests is owned directly or indirectly by us and/or by one or more of our Subsidiaries.

      “Unrestricted Subsidiary” is defined in “— Restrictive Covenants — Limitation on Designation of Unrestricted Subsidiaries” above.

Defeasance and Covenant Defeasance

Full Defeasance

      If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the 2008 notes and the 2013 notes, as the case may be. This is called full defeasance. To do so, each of the following must occur:

•	We must deposit in trust for the benefit of all Holders of the applicable series of notes a combination of money and U.S. Government or U.S. Government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those notes on their various due dates.

•	There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the applicable series of notes any differently than if we did not make the deposit and just repaid the notes ourselves. Under current U.S. federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your notes.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

      If we ever did accomplish full defeasance with respect to either series of notes, you would have to rely solely on the trust deposit for payments on those notes. You could not look to us for payment in the event of any shortfall.

     Covenant Defeasance

      Under current U.S. federal tax law, we can make the same type of deposit described above and be released from certain restrictive covenants relating to the 2008 notes or the 2013 notes. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance with respect to either series of notes, we must do both of the following:

•	We must deposit in trust for the benefit of the Holders of the applicable series of notes a combination of money and U.S. Government or U.S. Government agency notes or bonds that will generate enough cash to make interest, principal and any other anticipated payments on those notes on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the applicable series of notes any differently than if we did not make the deposit and just repaid the notes ourselves.

      If we accomplish covenant defeasance with respect to either series of notes, the following provisions of the indenture and the notes would no longer apply to that series of notes:

•	the covenants described above under “— Restrictive Covenants — Limitation on Secured Debt,” “— Restrictive Covenants — Limitation on Sale and Leaseback Transactions” and “— Restrictive Covenants — Limitation on Designation of Unrestricted Subsidiaries,” and the operation of clause (b) under “— Restrictive Covenants — Merger, Consolidation or Sale of Assets;” and

•	the operation of the events of default described below in the third, fourth, fifth and, with respect to Significant Subsidiaries only, sixth items under “— Default, Remedies and Waiver of Default — Events of Default.”

      If we accomplish covenant defeasance with respect to either series of notes, you can still look to us for repayment of those notes in the event of any shortfall in the trust deposit. If one of the remaining events of default occurred, such as our bankruptcy, and your notes became immediately due and payable, there may be a shortfall. You should note that, depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default, Remedies and Waiver of Default

      You will have special rights if an event of default with respect to the notes occurs and is not cured, as described in this subsection.

     Events of Default

      When we refer to an event of default with respect to either series of notes we are offering, we mean any of the following:

•	We do not pay the principal on any of the notes of that series on its due date.

•	We do not pay interest on any of the notes of that series within 30 days after its due date.

•	We remain in breach of any covenant we make in the indenture for the benefit of the notes of that series for 90 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or the Holders of not less than 25% in principal amount of the applicable series of notes.

•	We fail or any of our Significant Subsidiaries fails to make any payment when due, including any applicable grace period, under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or a Significant Subsidiary having a principal amount exceeding $50,000,000.

•	We experience or any of our Significant Subsidiaries experiences a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or a Significant Subsidiary having a principal amount exceeding $50,000,000 that results in acceleration of the indebtedness.

•	We file or any of our Significant Subsidiaries files for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to us or any of our Significant Subsidiaries occur.

     Remedies if an Event of Default Occurs

      If an event of default with respect to either series of notes has occurred and has not been cured or waived, the trustee or the Holders of not less than 25% in principal amount of the notes of that series may declare the entire principal amount of all of the notes of that series to be due immediately. If an event of default with respect to either series of notes occurs because of events in bankruptcy, insolvency or reorganization relating to Intelsat, Ltd., the entire principal amount of all of the notes of that series will be automatically accelerated, without any action by the trustee or any Holder.

      Each of the situations described above is called an acceleration of the maturity of the notes. If the maturity of either series of notes is accelerated and a judgment for payment has not yet been obtained, the Holders of a majority in principal amount of the notes of that series may cancel the acceleration for all of the notes of that series.

      If an event of default occurs with respect to either series of notes, the trustee will have special duties with respect to the notes of that series. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

      Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any Holders of notes of either series unless the Holders of notes of that series offer the trustee protection from expenses and liability. This is called an indemnity. If the trustee receives an indemnity that is satisfactory to it, the Holders of a majority in principal amount of the notes of that series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to notes of that series. These majority Holders may also direct the trustee in performing any other action under the indenture with respect to the notes of that series.

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes of either series, the following must occur:

•	The Holder of your notes must give the trustee written notice that an event of default has occurred with respect to the applicable series of notes and the event of default must not have been cured or waived.

•	The Holders of not less than 25% in principal amount of the notes of the applicable series must make a written request that the trustee take action because of the default and they or other Holders of notes of the applicable series must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after the above steps have been taken.

•	During those 60 days, the Holders of a majority in principal amount of the notes of the applicable series must not have given the trustee directions that are inconsistent with the written request described above of the Holders of not less than 25% in principal amount of the notes of the applicable series.

      However, each Holder is entitled at any time to bring a lawsuit for the payment of money due on any note held by such Holder on or after its due date.

     Waiver of Default

      The Holders of not less than a majority in principal amount of an applicable series of the notes may waive a default for all of the notes of that series. If this waiver happens, the default will be treated as if it has not occurred. No one can waive a payment default on any note, however, without the approval of the Holder of that note.

     We Will Give the Trustee Information about Defaults Annually

      Each year, we will give the trustee a written statement of two of our officers, certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default known to them.

      Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Modification and Waiver of Covenants

      There are three types of changes we can make to the indenture and the notes.

     Changes Requiring Each Holder’s Approval

      First, there are changes that cannot be made without the approval of the Holder of each note affected by the change. Here is a list of those types of changes:

•	changing the stated maturity for any principal or interest payment on a note;

•	reducing the principal amount, the interest rate or the redemption price for a note;

•	changing the time or circumstances upon which redemption of the notes is required to be made;

•	changing any obligation to pay Additional Amounts;

•	permitting redemption of a note if not previously permitted;

•	changing the currency of any payment on a note other than as permitted by the note;

•	changing the place of any payment on a note;

•	impairing the Holder’s right to sue for payment of any amount due on its note;

•	reducing the percentage in principal amount of the notes and any other affected series of debt securities, taken together, the approval of whose Holders is needed to change the indenture or the notes;

•	reducing the percentage in principal amount of the notes and any other affected series of debt securities, taken separately or together, as the case may be, the approval of whose Holders is needed to waive our compliance with the indenture or to waive defaults; and

•	changing the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

     Changes Not Requiring Approval

      The second type of change does not require any approval by Holders of the notes. Changes of this type are limited to curing obligations, correcting or supplementing provisions in the indenture that may be defective or inconsistent with any other provisions therein, and taking any action or making any change that would not adversely affect the notes in any material respect. Nor do we need any approval of Holders to make changes that affect only debt securities to be issued under the indenture after the changes take effect.

      We may also make changes or obtain waivers that do not adversely affect a particular note, even if they affect other notes or other debt securities. In those cases, we do not need to obtain the approval of the Holder of that note; we need only obtain any required approvals from the Holders of the affected notes or other debt securities.

          Changes Requiring Majority Approval

      Any other change to the indenture and the notes would require the following approval:

•	If the change affects only a particular series of notes, it must be approved by the Holders of a majority in principal amount of the notes of that series.

•	If the change affects either series of notes as well as one or more other series of debt securities issued under the indenture, including the other series of notes, it must be approved by the Holders of a majority in principal amount of the notes of that series and all other series affected by the change, with the notes of that series and the other series voting together as one class for this purpose.

      In each case, the required approval must be given by written consent. Most changes fall into this category.

      The same majority approval would be required for us to obtain a waiver of any of our covenants in the indenture. If the requisite Holders of notes and all other series of debt securities issued under the indenture approve a waiver of a covenant, we will not have to comply with it. These Holders, however, cannot approve a waiver of any provision in a particular note, or in the indenture as it affects that note, that we cannot change without the approval of the Holder of that note as described above in “— Changes Requiring Each Holder’s Approval,” unless that Holder approves the waiver.

      Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

Special Rules for Action by Holders

      When Holders of notes of either series take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules. We may apply similar rules to other series of debt securities issued under the indenture.

          Only Outstanding Notes Are Eligible

      Only Holders of outstanding notes of the applicable series will be eligible to participate in any action by Holders of the notes of that series. Also, we will count only outstanding notes of that series in determining whether the various percentage requirements for taking action have been met. For these purposes, a note will not be outstanding:

•	if it has been surrendered for cancellation;

•	if we have deposited or set aside, in trust for its Holder, money for its payment or redemption;

•	if we have fully defeased it as described above under “— Defeasance and Covenant Defeasance — Full Defeasance;” or

•	if we or one of our affiliates is the beneficial owner.

      In some situations, Holders of debt securities of other series may be eligible to participate in an action by Holders of either or both series of notes. In that event, we may follow special rules in calculating the principal amount of their debt securities that is to be treated as outstanding for the purposes described above. This situation may arise, for example, if the principal amount is payable in a foreign currency, increases over time or is not to be fixed until maturity.

          Determining Record Dates for Action by Holders

      We will generally be entitled to set any day as a record date for the purpose of determining the Holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by Holders. If we set or the trustee sets a record date for an approval or other action to be taken by Holders, that approval or action may be taken only by persons or entities who are Holders on the record date and must be taken during the period specified for this purpose. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global note may be set in accordance with procedures established by the depositary from time to time.

Payment Mechanics

          Who Receives Payment?

      We will pay interest on the notes on the interest payment dates stated above under “— Financial Terms of the Notes,” and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the date on which interest was paid or made available for payment, if interest has been paid, or from the issue date, if no interest has been paid or made available for payment, to but excluding the relevant payment date. We will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.

      If interest is due on a note on an interest payment date, we will pay the interest to the Holder in whose name the note is registered at the close of business on the regular record date relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the note. If principal is due on a note at maturity, we will pay the amount to the Holder of the note against surrender of the note at the proper place of payment.

          Regular Record Dates for Interest

      The regular record date relating to an interest payment date for any note will be the April 15 or October 15 next preceding the interest payment date, whether or not that preceding day is a business day.

          How We Will Make Payments

          Payments on Global Notes

      As long as the notes of either series are issued in global form, we will make payments on the notes of that series in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global note for such series. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described above under “— Form, Denomination, Exchange and Transfer of the Notes” and “— Legal Ownership of the Notes.”

          Payments on Non-Global Notes

      If the global notes of either or both series are terminated and we issue notes of the applicable series in non-global form, we will pay interest that is due on an interest payment date against presentation of those notes at the office of the paying agent, which is currently the trustee, or, at our option, by mailing checks payable to the persons entitled to that interest to their addresses as shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the office of the paying agent described below, against surrender of the notes. All payments by check will be made in next day funds — i.e., funds that become available on the day after the check is cashed.

      Alternatively, if a non-global note has a face amount of at least $1,000,000 and the Holder asks us to do so, we will pay any amount that becomes due on the note by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the Holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the Holder on the relevant regular record date. In the case of any other payment, payment will be made only after the note is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

      Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the notes.

          Payment When Offices Are Closed

      If any payment is due on a note on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the notes or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

      When we refer to a business day, we mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or any other relevant location generally are authorized or obligated by law, regulation or executive order to close. By other relevant location we mean, if the notes cease to be held in global form, each office of a paying agent, but only with respect to a payment to be made at that office, and each office of a transfer agent, but only with respect to any actions to occur at that office.

          Paying Agent

      If we issue the notes of either series in non-global form, we may appoint one or more financial institutions to act as our paying agents, and at whose designated offices such notes may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as a paying agent. We must notify Holders of the notes of each series of changes in the paying agents.

          Unclaimed Payments

      Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a Holder may be repaid to us. After that repayment, the Holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

      As long as the notes of a particular series are in global form, notices to be given to Holders of such notes will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If we issue the notes of either or both series in non-global form, notices to be given to Holders of those notes will be sent by mail to the respective addresses of the Holders as they appear in the trustee’s records, and will be deemed given when mailed.

      Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

      Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

      The Bank of New York is initially serving as the trustee for the notes and all other series of debt securities issued or to be issued under the indenture. The Bank of New York is also acting as the exchange agent for this offering. The Bank of New York has provided commercial banking and other services for us in the past and may do so in the future. Among other things, The Bank of New York serves as trustee under the trust agreements established in connection with the privatization for those Signatories and Investing Entities that had not executed and delivered the required privatization agreements by July 18, 2001 or that otherwise preferred not to hold, or were prevented by reason of law, regulation or other governmental restriction from holding, our shares in their names. The corporate trust office of The Bank of New York is located at 101 Barclay Street, New York, New York, 10286, Attn: Corporate Trust Administration — Global Finance Unit.

Agent for Service of Process

      Our agent for service of process in the State of New York for any actions relating to the indenture or the notes is CT Corporation System, which currently maintains an office at 111 Eighth Avenue, New York, New York, 10011, United States.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

      On November 7, 2003 we sold the original notes to Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp., as initial purchasers in a private offering pursuant to a purchase agreement. These initial purchasers subsequently sold the original notes to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and to certain sophisticated investors in offshore transactions in reliance on Regulation S under the Securities Act of 1933. As a condition to the sale of the original notes to the initial purchasers, we entered into a registration rights agreement with those initial purchasers.

      The registration rights agreement requires us to file a registration statement under the Securities Act of 1933 offering to exchange your original notes for the new notes. Accordingly, we are offering you the opportunity to exchange your original notes for the same principal amount of new notes. The new notes will be registered and issued without a restrictive legend. The registration rights agreement also requires us to use reasonable efforts to cause the registration statement to be declared effective by the SEC on or prior to September 2, 2004 and to complete the exchange offer by October 12, 2004. In the event that we are unable to satisfy these requirements, holders of the original notes would be entitled to additional interest on the original notes at a rate equal to 0.25% per annum. The aggregate amount of the additional interest in respect of each note payable will in no event exceed 0.25% per annum. The registration rights agreement provides that the accrual of additional interest will cease once we satisfy the requirements described above.

      A copy of the registration rights agreement has been filed as an exhibit to this registration statement. You are strongly encouraged to read the entire text of the agreement. Except as discussed below, we will have no further obligation to register your original notes upon the completion of the exchange offer.

      We believe that the notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, only if you are able to make these four representations:

•	you are acquiring the notes issued in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer;

•	you are not an affiliate, as defined under the Securities Act of 1933, of Intelsat, Ltd.; and

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account.

      Our belief is based upon existing interpretations by the SEC’s staff contained in several “no-action” letters to third parties unrelated to us. If you tender your original notes in the exchange offer for the purpose of participating in a distribution of new notes, you cannot rely on these interpretations by the SEC’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

      The SEC considers broker-dealers that acquired original notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the new notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a resale of the new notes. These broker-dealers cannot rely on the position of the SEC’s staff set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters.

      A broker-dealer that has bought original notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 90 days after the date of expiration of this exchange offer. Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes.

      We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

      You may suffer adverse consequences if you fail to exchange your original notes. Following the completion of the exchange offer, except as set forth below and in the registration rights agreement, you will not have any further registration rights and your original notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected.

      Under the registration rights agreement, we are required to use reasonable efforts to file a shelf registration statement with the SEC to cover resales of the original notes or the new notes by holders if we are not permitted to consummate the exchange offer because we determine that the exchange offer is not permitted by applicable law or SEC policy, if the exchange offer is not for any reason consummated on or prior to October 12, 2004, or if any holder of registrable securities notifies us prior to the 20th business day following the consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•	it may not resell the notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for those resales; or

•	it is a broker-dealer and owns notes acquired directly from us or one of our affiliates.

      For purposes of the preceding paragraph, “registrable securities” means each original note or new note until the earliest to occur of:

•	the date on which that original note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

•	following the exchange by a broker-dealer in the exchange offer of an original note for a new note, the earlier of (i) the date on which that note is sold to a purchaser who receives from that broker-dealer on or prior to the date of that sale a copy of the prospectus contained in the exchange offer registration statement and (ii) the date on which the exchange offer registration statement has been effective under the Securities Act of 1933 for a period of 60 consecutive days;

•	the date on which that original note or new note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement; or

•	the date on which that original note or new note is sold by the holder pursuant to Rule 144 under the Securities Act of 1933 or may be sold by the holder pursuant to Rule 144(k) under the Securities Act of 1933.

      If we are obligated to file a shelf registration statement, we will be required to keep such shelf registration statement effective for up to two years after the date that the original notes were issued.

Representations We Need From You Before You May Participate in the Exchange Offer

      We need representations from you before you can participate in the exchange offer.

      These representations are that:

•	the notes that you will acquire in the exchange offer are being obtained in the ordinary course of your business;

•	neither you nor any person you are acting for is engaging in or intends to engage in a distribution of the notes;

•	neither you nor any person you are acting for has an arrangement or understanding with any person to participate in the distribution of notes;

•	neither you nor any person you are acting for is our “affiliate,” as defined under Rule 405 of the Securities Act of 1933;

•	you acknowledge and agree that if you are a broker-dealer registered under the Securities Exchange Act of 1934, as amended, or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale of the notes, including the requirement that any secondary resale transaction be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act of 1933, and you cannot rely on the position of the SEC staff in its no-action letters described above under “— Purpose and Effect of Exchange Offer; Registration Rights”; and

•	if you or any other person you are acting for is a broker-dealer, and you receive notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such notes.

Terms of the Exchange Offer

      We will accept any validly tendered original notes that are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of your original notes tendered. Holders may tender some or all of their original notes in the exchange offer.

      The form and terms of the new notes will be substantially the same as the form and terms of your original notes except that:

•	interest on the new notes will accrue from the last interest payment date on which interest was paid on your original notes, or, if no interest has been paid on the original notes, from the date of the original issuance of your original notes;

•	the new notes have been registered under the Securities Act of 1933 and will not bear a legend restricting their transfer; and

•	the provisions for payment of additional interest in the case of non-registration will be eliminated.

      The new notes will be issued under, and entitled to the benefits of, the same indenture governing your original notes.

      This prospectus and the documents you received with this prospectus are being sent to you and to others believed to have beneficial interests in the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC.

      We will have accepted your validly tendered original notes when we have given oral or written notice to The Bank of New York. The Bank of New York will act as agent for you for the purpose of receiving the notes. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, certificates sent to The Bank of New York will be returned, without expense, as promptly as practicable after the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

      You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your original notes. We will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your original notes or new notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer.

Expiration Date; Extensions; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on                        ,                         , unless we extend the exchange offer, in which case the exchange offer shall terminate at 5:00 p.m., New York City time, on the last day of the extension. If we decide to extend the exchange offer, we do not currently intend to extend the expiration date beyond                     . In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, we will issue a notice by press release or other public announcement.

      We reserve the right, in our sole discretion:

•	to delay accepting your original notes;

•	to extend the exchange offer;

•	to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

      If we delay, extend, terminate or amend the exchange offer, we will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Original Notes

      Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the original notes may tender original notes in the exchange offer. Except as stated below under “— Book-Entry Transfer,” to tender in the exchange offer:

•	if you do not hold your position through DTC, Euroclear or Clearstream, Luxembourg, you must, on or before the expiration date, deliver a duly completed letter of transmittal to the exchange agent at its address specified in the letter of transmittal, and certificates for your original notes must be received by The Bank of New York along with the letter of transmittal;

•	if you hold your position through DTC, you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder from Beneficial Holder” accompanying this prospectus of your intention whether or not you wish to tender your original notes for new notes, and you must in turn follow the procedures for book-entry transfer as set forth below under “— Book-Entry Transfer” and in the letter of transmittal; or

•	if you hold your position through Euroclear or Clearstream, Luxembourg, the form “Instruction to Registered Holder from Beneficial Holder” with respect to original notes held through Euroclear or Clearstream, Luxembourg must be completed by a direct accountholder in Euroclear or Clearstream, Luxembourg, and interests in the original notes must be tendered in compliance with procedures established by Euroclear or Clearstream, Luxembourg.

      If you intend to use the guaranteed delivery procedures, you must comply with the guaranteed delivery procedures described below.

      Neither Intelsat, Ltd. nor the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear or Clearstream, Luxembourg through which they hold original notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream, Luxembourg.

      Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the original notes.

      In no event should a holder submitting a tender for exchange send a letter of transmittal or original notes to any agent of Intelsat, Ltd. other than the exchange agent, or to DTC, Euroclear or Clearstream, Luxembourg.

      Holders may contact the exchange agent for assistance in filling out and delivering letters of transmittal and for additional copies of the exchange offer materials.

      To be tendered effectively, a letter of transmittal or, as described below under “— Book-Entry Transfer,” an “agent’s message” and other required documents must be received by The Bank of New York at its address set forth under “— Exchange Agent” below prior to the expiration date.

      If you do not withdraw your tender before the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

      The method of delivery of your original notes, the letter of transmittal and all other required documents to be delivered to The Bank of New York is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to The Bank of New York before the expiration date. No letter of transmittal or original notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedure if the Original Notes Are Not Registered in Your Name

      If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner’s original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, referred to as an eligible institution, that is a member of specified signature guarantee programs. Signatures on a letter of transmittal or a notice of withdrawal will not be required to be guaranteed if the original notes are tendered:

•	by a registered holder that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Conditions to the Exchange Offer

      All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes the acceptance of which would be unlawful in the opinion of us or our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine, unless waived by us. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, neither we, The Bank of New York nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any original notes received by The Bank of New York that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by The Bank of New York as soon as practicable following the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

      In addition, we reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase original notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any original notes, and we may terminate the exchange offer, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer that, in our judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

      The conditions listed above are for our sole benefit and may be asserted by us at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

      In all cases, the issuance of new notes for tendered original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by The Bank of New York of:

•	certificates for original notes or a timely confirmation from DTC of such original notes into The Bank of New York’s account at DTC,

•	a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an “agent’s message” described further below in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer, and

•	all other required documents.

      If we do not accept your tendered original notes or if you submit original notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged original notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into The Bank of New York’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to transfer such original notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered original notes will only be made after timely:

•	confirmation of book-entry transfer of the original notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.

      The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “— Exchange Agent” on or before 5:00 p.m., New York time, on the expiration date of the exchange offer or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

      As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream, Luxembourg in accordance with its procedures does not constitute delivery to the exchange agent.

      The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering original notes stating:

•	the aggregate principal amount of original notes that have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

      Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal are true and correct.

Guaranteed Delivery Procedures

      If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach The Bank of New York before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	before the expiration date, The Bank of New York has received from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery shall state your name and address and the amount of the original notes tendered, shall state that the tender is being made thereby and shall guarantee that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the letter of transmittal, or a manually executed facsimile thereof, properly completed and duly executed, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with The Bank of New York; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the properly completed and duly executed letter of transmittal, or a manually executed facsimile thereof, and all other documents required by the applicable letter of transmittal are received by The Bank of New York within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal of tendered notes to be effective, a written, or for a DTC participant electronic, notice of withdrawal must be received by The Bank of New York, at its address set forth in the next section of this prospectus entitled “—Exchange Agent,” prior to 5:00 p.m., New York City time, on the expiration date.

      Any such notice of withdrawal must:

•	specify your name;

•	identify the original notes to be withdrawn, including, if applicable, the certificate number or numbers and aggregate principal amount of such original notes;

•	be signed by you in the same manner as the original signature on the letter of transmittal by which your original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your original notes to register the transfer of those notes into the name of the person withdrawing the tender; and

•	specify the name in which you want the withdrawn original notes to be registered, if different from your name.

      All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the exchange offer. Any notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer relating to such original notes. Properly withdrawn original notes may be retendered by following one of the procedures described above in “— Procedures for Tendering Your Original Notes” at any time on or prior to the expiration date.

Exchange Agent

      All executed letters of transmittal should be directed to the exchange agent. We have appointed The Bank of New York as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or letter of transmittal should be directed to the exchange agent at its offices at 101 Barclay Street-Floor 7E, Corporate Trust Operations, Reorganization Unit, New York, New York 10286. The exchange agent’s telephone number is (212) 815-5788 and facsimile number is (212) 298-1915.

Fees and Expenses

      We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer, other than to the exchange agent. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

      The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $                      , which includes fees and expenses of The Bank of New York, as exchange agent, and accounting, legal, printing and related fees and expenses.

Transfer Taxes

      If you tender original notes for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your new notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this exchange offer. If you request that your original notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Original Notes in the Exchange

      We will issue new notes in exchange for original notes under the exchange offer only after timely receipt by the exchange agent of the original notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents. Therefore, holders of the original notes desiring to tender original notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

      Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining original notes, except in the limited circumstances described under “—Purpose and Effect of Exchange Offer; Registration Rights.” Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the following restrictions on transfer:

•	holders may resell original notes only if an exemption from registration under the Securities Act of 1933 is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933; and

•	the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

      To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

TAXATION

Bermuda

      This section describes the current material Bermuda tax consequences of owning the notes. It is the opinion of Conyers Dill & Pearman, our special Bermuda counsel. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by holders in respect of the notes. Furthermore, Intelsat, Ltd. has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income or on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to it or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property or leasehold interests in Bermuda held by it.

United States

      This section describes the material U.S. federal income tax consequences to U.S. holders of the exchange of original notes for new notes and the ownership and disposition of the new notes. It is the opinion of Sullivan & Cromwell LLP, our U.S. counsel. It applies to you only if you acquired your original notes at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

      If you purchased your original notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

      This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

      You are a U.S. holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Exchange of Original Notes

      The exchange of original notes for new notes will not be treated as a taxable transaction for U.S. federal income tax purposes because the terms of the new notes will not be considered to differ materially in kind or in extent from the terms of the original notes. Accordingly, a holder of original notes that exchanges those notes for new notes will hold the new notes with the same basis and holding period as the holder’s basis and holding period in the original notes.

      Consult your own tax advisors concerning the tax consequences of the exchange arising under state, local or non-U.S. laws.

Payments of Interest

      You will be taxed on interest on your new notes as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

      Interest paid by us on the new notes is income from sources outside of the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. holder.

Purchase, Sale and Retirement of the Notes

      Your tax basis in your new notes generally will be their cost. You will generally recognize capital gain or loss on the sale or retirement of your new notes equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your new notes. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Backup Withholding and Information Reporting

      If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a note within the United States, including payments made by wire transfer from outside of the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a note effected at a U.S. office of a broker.

      Additionally, backup withholding will apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

CERTAIN ERISA CONSIDERATIONS

      Before investing in the notes, the fiduciaries of plans subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA, or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended, referred to as the U.S. Tax Code, and plans subject to substantially similar federal, state or local law, referred to as Similar Law, should consider, among other matters:

•	ERISA’s fiduciary standards or similar standards under Similar Law,

•	whether an investment in the notes by the plan satisfies the prudence and diversification requirements of ERISA or Similar Law, taking into account the overall investment policy of the plan, the composition of the plan’s portfolio and the limitations on the marketability of the notes,

•	whether such fiduciaries have authority to make such investment in the notes under the applicable plan investment policies and governing instruments, and

•	rules under ERISA and the U.S. Tax Code or similar standards under Similar Law that prohibit plan fiduciaries from causing a plan to engage in certain “prohibited transactions.”

      Section 406 of ERISA and Section 4975 of the U.S. Tax Code prohibit fiduciaries of plans subject to the fiduciary responsibility provisions of ERISA, as well as individual retirement accounts and Keogh and other plans subject to Section 4975 of the U.S. Tax Code and any entity whose underlying assets include “plan assets” by reason of any such plan’s or account’s investment in the entity, collectively referred to as the Plans, from, among other things, causing such a Plan to engage in certain transactions involving assets of a Plan with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the U.S. Tax Code with respect to such Plan. A violation of these “prohibited transaction” rules or the other fiduciary obligations referred to herein may result in imposition of an excise tax or other liabilities (including reimbursement of a Plan’s losses) and adverse consequences under ERISA and/or Section 4975 of the U.S. Tax Code for the breaching fiduciary, other fiduciaries of the Plan and “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the U.S. Tax Code, unless exemptive relief is available under an applicable statutory or administrative exemption.

      Under a regulation, referred to as the Plan Assets Regulation, issued by the U.S. Department of Labor, the assets of the Plan would be deemed to include assets of Intelsat, Ltd. for purposes of ERISA and Section 4975 of the U.S. Tax Code if Plans acquire equity interests in Intelsat, Ltd., unless an exception is applicable. An “equity interest” is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Intelsat, Ltd. believes that the notes will be treated as debt and not equity. If, however, it were to be determined that the relationship between the amount of the notes and the amount of nominal equity in Intelsat, Ltd. is disproportionate, or if for any other reason it is determined that the notes constitute equity interests in Intelsat, Ltd. and no other exemption is available, the notes could be considered equity interests for purposes of the Plan Assets Regulation, and the assets of the Plan could be deemed to include the assets of the Intelsat, Ltd.

      Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Plan would not be deemed to include assets of Intelsat, Ltd. if, immediately after the most recent acquisition of any equity interest in Intelsat, Ltd., less than 25% of the value of each class of equity interests in Intelsat, Ltd. were held by Plans and other employee benefits plans not subject to ERISA or Section 4975 of the U.S. Tax Code. However, no monitoring or other measures will be taken to limit the value of the notes held by Plans and other employee benefit plans not subject to ERISA or Section 4975 of the U.S. Tax Code to less than 25% of the total value of each class of notes, respectively, at the completion of the initial offering or thereafter. Thus, the conditions of the exception may not be satisfied.

      Under the terms of the Plan Assets Regulation, if Intelsat, Ltd. were deemed not to be an operating company or otherwise deemed to hold Plan assets by reason of a Plan’s investment in the notes, the Plan assets might include an undivided interest in the assets held by Intelsat, Ltd. In such event, transactions involving such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA (including the liability of Plan fiduciaries for breach of fiduciary responsibility by another fiduciary of the Plan) and the prohibited transaction provisions of ERISA and the U.S. Tax Code.

      Each person that acquires the notes or an interest therein will be deemed by such acquisition to have represented and warranted that either:

•	no “plan assets” of any Plan have been used to acquire such notes, or

•	the acquisition and holding of such notes or interest therein are exempt from the prohibited transaction restrictions of ERISA and Section 4975 of the U.S. Tax Code pursuant to one or more administrative prohibited transaction exemptions or will not constitute a prohibited transaction under ERISA and Section 4975 of the U.S. Tax Code.

      Federal, state or local laws or regulations governing the investment and management of the assets of some plans partially or completely exempt from ERISA and/or the U.S. Tax Code nonetheless may contain fiduciary and prohibited transaction requirements substantially similar to those under ERISA and the U.S. Tax Code discussed above. Accordingly, fiduciaries of such plans, in consultation with their advisors, should consider the impact of the laws applicable to them on investments in the notes and the considerations discussed herein, to the extent applicable.

      No assurance can be given that the possibility that actions taken with respect to the assets of Intelsat, Ltd. may constitute prohibited transactions under ERISA or the U.S. Tax Code has been eliminated.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these notes. This prospectus, including any amendments or supplements to the prospectus that may be issued from time to time, may be used by a broker-dealer in connection with resales of new notes that were received in exchange for original notes where the original notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration of the exchange offer, we will make available a prospectus that meets the requirements of the Securities Act of 1933 to any broker-dealer for use in this type of resale.

      We will not receive any proceeds from any sale of notes by any broker-dealer or any other person. Notes received by broker-dealers for their own accounts in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or through a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale of notes may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or from the purchasers of the notes.

      Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of these notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any such resale of notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

      For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, our registration rights agreement with the initial purchasers of the original notes. In addition, we will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act of 1933.

VALIDITY OF THE NOTES

      The validity of the notes will be passed upon for us by Sullivan & Cromwell LLP, our U.S. counsel, as to New York law, and by Conyers Dill & Pearman, our special Bermuda counsel, as to our capacity, power and authority to issue the notes under Bermuda law. Wayne Morgan of Codan Services Limited, an affiliate of Conyers Dill & Pearman, serves as our corporate secretary. James M. Macdonald, a partner of Conyers Dill & Pearman, serves as our assistant secretary.

EXPERTS

      Our consolidated financial statements as of December 31, 2001 and 2002, and for each of the years in the three-year period ended December 31, 2002, and our financial statement schedule as of and for the years ended December 31, 2001 and 2002, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The business address of KPMG LLP is 1660 International Drive, McLean, Virginia, 22102, United States.

      The combined statements of net assets sold and the related combined statements of revenues and direct expenses of the Loral Transferred Satellites as of December 31, 2001 and 2002 and for each of the years then ended included in this prospectus have been audited by Grant Thornton LLP, independent accountants, as stated in their report appearing herein, and have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The business address of Grant Thornton LLP is The Chrysler Center, 666 Third Avenue, New York, New York, 10017, United States.

      With respect to the unaudited interim financial information of the Loral Transferred Satellites as of June 30, 2003 and for the three-month and six-month periods ended June 30, 2003 and 2002, included in this prospectus and in the registration statement, Grant Thornton LLP, independent public accountants, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance of their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of that Act.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, we file reports, including annual reports on Form 20-F, and other information with the SEC. However, as a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to the furnishing and content of proxy statements and relating to short swing profits reporting and liability. In addition, we are not required to file annual, quarterly or current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Securities Exchange Act of 1934, as amended. However, we will continue to file, as long as we are required to do so, within the time periods we are required to do so, currently 180 days after the end of each fiscal year, an annual report on Form 20-F containing consolidated financial statements audited by an independent public accountant. We also intend to continue to submit quarterly reports on Form 6-K with the SEC. You may read and copy, at prescribed rates, these reports and any exhibits thereto at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains an Internet site that contains copies of any report or other information that we may file with or submit to the SEC electronically. The SEC’s Internet site may be accessed at www.sec.gov.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

Intelsat, Ltd.

We have audited the accompanying consolidated balance sheets of Intelsat (as defined in Note 1) as of December 31, 2001 and 2002, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement Schedule II — Valuation and Qualifying Accounts for the years ended December 31, 2001 and 2002. These consolidated financial statements and financial statement schedule are the responsibility of Intelsat’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelsat (as defined in Note 1) as of December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia

January 31, 2003, except as to Note 17,
which is as of March 20, 2003

INTELSAT

(SEE NOTE 1)

CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2001	2002

	(in thousands, except share
	and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$2,699	$9,466
Receivables, net of allowance of $28,100 as of December 31, 2002	265,188	265,781
Deferred income taxes	5,186	5,679

Total current assets	273,073	280,926
Satellites and other property and equipment, net	3,237,660	3,478,055
Goodwill and other intangible assets	—	84,261
Deferred income taxes	25,401	29,260
Other assets	40,001	92,930

Total assets	$3,576,135	$3,965,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$—	$43,978
Accounts payable and accrued liabilities	223,147	219,344
Deferred satellite performance incentives	15,962	19,459
Deferred revenue	15,374	18,252
Capital lease obligations	5,798	6,618

Total current liabilities	260,281	307,651
Long-term debt, net of current portion	1,157,897	1,257,870
Deferred satellite performance incentives, net of current portion	84,455	125,161
Deferred revenue, net of current portion	9,301	8,052
Due to Teleglobe Inc.	—	19,780
Accrued retirement benefits	68,375	96,684

Total liabilities	1,580,309	1,815,198

Commitments and contingencies
Shareholders’ equity:
Preference shares, $3.00 par value, 2,500,000 shares authorized, no shares issued or outstanding	—	—
Ordinary shares, $3.00 par value, 216,666,666 2/3 shares authorized, 166,666,755 shares issued	500,000	500,000
Paid-in capital	1,301,886	1,301,886
Retained earnings	193,940	468,080
Accumulated other comprehensive loss — minimum pension liability, net of tax benefit of $8,610	—	(12,914)
Ordinary shares purchased by subsidiary, 6,284,635 shares as of December 31, 2002	—	(106,818)

Total shareholders’ equity	1,995,826	2,150,234

Total liabilities and shareholders’ equity	$3,576,135	$3,965,432

See accompanying notes to consolidated financial statements.

INTELSAT

(SEE NOTE 1)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2000	2001	2002

	(in thousands, except share and per share amounts)
Telecommunications revenue	$1,099,751	$1,084,009	$991,956

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	93,162	101,985	117,405
Selling, general and administrative	61,900	95,600	121,077
Depreciation and amortization	414,250	340,449	361,322
Privatization initiative	21,575	33,576	—
Intelsat 10-01 contract termination costs	—	—	34,358
Restructuring costs	—	7,300	5,522

Total operating expenses	590,887	578,910	639,684

Income from operations	508,864	505,099	352,272
Interest expense	(24,859)	(13,050)	(55,053)
Other income	20,885	12,293	9,942

Income before income taxes	504,890	504,342	307,161
Provision for income taxes	—	5,359	33,021

Net income	$504,890	$498,983	$274,140

Basic and diluted net income per ordinary share	$3.03	$2.99	$1.66

Pro forma income data (unaudited):
Historical income before income taxes as reported	$504,890	$504,342
Pro forma provision for income taxes	75,734	75,651

Pro forma net income	$429,156	$428,691

Tax effected pro forma basic and diluted net income per ordinary share	$2.57	$2.57

Basic and diluted weighted average ordinary shares outstanding	166,666,755	166,666,755	164,893,283

See accompanying notes to consolidated financial statements.

INTELSAT

(SEE NOTE 1)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated	Shares
	Ordinary Shares				IGO	Other	Acquired	Total	Total
			Paid-in	Retained	Shareholders’	Comprehensive	By	Shareholders’	Comprehensive
	Shares	Amount	Capital	Earnings	Equity	Income	Subsidiary	Equity	Income

	(in thousands, except share amounts)
Balance, December 31, 1999	—	$—	$—	$—	$1,551,407	$—	$—	$1,551,407
Capital contributions	—	—	—	—	580,000	—	—	580,000
Distributions	—	—	—	—	(863,389)	—	—	(863,389)
Distribution of shares in New Skies		—	—	—	(71,268)	—	—	(71,268)
Net income	—	—	—	—	504,890	—	—	504,890
Total comprehensive income	—	—	—	—	—	—	—	—

Balance, December 31, 2000	—	—	—	—	1,701,640	—	—	1,701,640
Net income through July 18, 2001 (privatization)	—	—	—	—	305,043	—	—	305,043
Distributions	—	—	—	—	(204,797)	—	—	(204,797)
Privatization	166,666,755	500,000	1,301,886	—	(1,801,886)	—	—	—
Net income from July 19 to December 31, 2001	—	—	—	193,940	—	—	—	193,940	$193,940

Total comprehensive income	—	—	—	—	—	—	—	—	$193,940

Balance, December 31, 2001	166,666,755	500,000	1,301,886	193,940	—	—	—	1,995,826
Purchase of ordinary shares by subsidiary — 6,284,635 shares	—	—	—	—	—	—	(106,818)	(106,818)
Net income	—	—	—	274,140	—	—	—	274,140	$274,140
Minimum pension liability	—	—	—	—	—	(12,914)	—	(12,914)	(12,914)

Total comprehensive income	—	—	—	—	—	—	—	—	$261,226

Balance, December 31, 2002	166,666,755	$500,000	$1,301,886	$468,080	$—	$(12,914)	$(106,818)	$2,150,234

See accompanying notes to consolidated financial statements.

INTELSAT

(SEE NOTE 1)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2000	2001	2002

	(in thousands)
Cash flows from operating activities:
Net income	$504,890	$498,983	$274,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	414,250	340,449	361,322
Intelsat 10-01 contract termination costs	—	—	34,358
Provision for doubtful accounts	—	—	9,472
Foreign currency transaction loss	—	—	4,113
Deferred income taxes	—	(30,587)	4,257
Amortization of bond discount and issuance costs	—	—	658
Decrease in amount due to Teleglobe, Inc.	—	—	(6,080)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(1,103)	34,160	(13,465)
Other assets	5,539	(29,983)	(12,978)
Accounts payable and accrued liabilities	14,608	45,264	(3,886)
Deferred revenue	(4,836)	(4,780)	1,629
Accrued retirement benefits	(300)	2,882	4,445

Net cash provided by operating activities	933,048	856,388	657,985

Cash flows from investing activities:
Payments for satellites and other property and equipment	(546,020)	(663,671)	(616,806)
Payments for asset acquisitions	—	—	(61,416)

Net cash used in investing activities	(546,020)	(663,671)	(678,222)

Cash flows from financing activities:
Capital contributions from shareholders	580,000	—	—
Distributions to shareholders	(855,114)	(425,000)	—
Repayment of long-term debt	(150,000)	—	(200,000)
Proceeds from (repayments of) commercial paper borrowings, net	16,588	293,534	(266,144)
Proceeds from bond issuance	—	—	595,788
Bond issuance costs	—	—	(7,621)
Due from (payments to) shareholders	20,183	(34,509)	(5,170)
Purchase of ordinary shares by subsidiary	—	—	(65,000)
Principal payments on deferred satellite performance incentives	(18,487)	(21,275)	(15,271)
Principal payments on capital lease obligations	(4,998)	(3,911)	(5,078)

Net cash provided by (used in) financing activities	(411,828)	(191,161)	31,504

Effect of exchange rate changes on cash	—	—	(4,500)
Net increase (decrease) in cash and cash equivalents	(24,800)	1,556	6,767
Cash and cash equivalents, beginning of year	25,943	1,143	2,699

Cash and cash equivalents, end of year	$1,143	$2,699	$9,466

Supplemental cash flow information:
Interest paid, net of amount capitalized	$33,189	$9,569	$40,560
Income taxes paid	$—	$15,125	$25,902
Supplemental disclosure of non-cash investing and financing activities:
Receivables recovered in purchase of ordinary shares by subsidiary	$—	$—	$15,958
Obligation to Teleglobe Inc. arising in consideration of ordinary share purchase	$—	$—	$25,860
Capitalization of deferred satellite performance incentives	$3,808	$25,784	$57,019
Distribution of New Skies shares	$71,268	$—	—
Receivables arising from termination of Intelsat 10-01 satellite construction contract	$—	$—	$47,828
Other asset arising from termination of Intelsat 10-01 satellite construction contract	$—	$—	$23,150
Minimum pension liability, net of tax of $8,610	$—	$—	$12,914
Liabilities assumed in acquisition	$—	$—	$51,541
Note payable arising from acquisition	$—	$—	$20,000

See accompanying notes to consolidated financial statements.

INTELSAT

(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except percentages and share and per share amounts)

Note 1 General

      The International Telecommunications Satellite Organization “INTELSAT”, referred to as the IGO, was established on an interim basis in 1964. The IGO was formally established on February 12, 1973 in accordance with the provisions of an intergovernmental agreement, referred to as the INTELSAT Agreement, and an Operating Agreement. The parties to the INTELSAT Agreement were the IGO’s 148 member countries, and the parties to the Operating Agreement, referred to as the Signatories, were either the member countries or their designated telecommunications entities. Certain Signatories authorized other entities within their countries, referred to as Investing Entities, to access the IGO’s space segment and to invest in the IGO. Signatories and Investing Entities, referred to collectively as the IGO’s shareholders, were also the IGO’s principal customers.

      In April 1998, the IGO established a wholly owned subsidiary called New Skies Satellites, N.V., referred to as New Skies. On November 30, 1998, the IGO contributed working capital, five in-orbit satellites with their associated orbital locations, and the construction-in-progress for a sixth satellite to New Skies. The assets and associated liabilities were transferred at their net book values in exchange for all of the New Skies outstanding common stock. Subsequent to the transfer, the New Skies shares were distributed to the IGO’s shareholders in proportion to their investments in the IGO in two separate transactions. In connection with the transfer of net assets to New Skies, Intelsat entered into operational services and transition services agreements with New Skies. During 2000, 2001 and 2002, $11,849, $7,824 and $2,250, respectively, was recognized as other income for these services in the accompanying statements of operations.

      Substantially all of the IGO’s assets, liabilities, rights, obligations and operations were transferred to Intelsat, Ltd. and its wholly owned subsidiaries on July 18, 2001, in a transaction referred to as the privatization. The IGO’s shareholders received shares in Intelsat, Ltd., a company organized under the laws of Bermuda, in proportion to their ownership in the IGO on the privatization date and became shareholders of 100% of the outstanding ordinary shares of Intelsat, Ltd. Because of the continuity of ownership, Intelsat, Ltd. accounted for the privatization at historical cost. The accompanying financial statements include the accounts of the IGO prior to the privatization and the accounts of Intelsat, Ltd. and its wholly owned subsidiaries subsequent to the privatization. The IGO and Intelsat, Ltd. and its subsidiaries are collectively referred to as Intelsat or the Company.

      Through its global system of 23 owned geosynchronous satellites, leased capacity on 2 geosynchronous satellites and related ground segment facilities, Intelsat provides capacity for telecommunications services in over 200 countries and territories throughout the world. These services include voice and data services, corporate network services, Internet services and video services.

Note 2 Summary of significant accounting policies

     (a) Basis of presentation

      The financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenue and expenses during the reporting period. Examples include the allowance for doubtful accounts, the estimated useful lives of satellites and other property and equipment, and the fair value of Intelsat, Ltd.’s ordinary shares. Actual results could differ from results based on those estimates and assumptions.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

     (b) Principles of consolidation

      The consolidated financial statements include the accounts of Intelsat, Ltd. and its wholly owned subsidiaries. All significant intercompany account balances and transactions have been eliminated in consolidation.

     (c) Telecommunications revenue recognition

      Telecommunications revenue results primarily from utilization charges, which are recognized as revenue over the period during which the services are provided. Such revenue is recognized provided that collection of the related receivable is probable. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the respective agreement terms. The Company maintains an allowance for doubtful accounts for customers’ receivables where the collection of such receivables is uncertain.

     (d) Cash and cash equivalents

      Cash and cash equivalents include short-term, highly liquid investments with original maturities of 90 days or less. Carrying amounts approximate market value.

     (e) Satellites and other property and equipment

      Satellites and other property and equipment are stated at cost and consist primarily of the costs of spacecraft construction and launch, including insurance premiums, the net present value of performance incentives payable to the spacecraft manufacturers, costs directly associated with the monitoring and support of spacecraft construction, and interest costs incurred during the period of spacecraft construction.

      Spacecraft and launch services are generally procured under long-term, multi-satellite contracts that provide for payments by Intelsat over the contract periods. Spacecraft and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites. Insurance premiums associated with in-orbit operations are expensed as incurred. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service.

      Satellites and other property and equipment are depreciated and amortized on a straight-line basis over the following estimated useful lives:

Years

Satellites and related costs	10-15
Ground segment equipment and software	10
Furniture, equipment, computer hardware and software	3-12
Washington, D.C. building	40

      On January 1, 2001, Intelsat revised the estimated useful lives for substantially all Intelsat VII and VIII series satellites based on management’s review of the performance of the satellite fleet. The effect of this change in estimate was to increase the useful lives of these satellites by approximately two years, and thereby decrease depreciation and amortization expense by approximately $60,507 for the year ended December 31, 2001.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

      The cost of retired satellites and related assets and the related accumulated depreciation and amortization are removed from the accounts as the satellites are decommissioned.

      The carrying value of a satellite lost as a result of a launch or in-orbit failure would be charged to operations upon the occurrence of the loss. In the event of a partial failure, an impairment charge would be recorded to operations upon the occurrence of the loss if the undiscounted future cash flows were less than the carrying value of the satellite. The impairment charge would be measured as the excess of the carrying value of the satellite over the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. The charge to operations resulting from either a complete or a partial failure would be reduced by insurance proceeds that were either due and payable to or received by Intelsat. Insurance proceeds received in excess of the carrying value of the satellite would be recorded as a gain and no impairment loss would be recognized. In the event the insurance proceeds equal the carrying value of the satellite, neither a gain nor an impairment loss would be recognized.

     (f) Business combinations

      The Company’s business combinations are accounted for in accordance with the provisions set forth in Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, whereby the net tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to our business combinations involves estimates and judgments made by management that may be adjusted during the allocation period, but in no case beyond one year from the acquisition date.

     (g) Goodwill and other intangible assets

      Goodwill represents the excess of costs over fair value of tangible and separately identifiable intangible assets of businesses acquired. Intelsat adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

     (h) Impairment of long-lived and amortizable intangible assets

      SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. Intelsat adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect Intelsat’s financial statements.

      In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

fair value. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

      Goodwill and intangible assets not subject to amortization are tested annually for impairment in accordance with SFAS No. 142, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

      Prior to the adoption of SFAS No. 144, Intelsat accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

     (i) Share consolidation

      On June 4, 2002, Intelsat amended its bye-laws to decrease the number of authorized ordinary shares from 650,000,000 ordinary shares with a par value of $1.00 per share to 216,666,666  2/3 ordinary shares with a par value of $3.00 per share, and to decrease the number of authorized preference shares from 7,500,000 preference shares with a par value of $1.00 per share to 2,500,000 preference shares with a par value of $3.00 per share. Accordingly, all share and per share amounts have been retroactively adjusted to reflect the share consolidation.

     (j) Shareholders’ equity

      Until the date of privatization, the IGO operated on a commercial basis as a cost-sharing cooperative. Each owner contributed capital to the IGO and received distributions in proportion to its investment share. Owners could periodically elect to change their investment share, subject to certain limitations and the availability of other owners willing to increase or decrease their investment share. Adjustments to investment share were also made at the time of a Signatory’s entry into or withdrawal from the IGO.

      Prior to the privatization date, the excess of the IGO’s assets over its liabilities was reflected in the accompanying financial statements as the IGO shareholders’ equity. In connection with the privatization, Intelsat, Ltd. issued 166,666,755 ordinary shares to the owners of the IGO in proportion to their investment share in that entity. The ordinary shares carry a par value of $3.00 per share. The IGO shareholders’ equity that existed at the date of privatization was apportioned to ordinary shares outstanding at par value and to paid-in capital of Intelsat, Ltd. Retained earnings consist of accumulated earnings from July 19, 2001.

     (k) Income taxes

      The IGO was exempt from United States and District of Columbia taxes under the terms of the Headquarters Agreement, dated November 24, 1976, between the government of the United States and the IGO. Upon privatization, Intelsat became subject to certain taxes in various jurisdictions in which it operates.

      Intelsat accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

     (l) Fair value of financial instruments

      SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. Management believes that the carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and deferred revenue approximate their fair values because of the short maturity of these financial instruments. The fair value of the Company’s debt instruments are determined based on quoted market prices, as shown in Note 7.

     (m) Concentration of credit risk

      Intelsat provides satellite services and extends credit to numerous customers in the telecommunications industry, which has been experiencing an economic downturn. To the extent that the credit quality of Intelsat’s customers deteriorates, Intelsat may have exposure to credit losses. Management monitors its exposure to credit losses and maintains allowances for anticipated losses.

     (n) Currency and exchange rates

      Substantially all customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, Intelsat is not exposed to material currency exchange risk. However, contracts with our customers in Brazil are denominated in Brazilian reais. Transactions in other currencies are generally converted into U.S. dollars using rates in effect on the dates of the transactions.

     (o) Comprehensive income

      In 1997, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 130, Reporting Comprehensive Income, which established standards for the reporting and displaying of comprehensive income and its components. Total comprehensive income for the year ended December 31, 2002 consisted of the Company’s net income and the recording of a minimum pension liability.

     (p) Stock-based compensation

      The Company has a stock-based employee compensation plan, which is described more fully in Note 9. As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company uses the intrinsic method of measuring and recognizing employee stock-based transactions under Accounting Principles Board (“APB”) Opinion No. 25. Consequently, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying ordinary

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

shares on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to its stock-based compensation.

	Year Ended
	December 31,

	2001	2002

Net income, as reported	$498,983	$274,140
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(439)	(2,567)

Pro forma net income	$498,544	$271,573

Earnings per share:
Basic and diluted-as reported	$2.99	$1.66

Basic and diluted-pro-forma	$2.99	$1.65

     (q) Reclassifications

      Certain prior year amounts have been reclassified to conform to the current year presentation.

     (r) Unaudited pro forma information and income per ordinary share

      The accompanying unaudited pro forma income data for the years ended December 31, 2000 and 2001 includes a provision for income taxes as if Intelsat had been subject to such taxes for the periods presented. Basic and diluted net income per ordinary share data for the years ended December 31, 2000 and 2001 assumes that the 166,666,755 ordinary shares issued in connection with the privatization had been outstanding for these periods.

      Basic net income per ordinary share includes no dilution and is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Diluted net income per ordinary share includes potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Basic and diluted net income per ordinary share are identical for all periods presented as the dilutive effect of share options outstanding during the respective periods had no effect on earnings per share.

     (s) Privatization initiative

      Privatization initiative expenses consist of legal and other professional fees associated primarily with legal due diligence and regulatory and human resource compliance activities that occurred in preparation for the privatization, costs incurred for the settlement of a contract dispute related to the privatization and a one-time payroll tax adjustment payment to all of Intelsat’s employees.

     (t) Research and development

      Research and development costs are expensed as incurred. Research and development costs of $5,393, $4,044 and $2,470 were charged to expense in 2000, 2001 and 2002, respectively.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

     (u) Advertising costs

      Advertising costs are expensed as incurred.

     (v) Deferred satellite performance incentives

      The cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. Intelsat is contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. These satellite performance incentive payments typically represent between 2% and 6% of the total cost of a satellite. Historically, the satellite manufacturers have earned 100% of these payments. Therefore, the Company views these payments as a financing mechanism. The Company capitalizes the present value of these payments as part of the cost of the satellites and records a corresponding liability to the satellite manufacturers. These costs are amortized over the useful lives of the satellites and the liability is reduced as the payments are made.

     (w) New accounting pronouncements

      In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires an entity to recognize the fair value of an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement is incurred, the liability should be recognized when a reasonable estimate of fair value can be made. This new standard will become effective in the first quarter of 2003. Management does not believe that the adoption of SFAS No. 143 will have a significant impact on Intelsat’s results of operations or financial position.

      In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 clarifies guidance related to the reporting of gains and losses from extinguishment of debt and resolves inconsistencies related to the required accounting treatment of certain lease modifications. The provisions of this statement relating to the extinguishment of debt are effective for financial statements issued for fiscal years beginning after May 15, 2002. The provisions of this statement relating to lease modifications are effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a material impact on Intelsat’s results of operations or financial position.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 nullifies previous guidance on this issue and requires a liability for a cost associated with an exit or disposal activity to be recognized and measured at its fair value in the period in which the liability is incurred. The provisions of this statement relating to exit or disposal activities are effective for activities initiated after December 31, 2002. Management does not believe that the adoption of SFAS No. 146 will have a material impact on Intelsat’s results of operations or financial position.

      In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s financial statements. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

      In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Management does not believe that the adoption of EITF Issue No. 00-21 will have a material impact on Intelsat’s results of operations or financial position.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation, Transition and Disclosure. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements become effective in the first quarter of 2003. The adoption of SFAS No. 148 did not have a material impact on Intelsat’s results of operations or financial position.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. Management does not believe that the adoption of FIN 46 will have a material impact on Intelsat’s results of operations or financial position.

Note 3 Acquisitions

      On November 25, 2002, Intelsat acquired most of the assets and certain liabilities of COMSAT World Systems, a business unit of COMSAT Corporation, and of COMSAT Digital Teleport, Inc., each of which are wholly owned subsidiaries of Lockheed Martin Corporation, Intelsat’s largest shareholder. COMSAT World Systems was a reseller of Intelsat capacity to customers located in the United States. The assets acquired include substantially all of the COMSAT World Systems’ customer contracts; two tracking, telemetry, command and monitoring (TTC&M) stations located in Clarksburg, Maryland and Paumalu, Hawaii; a digital teleport facility in Clarksburg, Maryland; and the lease for a back-up operations facility located in the Washington, D.C. region. The purchase price for this transaction totaled $120,828, consisting of $55,000 in cash, the assumption of $45,828 in net liabilities subject to net working capital adjustments, and a $20,000 7% note payable due in equal installments of $5,000 on January 1, 2007, 2008, 2009, and 2010. In the event Intelsat is unable to adequately use the land and related facility in Clarksburg, Maryland due to certain triggering events described in the purchase agreement, up to $15,000 of the note payable would not be due. Additionally, Intelsat incurred approximately $1,000 in transaction costs in connection with this acquisition.

      The acquisition was accounted for under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

and intangible assets acquired. Based upon the preliminary appraisals received and management’s estimates, the purchase price was preliminarily allocated to the assets and liabilities acquired as follows:

Receivables, net of allowance of $18,628	$8,175
Property and equipment	26,812
Other assets	8,293
Goodwill and other intangible assets	84,261
Accounts payable and accrued expenses	(51,541)

Total cash consideration, net of assumed liabilities	$76,000

      The purchase agreement provides for the transaction purchase price to be finalized upon agreement between the Company and Lockheed Martin Corporation on the amounts reflected in the closing balance sheet, which is expected to occur in the second quarter of 2003. Consequently, some adjustments to these balances could occur. Such adjustments, if any, are not expected to have a material impact on the results of operations or financial position of the Company.

      The following unaudited pro forma results of operations for the years ended December 31, 2001 and 2002 are presented as though the acquisition had occurred at the beginning of the respective periods presented, after giving effect to purchase accounting adjustments relating to depreciation and amortization of assets acquired and other acquisition-related adjustments. The pro forma results of operations are not necessarily indicative of the combined results that would have occurred had the acquisition been consummated at the beginning of the period, nor are they necessarily indicative of future operating results.

	Year Ended
	December 31,

	2001	2002

Revenue	$1,142,595	$1,031,246
Net income	$528,266	$289,228
Basic and diluted net income per ordinary share	$3.17	$1.75

      During 2002, the Company also acquired teleport operations in Riverside, California and Fuchsstadt, Germany, in two separate transactions for a total purchase price of $6,416. In each of these transactions, substantially all of the purchase price was allocated to property and equipment acquired.

Note 4 Receivables

      Receivables were comprised of the following:

	As of December 31,

	2001	2002

Satellite utilization charges:
Unbilled	$210,976	$121,293
Billed	42,297	106,136
Other	11,915	66,452
Allowance for doubtful accounts	—	(28,100)

Total	$265,188	$265,781

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

      Unbilled satellite utilization charges represent amounts earned and accrued as receivable from customers for their usage of the Intelsat space segment in the fourth quarter of the year. These amounts are billed in January of the following year.

      Other receivables as of December 31, 2002 include $47,828 due from Astrium SAS as a result of the Company’s decision to terminate its order for the Intelsat 10-01 satellite, as discussed further in Note 6.

Note 5 Satellites and other property and equipment

      Satellites and other property and equipment were comprised of the following:

	As of December 31,

	2001	2002

Satellites, launch vehicles and services	$6,355,313	$6,820,485
Information systems and ground segment	517,546	598,248
Washington, D.C. building and other	205,483	197,704

Total cost	7,078,342	7,616,437
Less accumulated depreciation and amortization	(3,840,682)	(4,138,382)

Total	$3,237,660	$3,478,055

      Satellites and other property and equipment as of December 31, 2001 and 2002 included construction-in-progress of $1,049,832 and $359,009, respectively. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $56,501, $76,240 and $52,406 were capitalized in 2000, 2001 and 2002, respectively.

Note 6	Termination of Intelsat’s order for the Intelsat 10-01 satellite

      In November 2002, Intelsat exercised its right to terminate the portion of its satellite construction contract with Astrium SAS relating to the Intelsat 10-01 satellite, due to Astrium SAS’ significant postponement in the delivery date of the satellite. As a result of this termination, Intelsat recorded a charge to its consolidated statement of operations of $34,358, representing the write-off of capitalized satellite program costs, including satellite construction costs, launch vehicle costs, program office costs, capitalized interest and ground network costs. Pursuant to Intelsat’s contract with Astrium SAS, Intelsat is entitled to receive repayment of most of the amounts that it has paid to Astrium SAS under the contract. Intelsat has not terminated the portion of its contract with Astrium SAS relating to the Intelsat 10-02 satellite currently on order.

      In connection with the decision to terminate the order for the Intelsat 10-01 satellite, Intelsat negotiated an agreement with its launch vehicle provider to treat most of the payments made for the launch vehicle that was intended to be used for the launch of the 10-01 satellite as a deposit for an order of a future launch vehicle. Accordingly, Intelsat has recorded a net deposit of $23,150, which is included in other assets as of December 31, 2002. Under the terms of this agreement, the price of the launch vehicle remains fixed; however, a termination liability of $44,125 will be incurred if Intelsat does not place an order by July 31, 2005.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 7 Long-term debt and other financing arrangements

      The carrying amounts and the estimated fair values of long-term debt were as follows:

	As of December 31,

	2001		2002

	Amount	Fair Value	Amount	Fair Value

Commercial paper	$310,122	$310,122	$43,978	$43,978
Eurobond 7.375% Notes due August 6, 2002	200,000	202,582	—	—
Dragon bond 6.625% Notes due March 22, 2004	200,000	203,412	200,000	201,738
Eurobond 8.375% Notes due October 14, 2004	200,000	211,054	200,000	206,728
Eurobond 8.125% Notes due February 28, 2005	200,000	209,594	200,000	205,808
7.625% Senior Notes due April 15, 2012	—	—	600,000	582,528
Discount, net of amortization, on the 7.625% Senior Notes due April 15, 2012	—	—	(4,007)	—
Note payable to Lockheed Martin Corporation, 7%, payable in annual installments of $5,000, beginning January 1, 2007	—	—	20,000	20,000
Capital lease obligation	53,573	53,573	48,495	48,495

Total long-term debt	$1,163,695	$1,190,337	$1,308,466	$1,309,275

Less:
Commercial paper	—	—	43,978	43,978
Current portion of capital lease obligations	5,798	5,798	6,618	6,618

Total current portion	$5,798	$5,798	$50,596	$50,596

Total long-term debt, excluding current portion	$1,157,897	$1,184,539	$1,257,870	$1,258,679

      During 2001, the average daily balance of commercial paper outstanding was approximately $332,151, at an average effective borrowing rate of 4.1% per annum. During 2002, the average daily balance of commercial paper outstanding was approximately $137,528, at an average effective borrowing rate of 2.0% per annum.

      To support the commercial paper program and to provide funding for general corporate purposes, Intelsat entered into an agreement on March 22, 2001 with a group of financial institutions for a $1,000,000 unsecured 364-day revolving credit facility, referred to as the Credit Facility. The Credit Facility, which expired on March 21, 2002, allowed Intelsat to convert any amounts outstanding as of the expiration date to a one-year term loan. At Intelsat’s option, borrowings, including any term loan, would bear interest either at the banks’ base rate or at the Eurodollar rate plus an applicable margin. Under the terms of the agreement, Intelsat was required to satisfy certain financial and operating covenants, including an interest coverage ratio. As of December 31, 2001, Intelsat was in compliance with such covenants and there were no borrowings outstanding under the agreement.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

      On March 21, 2002, Intelsat entered into two agreements with a group of financial institutions for a $500,000 unsecured 364-day revolving credit facility and a $500,000 unsecured 3-year revolving credit facility. The 364-day revolving credit facility, which expires on March 20, 2003, allows Intelsat to convert any amounts outstanding as of the expiration date to a one-year term loan. At Intelsat’s option, borrowings under the facilities, including any term loan, will bear interest either at the banks’ base rate or at the Eurodollar rate plus an applicable margin. Under the terms of both agreements, Intelsat is required to satisfy certain financial and operating covenants, including an interest coverage ratio. Under the agreement relating to the three-year credit facility, Intelsat is also required to satisfy a debt-to-EBITDA ratio. As of December 31, 2002, Intelsat was in compliance with these covenants and there were no borrowings outstanding under either agreement.

      Intelsat’s policy is to classify commercial paper borrowings supported by revolving credit facilities as long-term debt if Intelsat has the ability and the intent to maintain these obligations for longer than one year.

      In April 2002, Intelsat issued $600,000 in aggregate principal amount of unsecured Senior Notes, which bear interest at 7.625% annually and mature in 2012. Proceeds received from the issuance of the notes were used to repay commercial paper borrowings outstanding at the time of receipt of those proceeds, for general corporate purposes and to repay on August 6, 2002 the $200,000 Eurobond 7.375% Notes that had been outstanding. The discount on the Senior Notes represents the difference between the issue price and the face value of the notes. In addition, the Company incurred debt issuance costs of approximately $7,600. Both the discount and the debt issuance costs are amortized as interest expense over the life of the Senior Notes utilizing the effective interest method.

      As of December 31, 2001, Intelsat had classified the $200,000 Eurobond 7.375% Notes that were repaid on August 6, 2002 as long-term debt, as Intelsat had the ability to repay these notes through a drawing on its 364-day or 3-year revolving credit facilities. However, the Company repaid the notes using proceeds received from the Senior Notes instead of drawing on its revolving credit facilities as originally intended.

      During 1999, Intelsat incurred a capital lease obligation of $65,757 in connection with a lease agreement to acquire additional satellite capacity. As of December 31, 2002, the remaining capital lease obligation was $48,495, of which $41,877 was long-term and $6,618 was current.

Note 8 Retirement plans and other retiree benefits

     (a) Pension and other postretirement benefits

      Intelsat maintains a noncontributory defined benefit retirement plan covering substantially all employees hired prior to July 18, 2001. The cost under this plan is calculated by an actuary using a formula based upon employees’ remuneration, dates of hire and years of eligible service. Intelsat funds the plan based on actuarial advice using the projected unit credit cost method. Employees hired after July 18, 2001 are eligible to participate in a defined contribution plan (see Note 8(b)).

      In addition, Intelsat provides health benefits for employees who retire at or after age 60 with five years of consecutive service or after age 55 with ten years of consecutive service. The cost under this unfunded plan is calculated by an actuary based on the level of benefits provided, years of service and certain other factors.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

      The following tables provide summaries of the projected benefit obligations, plan assets and funded status of the plans as of December 31, 2001 and 2002 based on valuation dates of September 30, 2001 and 2002.

			Other
			Postretirement
	Pension Benefits		Benefits

	2001	2002	2001	2002

Change in benefit obligation
Benefit obligation, October 1,	$223,090	$265,769	$44,815	$52,335
Service cost	7,682	4,002	2,761	3,647
Interest cost	16,999	18,943	3,315	3,706
Benefits paid	(11,268)	(16,126)	(2,326)	(2,450)
Plan amendment	3,146	—	—	—
Actuarial (gain)/loss	26,120	7,681	3,770	(2,849)

Benefit obligation, September 30,	$265,769	$280,269	$52,335	$54,389

Change in plan assets
Plan assets at fair value October 1,	$282,436	$234,442	$—	$—
Actual return on plan assets	(37,743)	(7,146)	—	—
Contributions by Intelsat	929	—	—	—
Benefits paid	(11,180)	(15,357)	—	—

Plan assets at fair value September 30,	$234,442	$211,939	$—	$—

Funded status of the plans
Funded status of the plans	$(31,327)	$(68,330)	$(52,334)	$(54,389)
Unrecognized net (gain)/loss	23,246	60,072	(9,753)	(12,070)
Unrecognized prior service cost	1,599	1,533	—	—
Unrecognized transition obligation	407	366	—	—
Fourth-quarter contributions to the plans	274	110	787	839
Intangible asset	—	(2,340)	—	—
Amount included in other comprehensive income	—	(21,524)	—	—

Accrued benefits costs, December 31,	$(5,801)	$(30,113)	$(61,300)	$(65,620)

Discount rate	7.25%	6.75%	7.25%	6.75%
Expected rate of return on plan assets	9.00%	9.00%	—	—
Rate of compensation increase	5.00%	5.00%	—	—

      Plan assets include investments in equity and bond funds, U.S. government securities and liquid reserve funds.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

      Net periodic pension and other postretirement benefits costs included the following components for 2000, 2001 and 2002:

				Other Postretirement
	Pension Benefits			Benefits

	2000	2001	2002	2000	2001	2002

Service cost	$8,465	$7,682	$4,002	$2,294	$2,761	$3,647
Interest cost	16,084	16,999	18,943	2,332	3,315	3,706
Expected return on plan assets	(21,619)	(22,358)	(22,179)	—	—	—
Amortization of unrecognized transition asset	41	41	41	—	—	—
Amortization of unrecognized prior service cost	(218)	(170)	66	—	—	—
Amortization of unrecognized net loss (gain)	(633)	(868)	181	(2,029)	(1,221)	(531)

Total costs	$2,120	$1,326	$1,054	$2,597	$4,855	$6,822

      Depending upon actual future health care claims experience, Intelsat’s actual costs may vary significantly from those projected above. As of September 30, 2001 and 2002, the assumed health care cost trend rate was a constant 7%.

      Increasing the assumed health care cost trend rate by 1% each year would increase the other postretirement benefits obligation as of September 30, 2002 by $6,707. Decreasing this trend rate by 1% each year would reduce the other postretirement benefits obligation as of September 30, 2002 by $5,711. A 1% increase or decrease in the assumed health care cost trend rate would increase or decrease the aggregate service and interest cost components of net periodic other postretirement benefits cost for 2002 by $1,523 and $932, respectively.

      At December 31, 2002, a minimum pension liability was recorded for $23,864, of which $21,524 and $2,340 were included in accumulated other comprehensive loss and other assets, respectively, in the accompanying consolidated balance sheet. The minimum pension liability represents the extent to which the Plan’s accumulated benefit obligation exceeded the Plan’s assets. The $2,340 recorded in other assets represents an intangible asset resulting from an unamortized transition obligation and prior service cost.

     (b) Other retirement plans

      Intelsat maintains two defined contribution retirement plans. One of these plans provides benefits to employees who were hired before July 19, 2001, and the other plan provides benefits to individuals who have been hired on or after July 19, 2001. The Company recognized compensation expense of $1,495, $1,750 and $2,167 during 2000, 2001 and 2002 related to its defined contribution retirement plans. Intelsat also maintains an unfunded supplemental pension plan for executives; however benefit accruals under the plan were discontinued during 2001. The accrued liability for the supplemental pension plan for executives was $1,274 and $951 as of December 31, 2001 and 2002, respectively.

Note 9 Share option plan

      In July 2001, Intelsat established a share option plan. Under the share option plan, employees, directors, independent contractors, advisors and consultants are eligible to receive awards of share options. The maximum number of ordinary shares that may be issued under the share option plan is 3,333,333.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

      The share option plan enables the holder of options to purchase ordinary shares at a specified exercise price. The exercise price is established on the date of grant and may not be less than the fair market value of the ordinary shares on that date. Options generally vest over a three-year period, in equal one-third installments on each of the first, second and third anniversaries of the date of grant, with a term not to exceed ten years. In general, the options granted, once vested, may be exercised only after the earlier of the first anniversary of our initial public equity offering and the third anniversary of the date of grant.

      The Board of Directors has adopted a resolution providing for each director to be awarded share options valued at $23. These options are to be granted annually, and vest immediately upon award.

      A summary of the share option activity is presented below:

	Share Options	Weighted-Average
	Outstanding	Exercise Price

Options granted	2,938,631	$19.05
Options canceled	(992)	$19.05

Options outstanding at December 31, 2001	2,937,639	$19.05
Options granted	248,739	$16.17
Options canceled	(279,033)	$19.05

Options outstanding at December 31, 2002	2,907,345	$18.80

      The following table summarizes information about share options outstanding at December 31, 2002:

			Weighted-Average
	Share Options	Share Options	Remaining Contractual
Option Price Per Share	Outstanding	Exercisable	Life (years)

$19.05	2,658,606	—	8.8
$16.17	248,739	—	10.0

	2,907,345	—	8.9

      In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 defines a “fair value based method” of accounting for stock-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Prior to the issuance of SFAS No. 123, stock-based compensation was accounted for under the “intrinsic value method” as defined by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value method, compensation is the excess, if any, of the market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. SFAS No. 123 allows an entity to continue to use the intrinsic value method. However, entities electing the accounting in APB Opinion No. 25 are required to make pro forma disclosures as if the fair value based method of accounting had been applied. Intelsat applies APB Opinion No. 25 and the related interpretations in accounting for its stock-based compensation. Accordingly, no compensation expense has been recognized, as all of the options granted had an exercise price equal to the fair value of the underlying ordinary shares on the date of grant.

      The weighted-average fair value per share of the options granted during 2001 and 2002 was $4.21 and $2.26 at the respective grant dates. If compensation expense had been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS No. 123, Intelsat’s pro forma net income and pro forma net income per ordinary share would have been approximately $498,544 and $2.99, respectively, in 2001 and $271,573 and $1.65, respectively, in 2002. In determining pro forma net income, the fair value of each

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

option is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used for grants made during the years ended December 31, 2001 and 2002.

	Year Ended
	December 31,

	2001	2002

Risk-free interest rate	5.0%	3.0%
Expected term	5 years	5 years
Dividend yield	—	—
Expected volatility	—	—

Note 10 Income taxes

      Intelsat became subject to taxes on the date of privatization. A deferred tax benefit and a related net deferred tax asset in the amount of $24,536 were recorded as a result of Intelsat’s change in taxable status upon privatization.

      The provision for income taxes consisted of the following:

	Year Ended
	December 31,

	2001	2002

Current	$35,946	$28,764
Deferred	(30,587)	4,257

Total provision for income taxes	$5,359	$33,021

      Because Bermuda does not currently impose an income tax, Intelsat’s statutory tax rate is zero. The difference between tax expense reported in the accompanying statement of operations and tax computed at statutory rates is attributable to the provision for foreign taxes.

      The components of Intelsat’s net deferred tax asset were as follows:

	Year Ended
	December 31,

	2001	2002

Deferred tax assets:
Accrued liabilities	$5,186	$5,679
Accrued retirement benefits	28,614	38,356

Total deferred tax assets	33,800	44,035
Deferred tax liabilities:
Depreciation	(3,213)	(9,096)

Total net deferred tax asset	$30,587	$34,939

Note 11 Contractual commitments

      In the further development and operation of Intelsat’s global commercial communications satellite system, significant additional expenditures are anticipated.

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

      The portion of these additional expenditures represented by contractual commitments as of December 31, 2002 and the expected year of payment are as follows:

	Capital	Expense	Total

2003	$229,579	$18,383	$247,962
2004	87,385	11,188	98,573
2005	65,854	9,826	75,680
2006	33,870	3,954	37,824
2007	28,720	1,790	30,510
Thereafter	97,743	10,430	108,173

	543,151	55,571	598,722

Less amount representing interest on capital lease obligation and deferred satellite performance incentives	(72,846)	—	(72,846)

Total net commitments	$470,305	$55,571	$525,876

      Due to the nature of its business, Intelsat has large contracts for satellite construction and launch services and pays significant amounts to a limited number of suppliers for assets and services scheduled for future delivery.

      In the table above, capital commitments in 2005 include the cash deposit related to termination of Intelsat’s order for the Intelsat 10-01 satellite that will be applied against the cost of a future launch, or will be forfeited if Intelsat does not place a launch order by July 31, 2005. See Note 6 for further discussion.

      In addition to the commitments in the table above, Intelsat has a commitment to WildBlue Communications, Inc. in connection with Intelsat’s acquisition of a minority stake in WildBlue. This transaction is discussed in Note 16(c).

      Intelsat offers its customers long-term commitments of varying lengths up to 15 years for a range of services at rates that are progressively lower for longer commitment periods.

      Intelsat leases space in its Washington, D.C. building to various tenants. As of December 31, 2002, the minimum rental income anticipated with respect to these leases is approximately $2,966, of which $2,324 is expected to be received during the next five years. Rental income is included in other income in the accompanying consolidated statements of operations.

Note 12 Contingencies

(a)	Insurance

      Intelsat has obtained insurance coverage for possible losses that may occur during the launch of its satellites and in subsequent periods of in-orbit operations. Intelsat currently has insurance covering the in-orbit operations of 10 of its 23 satellites. Six of the satellites, the Intelsat 706, 707, 802, 805, 901 and 902 satellites, are covered by an insurance policy that will expire on November 9, 2003. Under the terms of this policy, Intelsat co-insures $100,000 of the net book value of each satellite, and the insurers cover the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. Four additional satellites, the Intelsat 903, 904, 905 and 906 satellites, are covered under a policy that covers the launch and first year of in-orbit operations for the Intelsat IX series satellites. This insurance is in an amount approximately equal to the net book value of each satellite, excluding capitalized performance incentives relating to the satellites, and does not have a co-insurance requirement. Upon the expiration of the current insurance coverage of each of the Intelsat

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

903, 904, 905 and 906 satellites, each will then be covered by the in-orbit insurance policy currently covering the six satellites noted above until the expiration of the policy on November 9, 2003.

(b)	Privileges and immunities

      As a privatized entity, Intelsat no longer benefits from certain privileges and immunities that it held as an intergovernmental organization. As a result, Intelsat may be a party to disputes arising from normal business activities. Management believes that the resolution of any such matters would not have a material adverse effect on the Company’s financial position or future operating results.

Note 13	Business segment and geographic information

      Intelsat operates in a single industry segment, in which it provides satellite services to its telecommunications customers around the world. Intelsat’s shareholders generated approximately 88%, 89% and 78% of revenue in 2000, 2001 and 2002, respectively.

      The geographic distribution of Intelsat’s revenues was as follows:

	Year Ended
	December 31,

	2000	2001	2002

Europe	28%	29%	29%
North America and Caribbean	23%	24%	24%
Asia Pacific	19%	18%	17%
Latin America	14%	13%	13%
Sub-Saharan Africa	8%	9%	11%
Middle East and North Africa	8%	7%	6%

      Approximately 16%, 15% and 12% of Intelsat’s revenue was derived from its largest customer in 2000, 2001 and 2002, respectively. No other single customer accounted for more than 5% of revenue in any of those years. The ten largest customers accounted for approximately 43% of Intelsat’s revenue in both 2000 and 2001, and approximately 36% of Intelsat’s revenue in 2002. Revenue by region is based on the locations of customers to which services are billed.

      Intelsat’s satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of Intelsat’s remaining assets, substantially all are located in the United States.

Note 14	Restructuring costs

      In October 2001, Intelsat reduced the size of its workforce by 105 employees, or approximately 11%, reflecting the elimination of certain positions that were no longer required after privatization. Operations were also streamlined in order to respond to market and industry conditions. As a result of these actions, severance costs of $7,300 were incurred in 2001. At December 31, 2001, accrued restructuring costs of approximately $3,700 were included in accounts payable and accrued liabilities in the accompanying consolidated balance sheet. These amounts were fully paid in January 2002.

      In December 2002, Intelsat reduced the size of its workforce by 130 employees, or approximately 12%, reflecting efforts to further streamline operations in response to market and industry conditions. As a result of the workforce reduction, severance costs of $5,522 were incurred in 2002. At December 31, 2002, accrued restructuring costs of $4,624 were included in accounts payable and accrued liabilities in the accompanying

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

consolidated balance sheet. These amounts are expected to be substantially paid by the end of the second quarter of 2003.

Note 15	WorldCom reorganization

      Upon the closing of the COMSAT acquisition described in Note 3, WorldCom, Inc. became Intelsat’s largest customer. On July 21, 2002, WorldCom, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Telecommunications revenue generated from WorldCom, Inc. and its affiliates as direct customers was $7,325 and $10,715 for the years ended December 31, 2001 and 2002, respectively. Based upon information provided by Lockheed Martin Corporation, WorldCom, Inc. accounted for approximately $60,000 (unaudited) of COMSAT’s revenue from the sale of Intelsat capacity for the year ended December 31, 2001 and approximately $47,800 (unaudited) for the period from January 1, 2002 to the date of closing of the COMSAT acquisition described in Note 3. On a pro forma basis, WorldCom, Inc. and its affiliates would have accounted for approximately 6% of revenue (unaudited) in each of the years ended December 31, 2001 and 2002, had the acquisition of COMSAT World Systems closed at the beginning of 2001. Management cannot predict the effect that WorldCom, Inc.’s bankruptcy proceedings will have on future revenue. At December 31, 2002, Intelsat had receivables of $10,100 due from WorldCom, Inc. and affiliates, of which $9,814 was reserved for in the allowance for doubtful accounts.

Note 16	Related party transactions

(a)	Shareholder collateral and other deposits

      Included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets are collateral and other deposits held from customers which are also shareholders in the amounts of $21,728 and $20,646 at December 31, 2001 and 2002, respectively. Collateral generally represents cash balances held in accordance with telecommunications services agreements. Deposits generally represent cash balances held to secure future capacity under right of first refusal arrangements. Associated cash balances contain no restrictions and generally are non-interest bearing.

(b)	Teleglobe insolvency and Share Purchase Agreement

      On May 15, 2002, one of Intelsat’s largest customers and one of its shareholders, Teleglobe Inc., filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. As a result, Intelsat recorded a reserve of $12,836 against all of its account receivable from Teleglobe Inc. as of March 31, 2002, and did not recognize any revenue from Teleglobe Inc. from April 1, 2002 through May 15, 2002, since collection was not ensured. Intelsat has continued to provide services to Teleglobe Inc. for which Intelsat has been paid in advance since May 16, 2002. Telecommunications revenue generated from Teleglobe Inc. and its affiliates was $41,732 in 2000, $47,763 in 2001 and $35,141 in 2002 and accounted for approximately 4% of Intelsat’s telecommunications revenue in each of those years.

      On September 20, 2002, Intelsat’s Intelsat Global Sales subsidiary acquired Teleglobe Inc.’s 6,284,635 shares in Intelsat, Ltd. for $65,000. Pursuant to the share purchase agreement and a related escrow agreement, title to the shares acquired from Teleglobe Inc. was transferred to an escrow agent, who holds the shares in trust for Intelsat Global Sales, subject to specified limited voting and dividend rights of Teleglobe Inc. The share purchase agreement contemplates that the escrow agent will sell the shares in Intelsat’s contemplated initial public offering or in another manner set forth in the agreement and will subsequently deliver the proceeds of any such sale to Intelsat Global Sales and, in some cases, to Teleglobe Inc. If all of the shares held in escrow are sold and the sale proceeds exceed $90,139, Intelsat Global Sales will receive $90,139, and Teleglobe Inc. will receive the portion of the sale proceeds that exceeds $90,139. If only a portion of the shares held in escrow are sold,

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

Intelsat Global Sales will receive the portion of the sale proceeds equal to the percentage of $90,139 that is equal to the percentage the sold shares represent of the total number of shares originally held in escrow, and Teleglobe Inc. will receive any remaining sale proceeds. If Intelsat has not conducted a registered offering of its ordinary shares by December 31, 2003, or if Intelsat has conducted such an offering by that time but some of the escrowed shares remain unsold as of December 31, 2004, the share purchase agreement provides for the unsold shares and any cash held as escrow property to be distributed to Intelsat Global Sales up to the amount that would result in Intelsat Global Sales having received a total amount of cash and shares under the agreement valued at $90,139. If there are any shares or cash remaining after this distribution to Intelsat Global Sales, these shares and cash will be transferred to Teleglobe Inc.

      In connection with the share purchase transaction, Teleglobe Inc. agreed to retain nearly 75% (unaudited) of its service orders with Intelsat, which represented $131,748, or 3% (unaudited), of Intelsat’s backlog as of December 31, 2002. The remaining service orders, which represented $47,371, or 1% (unaudited), of Intelsat’s backlog as of the closing date of the share purchase transaction, were terminated in connection with the transaction. Teleglobe Inc. also agreed to provide payment semi-monthly in advance for the service orders it has with Intelsat that were not terminated, as opposed to the quarterly in arrears payment terms originally applicable to those service orders. Upon the assignment of Teleglobe Inc.’s service orders to another person, the service orders will be amended to provide for payment monthly in arrears. The assignment of these service orders is subject to the consent of Intelsat Global Sales, which has agreed not to unreasonably withhold its consent as long as the service orders are assigned to persons that Intelsat Global Sales considers in its reasonable opinion to be creditworthy in accordance with its credit criteria. All other terms and conditions of these service orders will remain unchanged.

      The closing of the share purchase transaction was subject to, among other things, the approval of the monitor of the Canadian insolvency proceedings and the approval of the Ontario Superior Court of Justice, both of which were obtained. All rights of appeal from the Court’s decision to approve the transaction have expired. In connection with the share purchase transaction, Intelsat Global Sales also released Teleglobe Inc. from claims with respect to all service fees payable for service provided to Teleglobe Inc. prior to May 15, 2002 and with respect to all termination fees payable pursuant to the service orders being terminated.

      Intelsat has accounted for the share purchase transaction similar to an acquisition of treasury stock. Under FASB Technical Bulletin No. 85-6, Accounting for a Purchase of Treasury Shares at a Price Significantly in Excess of the Current Market Price of the Shares and the Income Statement Classification of Costs Incurred in Defending against a Takeover Attempt, amounts paid for treasury stock above fair value and additional rights and consideration received are allocated to the various components received. The estimated aggregate market value of the shares acquired by Intelsat exceeded the cash payments made to Teleglobe Inc. on September 20, 2002 by more than the amounts due to Intelsat. As a result, Intelsat was able to recover the $15,958 of receivables owed by Teleglobe Inc., consisting of $12,836 that was fully reserved in the first quarter of 2002 as well as $3,122 related to telecommunications revenue that had not been previously recognized since the collection of those amounts was not ensured. Intelsat believes that the closing of the share purchase transaction enabled it to change its estimated reserve for uncollectible accounts and recognize the previously unrecognized service fees for which collection was uncertain, in accordance with APB Opinion No. 20, Accounting Changes. The shares acquired by Intelsat Global Sales are deemed not to be outstanding for the purposes of Intelsat’s consolidated financial statements.

      Teleglobe Inc.’s remaining interest in the shares is deemed to be a free-standing derivative in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. This resulted in Intelsat recording an obligation to Teleglobe Inc. on September 20, 2002 of $25,860, which reflected the estimated fair value of this derivative on that date. Any future changes that occur in Intelsat’s obligation to Teleglobe Inc. will be recorded, as an additional expense or as additional income

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

on Intelsat’s consolidated financial statement of operations. On December 31, 2002, Intelsat reduced its obligation to Teleglobe Inc. to $19,780, based on a valuation of the underlying shares, and recorded other income of $6,080 for the amount of the adjustment.

(c)	WildBlue Subscription Agreement

      On December 9, 2002, Intelsat entered into an agreement with WildBlue Communications, Inc. to acquire a minority stake in WildBlue for a purchase price of $58,000. WildBlue plans to provide broadband Internet access services via Ka-band satellite to homes and small business users in the continental United States beginning in 2004. The closing of this transaction is subject to, among other things, Federal Communications Commission and other governmental approvals and the satisfaction of other closing conditions. Intelsat has agreed to provide WildBlue with up to $2,000 in interim funding before the closing of the acquisition, which will be repaid upon closing. As of December 31, 2002, Intelsat had a loan receivable of $744 from WildBlue with respect to such interim funding provided on December 20, 2002. In connection with this agreement, Intelsat has agreed to purchase 50% of any shares sold by one of the minority investors, at the investor’s option, up to a maximum purchase price of $5,000. Other investors in this round of financing, which totals $156,000 including Intelsat’s investment, include the National Rural Telecommunications Cooperative and Liberty Satellite & Technology, Inc. One of Intelsat’s directors is a director of Liberty Media Corporation, which indirectly owns a minority interest in WildBlue and owns a majority of the outstanding stock of Liberty Satellite & Technology, Inc.

Note 17	Subsequent events

(a)	Launch of 907 satellite

      On February 15, 2003, Intelsat launched the 907 satellite, increasing to 24 the number of satellites in Intelsat’s fleet that Intelsat owns and operates.

(b)	Insurance

      Since the launch of the 907 satellite on February 15, 2003, the in-orbit operations of the satellite have been covered under the insurance policy that covers the launch and first year of in-orbit operations for the Intelsat IX series satellites. As of February 23, 2003, the 904 satellite had been in orbit for one year and was no longer covered by the policy covering the launch and first year of in-orbit operations for the Intelsat IX series satellites. However, as of February 23, 2003, the 904 satellite is covered by the in-orbit insurance policy with the $100,000 co-insurance requirement. The 904 satellite will be covered by that policy until the policy’s expiration on November 8, 2003.

(c)	Investment in Galaxy Satellite Broadcasting

      On February 20, 2003, Intelsat Hong Kong LLC (“Intelsat Hong Kong”) entered into a subscription and shareholders agreement with TVB Satellite TV Holdings Limited (“TVB Holdings”) and Galaxy Satellite TV Holdings Limited (“Galaxy Holdings”), pursuant to which Intelsat Hong Kong acquired a 51% stake in Galaxy Holdings for approximately U.S.$70,000 in cash and in-kind contributions. In connection with the agreement, Galaxy Holdings acquired the outstanding shares of Galaxy Satellite Broadcasting Limited (“Galaxy”), which holds licenses to provide pay television and teleport services in Hong Kong. Galaxy expects to launch its pay television service in late 2003 or early 2004. TVB Holdings holds the remaining 49% stake in Galaxy Holdings.

      Pursuant to the agreement, Intelsat Hong Kong agreed to contribute total consideration valued at $542,000 in Hong Kong dollars, or approximately $70,000 in U.S. dollars. Intelsat Hong Kong’s contribution is comprised of HK$413,300 in cash, payable in installments in 2003, 2004 and 2005, and HK$128,700 in kind in the form of

INTELSAT
(SEE NOTE 1)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(in thousands, except percentages and share and per share amounts)

satellite capacity to be provided to Galaxy. In February 2003, Intelsat Hong Kong made its required 2003 cash contribution of HK$173,900, or approximately U.S.$22,311. In addition to its HK$542,000 cash and in-kind contribution, Intelsat Hong Kong is required to contribute its share, based on percentage ownership in Galaxy Holdings at the time of contribution, of up to an additional HK$170,100 if the board of directors of Galaxy Holdings determines that the aggregate amount of the cash contributions made by Intelsat Hong Kong and TVB Holdings in 2003, 2004 and 2005 is insufficient to fund Galaxy’s start-up and initial operational costs.

(d)	Expiration of the 364-day credit facility

      On March 20, 2003, Intelsat’s 364-day revolving credit facility expired. As of the date of expiration, there were no borrowings outstanding under this facility.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS(1)

	Balance at	Charged to	Charged		Balance at
	Beginning of	Costs and	to Other		End of
Description	Period	Expenses	Accounts	Deductions	Period

	(US$ in thousands)
Year ended December 31, 2001:
Restructuring reserve	$—	$7,300	$—	$3,600	$3,700
Year ended December 31, 2002:
Allowance for doubtful accounts	$—	$9,472	$18,628 (2)	$—	$28,100
Restructuring reserve	$3,700	$5,522	$—	$4,598	$4,624

(1)	Not applicable for the year ended December 31, 2000.

(2)	Allowance for doubtful accounts recorded in connection with the acquisition of assets of COMSAT World Systems.

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2002	2003

		(unaudited)

	(in thousands, except
	share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$9,466	$139,043
Receivables, net of allowance of $28,100 and $34,921, respectively	265,781	218,949
Deferred income taxes	5,679	5,679

Total current assets	280,926	363,671
Satellites and other property and equipment, net	3,478,055	3,310,080
Goodwill and other intangible assets	84,261	84,855
Deferred income taxes	29,260	20,650
Investment in affiliate	—	57,308
Other assets	92,930	101,701

Total assets	$3,965,432	$3,938,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$43,978	$—
Accounts payable and accrued liabilities	219,344	193,555
Deferred satellite performance incentives	19,459	7,962
Deferred revenue	18,252	31,113
Capital lease obligations	6,618	5,254

Total current liabilities	307,651	237,884
Long-term debt, net of current portion	1,257,870	1,267,834
Deferred satellite performance incentives, net of current portion	125,161	46,540
Deferred revenue, net of current portion	8,052	7,114
Due to Teleglobe Inc.	19,780	4,436
Accrued retirement benefits	96,684	40,007

Total liabilities	1,815,198	1,603,815

Minority interest in consolidated affiliate	—	16,243
Commitments and contingencies
Shareholders’ equity:
Preference shares, $3.00 par value, 2,500,000 shares authorized, no shares issued or outstanding	—	—
Ordinary shares, $3.00 par value, 216,666,666 2/3 shares authorized, 166,666,755 shares issued	500,000	500,000
Paid-in capital	1,301,886	1,301,886
Retained earnings	468,080	623,139
Accumulated other comprehensive loss — minimum pension liability, net of tax benefit of $8,610	(12,914)	—
Ordinary shares purchased by subsidiary, 6,284,635 shares	(106,818)	(106,818)

Total shareholders’ equity	2,150,234	2,318,207

Total liabilities and shareholders’ equity	$3,965,432	$3,938,265

See accompanying notes to condensed consolidated financial statements.

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

	(in thousands, except share and per share amounts)
Telecommunications revenue	$246,643	$237,193	$751,865	$720,613

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	27,304	33,185	84,004	102,656
Selling, general and administrative	18,480	35,317	90,277	93,073
Depreciation and amortization	89,152	101,115	266,365	300,314
Intelsat 10-01 termination costs	—	(3,000)	—	(3,000)
Restructuring costs	—	(837)	—	(837)

Total operating expenses	134,936	165,780	440,646	492,206

Income from operations	111,707	71,413	311,219	228,407
Interest expense, net	(16,415)	(22,320)	(34,751)	(66,368)
Other income (expense)	(568)	5,037	2,484	15,764

Income before income taxes	94,724	54,130	278,952	177,803
Provision for income taxes	12,314	5,759	36,264	22,744

Net income	$82,410	$48,371	$242,688	$155,059

Basic and diluted net income per ordinary share	$0.50	$0.30	$1.46	$0.97

Basic and diluted weighted average ordinary shares outstanding	165,915,331	160,382,120	165,826,048	160,382,120

See accompanying notes to condensed consolidated financial statements.

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,

	2002	2003

	(in thousands)
Cash flows from operating activities:
Net income	$242,688	$155,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	266,365	300,314
Intelsat 10-01 contract termination costs	—	(3,000)
Provision for doubtful accounts	3,762	7,351
Foreign currency transaction loss	4,014	472
Minority interest in consolidated affiliate	—	(910)
Equity in losses of affiliate	—	692
Amortization of bond discount and issuance costs	306	899
Decrease in amount due to Teleglobe Inc.	—	(15,344)
Changes in operating assets and liabilities, net of effects of investment in consolidated affiliate:
Receivables	(6,159)	41,194
Other assets	1,885	(3,842)
Accounts payable and accrued liabilities	(8,131)	(27,157)
Deferred revenue	(195)	11,923
Accrued retirement benefits	3,725	(35,153)

Net cash provided by operating activities	508,260	432,498

Cash flows from investing activities:
Payments for satellites and other property and equipment	(476,637)	(148,168)
Investment in and advances to affiliate	—	(58,000)
Deposit on asset acquisition	(5,250)	—
Cash acquired from investment in consolidated affiliate	—	17,932

Net cash used in investing activities	(481,887)	(188,236)

Cash flows from financing activities:
Repayments of commercial paper borrowings, net	(310,122)	(43,978)
Repayments of long-term debt	(200,000)	—
Proceeds from bond issuance	595,788	—
Bond issuance costs	(7,621)	—
Due from shareholders	—	—
Payment to shareholders	(2,035)	—
Purchase of ordinary shares by subsidiary	(65,000)	—
Principal payments on deferred satellite performance incentives	(14,688)	(63,726)
Principal payments on capital lease obligations	(4,974)	(6,509)

Net cash used in financing activities	(8,652)	(114,213)

Effect of exchange rate changes on cash	(4,610)	(472)

Net increase in cash and cash equivalents	13,111	129,577
Cash and cash equivalents, beginning of period	2,699	9,466

Cash and cash equivalents, end of period	$15,810	$139,043

Supplemental cash flow information:
Interest paid, net of amount capitalized	$6,333	$53,653
Income taxes paid	$23,027	$2,124
Supplemental disclosure of non-cash investing and financing activities:
Capitalization of deferred satellite performance incentives	$46,640	$10,063
Net liabilities assumed in investment in consolidated affiliate, net of cash	$—	$1,373
Minority interest in consolidated affiliate at the date of acquisition	$—	$17,153
Net asset reduction on extinguishment of deferred satellite performance incentive liability	$—	$36,455
Receivables recovered in purchase of ordinary shares by subsidiary	$15,958	$—
Obligation to Teleglobe Inc. arising in consideration of ordinary share purchase	$25,860	$—

See accompanying notes to condensed consolidated financial statements.

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in thousands, except percentages and share and per share amounts)

Note 1 Basis of presentation

      The unaudited condensed consolidated financial statements of Intelsat, Ltd. and its subsidiaries have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of these financial statements. Certain prior period amounts have been reclassified to conform to the current year’s presentation. The results of operations for the periods presented are not necessarily indicative of operating results for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Intelsat, Ltd.’s annual report on Form 20-F for the fiscal year ended December 31, 2002 (“Intelsat’s Form 20-F”) on file with the Securities and Exchange Commission. References to “Intelsat” or the “Company” herein refer to Intelsat, Ltd. and, unless the context requires otherwise, to its subsidiaries.

Note 2 Stock-based compensation

      The Company has a stock-based employee compensation plan, which is described more fully in Note 9 to the consolidated financial statements included in Intelsat’s Form 20-F. As permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, the Company uses the intrinsic method of measuring and recognizing employee stock-based transactions under Accounting Principles Board Opinion No. 25. Consequently, as all options granted under the Company’s plan had an exercise price equal to the estimated fair value of the underlying ordinary shares on the date of grant, no stock-based employee compensation cost is reflected in net income.

      The following table illustrates the effect on net income and earnings per share for the three and nine months ended September 30, 2002 and 2003 if compensation expense had been determined based on the estimated fair value of the options at their grant dates consistent with the fair value based method of accounting under SFAS No. 123.

	Three Months
	Ended		Nine Months Ended
	September 30,		September 30,

	2002	2003	2002	2003

Net income, as reported	$82,410	$48,371	$242,688	$155,059
Deduct:
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(626)	(862)	(1,910)	(2,088)

Pro forma net income	$81,784	$47,509	$240,778	$152,971

Earnings per share:
Basic and diluted-as reported	$0.50	$0.30	$1.46	$0.97

Basic and diluted-pro-forma	$0.49	$0.30	$1.45	$0.95

Note 3	Extinguishment of portion of deferred satellite performance incentive liability

      On June 26, 2003, Intelsat LLC entered into amendments to its satellite construction agreements with Space Systems/ Loral, Inc. (“SS/L”), pursuant to which Intelsat extinguished a portion of its liability to SS/L to make satellite performance incentive payments for the Intelsat VII/VIIA and IX series satellites manufactured by SS/L

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands, except percentages and share and per share amounts)

in exchange for a total cash payment of $60,000. Intelsat’s obligation to pay the portions of these incentive payments that are payable by SS/L to its subcontractors has not been extinguished, and Intelsat will continue to be required to make payments as due with respect to these portions.

      The amendments provide for SS/L to remain liable under its satellite construction agreements with Intelsat LLC for amounts that may become due in connection with SS/L’s failure to provide satellite anomaly support as requested by Intelsat or in connection with other specified matters. As security for SS/L’s obligation to pay any such amounts that become due, $5,000 of the $60,000 cash payment is being held in escrow, and SS/L is obligated to maintain a minimum balance of $5,000 in the escrow account until the orbital design lives of all of the Intelsat VII/VIIA and IX series satellites have ended. Other than with respect to the specified situations in which SS/L remains liable, Intelsat has no further financial recourse to SS/L under the terms of the amended satellite construction agreements.

      On June 30, 2003, Intelsat paid $53,351 of the $60,000 cash payment due in connection with the amendments to the satellite construction agreements. At the time that this payment was made, Intelsat recorded a $95,051 reduction in its total satellite performance incentive payment liability, a $36,455 net reduction in the cost of its satellites and other property and equipment and a $1,404 reduction in accrued interest. In July 2003, Intelsat paid the $6,649 remaining to be paid of the $60,000 total cash payment.

      The accounting treatment reflects the renegotiation of a contract pursuant to which a portion of Intelsat’s existing satellite performance incentive liability was extinguished, the portion of the Company’s satellite costs that was attributable to these performance incentives was written off and the amount of the Company’s payment was treated as the renegotiated value of these performance incentives and capitalized as part of the cost of the satellites.

Note 4 Investment in affiliate

      On December 9, 2002, Intelsat entered into agreements with WildBlue Communications, Inc. (“WildBlue”) to acquire a minority stake in WildBlue for a purchase price of $58,000. The transaction closed on April 21, 2003, following the receipt of regulatory approvals and the satisfaction of other closing conditions.

      At the closing of the transaction, the Company contributed $56,513 in cash to WildBlue. This amount represented the $58,000 total purchase price for the Company’s investment in WildBlue net of a loan receivable for interim funding to WildBlue, plus accrued interest, and net of certain expenses incurred by Intelsat that were reimbursable by WildBlue. Intelsat applies the equity method to account for its investment in WildBlue. Therefore, Intelsat’s share in the losses of WildBlue, which were not significant to the Company’s consolidated results of operations for the three and nine months ended September 30, 2003, are included in other income, net in Intelsat’s consolidated statements of operations. Intelsat’s consolidated balance sheet at September 30, 2003 reflects the investment in WildBlue and the Company’s share of the results of operations of WildBlue from the date of Intelsat’s initial investment through September 30, 2003 as an investment in affiliate.

Note 5 Investment in consolidated affiliate

      On February 20, 2003, Intelsat Hong Kong LLC (“Intelsat Hong Kong”) entered into a subscription and shareholders agreement with TVB Satellite TV Holdings Limited (“TVB Holdings”) and Galaxy Satellite TV Holdings Limited (“Galaxy Holdings”), pursuant to which Intelsat Hong Kong agreed to contribute a total consideration valued at $542,000 in Hong Kong dollars (“HK$”), or approximately $70,000 in U.S. dollars, to acquire a 51% stake in Galaxy Holdings. In connection with the agreement, Galaxy Holdings acquired the outstanding shares of Galaxy Satellite Broadcasting Limited (“Galaxy”), which holds licenses to provide pay television and teleport services in Hong Kong. TVB Holdings holds the remaining 49% stake in Galaxy Holdings.

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands, except percentages and share and per share amounts)

      Intelsat Hong Kong’s total contribution of HK$542,000 is comprised of HK$413,300 in cash, payable in installments in 2003, 2004 and 2005, and HK$128,700 in kind in the form of satellite capacity to be provided to Galaxy. TVB Holdings agreed to contribute a total consideration valued at HK$520,750, consisting of HK$196,600 in cash, payable in installments in 2003, 2004 and 2005, and HK$324,150 in kind in the form of programming to be provided to Galaxy by Television Broadcasts Limited, which is the parent company of TVB Holdings. In February 2003, Intelsat Hong Kong and TVB Holdings each made its required 2003 cash contribution. For Intelsat Hong Kong, this cash contribution was HK$173,900, or approximately U.S.$22,311. Under the agreement, if the board of directors of Galaxy Holdings determines that the aggregate amount of the cash contributions made by Intelsat Hong Kong and TVB Holdings in 2003, 2004 and 2005 as set forth above is insufficient to fund Galaxy’s start-up and initial operational costs, then Intelsat Hong Kong and TVB Holdings are required to make additional cash contributions up to an aggregate of HK$170,100. The amount of any such contributions that Intelsat Hong Kong and TVB Holdings would be required to make would be based on their percentage ownership interests in Galaxy Holdings at the time of the contributions.

      Intelsat’s condensed consolidated financial statements reflect the investment in Galaxy Holdings as an investment in consolidated affiliate. Consequently, Intelsat’s condensed consolidated financial statements include the assets and liabilities of Galaxy Holdings and Galaxy as of September 30, 2003, as well as the results of operations of Galaxy Holdings and Galaxy from the date of Intelsat’s initial investment in Galaxy Holdings through September 30, 2003. The results of operations of Galaxy Holdings and Galaxy were not significant to the Company’s consolidated results of operations for the three and nine months ended September 30, 2003. TVB Holdings’ interest in the net assets of Galaxy Holdings and Galaxy as of September 30, 2003 is reflected in the condensed consolidated financial statements as a minority interest in consolidated affiliate. Intelsat reflects the minority interest’s share of losses as a component of other income in its condensed consolidated financial statements because of TVB Holdings’ commitment to make additional contributions to Galaxy Holdings, as described above. The amount of the minority interest’s share of losses is insignificant to Intelsat’s results of operations for all periods presented.

      The pro forma results of operations for Intelsat’s investment in Galaxy Holdings, had the investment occurred at the beginning of 2002 or 2003, are not significant, and accordingly have not been provided.

Note 6 Receivables

      Receivables were comprised of the following:

	December 31,	September 30,
	2002	2003

Satellite utilization charges:
Unbilled	$121,293	$93,210
Billed	106,136	140,865
Other	66,452	19,795
Allowance for doubtful accounts	(28,100)	(34,921)

Total	$265,781	$218,949

      Other receivables as of December 31, 2002 included $47,828 due from EADS Astrium as a result of the Company’s decision to terminate its order for the Intelsat 10-01 satellite due to EADS Astrium’s significant postponement in the delivery date of the satellite. The amount due from EADS Astrium was collected during the nine months ended September 30, 2003.

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 7 Satellites and other property and equipment

      Satellites and other property and equipment were comprised of the following:

	December 31,	September 30,
	2002	2003

Satellites, launch vehicles and launch services	$6,820,485	$6,742,166
Information systems and ground segment	598,248	661,930
Washington, D.C. building and other	197,704	218,529

Total cost	7,616,437	7,622,625
Less accumulated depreciation and amortization	(4,138,382)	(4,312,545)

Total	$3,478,055	$3,310,080

      Satellites and other property and equipment as of December 31, 2002 and September 30, 2003 included construction-in-progress balances of $359,009 and $202,171, respectively. These amounts related primarily to satellites under construction and related launch services. Interest costs of $52,405 were capitalized during the year ended December 31, 2002. Interest costs of $14,033 were capitalized during the nine months ended September 30, 2003.

Note 8 Satellite developments

      On February 15, 2003, Intelsat launched the 907 satellite, the last satellite to be deployed in the Intelsat IX series. The 907 satellite became operational during March 2003. An additional satellite, the Intelsat 10-02, is under construction and is expected to be launched in the second quarter of 2004.

Note 9 Insurance

      Intelsat has obtained insurance coverage for possible losses that may occur during the launch of its satellites and in subsequent periods of in-orbit operations. At September 30, 2003, Intelsat had insurance covering the in-orbit operations of 10 of its 23 satellites. Nine of the satellites, the Intelsat 707, 802, 805, 901, 902, 903, 904, 905 and 906 satellites, were covered by an insurance policy that will expire on November 9, 2003. Under the terms of this policy, Intelsat co-insures $100,000 of the net book value of each satellite, and the insurers cover the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. At renewal of this policy, Intelsat plans to increase the co-insurance amount to $150,000 of the net book value of each satellite covered by the new policy. One additional satellite, the Intelsat 907 satellite, is covered under a policy that covers the launch and first year of in-orbit operations for the Intelsat IX series satellites. This insurance is in an amount approximately equal to the net book value of each satellite, excluding capitalized performance incentives relating to the satellites, and does not have a co-insurance requirement.

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 10 Long-term debt and other financing arrangements

      The carrying amounts of long-term debt were as follows:

	December 31,	September 30,
	2002	2003

Commercial paper	$43,978	$—
Dragon bond 6.625% Notes due March 22, 2004	200,000	200,000
Eurobond 8.375% Notes due October 14, 2004	200,000	200,000
Eurobond 8.125% Notes due February 28, 2005	200,000	200,000
7.625% Senior Notes due April 15, 2012	600,000	600,000
Discount, net of amortization, on the 7.625% Senior Notes due April 15, 2012	(4,007)	(3,779)
Note payable to Lockheed Martin Corporation, 7%, payable in annual installments of $5,000, beginning January 1, 2007	20,000	20,000
Note payable to TVB Holdings, 8%, $6,598 and $8,284 payable in 2007 and 2008, respectively	—	14,882
Capital lease obligations	48,495	41,985

Total long-term debt	$1,308,466	$1,273,088

Less:
Commercial paper	43,978	—
Current portion of capital lease obligations	6,618	5,254

Total current portion	$50,596	$5,254

Total long-term debt, excluding current portion	$1,257,870	$1,267,834

      To support Intelsat’s commercial paper program and to provide funding for general corporate purposes, the Company has in place a $500,000 unsecured three-year revolving credit facility, which the Company entered into on March 21, 2002 with a group of financial institutions. At Intelsat’s option, borrowings under the three-year facility will bear interest either at the banks’ base rate or at the Eurodollar rate plus an applicable margin. Under the terms of the credit agreement, Intelsat is required to satisfy certain financial and operating covenants, including an interest coverage ratio and a ratio of debt to EBITDA (as defined in the credit agreement). As of September 30, 2003, Intelsat was in compliance with these covenants and there were no borrowings outstanding under the agreement.

      Intelsat’s policy is to classify obligations as long-term debt if Intelsat has the ability and the intent to maintain these obligations for longer than one year. Intelsat’s $200,000 principal amount of Dragon bond 6.625% Notes due in March 2004 are classified as long term because of the Company’s ability and intent to refinance these notes either as part of the financing associated with the proposed acquisition of satellites and related assets from Loral Space & Communications Corporation and its affiliates described in Note 20 below or through borrowings under the Company’s existing three-year unsecured revolving credit facility described above.

      As described in Note 5 above, Intelsat’s consolidated balance sheet includes Galaxy’s assets and liabilities as of September 30, 2003. The note payable to TVB Holdings for $14,882 is a note payable by Galaxy.

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 11 Due to Teleglobe Inc.

      On September 20, 2002, Intelsat Global Sales & Marketing Ltd. (“Intelsat Global Sales”) acquired Teleglobe Inc.’s shares in Intelsat, Ltd. Pursuant to the share purchase agreement and a related escrow agreement, Teleglobe Inc. retained specified limited rights with respect to the shares acquired by Intelsat Global Sales. Teleglobe Inc.’s interest in the shares is deemed to be a free-standing derivative in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. As a result, the Company recorded an obligation to Teleglobe Inc. on September 20, 2002 of $25,860, which reflected the estimated fair value of this derivative on that date. On December 31, 2002, the Company reduced its obligation to Teleglobe Inc. to $19,780 based on a valuation of the derivative on that date. At September 30, 2003, the Company reduced its obligation to Teleglobe Inc. to $4,436 based on a valuation of the derivative on that date, and recorded $4,897 as other income during the three months ended September 30, 2003. For the nine months ended September 30, 2003 the net effect of changes in the value of the derivative resulted in other income of $15,344. Refer to Note 16(b) to the consolidated financial statements included in Intelsat’s Form 20-F for additional information regarding the share purchase transaction with Teleglobe Inc.

Note 12 Pension contribution

      To improve the funded position of Intelsat’s defined benefit retirement plan, Intelsat contributed $30,000 to the plan in June 2003 and an additional $10,000 to the plan in September 2003. These cash contributions were reflected as a reduction in accrued retirement benefits in the accompanying consolidated balance sheet at September 30, 2003. As a result of the $40,000 in cash contributions to the plan, the fair value of the plan’s assets exceeded its estimated accumulated benefit obligation by approximately $1,700 at September 30, 2003. As a result, the additional minimum pension liability of $21,524, or $12,914 after tax, was reversed as of September 30, 2003.

Note 13 Income per ordinary share

      Basic net income per ordinary share includes no dilution and is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Diluted net income per ordinary share includes potential dilution that could occur if securities convertible into ordinary shares or other contracts for the issuance of ordinary shares were exercised or converted into ordinary shares. Basic and diluted net income per ordinary share are identical for all periods presented as the effect of share options outstanding during these periods was antidilutive.

Note 14 Business segment and geographic information

      Intelsat operates in a single industry segment, in which it provides satellite services to its telecommunications customers around the world.

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands, except percentages and share and per share amounts)

      The geographic distribution of Intelsat’s revenue was as follows:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2002	2003	2002	2003

North America and Caribbean	26%	28%	26%	28%
Europe	27%	24%	27%	24%
Asia Pacific	16%	16%	17%	17%
Sub-Saharan Africa	12%	14%	11%	13%
Latin America	12%	12%	12%	12%
Middle East and North Africa	6%	7%	6%	7%

      Revenue by region is based on the locations of customers to which services are billed. Revenue from one of Intelsat’s customers has been reclassified from the Europe region to the North America and Caribbean region for all periods presented to reflect the location to which services are billed.

      Intelsat’s satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of Intelsat’s remaining assets, substantially all are located in the United States.

Note 15 New accounting pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires an entity to recognize the fair value of an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement is incurred, the liability should be recognized when a reasonable estimate of fair value can be made. This new standard became effective during the first quarter of 2003. The adoption of SFAS No. 143 did not have a material impact on Intelsat’s results of operations or financial position.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 nullifies previous guidance on this issue and requires a liability for a cost associated with an exit or disposal activity to be recognized and measured at its fair value in the period in which the liability is incurred. The provisions of this statement relating to exit or disposal activities are effective for activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on Intelsat’s results of operations or financial position.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material impact on Intelsat’s results of operations or financial position.

      In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands, except percentages and share and per share amounts)

No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 did not have an impact on Intelsat’s results of operations or financial position as of September 30, 2003. However, it could impact future revenue arrangements.

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation, Transition and Disclosure. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements became effective during the first quarter of 2003 and are reflected in these notes to the Company’s condensed consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of each such entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Subject to certain conditions being met, the provisions of FIN 46 need not be applied until the end of the first interim or annual period ending after December 15, 2003. Management is evaluating the impact that the adoption of FIN 46 will have on Intelsat’s results of operations and financial position.

      In April 2003, the FASB issued SFAS No. 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption on April 1, 2003 of the components of SFAS No. 149 addressing SFAS No. 133 implementation issues that have been effective for fiscal quarters beginning prior to June 15, 2003 did not have a material impact on the Company’s results of operations or financial position. The adoption of the remaining components of SFAS No. 149 did not have a material impact on Intelsat’s results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how certain free-standing financial instruments with characteristics of both liabilities and equity are classified and measured. Financial instruments within the scope of SFAS No. 150 are required to be recorded as liabilities (or assets in certain circumstances) that may require reclassification of amounts previously reported in equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The cumulative effect of a change in accounting principle should be reported for financial instruments created before the issuance of this statement and still existing at the beginning of the period of adoption. The adoption of SFAS No. 150 did not have an impact on Intelsat’s results of operations or financial position.

Note 16 Litigation

      The Company is subject to litigation in the normal course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on the Company’s financial position or results of operations.

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands, except percentages and share and per share amounts)

Note 17 COMSAT World Systems acquisition

      The asset purchase agreement entered into in connection with Intelsat’s acquisition of most of the assets and certain liabilities of COMSAT Corporation’s World Systems business unit and COMSAT Digital Teleport, Inc. provides for the transaction purchase price to be finalized upon agreement between Intelsat and Lockheed Martin Corporation on the amounts reflected in the transaction’s closing balance sheet. Management expects to reach an agreement with Lockheed Martin Corporation during the fourth quarter of 2003.

Note 18 Restructuring costs

      In December 2002, Intelsat reduced the size of its workforce by 130 employees, or approximately 12%, reflecting efforts to further streamline operations in response to market and industry conditions. As a result of the workforce reduction, severance costs of $5,522 were incurred in 2002. At December 31, 2002, accrued restructuring costs of $4,624 were included in accounts payable and accrued liabilities were reflected in the accompanying consolidated balance sheet. Due to a change in estimate of the restructuring costs accrued during 2002, the Company reversed $837 during the three months ended September 30, 2003. All costs were substantially paid by the end of the second quarter of 2003.

Note 19 Termination of Intelsat’s order for the Intelsat 10-01 satellite

      In November 2002, Intelsat terminated its order for the Intelsat 10-01 satellite, due to the manufacturer’s significant postponement in the delivery date of the satellite. As a result of this termination, Intelsat recorded a non-recurring charge to its consolidated statement of operations of $34,358, representing the write-off of, among other things, launch vehicle costs. In connection with its decision to terminate its order for the 10-01 satellite, Intelsat agreed with one of its launch vehicle providers, Sea Launch Limited Partnership (“Sea Launch”), to treat most of the payments made for the launch vehicle as a credit for a future launch. Intelsat’s agreement with Sea Launch provided that this credit would decrease over time until Intelsat or another entity placed an order for a future launch with Sea Launch. Based on Intelsat’s estimate of when it might place such an order, Intelsat recorded a deposit of the minimum possible credit under its agreement with Sea Launch, net of certain expenses, of $23,150. At the same time, Intelsat recorded a charge to its consolidated statement of operations equal to the amount of the difference between the minimum and maximum possible credits under the agreement with Sea Launch. During the three months ended September 30, 2003, Intelsat was notified by Sea Launch that another entity had placed a launch order and therefore that the credit to which Intelsat is entitled under the agreement with Sea Launch would not be subject to further reduction. Because Intelsat’s credit with Sea Launch had been fixed at an amount greater than the expected credit based on which Intelsat recorded the $23,150 deposit, Intelsat was able for the three and nine months ended September 30, 2003 to reverse $3,000 of the $34,358 charge recorded for the year ended December 31, 2002.

Note 20 Subsequent events

(a)	Agreement to purchase the North American satellite assets of Loral Space & Communications Corporation

      On July 15, 2003, Intelsat, Ltd. and Intelsat (Bermuda), Ltd. entered into an asset purchase agreement with Loral Space & Communications Corporation and certain of its affiliates (together, the “Sellers”) to acquire certain of the Sellers’ satellites and related assets. Under the asset purchase agreement, as amended, the base purchase price of the assets to be acquired is $1,025,000, subject to specified pre- and post-closing adjustments. The assets to be acquired include four in-orbit satellites, one satellite under construction, the rights to orbital locations and various assets relating to the satellites and the business that the Sellers conduct on the satellites, including customer contracts. In addition, Intelsat has agreed to assume certain liabilities of the Sellers relating to the assets to be acquired. Under the terms of the asset purchase agreement, Intelsat had also agreed to acquire the

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands, except percentages and share and per share amounts)

Telstar 4 satellite, which suffered a total loss in September 2003. In October 2003, Intelsat and the Sellers amended the asset purchase agreement to provide that Intelsat will not acquire ownership of Telstar 4. The Sellers have announced that the Telstar 4 satellite was insured for $141,000, and Intelsat understands that the Sellers have filed an insurance claim for that amount. Under the asset purchase agreement, the purchase price for the assets to be acquired from the Sellers would be reduced by the amount of any insurance proceeds, net of specified warranty payments to customers, that the Sellers receive prior to the completion of the proposed Loral transaction, and Intelsat would be entitled to any insurance proceeds received after completion of the transaction. Because the Sellers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code, the Company expects the acquisition to occur in a sale process authorized under Section 363 and 365 of the Bankruptcy Code. The Company expects to finance the purchase price of the assets to be acquired by incurring additional indebtedness.

      The closing of the proposed Loral transaction is subject to the satisfaction or waiver of several conditions, including the receipt or maintenance of Federal Communications Commission and other governmental approvals and the existence, for a period or as of a date prior to the closing, of specified amounts of recurring revenues and backlog relating to the assets to be acquired.

      Pursuant to the asset purchase agreement, the Company has agreed, upon the closing of the acquisition, to enter into a procurement agreement with SS/L, an affiliate of the Sellers, for a new satellite to be launched into one of the Company’s existing orbital locations. The Company has agreed to make a deposit of $100,000 as prepayment for a portion of the purchase price of the new satellite, provided that SS/L’s obligations under the procurement agreement have been secured by SS/L’s and its affiliates’ interest in a satellite and related collateral that are not included in the Sellers’ assets proposed to be acquired by the Company. In addition, pursuant to the asset purchase agreement the parties have entered into or will enter into a number of other agreements relating to the assets to be acquired, including agreements relating to the provision of transition services by the Sellers for a specified period of time both prior to and after the closing.

(b)	Issuance of 5 1/4% Senior Notes due 2008 and 6 1/2% Senior Notes due 2013

      On November 7, 2003, Intelsat issued and sold $400,000 in aggregate principal amount of 5 1/4% Senior Notes due 2008 and $700,000 in aggregate principal amount of 6 1/2% Senior Notes due 2013. The estimated proceeds from the sale of such notes, net of discount, were approximately $1,080,000 after deducting debt issuance costs. Intelsat intends to use the net proceeds from the sale of such notes to finance the proposed Loral transaction and for general corporate purposes.

      In connection with the issuance in November 2003 of the 5 1/4% Senior Notes due 2008 and the 6 1/2% Senior Notes due 2013, Intelsat received waivers from the lenders under Intelsat’s existing $500,000 three-year unsecured revolving credit facility from compliance with the financial covenants in respect of the indebtedness incurred by the issuance of these notes. The waivers are effective until the earlier to occur of April 30, 2004 or the completion of the proposed Loral transaction.

      Prior to issuance of the 5 1/4% Senior Notes due 2008 and the 6 1/2% Senior Notes due 2013, Intelsat had classified the $200,000 Dragon bond 6 5/8% Notes due in March 2004 as long term because of Intelsat’s ability and intent to refinance these notes on a long-term basis under the existing three-year revolving credit facility. In connection with the proposed Loral transaction, Intelsat has entered into a commitment letter with a group of banks pursuant to which those banks have agreed to provide financing, subject to the satisfaction of certain conditions. Intelsat expects to enter into a new credit facility with these banks in the fourth quarter of 2003. Intelsat also expects that the Company’s ability to borrow funds under this new credit facility would be subject to the satisfaction of specified conditions, including the completion of the proposed Loral transaction. Intelsat expects to use the new facility to finance the proposed Loral transaction to the extent that the proceeds from the sale of the 5 1/4% Senior Notes due 2008 and the 6 1/2% Senior Notes due 2013 are not sufficient for this purpose, to pay its near-term debt obligations as they become due and for working capital requirements. Obtaining this

INTELSAT, LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

(in thousands, except percentages and share and per share amounts)

new credit facility would allow Intelsat to refinance its near-term debt obligations on a long-term basis and continue to reflect the $200,000 Dragon bond 6 5/8% Notes due in March 2004 as long term. If the proposed Loral transaction is not completed and the new credit facility is not obtained, Intelsat expects to use proceeds from the issuance of the 5 1/4% Senior Notes due 2008 and the 6 1/2% Senior Notes due 2013 to repay the Dragon bond 6 5/8% Notes due in March 2004. The Dragon bonds would be classified as a current liability in any balance sheet issued subsequent to the issuance of the senior notes and prior to Intelsat’s obtaining the new credit facility.

(c)	Insurance

      On October 1, 2003, the 802 satellite ceased to be covered by the insurance policy noted in Note 9 above with the $100,000 co-insurance amount because the satellite’s net book value fell below this co-insurance amount. On November 9, 2003, the in-orbit insurance policy described in Note 9 covering the Intelsat 707, 805, 901, 902, 903, 904, 905 and 906 satellites expired and was replaced by a new policy. Under the terms of the new policy, Intelsat increased the portion of the net book value of each satellite that it co-insures to $150,000. Accordingly, the 707 and 805 satellites are not covered under the new policy because each satellite has a net book value below $150,000. The new policy expires on November 9, 2004.

INDEX TO FINANCIAL STATEMENTS OF THE LORAL TRANSFERRED SATELLITES

Page

Report of Independent Certified Public Accountants	F-45
Accountants’ Review Report	F-46
Combined Statements of Net Assets Sold as of June 30, 2003 (unaudited) and December 31, 2002 and 2001	F-47
Combined Statements of Revenues and Direct Expenses for the Three Months Ended June 30, 2003 and 2002 (unaudited), for the Six Months Ended June 30, 2003 and 2002 (unaudited), and the Years Ended December 31, 2002 and 2001
F-48
Notes to Combined Statements of Net Assets Sold and Combined Statements of Revenues and Direct Expenses	F-49

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders

Loral Space & Communications Ltd. and Subsidiaries

We have audited the accompanying combined statements of net assets sold and the related combined statements of revenue and direct expenses of the satellites services business operations relating to and conducted with six North American telecommunications satellites (collectively referred to as the “Loral Transferred Satellites”) of Loral Space & Communications Corporation Ltd. and Subsidiaries (“Loral” or the “Company”) as of December 31, 2002 and 2001 and for each of the years then ended. The combined statements of net assets sold and the related combined statements of revenue and direct expenses of Loral Transferred Satellites are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of net assets sold and the related combined statements of revenue and direct expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of net assets sold and the related combined statements of revenue and direct expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 and 2 to the combined statements of net assets sold and the related combined statements of revenue and direct expenses, the accompanying statements are comprised of certain assets and liabilities of the Company’s six North American telecommunications satellites and are not intended to be a complete presentation of the financial position or results of operations of the Loral Transferred Satellites.

In our opinion, the statements referred to above present fairly, in all material respects, the combined statements of net assets sold as of December 31, 2002 and 2001, and the related combined statements of revenue and direct expenses of Loral Transferred Satellites for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 3 and 6 to the combined statements of net assets sold and the related combined statements of revenue and direct expenses, Loral Transferred Satellites changed its method of accounting for goodwill and other intangible assets by adopting the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

/s/ Grant Thornton LLP

New York, New York

October 13, 2003

ACCOUNTANTS’ REVIEW REPORT

To the Board of Directors and Shareholders

Loral Space & Communications Ltd. and Subsidiaries

We have reviewed the accompanying combined statement of net assets sold and the related combined statements of revenue and direct expenses of the satellites services business operations relating to and conducted with six North American telecommunications satellites (collectively referred to as the “Loral Transferred Satellites”) of Loral Space & Communications Corporation Ltd. and Subsidiaries (“Loral” or the “Company”) as of June 30, 2003 and for the three-month and six-month periods ended June 30, 2003 and 2002. The combined statement of net assets sold and the related combined statements of revenue and direct expenses of Loral Transferred Satellites are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

As discussed in Notes 1 and 2 to the combined statement of net assets sold and the related combined statements of revenue and direct expenses, the accompanying statements are comprised of certain assets and liabilities of the Company’s six North American telecommunications satellites and are not intended to be a complete presentation of the financial position or results of operations of the Loral Transferred Satellites.

Based on our reviews, we are not aware of any material modifications that should be made to the combined statement of net assets sold and related combined statements of revenues and direct expenses of Loral Transferred Satellites in order for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

New York, New York

October 13, 2003

LORAL TRANSFERRED SATELLITES,

A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

COMBINED STATEMENTS OF NET ASSETS SOLD

	June 30,	December 31,

	2003	2002	2001

	(Unaudited)

	(in thousands)
ASSETS
Prepaid in-orbit insurance	$9,417	$14,832	$24,093
Satellites and related equipment, net	986,788	985,769	971,219
Deferred charges	3,233	5,458	3,542
Goodwill net	—	—	56,884
Other acquired intangible assets, net	19,182	20,939	24,452
Other assets, net	171	200	797

Total assets sold	1,018,791	1,027,198	1,080,987

LIABILITIES
Orbital incentives payable	21,745	23,573	26,049
Deferred revenue	30,052	35,752	44,246
Customer advances	2,089	2,411	2,177
Accrued insurance	675	911	1,580

Total liabilities transferred	54,561	62,647	74,052

Net assets sold	$964,230	$964,551	$1,006,935

See accompanying notes.

LORAL TRANSFERRED SATELLITES,

A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

	Three months ended		Six months ended		Year ended
	June 30,		June 30,		December 31,

	2003	2002	2003	2002	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

	(in thousands)
Revenues from satellite services	$33,206	$53,686	$76,534	$110,075	$200,122	$227,389
Costs of satellite services:
Insurance	3,700	3,752	7,684	7,504	14,585	14,992
Insurance recoveries	(8,895)	—	(8,895)	—	—	—
Depreciation	14,370	14,372	28,743	28,744	57,487	57,259
Amortization	880	881	1,759	1,761	3,524	5,141
Other costs of satellite services	2,144	1,844	4,345	3,739	7,621	8,180

Total costs of satellite services	12,199	20,849	33,636	41,748	83,217	85,572

Gross profit	21,007	32,837	42,898	68,327	116,905	141,817

Other direct expenses:
Sales and marketing	1,334	1,714	2,372	2,989	5,554	6,326
General and administrative	3,713	4,161	7,918	8,121	17,137	14,800
Interest expense on orbital incentives	540	591	1,093	1,193	2,337	2,523

Total other direct expenses	5,587	6,466	11,383	12,303	25,028	23,649

Excess of revenues over direct expenses before cumulative effect of change in accounting principle	15,420	26,371	31,515	56,024	91,877	118,168
Cumulative effect of change in accounting principle	—	—	—	(56,884)	(56,884)	—

Excess of revenues over direct expenses	$15,420	$26,371	$31,515	$(860)	$34,993	$118,168

See accompanying notes.

LORAL TRANSFERRED SATELLITES,

A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES
(Information related to June 30, 2003 and 2002 is unaudited)

1. Asset Purchase Agreement and Description of Business

      On July 15, 2003, Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc. (collectively, the “Sellers”), direct or indirect subsidiaries of Loral Space & Communications Ltd. (“Loral”), entered into a definitive agreement (the “Asset Purchase Agreement”) to sell to Intelsat, Ltd. and Intelsat (Bermuda), Ltd. (together, the “Purchasers”), all of Sellers’ domestic fixed satellite services satellites, as well as certain other net assets, for up to $1.1 billion in cash, subject to certain price adjustments related to the Seller’s ability to achieve specified operating parameters prior to the closing. Consummation of the transaction is conditioned on the conduct of an auction by the bankruptcy court in Sellers’ Chapter 11 Cases (as defined below), that certain operating parameters continue to be met with respect to the assets being sold, receipt of the approval of the Federal Communications Commission (“FCC”) and certain other closing conditions typical for transactions of this type. The Chapter 11 Cases will enable Sellers to sell the North American satellites to Purchasers free and clear of any encumbrances. There can be no assurance, however, that the transaction contemplated by the Asset Purchase Agreement will be consummated.

      Also on July 15, 2003, Loral and certain of its subsidiaries (the “Debtor Subsidiaries”), including the Sellers, filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Lead Case No. 03-41710 (RDD), Case Nos. 03-41709 (RDD) through 03-41728 (RDD)) (the “Chapter 11 Cases”). Loral and its Debtor Subsidiaries, including the Sellers, continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code.

      During the pendency of the Chapter 11 Cases, Loral’s business will be subject to risks and uncertainties relating to the Chapter 11 Cases. For example, the Chapter 11 Cases could adversely affect relationships with Loral’s customers, suppliers and employees, which could adversely affect the going concern value of the business and of its assets, particularly if the Chapter 11 Cases are protracted. Also, transactions outside the ordinary course of business will be subject to the prior approval of the Bankruptcy Court, which may limit Loral’s ability to respond to certain market events or take advantage of certain market opportunities, and, as a result, Loral’s operations could be materially adversely affected.

      The assets being sold subject to the Asset Purchase Agreement comprises the portion of the Sellers’ Skynet satellite services business operations relating to and conducted with its North American telecommunications satellites, then comprised of four satellites in orbit and two under construction, scheduled to be launched in the third quarter of 2003 (see Note 9) and the first half of 2004, respectively (collectively referred to hereinafter as Loral Transferred Satellites (“LTS”)). LTS operates in one business segment, Fixed Satellite Services. LTS is a component of an operating division of Loral: Loral Skynet. Loral Skynet is an operating division of Loral SpaceCom Corporation. LTS provides fixed satellite services by leasing transponder capacity on its satellites to its customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and direct-to-home television (“DTH”). With the exception of the four satellites-in-orbit, LTS’ long-lived assets are located in the United States.

2. Basis of Presentation

      Financial statements have not been previously prepared for LTS, as it had no separate legal status or existence. The accompanying combined statements of net assets sold and combined statements of revenues and direct expenses have been derived from the historical accounting records of Loral and include the use of “carve

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

out” and “push down” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred by Loral Skynet, which related to or were incurred on behalf of LTS, have been identified and allocated or pushed down as appropriate to reflect the financial results of LTS for the periods presented. As a result, the statements may not be indicative of the financial position or operating results of LTS had the component been operated as a separate, standalone entity. Management of Loral believes the allocation methodologies used are reasonable and represent the most appropriate methods of determining the revenue and expenses of LTS.

          Unaudited Interim Financial Statements

      The accompanying unaudited financial information as of June 30, 2003 and for the three months and six months ended June 30, 2003 and 2002 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. In the opinion of management, the accompanying financial information is presented on a basis consistent with the audited financial statements and reflects all adjustments (consisting of normal recurring items) necessary for a fair presentation of results for the interim periods presented. Results for the interim periods are not necessarily indicative of the results to be expected for the year.

          Combined Statements of Net Assets Sold

      The assets and liabilities included in the accompanying combined statements of net assets sold are those assets and liabilities to be transferred to Purchasers pursuant to the Asset Purchase Agreement.

          Combined Statements of Revenues and Direct Expenses

      The combined statements of revenues and direct expenses include revenues and expenses directly attributable to LTS and allocations of expenses incurred by Loral Skynet that are associated with the revenue producing activities of LTS and therefore indirectly attributable to LTS.

      Some costs of satellite services, such as insurance, depreciation and amortization are directly attributable to and specifically identifiable with LTS. Other costs of providing satellite services, which are incurred by Loral Skynet and that are indirectly attributable to LTS, such as telemetry, tracking and control, access control, maintenance and engineering are allocated to LTS based on LTS’ revenue as a percentage of Loral Skynet’s total revenue, or based on LTS’ satellites in orbit as a percentage of the total number of satellites in orbit either owned or managed on behalf of others by Loral Skynet.

      Bad debt expense, as a component of general and administrative expenses are directly attributable to and specifically identifiable with LTS. Other expenses, which are incurred by Loral Skynet and that are indirectly attributable to LTS, such as expenses relating to the sales and marketing organization, finance organization, human resource organization, and other general and administrative expenses are allocated to LTS based on LTS’ revenue as a percentage of Loral Skynet’s total revenue.

      The expenses incurred by Loral Skynet that are not specifically identifiable with LTS, but that have been allocated to LTS based on the methods described above, are reflected in the following table for the three months

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

ended June 30, 2003 and 2002, the six months ended June 30, 2003 and 2002, and the years ended December 31, 2002 and 2001 (in thousands):

	Three months ended				Year ended
	June 30,		Six months ended June 30,		December 31,

	2003	2002	2003	2002	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Costs of satellite services:
Other costs of satellite services	$2,144	$1,844	$4,345	$3,739	$7,621	$8,180
Other direct expenses:
Sales and marketing	1,334	1,714	2,372	2,989	5,554	6,326
General and administrative	4,182	4,002	7,885	8,058	15,593	15,690

Total	$7,660	$7,560	$14,602	$14,786	$28,768	$30,196

      General and administrative expenses that are not specifically identifiable with LTS, but that have been allocated to LTS as set out in the table above, can be reconciled as follows with general and administrative expenses included in the combined statements of revenues and direct expenses for the three months ended June 30, 2003 and 2002, the six months ended June 30, 2003 and 2002, and the years ended December 31, 2002 and 2001 (in thousands):

	Three months ended		Six months ended		Year ended
	June 30,		June 30,		December 31,

	2003	2002	2003	2002	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
General and administrative expenses allocated to LTS	$4,182	$4,002	$7,885	$8,058	$15,593	$15,690
Bad debt expense, net of recoveries	(469)	159	33	63	1,544	(890)

Total general and administrative expenses	$3,713	$4,161	$7,918	$8,121	$17,137	$14,800

      Expenses and income such as corporate overheads, interest income and interest expense (except interest expense on orbital incentives) and income taxes, have been excluded from the accompanying combined statements of revenues and direct expenses, as they are not directly associated with the revenue producing activities of LTS. Corporate overhead expenses include general costs incurred for administrative support such as expenses for legal, treasury, tax and executive management functions. The accompanying combined statements of net assets sold and combined statements of revenues and direct expenses are not indicative of the future financial position or results of operations of LTS due to the change in ownership, and the exclusion of various assets, liabilities and operating expenses, described herein. These statements are also not intended to represent a complete presentation of LTS as a stand-alone entity.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

          Cash Flows

      During the periods presented, LTS’ funding requirements were met by Loral, and cash generated by LTS was transferred to Loral. As LTS has historically been managed as part of the operations of Loral Skynet and has not operated as a single stand-alone entity, quarterly statements of cash flows were not prepared for LTS. It would not be practicable to retroactively prepare information about LTS’ operating, investing and financing cash flows, except for capital expenditures of $29.8 million (unaudited) for the six months ended June 30, 2003, and $72.0 million for the year ended December 31, 2002. Capital expenditures primarily represent payments made to Space Systems/ Loral (“SS/ L”), a subsidiary of Loral (see note 7) and capitalized interest.

3. Summary of Significant Accounting Policies

          Use of Estimates

      The combined statements of net assets sold and combined statements of revenues and direct expenses are prepared in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined statements of net assets sold and the amounts of revenues and direct expenses reported for the periods presented. Actual results could differ from estimates. Significant estimates include the estimated useful lives of the LTS’ satellites. Also, as discussed in Note 2, the combined statements of revenues and direct expenses include allocations and estimates that are not necessarily indicative of the revenues, costs and expenses that would have resulted if LTS had been operated as a stand-alone entity.

          Satellites and Related Equipment, Net

      Satellites and related equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method for satellites and related equipment over the estimated useful lives of the satellites and related assets, which range from 12 to 18 years.

      Costs incurred in connection with the construction and successful deployment of LTS’ satellites and related equipment are capitalized. Such costs include direct contract costs, allocated indirect costs, launch costs, launch insurance, construction period interest and the present value of satellite orbital incentive payments. Capitalized interest related to the construction of the satellites for the six months ended June 30, 2003, and the years ended December 31, 2002 and 2001, was $11.4 million (unaudited), $21.7 million and $18.0 million, respectively. All capitalized satellite costs are amortized over the estimated useful life of the related satellite. The estimated useful life of the satellites was determined by engineering analyses performed at the in-service date. Satellite lives are re-evaluated periodically.

      Losses from unsuccessful launches and partial and complete in-orbit failures, if any, of the LTS satellites, net of insurance proceeds, are recorded in the period a loss occurs. When a partial in-orbit failure occurs the satellite is tested for impairment as described below in Valuation of Long-Lived Assets and Cost in Excess of Net Assets Acquired. Insurance recoveries associated with partial losses that relate to potential loss of revenues are recorded as a reduction of costs of providing satellite services upon approval for payment by the insurance underwriters and a full release by Loral of the satisfaction of the claim. For the three and six months ended June 30, 2003, LTS recorded insurance recoveries on a partial in-orbit failure of $8.9 million (unaudited) as a reduction to costs of providing satellite services.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

          Cost in Excess of Net Assets Acquired

      On January 1, 2002, LTS adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), which addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. In connection with the adoption, LTS recorded a non-cash charge for the cumulative effect of the change in accounting principle of $56.9 million. Prior to January 1, 2002, the excess of the cost of the purchased businesses over the fair value of net assets acquired was being amortized over 40 years using the straight-line method.

          Valuation of Long-Lived Assets and Cost in Excess of Net Assets Acquired

      The carrying value of LTS’ long-lived assets, including LTS’ satellites and, prior to 2002, cost in excess of net assets acquired, is reviewed for impairment whenever events or changes in circumstances indicate that the asset value may not be recoverable. LTS looks to current and future profitability, as well as current and future undiscounted cash flows, excluding financing costs, as primary indicators of recoverability. If impairment is determined to exist, any related impairment loss is calculated based on fair value. Fair value is determined based on quoted market values, discounted cash flows or appraisals, as appropriate in the circumstances. See New Accounting Pronouncements.

          Revenue Recognition

      LTS provides satellite capacity under lease agreements that generally provide for the use of satellite transponders and earth station assets for periods generally ranging from one year to the end of the life of the satellite. Some of these agreements have certain obligations, including providing spare or substitute capacity, if available, in the event of a satellite failure. If no spare or substitute capacity is available, the agreement may be terminated. Revenue under transponder leases is recognized as services are performed, provided that a contract exists, the price is fixed or determinable and collectibility is reasonably assured. Revenue under contracts that include fixed lease payment increases are recognized on a straight-line basis over the life of the lease.

          Income Taxes

      No provision or benefit for income taxes has been provided in the accompanying financial statements due to the fact that LTS was not operated as a stand-alone unit and no allocation of Loral’s income tax provision/benefit has been made to LTS.

      Pursuant to the Asset Purchase Agreement, no tax-related assets or liabilities will be acquired or assumed by Purchasers and accordingly, no tax-related assets or liabilities are reflected in the accompanying combined statements of assets sold.

          New Accounting Pronouncements

          SFAS 143

      In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and the normal operation of a long-lived asset, except for certain obligations of leases. The adoption of SFAS No. 143 on January 1, 2003 did

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

not have an effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

          SFAS 144

      In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. The adoption of SFAS No. 144 on January 1, 2002 did not have an effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

          SFAS 146

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 replaces EITF Issue No. 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

          FIN 45

      In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”). FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for financial statements of interim or annual reports ending after December 15, 2002. The adoption of FIN 45 did not have an effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

          EITF 00-21

      In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the statement of operations. Management believes that the adoption of EITF Issue No. 00-21 will not have an effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

4. Prepaid In-Orbit Insurance

      Prepaid in-orbit insurance as of June 30, 2003, reflects amounts, which will be expensed through 2004.

5. Satellites and Related Equipment, Net

      Satellites and related equipment, net consists of (in thousands):

	June 30,	December 31,

	2003	2002	2001

	(Unaudited)
Satellites in-orbit	$875,461	$875,461	$875,461
Satellites under construction	403,357	373,590	301,550
Ground equipment	630	630	630

	1,279,448	1,249,681	1,177,641
Accumulated depreciation	(292,660)	(263,912)	(206,422)

	$986,788	$985,769	$971,219

      Loral and certain of its subsidiaries have credit agreements that are secured by substantially all of the assets of LTS.

      The transponder capacity of satellites are either leased by customers or held for lease by LTS. Future minimum lease receipts due from customers under long-term operating leases for transponder capacity on satellites as of December 31, 2002, are as follows (in thousands) (see Note 9):

For the year ending:
December 31, 2003	$136,277
December 31, 2004	115,078
December 31, 2005	77,551
December 31, 2006	54,455
December 31, 2007	52,449
Thereafter	186,866

$622,676

      Purchase commitments in connection with satellite construction contracts with SS/ L at December 31, 2002 were approximately $159.9 million.

      Certain satellite construction contracts require LTS to make orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations are subject to the satellite achieving specific technical

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

operating standards and are primarily owed to SS/ L (see Note 7). Annual maturities of these incentives as of December 31, 2002 are as follows (in thousands):

For the year ending:
December 31, 2003	$5,555
December 31, 2004	4,395
December 31, 2005	4,302
December 31, 2006	4,302
December 31, 2007	4,302
Thereafter	10,202

Total incentive payments	33,058
Less: interest	(9,485)

Orbital incentives payable per balance sheet	$23,573

6. Goodwill and Other Acquired Intangible Assets

      On January 1, 2002, LTS adopted SFAS No. 142, which addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested at least annually for impairment. SFAS 142 also changed the evaluation criteria for testing goodwill for impairment from an undiscounted cash flow approach, which was previously utilized under the guidance in SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, to a test based on fair value. Fair value is determined by the amount at which an asset or liability could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Quoted market prices in active markets is the best evidence of fair value and must be used as the basis for the measurement, if available. If quoted market prices are not available, the estimate of fair value must be based on the best information available, including prices for similar assets and liabilities and the results of using other valuation techniques, such as public company trading multiples and future discounted cash flows.

          Goodwill

      In accordance with SFAS 142, LTS’ previously recognized cost in excess of net assets acquired (“goodwill”) of $56.9 million at December 31, 2001 (net of accumulated amortization of $7.8 million), from the acquisition of LTS assets by Loral Skynet, was reviewed under the new transitional guidance as of January 1, 2002. Loral hired professionals in the valuation consulting business to determine the fair value of each of its reporting units. Since there were no quoted market prices in active markets for the reporting units, the measurement of fair value for each reporting unit was based on future discounted cash flows. Based on the fair values concluded on by those professionals, management determined that the goodwill under the new guidance in SFAS 142 was fully impaired. Accordingly, as of January 1, 2002, LTS recorded a non-cash charge for the cumulative effect of the change in accounting principle of $56.9 million.

      The charge is the result of a change in the evaluation criteria for goodwill from an undiscounted cash flow approach, which was previously used under the guidance in SFAS 121, Accounting for the Impairment of Long-

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

Lived Assets and for Long-Lived Assets to Be Disposed Of, to the fair value approach, which is required by SFAS 142.

      The following table represents the pro forma disclosure of what LTS’ excess of revenues over direct expenses for the year ended December 31, 2001 would have been, adjusted to exclude the amortization expense related to goodwill (in thousands):

Year ended
December 31, 2001

Reported excess of revenues over direct expenses	$118,168
Add back: Goodwill amortization	1,619

Adjusted excess of revenues over direct expenses	$119,787

          Other Acquired Intangible Assets

      Other acquired intangible assets related to LTS reflect satellite related intangibles assets, regulatory fees and fees paid for the rights to use certain transponders on one of LTS’ satellites. Satellite related intangibles primarily represent the value associated with orbital slots and anchor customers that attract other customers. Other acquired intangible assets consisted of the following (in thousands):

	June 30,	December 31,

	2003	2002	2001

	(Unaudited)
Regulatory fees	$2,896	$2,896	$2,896
Transponder rights	5,000	5,000	5,000
Satellite-related intangibles	32,978	32,978	32,978

	40,874	40,874	40,874
Accumulated amortization	(21,692)	(19,935)	(16,422)

	$19,182	$20,939	$24,452

      As of December 31, 2002, the weighted average remaining amortization period for regulatory fees was approximately eight years, for transponder rights was approximately two years and for satellite related intangibles was approximately seven years. Loral evaluated the useful lives of its other acquired intangible assets in connection with the adoption of SFAS 142 and determined that no changes to the useful lives were necessary. Total amortization expense for other acquired intangible assets were $0.9 million (unaudited) and $0.9 million (unaudited) for the three months ended June 30, 2003 and 2002, $1.8 million (unaudited) and $1.8 million (unaudited) for the six months ended June 30, 2003 and 2002, and $3.5 million and $3.5 million for the years ended December 31, 2002 and 2001, respectively.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

      Amortization expense for other acquired intangible assets is estimated to be as follows (in thousands):

For the year ending:
December 31, 2003	$3,513
December 31, 2004	3,513
December 31, 2005	3,253
December 31, 2006	2,888
December 31, 2007	2,888
Thereafter	4,884

$20,939

7. Related Party Transactions

          Revenue From Services

      LTS leases transponder capacity on the LTS satellites to Loral’s data subsidiaries, and to one of Loral’s affiliates. Revenue from satellite services includes the following amounts from Loral companies and one of its affiliates (in thousands):

	Three months ended		Six months ended		Year ended
	June 30,		June 30,		December 31,

	2003	2002	2003	2002	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from Loral data subsidiaries	$556	$583	$1,097	$1,148	$2,225	$3,539

Revenue from affiliate	$189	$3,333	$720	$5,346	$6,296	$7,668

          Acquisitions of Satellites and Related Equipment, In-orbit Insurance and Orbital Incentives

      SS/ L built three of the LTS satellites-in-orbit, as well as the two satellites that are under construction as of June 30, 2003, December 31, 2002 and December 31, 2001 (see Note 9). In addition, LTS has entered into agreements with SS/ L for the in-orbit insurance of its satellites, as well as being required to make certain monthly orbital incentive payments to SS/ L in connection with the two satellites-in-orbit that were purchased from SS/ L.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

      The following payments were made to SS/ L during the three months ended June 30, 2003 and 2002, the six months ended June 30, 2003 and 2002, and the years ended December 31, 2002 and 2001 (in thousands):

	Three months ended		Six months ended		Year ended
	June 30,		June 30,		December 31,

	2003	2002	2003	2002	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Construction of LTS satellites	$12,843	$22,329	$12,843	$23,608	$62,514	$56,174
In-orbit insurance	—	2,611	—	2,611	4,335	4,335
Orbital incentives	1,073	719	3,047	3,188	5,163	5,387

	$13,916	$25,659	$15,890	$29,407	$72,012	$65,896

      The following orbital incentive payments were payable to SS/ L:

	June 30,	December 31,

	2003	2002	2001

	(Unaudited)
Orbital incentives payable	$21,242	$22,648	$24,248

8. Commitments and Contingencies

      LTS has in the past entered into prepaid leases and sales contracts relating to transponders on its satellites. Under the terms of these agreements, LTS continues to operate the satellites which carry the transponders and originally provided for a warranty for a period of 10 to 14 years, in the case of sales contracts (12 transponders), and the lease term, in the case of the prepaid leases (six transponders). Depending on the contract, LTS may be required to replace transponders which do not meet operating specifications. Substantially all customers are entitled to a refund equal to the reimbursement value if there is no replacement, which is normally covered by insurance. In the case of the sales contracts, the reimbursement value is based on the original purchase price plus an interest factor from the time the payment was received to acceptance of the transponder by the customer, reduced on a straight-line basis over the warranty period. In the case of prepaid leases, the reimbursement value is equal to the unamortized portion of the lease prepayment made by the customer.

      Fourteen of the satellites built by Loral and launched since 1997, three of which are owned by LTS, have experienced minor losses of power from their solar arrays. Although to date, neither LTS nor any of the customers using the affected satellites have experienced any degradation in performance, there can be no assurance that one or more of the affected satellites will not experience additional power loss that could result in performance degradation, including loss of transponder capacity or reduction in power transmitted. In the event of additional power loss, the extent of the performance degradation, if any, will depend on numerous factors, including the amount of the additional power loss, the level of redundancy built into the affected satellite’s design, when in the life of the affected satellite the loss occurred and the number and type of use being made of transponders then in service. It is also possible that one or more transponders on a satellite may need to be removed from service to accommodate the power loss and to preserve full performance capabilities of the remaining transponders. In the case of one of LTS’s satellites, one transponder has been removed from service in order to maintain proper power balance for the remaining transponders, none of which have been degraded in performance as a result of the power loss. A complete or partial loss of satellites owned and operated by LTS could result in a loss of revenues

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

and profits. With respect to satellites under construction, based on its investigation of the matter, Loral has identified and has implemented remediation measures that Loral believes will prevent newly launched satellites from experiencing similar anomalies. Based upon information currently available, including design redundancies to accommodate small power losses and that no pattern has been identified as to the timing or specific location within the solar arrays of the failures, management believes that this matter will not have a material adverse effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

      In September 2001, a satellite built by Loral for a customer experienced an electrical power failure on its solar arrays that resulted in the loss of use of certain transponders on the satellite. In addition, a LTS satellite has experienced a minor loss of power from its solar arrays, the cause of which may be similar to the anomaly on the customers’ satellite. Loral believes, however, that these failures are isolated events and do not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, Loral does not believe that these anomalies will affect the other satellites built (in-orbit) or being built by Loral for LTS.

      While Loral has in the past, consistent with industry practice and the requirements in Loral’s debt agreements, typically obtained in-orbit insurance for its satellites, Loral cannot guarantee that, upon a policy’s expiration, Loral will be able to renew the insurance on acceptable terms, especially on satellites that have, or that are part of a family of satellites that have, experienced problems in the past. Three satellites owned by LTS have the same solar array configuration as two other 1300 class satellites manufactured by Loral that have experienced solar array failures. Loral believes that these failures are isolated events and do not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, Loral does not believe that these anomalies will affect these satellites. The insurance coverage for one of LTS’ satellites, however, provides for coverage of losses due to solar array failures only in the event of a capacity loss of 75% or more. Loral believes, that the insurers will require either exclusions of, or limitations on, coverage due to solar array failures in connection with renewals of insurance for LTS’ two other satellites in 2004. An uninsured loss of a satellite would have a material adverse effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

      In an order released on August 8, 2003, the FCC added Telstar 13 to the “Permitted Space Station List” in the C-Band frequency at 121 degrees W.L. As a result of this action, earth stations located in the U.S. will be able to communicate with the Telstar 13 satellite, which was successfully launched on August 7, 2003 (see Note 9), and Telstar 13 will be permitted to operate in the U.S. using a non-U.S. International Telecommunications Union (“ITU”) filing. The order contains several conditions on this authorization, including (1) a requirement that Telstar 13 be in compliance with all applicable current and future operational requirements as a result of coordination agreements reached with other satellite systems; and (2) that, in the absence of a coordination agreement with a satellite network with higher ITU priority, Telstar 13 must cease service to the U.S. market immediately upon launch and operation of the higher ITU priority satellite, or be subject to further conditions designed to address potential harmful interference to a satellite with ITU date precedence. New Skies Satellites has asserted that its non-U.S. ITU filing at 120.8 degrees W.L. has ITU priority over Telstar 13. Loral is continuing its international coordination of the 121 degrees W.L. slot. There can be no assurance, however, that coordination discussions will be successful.

      Loral is subject to various legal proceedings and claims, either asserted or unassorted, that arise in the ordinary course of business. Although the outcome of these claims cannot be predicted with certainty, management of Loral does not believe that any of these existing legal matters will have a material adverse effect on the combined statements of net assets sold and combined statements of revenues and direct expenses.

LORAL TRANSFERRED SATELLITES,
A COMPONENT OF LORAL SPACE & COMMUNICATIONS CORPORATION,
A DEBTOR-IN-POSSESSION
(a wholly owned subsidiary of Loral Space & Communications Ltd., a debtor-in-possession)

NOTES TO COMBINED STATEMENTS OF NET ASSETS SOLD

AND COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES — (Continued)
(Information related to June 30, 2003 and 2002 is unaudited)

9. Subsequent Events (unaudited)

      On August 7, 2003, LTS successfully launched the EchoStar IX/Telstar 13 satellite. This satellite, which was built jointly for LTS and EchoStar Communications Corporation, has successfully completed in-orbit testing and was placed into service on September 12, 2003, and is positioned at 121 degrees West longitude. The satellite has been included in “Satellites under construction” as of June 30, 2003, December 31, 2002 and 2001.

      In September 2003, LTS’ Telstar 4 satellite experienced a short circuit of its high voltage bus causing the satellite to cease operations. Loral has been unable to reestablish contact with the satellite and has declared the satellite a total loss. At the time of the satellite’s failure, Loral initiated a comprehensive restoration plan that has provided capacity to nearly all Telstar 4 customers on LTS’s Telstar 5, Telstar 6 and Telstar 7 satellites. Loral and Lockheed Martin, the manufacturer of the satellite, continue to work to identify the cause of the failure of the high voltage bus. The satellite was insured for $141 million, for which the agent for secured lenders of Loral is named as the loss payee on the insurance policy. As of October 13, 2003, Loral was in the process of filing the proof of loss with the insurance underwriters. Under Loral’s agreement to sell its North American satellites discussed in Note 1, the purchase price will be reduced by any insurance proceeds received for Telstar 4 by Loral, net of any payments by Loral to customers for warranty claims. As previously planned, Loral expects to replace Telstar 4 at 89 degrees West in mid-2004 with the larger and more powerful Telstar 8 satellite currently under construction. The loss associated with Telstar 4 will be recorded during the quarter ended September 30, 2003. LTS expects to record the insurance recovery associated with such loss upon approval for payment by the insurance underwriters and a full release by Loral of the satisfaction of the claim. Customer cancellations resulting from the failure of Telstar 4 have reduced the future minimum lease receipts due from customers under long-term operating leases for transponder capacity by approximately $47 million (see Note 5).

PART II

Information Not Required in Prospectus

Item 20.	Indemnification of Directors and Officers

      The registrant has provided in its bye-laws that its directors and officers and their heirs, executors and administrators will be indemnified and held harmless to the fullest extent permitted by law out of the assets of the registrant for all actions, costs, charges, losses, damages and expenses they will or may incur or sustain by reason of any act done, concurred in or omitted to be done in the execution of their duties, other than in the case of their fraud or dishonesty.

      The Companies Act 1981 of Bermuda provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and a director or officer, indemnifying the director or officer against any liability that would attach to him in respect of his fraud or dishonesty will be void.

      The directors and officers of the registrant are covered by directors’ and officers’ insurance policies maintained by the registrant.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
Number	Description

2.1	Restructuring Agreement, dated as of July 17, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat U.K., Ltd., Intelsat Services Corporation, Intelsat Holdings LLC, Intelsat LLC and the Signatories named on Schedule I and the Investing Entities named on Schedule II (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
2.2	Asset Purchase Agreement, dated as of March 15, 2002, among COMSAT Corporation, COMSAT Digital Teleport, Inc. and Intelsat (Bermuda), Ltd., as amended (incorporated by reference to Exhibit 2.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 2.3 and 2.4 of Amendment No. 2 to the Registration Statement on Form F-4, File No. 333-99189, filed on December 11, 2002).(1)
2.3	Asset Purchase Agreement, dated as of July 15, 2003, by and among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc., as amended (incorporated by reference to Exhibit 1 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003 and Exhibits 1, 2 and 3 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended September 30, 2003, File No. 000-50262, submitted on October 29, 2003).
3.1	Certificate of Incorporation of Intelsat, Ltd. (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
3.2	Memorandum of Association of Intelsat, Ltd. (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
3.3	Bye-laws of Intelsat, Ltd. (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.1	Indenture, dated as of April 1, 2002, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.2	Officers’ Certificate dated November 7, 2003 relating to Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008 and its 6 1/2% Senior Notes due 2013, including the forms of Notes.*
4.3	Forms of Original 5 1/4% Senior Notes due 2008 (included in Exhibit 4.2).

Exhibit
Number	Description

4.4	Forms of Original 6 1/2% Senior Notes due 2013 (included in Exhibit 4.2).
4.5	Forms of 5 1/4% Senior Notes due 2008 (included in Exhibit 4.2).
4.6	Forms of 6 1/2% Senior Notes due 2013 (included in Exhibit 4.2).
4.7	Registration Rights Agreement, dated as of November 7, 2003, among Intelsat, Ltd., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp.*
4.8	Form of Exchange Agent Agreement between Intelsat, Ltd. and The Bank of New York, as Exchange Agent for the exchange offer relating to Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008 and its 6 1/2% Senior Notes due 2013.*
4.9	Officers’ Certificate dated April 15, 2002 relating to Intelsat, Ltd.’s 7 5/8% Senior Notes due 2012, including the forms of Note (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.10	Form of 7 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.11	Registration Rights Agreement, dated as of April 15, 2002, among Intelsat, Ltd., Lehman Brothers Inc., Salomon Smith Barney Inc. and the other parties named therein (incorporated by reference to Exhibit 4.5 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
5.1	Form of Opinion of Sullivan & Cromwell LLP as to the validity of the Senior Notes being registered.*
5.2	Form of Opinion of Conyers Dill & Pearman as to the validity of the Senior Notes being registered.*
8.1	Form of Opinion of Conyers Dill & Pearman as to certain Bermuda tax matters.*
8.2	Form of Opinion of Sullivan & Cromwell LLP as to certain U.S. tax matters.*
10.1	Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Deutsche Bank AG (formerly Bankers Trust Company), relating to 6.625% Notes due March 2004 and form of Note (incorporated by reference to Exhibit 10.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.2	Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.375% Notes due Oct. 2004 and form of Note (incorporated by reference to Exhibit 10.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.3	Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.125% Notes due Feb. 2005 and form of Note (incorporated by reference to Exhibit 10.3 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.4	Purchase Agreement, dated April 10, 2002, among Intelsat, Ltd., Lehman Brothers Inc., Salomon Smith Barney, Inc. and the others parties named therein (incorporated by reference to Exhibit 10.4 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.5	Shareholders Agreement, dated as of July 18, 2001, among Intelsat, Ltd. and the Signatories named on Schedule I and the Investing Entities named on Schedule II (incorporated by reference to Exhibit 10.5 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.6	Registration Rights Agreement, dated as of July 18, 2001, among Intelsat, Ltd. and the parties named therein (incorporated by reference to Exhibit 10.6 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.7	Member Protection Rights Agreement, dated as of July 18, 2001, between Intelsat, Ltd. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 10.7 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.8	Trust Agreement I, dated as of July 18, 2001, among Intelsat, Ltd., The Bank of New York, as Trustee, and Pakistan Telecommunication Company Limited, as Beneficiary (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

Exhibit
Number	Description

10.9	Trust Agreement II, dated as of July 18, 2001, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.9 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.10	Novation Agreement, dated as of July 18, 2001, between Intelsat U.K., Ltd. and Lockheed Martin World Systems, including schedule of omitted contracts and differences with filed contract (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.11	Transfer Agreement, dated as of July 17, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat U.K., Ltd., Intelsat Services Corporation, Intelsat Holdings LLC and Intelsat LLC (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.12	$500,000,000 3-Year Credit Agreement, dated as of March 21, 2002, among Intelsat, Ltd., Various Banks and Citibank, N.A., as Agent (incorporated by reference to Exhibit 10.13 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.13	Assignment, Assumption and Amendment Agreement, dated as of July 18, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd. and Citibank, N.A. (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.14	Assignment, Assumption and Amendment Agreement, dated as of July 18, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd. and Deutsche Bank AG (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.15	Headquarters Land Lease, dated as of February 28, 1985, between the International Telecommunications Satellite Organization and the U.S. Government, as amended (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.16	Contract No. INTEL-825, dated March 27, 1989, between the International Telecommunications Satellite Organization and Xantic (Perth TTC&M), as amended (incorporated by reference to Exhibit 10.19 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.17	Contract No. INTEL-823, dated November 18, 1988, between the International Telecommunications Satellite Organization and DeTeSat (Raisting TTC&M), as amended (incorporated by reference to Exhibit 10.20 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.18	Contract No. INTEL-822, dated December 2, 1988, between the International Telecommunications Satellite Organization and Telespazio S.p.A. (Fucino TTC&M), as amended (incorporated by reference to Exhibit 10.21 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 10.35 of Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002).(1)
10.19	Contract No. INTEL-824, dated February 13, 1989, between the International Telecommunications Satellite Organization and China National Instruments Import and Export Corporation, on behalf of the Beijing Telecommunications Administration (Beijing TTC&M), as amended (incorporated by reference to Exhibit 10.22 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 10.33 of Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002).(1)
10.20	Contract No. INTELSAT-2822, dated April 26, 2002, between Intelsat Global Service Corporation and KT Corporation (Korea TTC&M) (incorporated by reference to Exhibit 10.23 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.21	Amendment No. 1, dated November 10, 2003, to Contract No. INTELSAT-2822, dated April 26, 2002, between Intelsat Global Service Corporation and KT Corporation (Korea TTC&M).*(3)

Exhibit
Number	Description

10.22	Contract No. Intelsat-S-2766, dated February 13, 2002, between Intelsat Global Service Corporation and Lockheed Martin Commercial Space Systems and related service order (incorporated by reference to Exhibit 10.24 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.23	Transponder Purchase Agreement, dated September 12, 2000, between the International Telecommunications Satellite Organization and Telenor Satellite Services AS, as amended (incorporated by reference to Exhibit 10.25 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 1 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended March 31, 2003, File No. 000-50262, submitted on May 14, 2003).(1)
10.24	Contract No. Intelsat-2799, dated December 12, 2001, between Intelsat LLC and Sea Launch Limited Partnership, as amended (incorporated by reference to Exhibit 10.26 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.25	Amendment No. 2, dated September 9, 2003, to Contract No. Intelsat-2799, dated December 12, 2001, between Intelsat LLC and Sea Launch Limited Partnership*.(3)
10.26	Contract No. Intelsat-2835, dated January 10, 2002, between Intelsat LLC and Lockheed Martin Commercial Launch Services, Inc., as amended (incorporated by reference to Exhibit 10.27 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002, Exhibit 10.32 of Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002 and Exhibit 2 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003).(1)(2)
10.27	Contract No. INTEL-2399, dated September 26, 2000, between the International Telecommunications Satellite Organization and Arianespace, as amended (incorporated by reference to Exhibit 10.28 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.28	Contract No. INTEL-2400, dated February 2, 2000, between the International Telecommunications Satellite Organization and Astrium SAS, as amended (incorporated by reference to Exhibit 10.29 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 4.25 and 4.26 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2002, File No. 333-99189, filed on March 28, 2003).(1)
10.29	Contract No. INTEL-1700, dated March 18, 1997, between the International Telecommunications Satellite Organization and Space Systems/Loral, Inc., as amended (incorporated by reference to Exhibit 10.30 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 3 and 4 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003).(1)(2)
10.30	Share Purchase Agreement, dated as of August 21, 2002, between Teleglobe Inc. and Intelsat Global Sales & Marketing Ltd. (incorporated by reference to Exhibit 10.31 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.31	Subscription and Shareholders Agreement relating to Galaxy Satellite TV Holdings, Ltd., dated as of February 20, 2003, among Intelsat Hong Kong, LLC, TVB Satellite TV Holdings, Ltd. and Galaxy Satellite TV Holdings, Ltd. (incorporated by reference to Exhibit 4.31 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2002, File No. 333-99189, filed on March 28, 2003).(1)
10.32	Purchase Agreement, dated as of October 31, 2003, among Intelsat, Ltd., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp.*
10.33	Contract No. INTEL-2392, dated November 22, 1999, between the International Telecommunications Satellite Organization and CSIR, as amended (South Africa TTC&M).*(3)
11.1	Statement re: computation of per share earnings.*
12.1	Statement re: computation of ratio of earnings to fixed charges.*
21.1	List of subsidiaries.*
23.1	Consent of Conyers Dill & Pearman (included in Exhibits 5.2 and 8.1).
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1 and 8.2).
23.3	Consent of KPMG LLP.*

Exhibit
Number	Description

23.4	Consent of Grant Thornton LLP.*
23.5	Review report acknowledgement letter of Grant Thornton LLP.*
24.1	Powers of Attorney (included on pages II-7 and II-8).
25.1	Statement on Form T-1 of Eligibility of Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Notice of Guaranteed Delivery.*
99.3	Form of Letter to Registered Holders.*
99.4	Form of Letter to The Depository Trust Company Participants.*
99.5	Form of Letter to Clients.*
99.6	Form of Instruction to Registered Holder from Beneficial Owner.*

*	Filed herewith.

(1)	Portions of this exhibit have been omitted pursuant to an order of the Securities and Exchange Commission granting confidential treatment with respect thereto.

(2)	Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission on August 14, 2003.

(3)	Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission under separate cover on the date hereof.

      (b) Financial Statement Schedules

      Schedule II “Valuation and Qualifying Accounts” is filed herewith on page F-29.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed or throughout a continuous offering.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, United States of America, on November 21, 2003.

INTELSAT, LTD.

BY:	/s/ CONNY KULLMAN

CONNY KULLMAN
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Conny Kullman, Joseph Corbett and David Meltzer, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments, to sign an abbreviated Registration Statement filed pursuant to Rule 462(b) of the Securities Act and to file such Registration Statements and any and all amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CONNY KULLMAN Conny Kullman	Chief Executive Officer and Director (principal executive officer)	November 21, 2003

/s/ JOSEPH CORBETT Joseph Corbett	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	November 21, 2003

/s/ JOHN SPONYOE John Sponyoe	Director and Chairman	November 21, 2003

/s/ CARLOS ADAMO Carlos Adamo	Director	November 21, 2003

/s/ FABIOLA ARREDONDO Fabiola Arredondo	Director	November 21, 2003

/s/ WILLIAM BOARDMAN William Boardman	Director	November 21, 2003

/s/ BRIAN DAILEY Brian Dailey	Director	November 21, 2003

Signature	Title	Date

/s/ DIDIER DELEPINE Didier Delepine	Director	November 21, 2003

/s/ HERBERT FIUZA Herbert Fiuza	Director	November 21, 2003

/s/ HANS FJØSNE Hans Fjøsne	Director	November 21, 2003

/s/ GARY HOWARD Gary Howard	Director	November 21, 2003

/s/ BOON HWEE KOH Boon Hwee Koh	Director	November 21, 2003

/s/ CHEIKH-TIDIANE MBAYE Cheikh-Tidiane Mbaye	Director	November 21, 2003

/s/ KEN MILLER Ken Miller	Director	November 21, 2003

/s/ PHILIPPE-OLIVIER ROUSSEAU Philippe-Olivier Rousseau	Director	November 21, 2003

/s/ ROBIN TURNER Robin Turner	Director	November 21, 2003

/s/ CHRISTOPHER VONWILLER Christopher Vonwiller	Director	November 21, 2003

/s/ JOSEPH CORBETT Joseph Corbett	Authorized Representative in the United States	November 21, 2003

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Restructuring Agreement, dated as of July 17, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat U.K., Ltd., Intelsat Services Corporation, Intelsat Holdings LLC, Intelsat LLC and the Signatories named on Schedule I and the Investing Entities named on Schedule II (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
2.2	Asset Purchase Agreement, dated as of March 15, 2002, among COMSAT Corporation, COMSAT Digital Teleport, Inc. and Intelsat (Bermuda), Ltd., as amended (incorporated by reference to Exhibit 2.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 2.3 and 2.4 of Amendment No. 2 to the Registration Statement on Form F-4, File No. 333-99189, filed on December 11, 2002).(1)
2.3	Asset Purchase Agreement, dated as of July 15, 2003, by and among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc., as amended (incorporated by reference to Exhibit 1 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003 and Exhibits 1, 2 and 3 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended September 30, 2003, File No. 000-50262, submitted on October 29, 2003).
3.1	Certificate of Incorporation of Intelsat, Ltd. (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
3.2	Memorandum of Association of Intelsat, Ltd. (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
3.3	Bye-laws of Intelsat, Ltd. (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.1	Indenture, dated as of April 1, 2002, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.2	Officers’ Certificate dated November 7, 2003 relating to Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008 and its 6 1/2% Senior Notes due 2013, including the forms of Notes.*
4.3	Forms of Original 5 1/4% Senior Notes due 2008 (included in Exhibit 4.2).
4.4	Forms of Original 6 1/2% Senior Notes due 2013 (included in Exhibit 4.2).
4.5	Forms of 5 1/4% Senior Notes due 2008 (included in Exhibit 4.2).
4.6	Forms of 6 1/2% Senior Notes due 2013 (included in Exhibit 4.2).
4.7	Registration Rights Agreement, dated as of November 7, 2003, among Intelsat, Ltd., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp.*
4.8	Form of Exchange Agent Agreement between Intelsat, Ltd. and The Bank of New York, as Exchange Agent for the exchange offer relating to Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008 and its 6 1/2% Senior Notes due 2013.*
4.9	Officers’ Certificate dated April 15, 2002 relating to Intelsat, Ltd.’s 7 5/8% Senior Notes due 2012, including the forms of Note (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.10	Form of 7 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
4.11	Registration Rights Agreement, dated as of April 15, 2002, among Intelsat, Ltd., Lehman Brothers Inc., Salomon Smith Barney Inc. and the other parties named therein (incorporated by reference to Exhibit 4.5 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
5.1	Form of Opinion of Sullivan & Cromwell LLP as to the validity of the Senior Notes being registered.*
5.2	Form of Opinion of Conyers Dill & Pearman as to the validity of the Senior Notes being registered.*
8.1	Form of Opinion of Conyers Dill & Pearman as to certain Bermuda tax matters.*

Exhibit
Number	Description

8.2	Form of Opinion of Sullivan & Cromwell LLP as to certain U.S. tax matters.*
10.1	Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Deutsche Bank AG (formerly Bankers Trust Company), relating to 6.625% Notes due March 2004 and form of Note (incorporated by reference to Exhibit 10.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.2	Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.375% Notes due Oct. 2004 and form of Note (incorporated by reference to Exhibit 10.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.3	Fiscal Agency Agreement between the International Telecommunications Satellite Organization and Citibank, N.A. (formerly Morgan Guaranty Trust Company of New York), relating to 8.125% Notes due Feb. 2005 and form of Note (incorporated by reference to Exhibit 10.3 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.4	Purchase Agreement, dated April 10, 2002, among Intelsat, Ltd., Lehman Brothers Inc., Salomon Smith Barney, Inc. and the others parties named therein (incorporated by reference to Exhibit 10.4 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.5	Shareholders Agreement, dated as of July 18, 2001, among Intelsat, Ltd. and the Signatories named on Schedule I and the Investing Entities named on Schedule II (incorporated by reference to Exhibit 10.5 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.6	Registration Rights Agreement, dated as of July 18, 2001, among Intelsat, Ltd. and the parties named therein (incorporated by reference to Exhibit 10.6 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.7	Member Protection Rights Agreement, dated as of July 18, 2001, between Intelsat, Ltd. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 10.7 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.8	Trust Agreement I, dated as of July 18, 2001, among Intelsat, Ltd., The Bank of New York, as Trustee, and Pakistan Telecommunication Company Limited, as Beneficiary (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.9	Trust Agreement II, dated as of July 18, 2001, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.9 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.10	Novation Agreement, dated as of July 18, 2001, between Intelsat U.K., Ltd. and Lockheed Martin World Systems, including schedule of omitted contracts and differences with filed contract (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.11	Transfer Agreement, dated as of July 17, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat U.K., Ltd., Intelsat Services Corporation, Intelsat Holdings LLC and Intelsat LLC (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.12	$500,000,000 3-Year Credit Agreement, dated as of March 21, 2002, among Intelsat, Ltd., Various Banks and Citibank, N.A., as Agent (incorporated by reference to Exhibit 10.13 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.13	Assignment, Assumption and Amendment Agreement, dated as of July 18, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd. and Citibank, N.A. (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.14	Assignment, Assumption and Amendment Agreement, dated as of July 18, 2001, among the International Telecommunications Satellite Organization, Intelsat, Ltd. and Deutsche Bank AG (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

Exhibit
Number	Description

10.15	Headquarters Land Lease, dated as of February 28, 1985, between the International Telecommunications Satellite Organization and the U.S. Government, as amended (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.16	Contract No. INTEL-825, dated March 27, 1989, between the International Telecommunications Satellite Organization and Xantic (Perth TTC&M), as amended (incorporated by reference to Exhibit 10.19 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.17	Contract No. INTEL-823, dated November 18, 1988, between the International Telecommunications Satellite Organization and DeTeSat (Raisting TTC&M), as amended (incorporated by reference to Exhibit 10.20 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.18	Contract No. INTEL-822, dated December 2, 1988, between the International Telecommunications Satellite Organization and Telespazio S.p.A. (Fucino TTC&M), as amended (incorporated by reference to Exhibit 10.21 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 10.35 of Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002).(1)
10.19	Contract No. INTEL-824, dated February 13, 1989, between the International Telecommunications Satellite Organization and China National Instruments Import and Export Corporation, on behalf of the Beijing Telecommunications Administration (Beijing TTC&M), as amended (incorporated by reference to Exhibit 10.22 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 10.33 of Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002).(1)
10.20	Contract No. INTELSAT-2822, dated April 26, 2002, between Intelsat Global Service Corporation and KT Corporation (Korea TTC&M) (incorporated by reference to Exhibit 10.23 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.21	Amendment No. 1, dated November 10, 2003, to Contract No. INTELSAT-2822, dated April 26, 2002, between Intelsat Global Service Corporation and KT Corporation (Korea TTC&M).*(3)
10.22	Contract No. Intelsat-S-2766, dated February 13, 2002, between Intelsat Global Service Corporation and Lockheed Martin Commercial Space Systems and related service order (incorporated by reference to Exhibit 10.24 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.23	Transponder Purchase Agreement, dated September 12, 2000, between the International Telecommunications Satellite Organization and Telenor Satellite Services AS, as amended (incorporated by reference to Exhibit 10.25 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibit 1 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended March 31, 2003, File No. 000-50262, submitted on May 14, 2003).(1)
10.24	Contract No. Intelsat-2799, dated December 12, 2001, between Intelsat LLC and Sea Launch Limited Partnership, as amended (incorporated by reference to Exhibit 10.26 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)
10.25	Amendment No. 2, dated September 9, 2003, to Contract No. Intelsat-2799, dated December 12, 2001, between Intelsat LLC and Sea Launch Limited Partnership.*(3)
10.26	Contract No. Intelsat-2835, dated January 10, 2002, between Intelsat LLC and Lockheed Martin Commercial Launch Services, Inc., as amended (incorporated by reference to Exhibit 10.27 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002, Exhibit 10.32 of Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-99189, filed on October 15, 2002 and Exhibit 2 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003).(1)(2)
10.27	Contract No. INTEL-2399, dated September 26, 2000, between the International Telecommunications Satellite Organization and Arianespace, as amended (incorporated by reference to Exhibit 10.28 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).(1)

Exhibit
Number	Description

10.28	Contract No. INTEL-2400, dated February 2, 2000, between the International Telecommunications Satellite Organization and Astrium SAS, as amended (incorporated by reference to Exhibit 10.29 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 4.25 and 4.26 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2002, File No. 333-99189, filed on March 28, 2003).(1)
10.29	Contract No. INTEL-1700, dated March 18, 1997, between the International Telecommunications Satellite Organization and Space Systems/ Loral, Inc., as amended (incorporated by reference to Exhibit 10.30 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002 and Exhibits 3 and 4 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, submitted on August 14, 2003).(1)(2)
10.30	Share Purchase Agreement, dated as of August 21, 2002, between Teleglobe Inc. and Intelsat Global Sales & Marketing Ltd. (incorporated by reference to Exhibit 10.31 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).
10.31	Subscription and Shareholders Agreement relating to Galaxy Satellite TV Holdings, Ltd., dated as of February 20, 2003, among Intelsat Hong Kong, LLC, TVB Satellite TV Holdings, Ltd. and Galaxy Satellite TV Holdings, Ltd. (incorporated by reference to Exhibit 4.31 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2002, File No. 333-99189, filed on March 28, 2003).(1)
10.32	Purchase Agreement, dated as of October 31, 2003, among Intelsat, Ltd., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and BNP Paribas Securities Corp.*
10.33	Contract No. INTEL-2392, dated November 22, 1999, between the International Telecommunications Satellite Organization and CSIR, as amended (South Africa TTC&M).*(3)
11.1	Statement re: computation of per share earnings.*
12.1	Statement re: computation of ratio of earnings to fixed charges.*
21.1	List of subsidiaries.*
23.1	Consent of Conyers Dill & Pearman (included in Exhibits 5.2 and 8.1).
23.2	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1 and 8.2).
23.3	Consent of KPMG LLP.*
23.4	Consent of Grant Thornton LLP.*
23.5	Review report acknowledgement letter of Grant Thornton LLP.*
24.1	Powers of Attorney (included on pages II-7 and II-8).
25.1	Statement on Form T-1 of Eligibility of Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Notice of Guaranteed Delivery.*
99.3	Form of Letter to Registered Holders.*
99.4	Form of Letter to The Depository Trust Company Participants.*
99.5	Form of Letter to Clients.*
99.6	Form of Instruction to Registered Holder from Beneficial Owner.*

*	Filed herewith.

(1)	Portions of this exhibit have been omitted pursuant to an order of the Securities and Exchange Commission granting confidential treatment with respect thereto.

(2)	Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission on August 14, 2003.

(3)	Portions of this exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission under separate cover on the date hereof.